As filed with the Securities and Exchange Commission on February 9, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

US FOODS HOLDING CORP.

(Exact Name of Registrant as Specified in its Charter)

Delaware	5140	26-0347906
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

9399 W. Higgins Road, Suite 500

Rosemont, IL 60018

(847) 720-8000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Juliette W. Pryor, Esq.

Executive Vice President, General Counsel and Chief Compliance Officer

US Foods Holding Corp.

9399 W. Higgins Road, Suite 500

Rosemont, IL 60018

(847) 720-8000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Kevin T. Collins, Esq. William L. Tolbert, Jr., Esq. Jason M. Casella, Esq. Jenner & Block LLP 919 Third Avenue New York, NY 10022 Telephone: (212) 891-1600	Steven J. Slutzky, Esq. Debevoise & Plimpton LLP 919 Third Avenue New York, NY 10022 Telephone: (212) 909-6000	Joseph H. Kaufman, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, NY 10017 Telephone: (212) 455-2000

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Proposed Maximum Aggregate Offering Price(1)(2)	Amount of Registration Fee
Common Stock, par value $0.01 per share	$100,000,000	$10,070

(1)	Estimated solely for the purpose of determining the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933.
(2)	Includes shares of common stock that the underwriters have the option to purchase. See “Underwriting.”

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated February 9, 2016.

PRELIMINARY PROSPECTUS

            Shares

US FOODS HOLDING CORP.

Common Stock

This is an initial public offering of shares of common stock of US Foods Holding Corp. We are offering             shares of our common stock.

Prior to this offering, there has been no public market for our common stock. It is currently estimated that the initial public offering price per share will be between $         and $         . We intend to list our common stock on The New York Stock Exchange (the “NYSE”) under the symbol “USFD.”

After the completion of this offering, affiliates of Clayton, Dubilier & Rice, LLC and Kohlberg Kravis Roberts & Co. L.P., acting as a group, will continue to own a majority of the voting power of all outstanding shares of our common stock. As a result, we will be a “controlled company” pursuant to the corporate governance standards of the NYSE. See “Principal Stockholders.”

To the extent the underwriters sell more than             shares of common stock, the underwriters have the option to purchase up to an additional             shares from us at the initial public offering price less the underwriting discount within 30 days of the date of this prospectus.

Investing in our common stock involves risk. See the section titled “Risk Factors” beginning on page 21 to read about factors you should consider before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds, before expenses, to us	$	$

(1)	See “Underwriting” for additional information regarding underwriting compensation.

Delivery of the shares of common stock against payment is expected to be made on or about                     , 2016.

Prospectus dated                     , 2016

You should rely only on the information contained in this prospectus or contained in any free writing prospectus prepared by or on behalf of us. Neither we nor the underwriters have authorized anyone to provide you with information different from, or in addition to, that contained in this prospectus or any related free writing prospectus. This prospectus is an offer to sell only the shares offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Through and including                     , 2016 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

Unless otherwise indicated or the context otherwise requires, financial data in this prospectus reflects the consolidated business and operations of US Foods Holding Corp. and its consolidated subsidiaries.

i

MARKET AND INDUSTRY DATA

Market data, industry statistics, and forecasts used throughout this prospectus, other than those provided by third party experts, are based on the good faith estimates of management, which in turn are based upon management’s reviews of independent industry publications, reports by market research firms, and other independent and publicly available sources. Unless we indicate otherwise, market data and industry statistics used throughout this prospectus are for the fiscal year ended December 27, 2014. All references to our industry share refer to our net sales as compared to aggregate revenues for the U.S. foodservice distribution industry.

Although we are not aware of any misstatements regarding the industry data that we present in this prospectus, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under “Risk Factors,” “Forward-Looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus.

TRADEMARKS, SERVICE MARKS AND TRADE NAMES

This prospectus contains some of our trademarks, trade names, and service marks, including US Foods, Keeping Kitchens Cooking, Cattleman’s Selection, Cross Valley Farms, Chef’s Line, Chef’Store, del Pasado, Devonshire, Food Fanatics, Glenview Farms, Harbor Banks, Harvest Value, Hilltop Hearth, Metro Deli, Molly’s Kitchen, Monarch, Monogram, Optimax Pacific Jade, Patuxent Farms, Rykoff Sexton, Rituals, Roseli, Stock Yards, Thirster and Valu+Plus. Each one of these trademarks, trade names, or service marks is either (i) our registered trademark, (ii) a trademark for which we have a pending application, (iii) a trade name or service mark for which we claim common law rights, or (iv) a registered trademark or application for registration which we have been authorized by a third party to use.

Solely for convenience, the trademarks, service marks, and trade names referred to in this prospectus are without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks, and trade names. This prospectus contains additional trademarks, service marks, and trade names of others, which are the property of their respective owners. All trademarks, service marks, and trade names appearing in this prospectus are, to our knowledge, the property of their respective owners.

BASIS OF PRESENTATION

As used in this prospectus, unless otherwise noted or the context otherwise requires, references to: (i) the “Company,” “US Foods,” “we,” “our,” or “us” refer to US Foods Holding Corp. and its consolidated subsidiaries; (ii) “USF Holding” refer to US Foods Holding Corp. exclusive of its subsidiaries; (iii) “USF” refer to US Foods, Inc., the operating company, and its subsidiaries; (iv) “CD&R” refer to Clayton, Dubilier & Rice, LLC; (v) “KKR” refer to Kohlberg Kravis Roberts & Co. L.P. and its affiliates; (vi) the “Sponsors” refer to investment funds associated with CD&R and KKR; (vii) the “underwriters” refer to the firms listed on the cover page of this prospectus; (viii) the “Acquisition Agreement” refer to the agreement we entered into in December 2013 to merge with Sysco Corporation; (ix) the “Acquisition” refer to the proposed merger with Sysco Corporation; (x) the “ABL Facility” refer to the amended and restated asset-based senior secured revolving loan facility, dated as of October 20, 2015; (xi) the “2012 ABS Facility” refer to the accounts receivable financing facility dated as of August 27, 2012, as amended by Amendment No. 1, dated as of August 8, 2014, Amendment No. 2, dated as of April 30, 2015 and Amendment No. 3, dated as of October 19, 2015; (xii) the “CMBS Fixed Facility” refer to the CMBS fixed rate loan dated as of July 3, 2007; (xiii) the “Amended 2011 Term Loan” refer to the senior secured term loan, dated as of May 11, 2011; and (xiv) “Senior Notes” refer to the 8.5% unsecured senior notes due 2019.

References to “fiscal 2014” are to the 52-week period ended December 27, 2014, references to “fiscal 2013” are to the 52-week period ended December 28, 2013, references to “fiscal 2012” are to the 52-week period ended December 29, 2012, references to “fiscal 2011” are to the 52-week period ended December 31, 2011, and references to “fiscal 2010” are to the 52-week period ended January 1, 2011.

ii

SUMMARY

This summary highlights information contained in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire prospectus, including our consolidated financial statements and related notes, and the information in the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our Company

We are among America’s great food companies and one of only two foodservice distributors with a national footprint in the United States. With net sales of $23 billion in the twelve months ended September 26, 2015, we are the second largest foodservice distributor in the United States with a 2014 market share of approximately 9%. The U.S. foodservice distribution industry is large, fragmented and growing, with total industry sales of $268 billion in 2015.

Our mission is to be First In Food. We strive to inspire and empower chefs and foodservice operators to bring great food experiences to consumers. This mission is supported by our strategy of Great Food. Made Easy. It centers on providing a broad and innovative offering of high-quality products to our customers, as well as a comprehensive suite of industry-leading e-commerce, technology, and business solutions. Our scale gives us the ability to serve customers nationwide with a highly efficient distribution network and centralized business processes. As we say on our trucks, we are Keeping Kitchens Cooking across America.

We supply over 250,000 customer locations nationwide. They include independently owned single and multi-unit restaurants, regional restaurant concepts, national restaurant chains, hospitals, nursing homes, hotels and motels, country clubs, government and military organizations, colleges and universities, and retail locations. We provide over 400,000 fresh, frozen, and dry food stock-keeping units (“SKUs”), as well as non-food items, sourced from over 5,000 suppliers. Our more than 4,000 sales associates manage customer relationships at local, regional, and national levels. They are supported by sophisticated marketing and category management capabilities, as well as a sales support team that includes world-class chefs and restaurant operations consultants. Our extensive network of 61 distribution facilities and a fleet of approximately 6,000 trucks provide an efficient operating model, allowing us to offer high levels of customer service. This operating model allows us to leverage our nationwide scale and footprint while executing locally.

Built through organic growth and acquisitions, we trace our roots back over 150 years to a number of heritage companies with rich legacies in food innovation and customer service. These include Monarch Foods (established in 1853), Sexton (1883), PYA (1903), Rykoff (1911) and Kraft Foodservice (1976). In 2007, the Sponsors acquired US Foodservice from Royal Ahold N.V. In November 2011, we rebranded from “US Foodservice” to “US Foods.” This change reflected an important shift in our strategy: to differentiate our company through an innovative food offering and an easy customer service experience.

In December 2013, we entered into an agreement to merge with Sysco Corporation. Following the failure to obtain regulatory approvals, the Acquisition Agreement was subsequently terminated on June 26, 2015. This 18-month period was challenging for our business. Sales growth slowed as many potential new customers were hesitant to switch their business to us during this period of uncertainty. During this time, we remained focused on our strategy by bringing innovative products to market, expanding our portfolio of business solutions for our customers and driving advancements in technology. As it became apparent that obtaining regulatory approval would be more challenging than expected, we began to see a recovery of sales momentum, particularly with our independent restaurant customers. Following the termination of the Acquisition Agreement, this momentum has continued to build.

Since our 2007 acquisition by CD&R and KKR, we have made significant changes to our business and demonstrated resilient financial performance. During the economic downturn between fiscal 2007 and fiscal 2011, we made a number of far-reaching structural changes to our operating model. These included standardizing and centralizing certain business processes and moving to a common technology infrastructure. Despite the challenging market, net sales expanded at a 0.8% compounded annual growth rate (“CAGR”) during this four year period. After rebranding as US Foods in 2011, we unveiled a new strategy focused on establishing a leadership position in our industry centered on a superior and innovative food offering and easy customer service experience. To build industry-leading capabilities, we made large investments in merchandising, marketing, e-commerce and our selling organization. As a result of these investments, between fiscal 2011 and fiscal 2013, our net sales increased at a CAGR of 4.7%. From fiscal 2013 to the twelve months ended September 26, 2015, our net sales growth slowed to a CAGR of 1.7%, reflecting the short-term negative effects of the impending and ultimately terminated Acquisition.

Annual Net Sales ($ in millions)

For the twelve months ended September 26, 2015, we generated $23 billion in net sales, $860 million in Adjusted EBITDA, and $250 million in operating income. With our plan firmly in place, the Acquisition uncertainty behind us, and our capabilities expanded through initiatives and investment, we believe we are in a strong position to successfully execute our strategy.

Our Industry

The U.S. foodservice distribution industry is large and fragmented, with a long history of growth. It continues to benefit from increases in consumer spending on food-away-from-home. This spending has risen steadily from 29% of total food expenditures in 1975 to 43% in 2015, according to the U.S. Bureau of Economic Analysis (“BEA”), and it currently accounts for $707 billion in the food-away-from-home market, according to Technomic. For 33 consecutive months, the National Restaurant Association’s Restaurant Performance Index (“RPI”)1 has indicated that restaurant operators expect the industry to continue to expand. We believe that favorable trends in employment, disposable income and consumer sentiment also support continued growth in food-away-from-home spending. The U.S. foodservice distribution industry grew at an average real CAGR of 1.3% between 2010 and 2015 and is projected to grow at a real CAGR of 2.4% from 2015 to 2020, adding $34 billion to total annual foodservice distribution industry sales, according to Technomic.

Share of Food Expenditures By Type	U.S. Foodservice Distribution Industry Sales ($ billions)
Source: BEA (2015)	Source: Technomic (February 2016)

The U.S. foodservice distribution industry is highly fragmented with over 15,000 local and regional competitors. Foodservice distributors typically fall into three categories representing differences in customer focus, product offering, and supply chain:

•	Broadline distributors who offer a “broad line” of products and services

•	System distributors who carry products specified for large chains

•	Specialized distributors focused on specific product categories or customer types (e.g., meat or produce)

A number of adjacent competitors also serve the U.S. foodservice distribution industry, including cash-and- carry retailers, commercial wholesale outlets and warehouse clubs, commercial website outlets, and grocery stores.

[1]	RPI is a statistical barometer that measures the overall health of the U.S. restaurant industry. This monthly composite index is based on restaurant operator responses to a variety of indicators, including sales, traffic, labor and capital expenditures.

There is a high degree of customer overlap, particularly across the broadline, specialized and cash-and-carry categories, as many customers purchase from multiple distributors concurrently. Given our mix of products and services, we classify ourselves as a broadline distributor.

U.S. Broadline Sales of Top 10 Foodservice Distributors

Source: Technomic estimate, subject to revision by Technomic

The U.S. foodservice distribution industry is comprised of different customer types of varying sizes, growth profiles and product and service requirements:

•	Independent restaurants/small chains and regional chains. U.S. foodservice distribution sales to independent restaurants and small chains were estimated to be $64 billion in 2015 and are projected to grow at a real CAGR of 3.2% over the next five years. Regional chains were projected to represent $15 billion in foodservice distribution sales in 2015 and are projected to grow at a 1.2% real CAGR over the next five years. Independent restaurants and small chains typically differentiate themselves in the market on the dining experience they provide to consumers and on the quality and diversity of their menu. They value business solutions that help them attract diners, improve the effectiveness of their menu offering and drive efficiency in their operations. We believe there are significant opportunities to provide additional solutions to these customers that would be otherwise difficult for them to access, given their more limited size and resources.

•	Healthcare customers. Healthcare customers were estimated to comprise $13 billion in foodservice distribution sales in 2015 and are projected to grow at a 3.5% real CAGR over the next five years. These customers generally fall into either acute care (e.g., hospital systems) or senior living (e.g., nursing homes and long-term care facilities). Healthcare customers have complex foodservice needs given their scale, need for menu diversity and logistics considerations. Food is also not as central to their overall business as it is for a restaurant, but it is a key contributor to patient satisfaction. As a result, some healthcare providers utilize third-party contract management companies to operate their foodservice facilities. Many use group purchasing organizations (“GPOs”) as intermediaries in order to gain procurement scale. In our experience, healthcare customers purchasing directly, through GPOs or through contract foodservice operators value strong relationships with their foodservice partners, particularly those that bring national scale, a broad product offering and strong transactional and logistics capabilities.

•

Hospitality customers. This customer type was estimated to represent $18 billion in foodservice distribution sales in 2015 and is projected to grow at a 3.5% real CAGR over the next five years. They are a diverse group, ranging from large hotel chains and conference centers to local banquet halls, country clubs, casinos and entertainment and sports complexes. Food is a key contributor to guest satisfaction for these customers, and they value solutions related to menu planning and efficiency improvements in their kitchens and restaurants. With complex foodservice needs, hospitality customers value streamlined purchasing processes and expect high service levels in fulfilling their orders. Hospitality customers also use GPOs as intermediaries in order to gain procurement scale.

•	National restaurant chains. The top 100 national restaurant chains were estimated to generate $75 billion in U.S. foodservice distribution industry purchases in 2015. They are projected to grow at a 1.7% real CAGR over the next five years. These customers tend to in-source most activities except distribution, where they often rely on system distributors primarily for freight and logistics.

We believe that a broad array of value-added solutions offered by foodservice distributors makes customers more effective and efficient and can help foodservice distributors profitably grow their businesses. These services require distributors to invest in their capabilities, resulting in a higher cost-to-serve. When customers benefit from product and service solutions, they purchase a more attractive and profitable mix of items and tend to have stronger commercial relationships and loyalty.

We believe that the customer types that we target (as highlighted on the following chart) have greater growth prospects and/or benefit from value-added solutions to a greater extent than other customer types. This highlighted group is projected to grow at a combined real CAGR of 3.0% compared to the overall industry CAGR of 2.4% over the next five years, according to Technomic.

Customer Types in Foodservice Distribution

Source for expected growth and market size in the above text and chart: Technomic (February 2016). US Foods utilizes Technomic definitions of Restaurant and Bars as proxies for specific customer types: “Small Chains & Independents” as Independent Restaurants, “101-500 Chains” as Regional Chains and “Top 100 Chains” as National Restaurant Chains. The Company’s “All Other” category is the “Military, Corrections and All Other” Technomic definition.

There are several important dynamics affecting the industry.

•	Evolving consumer tastes and preferences. Consumers demand healthy and authentic food alternatives with fewer artificial ingredients, and they value locally harvested and sustainably manufactured products. In addition, many ethnic food offerings are becoming more mainstream as consumers show a greater willingness to try new flavors and cuisines. Changes in consumer preferences create opportunities for new and innovative products and for unique food-away-from-home destinations. This, in turn, is expected to create growth, margin expansion and better customer retention opportunities for those distributors with the flexibility to balance national scale and local preferences.

•	Generational shifts with millennials and baby boomers. Given their purchasing power, millennials and baby boomers will continue to significantly influence food consumption and the food-away-from-home market. According to a 2014 U.S. Census Bureau survey, there are 83 million individuals between the ages of 13 and 33 in the United States. That makes these millennials the largest demographic cohort. They are key to driving growth in the broader U.S. food industry as their disposable income increases. Baby boomers continue to shape the industry as they remain in the workplace longer, prolonging their contribution to food-away-from-home expenditures.

•	Growing importance of e-commerce. We see significant future growth in e-commerce and in the adoption of mobile technology solutions by foodservice operators. E-commerce solutions increase customer retention. They also deepen the relationship between foodservice distributors and customers, creating new insights and services that can make both more efficient. We think deeper, technology-enabled relationships with customers will accelerate the adoption of new products and increase customer loyalty. As a result, distributors that have invested in creating these capabilities will have a competitive edge. We believe this trend will accelerate, as millennials become key influencers and decision-makers within the industry, particularly at the customer level.

We believe that we have the scale, foresight and agility required to proactively address these trends and, in turn, benefit from higher growth, greater customer retention and improved profitability.

Our Business Strategy

While we serve all customer types, our strategy focuses on independent and regional chains, and healthcare and hospitality customers. These customers generated approximately 66% of our net sales in fiscal 2014. Their expected growth, mix of product and category purchases, adoption of value-added solutions and other factors make them attractive to us strategically and financially.

Our mission to be First in Food is brought to life by our strategy of Great Food. Made Easy. We offer innovative products and services that help chefs and operators succeed. Our e-commerce tools and mobile solutions make it easier for customers to do business with us. We execute on these elements of our strategy while delivering on the fundamental requirements that are important to all of our customers. This strategy is supported by a series of capabilities and initiatives depicted in the following pyramid.

Great Food. Made Easy. Strategic Priorities and Supporting Initiatives

•	“Great Food.” Food leadership means meeting the needs of a diverse and growing customer base and providing a broad product portfolio. This offering includes items from leading manufacturers under their own brands and from our private brands. Our unique product innovation capabilities keep us at the forefront of emerging food trends. We work with suppliers to bring new items and concepts to market that are relevant and in line with consumer preferences. Locally harvested and sustainable products are a recent example. The Great Food element of our strategy, while relevant for all customers, is especially important to our core independent and regional restaurant customers. They particularly value food quality, menu diversity and insights into emerging trends in consumer preferences.

•	“Made Easy.” An easy customer experience means providing the broadest and most relevant e-commerce and business support tools in the U.S. foodservice distribution industry. We combine a consultative selling approach with data-driven customer insights, and industry leading e-commerce technology. Our mobile and e-commerce capabilities allow customers to easily place orders, track shipments, quickly and efficiently view product information, and verify orders at delivery for invoice accuracy. Our knowledge of consumer trends and innovative food offerings, coupled with a deep understanding of our customers’ operations, allows us to bring opportunities for growth and efficiency to our customers. These efficiencies include menu planning solutions and labor-saving products. We are also expanding our capabilities with analytical tools that yield additional insights from our transactional and operational data. These tools are particularly valued by independent and regional restaurants as well as our healthcare and hospitality customers, who seek easier ways to transact.

•	Flawless Fundamentals. We strive to be flawless when we interact with our customers every day. They value product quality, food safety, product price, and variety, as well as dependable and accurate transactions and delivery. We believe that we outperform most of our competitors in many of these areas, as evidenced by the results of customer surveys. We understand the importance of flawless execution across all touch-points from ordering to delivery to billing. Our people continuously seek to improve this experience, which we believe will further strengthen our customer relationships and widen the performance gap between us and our competitors.

•	Foundational Excellence. We focus on people, processes, infrastructure, and insights from analytics. This begins with a commitment to our approximately 25,000 employees: developing their talents and maintaining a strong and vibrant culture. We have significant scale in our operating network, coupled with leading supply chain management capabilities and standardized business processes. This includes a common technology infrastructure supporting transactional, operating, and financial activities, which results in a streamlined organizational model that supports local leadership with centralized capabilities.

Research using the Net Promoter Score methodology2 (“NPS”) indicates that our strategy resonates with customers. Results show that we have higher NPS scores than our primary competitors. In addition, we measure our performance relative to competitors on a variety of dimensions that are important to customers in our industry. Here, we also outperform our competition on most attributes. Our outperformance on the attributes that are central to our strategy, such as product innovation, being easy to do business with, and easy online ordering, allow us to win with our key target customer types.

Net Promoter Score Trends vs. Competitors	2015 Customer Satisfaction Scores Across Key Attributes

Source: Datassential	Source: Datassential

[2]	The Net Promoter Score methodology is calculated using responses to a single question, on a 0-10 scale: How likely is it that you would recommend US Foods to a friend or colleague?

Respondents are grouped as follows:

Promoters (score 9-10) are loyal enthusiasts who will keep buying and referring others, fueling growth.

Passives (score 7-8) are satisfied but unenthusiastic customers who are vulnerable to competitive offerings.

Detractors (score 0-6) are unhappy customers who can damage the brand and impede growth through negative word-of-mouth.

The Net Promoter Score is calculated by subtracting the percentage of Detractors from the percentage of Promoters. The Net Promoter Score can range from a low of -100 (if every customer is a Detractor) to a high of 100 (if every customer is a Promoter).

We believe our strategy has enabled us to grow with target customers. From our 2011 rebranding through September 26, 2015, we have increased the volume of business, as measured by cases shipped, with our independent and regional restaurants and our healthcare and hospitality customers at a combined CAGR of 1.8%. Our volume growth with independent restaurant customers has also seen a recovery in recent quarters to levels consistent with what we had experienced prior to the announcement of the Acquisition.

Year Over Year Growth in Cases Shipped to Independent Restaurants
Source: Company results and calculations.

What Makes Us Different

We are one of two national players in a large, resilient and fragmented industry. We believe a number of factors differentiate us from competitors in the eyes of customers: our innovative product offering, leading e-commerce platform, superior customer selling approach, functionalized operating model, and experienced management team.

Innovative products. We believe we provide one of the most innovative food offerings in the industry. Since 2011, we have launched over 330 new products (out of an estimated 2,000 items evaluated) that have generated approximately $900 million in cumulative net sales. Our dedicated product development and innovation team includes food scientists, chefs, and packaging engineers. They search the world for new and forward thinking food concepts and work collaboratively with leading suppliers and co-packers to develop products based on these insights.

For example, our Chef’s Line Pat LaFrieda Angus Beef Burger is a custom beef patty developed exclusively for our customers by renowned New York butcher Pat LaFrieda. It features Angus short rib and chuck prepared with LaFrieda’s proprietary chopped technology versus a traditional grind. Our Chef’s Line All Natural Ready-to-Cook Turkey Roast is an all-natural turkey breast developed with Butterball and DuPont Film. It is wrapped in film rather than traditional foil, which reduces cook time, eliminates cross-contamination and enhances taste, texture, and appearance. Our Monarch Mirepoix Blend is a blend of onions, carrots, and celery that comes peeled and chopped, which can save up to two hours of back-of-the-house labor per case while reducing waste.

Our company has been certified by the Marine Stewardship Council Chain of Custody across all of our distribution centers, demonstrating our commitment to sourcing from certified sustainable fisheries. We plan to launch a line of over 250 sustainable products in 2016. We also are in the process of removing artificial ingredients from our premium private brands by substituting all natural alternatives for what we call the “US Foods Unpronounceables List.”

We launch products nationally under proprietary marketing campaigns called The Scoop. Each Scoop launch features 20 to 30 new US Foods products. The campaign, occurring several times a year, is coordinated with local sales teams across the country. Their efforts are supported by a variety of marketing tools ranging from print and digital promotions, food shows and customer tasting events, and social media. Prior to each

Scoop launch, sales associates receive rigorous training on each new item. We use proprietary analytic tools to identify high-potential target customers and direct our selling efforts accordingly. Approximately 40% of our customers purchase Scoop items when offered at a new Scoop launch. Additionally, Scoop customers have 15% higher case growth and up to 7% higher retention rates than non-Scoop customers, resulting in higher sales and profits.

Broad product offering, including a leading private brand program. To address the needs of our target customers, we provide a wide product assortment of over 400,000 fresh, frozen, and dry food SKUs and non-food items sourced from over 5,000 suppliers. We believe we have industry-leading category management capabilities that capitalize on our procurement scale while allowing for local customization.

Our leading private brand program includes an extensive and growing assortment of over 14,000 products across over 20 brands. These contributed over $7 billion in net sales in fiscal 2014. Since 2013, our private brand offering has grown by almost 1,200 products. We believe the depth and quality of our tiered private brand offering gives us an advantage. Many of our competitors use private brands primarily as a lower price point option for their customers. We offer private brand products that extend across a broad spectrum of “good, better, best” tiers based on price and quality.

The “best” tier offers products not often provided by our competitors. For example, our Metro Deli line was the first comprehensive private brand line of deli products offered by a broadline distributor. It has displaced a leading national brand at many locations due to its quality, value, and all-natural attributes. Our Chef’s Line brand is based on the premise of “making food as good as your own if you had the time.” These products are pre-made using high-caliber ingredients to create labor savings and reduce waste without sacrificing quality. Our Rykoff Sexton brand is built on a 130-year legacy of providing uncompromised quality ingredients. The “better” tier offers products that are equal or superior to the quality of comparable manufacturer brands. The “good” tier, our value brands, offers a variety of lower cost products for customers who demand consistent quality and lower price points.

Our private brand products typically have higher gross margins compared to similar manufacturer-branded offerings. They are priced competitively with comparable manufacturer brands, where available, which we believe drives preference and loyalty with customers.

Leading e-commerce and mobile technology solutions. We believe we were the first in our industry to offer e-commerce and mobile technology solutions to customers. These solutions allow customers to more easily place orders, track shipments, analyze food costs, analyze trends based upon transactional history over time, manage inventory, make payments, and quickly view product information. They also enable our sales associates to spend more quality time with customers, focusing on consultative selling and presenting value-adding services rather than doing order entry. In our surveys and benchmarking studies, customers continue to rate our functionality and ease of use as better than competitors. Customer adoption of our e-commerce platform continues to grow, as illustrated in the following charts.

US Foods E-Commerce as a % of Total Net Sales	US Foods E-Commerce as a % of Independent Restaurant Sales

Source: Company	Source: Company

In the twelve months ended September 26, 2015, $15 billion in net sales was generated through e-commerce platforms, representing over 66% of our total net sales. Our mobile application has been downloaded over 160,000 times since its launch in 2013. We continuously extend its functions and features and, in its current form, it has over 100 functions ranging from day-to-day transactions to product research to recommendations and promotions. We believe our sales from e-commerce orders are the highest in the industry, and they rank in the top 10 for all business-to-business companies, according to 2016 B2B E-Commerce 300. This high level of penetration reflects the importance of e-commerce to our customers.

E-commerce adoption has significant benefits for customers and drives incremental growth and profit for us. For example, our independent restaurant customers who use e-commerce to place orders have up to 7% higher retention rates, 5% higher purchase volumes and an approximately 600 bps higher NPS score than those that do not. When customers place their own orders using e-commerce tools, this significantly improves sales force productivity, allowing our sales associates to focus on growing the business versus “taking orders.”

Many e-commerce customers are engaged in social media, providing additional channels for us to build strong and enduring relationships with them. We have more Twitter followers and 3.5-times more Facebook likes than our five largest competitors combined.

Superior team-based selling approach. Over the last several years our sales associates have made significantly more sales per associate, which we believe exemplifies our efficient and effective selling approach. This is supported by a team approach to customers, proprietary tools that help our sales force better understand their customers, and a set of business solutions that help operators compete.

•	Robust front-line selling capabilities driving local “touch” with customers. Our selling organization has over 4,000 sales associates engaged in a team-based selling approach. Our selling teams are supported on the street by chefs, restaurant operations consultants and product specialists, and customer service representatives in a seamless and team-based manner. Together this team provides cohesive support including menu planning, recipe ideas, product selection, and pricing strategies. We believe this approach is unique in our industry. At many competitors, sales associates view themselves as independent sales representatives managing their own book of business. Our sales associates, in contrast, represent the entire US Foods brand, giving them a local touch while bringing the expertise of our entire organization to each customer opportunity. We believe this concerted effort results in higher share of wallet and better customer retention.

•	Data-driven insights and predictive analytics to guide the selling team. We have proprietary analytical capabilities, which we call “CookBook.” This enables us to apply predictive analytics to customer data to generate actionable insights for our selling organization. These insights inform and optimize day-to-day activities such as pricing, sales planning and cross-selling offers. The effectiveness and productivity gains from these tools allow our sales associates to deepen customer relationships and explore new opportunities for mutual growth. We also leverage this capability for market insights relevant to our suppliers. One example of how we use this capability is that our sales associates receive an alert if a customer is at risk of deviating from historical purchasing patterns, allowing the sales associate to quickly address the situation. Our predictive analytical capabilities also extend to the way we make targeted offers to our customers. Our “My Kitchen” marketing campaigns, which occur several times a year, are an example of how analytic insights can drive a unique value proposition for customers. My Kitchen enables “one-to-one” promotions for selected customers. We use predictive analytics to provide tailored offers and product recommendations that are likely to be important to customers. Every customer sees its name printed on high quality marketing material and a set of offers that are unique and tailored to them. These promotions are highly relevant and impactful for our customers, and they drive a greater share of purchases, new product adoption and profitable growth for us.

•	Solutions that help customers operate more profitably. Our “Menu Profit Pro” application takes purchase data across the entire supplier base of a given customer and matches this data with actual sales data to allow a customer to better understand the relative profitability of different items on their menu. In addition, our customers also have access to a variety of transactional data that allows them to better understand their operations for improved forecasting, inventory management and productivity.

•	Grass roots, value-added marketing through “Food Fanatics.” Launched in 2012, “Food Fanatics” is a marketing program that combines local events with national media. We have a team of 42 in-house culinary experts around the country, known as our “Food Fanatics Chefs.” They are imbedded in local markets and provide advice to our customers and our sales associates. We host “Food Fanatics Live” events in local markets across the country. These events bring customers, vendors and sales associates together to discuss food and technology trends of interest to customers in a local market. In fiscal 2015, we held fourteen shows in fourteen cities with approximately 1,600 attendees at each “Food Fanatics Live” event. Local efforts are supported by our award-winning “Food Fanatics” Magazine, which is distributed to existing and potential customers. This magazine, which is free and primarily funded through advertising, includes third-party content on food trends, food people and ideas to increase profitability for our customers.

Functionalized operating model and business culture. We operate as one business with standardized business processes, shared systems infrastructure and an organizational model that optimizes national scale with local execution, which we believe is a key differentiator from our competition. We have centralized activities where scale matters and our local field structure focuses on customer facing activities. For example, our product innovation and research and development efforts, brand marketing, e-commerce initiatives, national vendor negotiations and other aspects of our supply chain are managed centrally, and we have shared services and a common information technology platform across our entire organization. However, activities that are closer to the customer such as pricing to local customers, product replenishment and local business development efforts are managed locally with support provided by regional leaders and our corporate office organized by function.

Taken as a whole, our functionalized model balances the advantages of scale and flexibility, resulting in a more responsive and lower cost operating model, with a faster time-to-market on any innovation or initiative. This model also has enabled us to achieve a much greater consistency in our offering and execution, which is important to both regional and national customers.

In 2016, we are further leveraging this model by moving to a multi-site approach to management, consolidating local back-office support functions from 61 distribution centers into 26 area hubs with broader geographic scope. In addition to generating significant cost savings, we believe this initiative will enable better network and route optimization, and more efficient integration of acquisitions.

One of only two national broadline players in a highly fragmented industry with resilient growth. We are the second-largest distributor, as measured by sales, in the $268 billion U.S. foodservice distribution industry. This makes us about three times the size of the average regional competitor. The industry is highly fragmented with an estimated 77% of industry sales represented by local and regional distributors that lack a national distribution footprint. In contrast, our national footprint enables us to serve large regional or multi-regional customers who want a more seamless experience across their own geographies. In addition, our scale provides several advantages versus regional or local distributors. We achieve volume savings from purchases on everything from cost-of-goods to fleet and fuel. We are able to achieve greater efficiencies of scale for our basic centralized administrative support functions, such as accounting, payroll and tax, resulting in a lower unit cost for these services. We also have greater flexibility to invest in initiatives requiring significant capital and talent, such as product development, e-commerce, marketing and other areas that support our Great Food. Made Easy. strategy.

An experienced and invested management team. Our leadership team has extensive experience and proven success in the foodservice industry. The eleven members of our leadership team have over 110 years of combined expertise in the foodservice industry, which we believe has been an important factor in our past successes. In addition to foodservice, these executives bring deep experience from related industries, including retail, manufacturing and other types of distribution. Our management and field leadership team, including our regional and area presidents, has invested personal funds in our equity. Substantially all of management’s incentive compensation is tied to achieving growth and profitability targets.

Our Growth Strategy

Our growth strategy gives us an opportunity to outpace the projected growth of the U.S. foodservice distribution industry. We intend to do so by increasing our revenue with our target customers, continuing to drive greater cost savings and efficiencies and making opportunistic acquisitions as described below:

Grow our revenue and gross profit with our target customers. We are taking the following actions to further expand our net sales and profitability:

•	Increase our share with new and existing customers. We anticipate growing our share with independent and regional restaurant, hospitality and healthcare customers by providing the most compelling combination of products, services and analytical tools coupled with the ease of online transactions. Our internal studies show customers increasingly prefer our innovation, product offering and convenient mobile and e-commerce solutions. We have also seen significantly lower rates of customer churn for those using our innovative products and online platforms.

•	Grow our share in center-of-plate and produce. Center-of-plate proteins and produce categories account for a significant portion of total industry sales. These categories are often provided by a number of specialty distributors that have deep category knowledge but lack scale. Our objective is to be our customer’s “first choice” in these categories. We expect this will drive additional revenue and gross profit from current customers, as they shift business from specialty distributors to US Foods. We have seen higher growth in markets where we are using this strategy, which includes industry-leading training for our sales force. We are strengthening our offering by expanding our Stock Yards manufacturing footprint. Stock Yards provides high-quality meat and seafood, custom cut and packaged to a customer’s specifications.

•	Expand our private brand program. We are committed to supporting our private brands, which offer a differentiated positioning and product selection, better price points, and higher gross margins than manufacturer-branded products. We intend to continue leveraging our scale to further reduce the cost of goods for our private brand offerings and enhance incentives for our sales force to drive private brand growth. We believe these efforts will increase profitability and customer loyalty.

Continue to reduce our operating expenses. We are taking the following actions to further increase our productivity:

•	Optimize our network and increase distribution productivity. We expect to drive productivity savings through a combination of network consolidation, continuous improvement, and better alignment of compensation and productivity. For example, in 2015 we announced the potential closure of our Baltimore distribution center, and we closed our Lakeland, Florida distribution center as part of a program to improve the effectiveness and efficiency of our distribution network. We also opened two highly efficient distribution facilities to serve growing markets. We are implementing tools and processes for more efficient route optimization and slotting in our warehouses and aligning employee incentives and standards with productivity across the network. These are selected examples of broader initiatives that will continue to improve efficiencies across our distribution network and reduce supply chain costs.

•	Increase the efficiency of our sales organization. We have increased our net sales dollars per sales associate by over 30%, from $4.0 million in 2012 to $5.4 million in the twelve months ended September 26, 2015. We expect that our sales associates will continue to achieve higher productivity levels, enabled by a combination of our e-commerce tools and our team-based selling approach.

•	Use a lower-cost standard organization model and common systems infrastructure. We are targeting cost savings from further streamlining our corporate overhead and shared services. This involves moving from individual support centers at each of our distribution centers to a multi-site model where several distribution centers are served by a hub. This allows us to reduce the number of reporting regions and streamline our operating infrastructure. We are also consolidating our spending across our indirect spend categories, which is fragmented today. Our goal is to capture additional savings from leveraging our scale in aggregating purchasing, modifying internal practices and improving vendor compliance.

Pursue opportunistic acquisitions for accelerated growth. Our company has a strong record of identifying, completing and integrating accretive acquisitions. From fiscal 2010 through 2013, we completed twelve acquisitions. These have either been broadline distributors with local strength or specialty distributors with distinct capabilities across ethnic food, center-of-plate and produce categories. In December 2015, we acquired a leading broadline distributor in the Milwaukee market with over $100 million in annual sales and a high concentration of independent restaurant customers. Due to the level of fragmentation in the U.S. foodservice distribution industry, we believe there are plenty of attractive acquisition opportunities for us. We intend to identify and make selective synergistic acquisitions to enhance our growth.

OWNERSHIP

Because of our ownership structure, we expect to be a “controlled company” pursuant to the corporate governance rules of the NYSE upon the consummation of this offering.

CD&R

Founded in 1978, CD&R is a private equity firm composed of a combination of financial and operating executives pursuing an investment strategy predicated on building stronger, more profitable businesses. Since inception, CD&R has managed the investment of more than $19 billion in 59 businesses with an aggregate transaction value of more than $90 billion. CD&R has a disciplined and clearly defined investment strategy with a special focus on multi-location services and distribution businesses. CD&R has a long history of investing in market-leading distribution businesses, including VWR International, a leading global distributor of laboratory supplies, Univar, a leading global chemical distributor, Rexel, the leading distributor worldwide of electrical supplies, Diversey, a leading global manufacturer and distributor of commercial cleaning, sanitation and hygiene solutions, and AssuraMed, a specialty retailer and distributor of medical supplies.

KKR

Founded in 1976 and led by Henry Kravis and George Roberts, KKR is a leading investment firm with $98.7 billion in assets under management as of September 30, 2015. With offices around the world, KKR manages assets through a variety of investment funds and accounts covering multiple asset classes. KKR seeks to create value by bringing operational expertise to its portfolio companies and through active oversight and monitoring of its investments. KKR complements its investment expertise and strengthens interactions with investors through its client relationships and capital markets platforms. KKR & Co. L.P. is publicly traded on the NYSE (NYSE: KKR).

CORPORATE INFORMATION

US Foods Holding Corp. is a Delaware corporation. On February 2, 2016, USF Holding Corp. was renamed US Foods Holding Corp. Our principal executive offices are located at 9399 W. Higgins Rd., Suite 500, Rosemont, IL 60018 and our telephone number at that address is (847) 720-8000. Our website is www.usfoods.com. Information on, and which can be accessed through, our website is not incorporated in this prospectus.

THE OFFERING

Common stock offered	shares.

Option to purchase additional shares	The underwriters have an option to purchase up to additional shares of our common stock. The underwriters can exercise this option at any time within 30 days from the date of this prospectus.

Common stock outstanding after giving effect to this offering	shares (or shares if the underwriters exercise their option to purchase additional shares in full).

Use of proceeds

We estimate that the net proceeds to us from this offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $          (or approximately $         , if the underwriters exercise their option to purchase additional shares in full), based on an assumed initial public offering price of $          per share, which is the midpoint of the price range set forth on the cover page of this prospectus. For a sensitivity analysis as to the offering price and other information, see “Use of Proceeds.”

We intend to use the net proceeds from this offering to repay $          of outstanding indebtedness, with any remaining balance to be used for general corporate purposes. See “Use of Proceeds.”

Dividend policy	We have no current plans to pay dividends on our common stock after the completion of this offering. Any decision to declare and pay dividends in the future will be made at the sole discretion of our Board of Directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions in our credit facilities, and other factors that our Board of Directors may deem relevant.

Risk factors	See “Risk Factors” beginning on page 21 for a discussion of risks you should carefully consider before deciding to invest in our common stock.

NYSE reserved trading symbol	“USFD”

The number of shares of our common stock to be outstanding immediately after the consummation of this offering is based on          shares of common stock outstanding as of September 26, 2015 and does not give effect to options relating to          shares of common stock, with a weighted average exercise price of $          per share, outstanding under our 2007 Stock Incentive Plan for Key Employees of USF Holdings Corp., as amended (the “2007 Stock Incentive Plan”),          shares of common stock that are issuable pursuant to restricted stock units outstanding under the 2007 Stock Incentive Plan and an additional          shares of common stock that are reserved for future issuance under the 2007 Stock Incentive Plan (including any awards that we may make in connection with this offering).

Unless we indicate otherwise or the context otherwise requires, all information in this prospectus:

•	assumes (1) no exercise of the underwriters’ option to purchase additional shares and (2) an initial public offering price of $ per share, which is the midpoint of the range set forth on the cover page of this prospectus;

•	reflects a for one reverse stock split of our common stock, to be effected prior to the consummation of this offering; and

•	assumes the filing and effectiveness of our amended and restated certificate of incorporation immediately prior to the consummation of this offering.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL DATA

The following tables set forth our summary historical consolidated financial data for the periods and as of the dates indicated.

We operate on a 52-53 week fiscal year, with all periods ending on Saturday. When a 53-week fiscal year occurs, we report the additional week in the fiscal fourth quarter. Fiscal years 2014, 2013, 2012, 2011 and 2010 included 52 weeks and ended on December 27, 2014, December 28, 2013, December 29, 2012, December 31, 2011, and January 1, 2011, respectively. Fiscal year 2015, not presented below, ended on January 2, 2016 and is comprised of 53 weeks. The summary consolidated statements of operations data for fiscal 2014, 2013, and 2012, and the related balance sheet data as of fiscal 2014 and 2013 year end, have been derived from our audited consolidated financial statements and related notes contained elsewhere in this prospectus. The summary consolidated statement of operations data for fiscal year 2011 and the summary balance sheet data as of fiscal 2012 and 2011 year end have been derived from our audited consolidated financial statements not included in this prospectus. The summary consolidated statement of operations data for fiscal year 2010 and the summary balance sheet data as of fiscal 2010 year end have been derived from our unaudited consolidated financial statements not included in this prospectus. The summary historical interim financial data at September 26, 2015 and for the 39-weeks ended September 26, 2015 and September 27, 2014, have been derived from our unaudited consolidated interim financial statements included elsewhere in this prospectus which have been prepared on a basis consistent with our annual audited consolidated financial statements. In the opinion of management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for these periods. The interim results are not necessarily indicative of the results for the full year or any future period.

The consolidated balance sheet data as of September 26, 2015 is presented on an actual basis.

The summary historical consolidated financial data set forth below should be read in conjunction with “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our unaudited consolidated interim financial statements and our audited consolidated financial statements and related notes contained elsewhere in this prospectus.

	39-Weeks Ended		Fiscal Year
	September 26, 2015	September 27, 2014	2014	2013	2012	2011	2010
	(In millions, except for per share data)
Consolidated Statements of Operations Data:
Net sales	$17,192	$17,266	$23,020	$22,297	$21,665	$20,345	$18,862
Cost of goods sold	14,257	14,446	19,222	18,474	17,972	16,840	15,452

Gross profit	2,935	2,820	3,798	3,823	3,693	3,505	3,410
Operating expenses:
Distribution, selling and administrative costs	2,716	2,681	3,546	3,494	3,350	3,194	3,055
Restructuring and tangible asset impairment charges	82	—	—	8	9	72	11

Total operating expenses	2,798	2,681	3,546	3,502	3,359	3,266	3,066

Operating income	137	139	252	321	334	239	344
Acquisition termination fees—net	288	—	—	—	—	—	—
Interest expense—net	211	219	289	306	312	307	341
Loss on extinguishment of debt	—	—	—	42	31	76	—

Income (loss) before income taxes	214	(80)	(37)	(27)	(9)	(144)	3
Income tax provision (benefit)	37	41	36	30	42	(42)	16

Net income (loss)	$177	$(121)	$(73)	$(57)	$(51)	$(102)	$(13)

Net income (loss) per share:
Basic	$0.39	$(0.26)	$(0.16)	$(0.12)	$(0.11)	$(0.22)	$(0.03)
Diluted(a)	$0.38	$(0.26)	$(0.16)	$(0.12)	$(0.11)	$(0.22)	$(0.03)
Weighted-average number of shares used in per share amounts:
Basic	457.9	457.5	457.6	458.0	457.9	456.3	455.7
Diluted(a)	461.2	457.5	457.6	458.0	457.9	456.3	455.7

Other Data:
Cash flows—operating activities	$586	$304	$402	$322	$316	$419	$481
Cash flows—investing activities	(158)	(82)	(118)	(187)	(380)	(338)	(258)
Cash flows—financing activities	(73)	(57)	(120)	(197)	103	(301)	(30)
Capital expenditures	142	105	147	191	293	304	272
EBITDA(b)	724	449	664	667	659	506	652
Adjusted EBITDA(b)	620	626	866	845	841	812	736
Adjusted Net income (b)	72	53	126	111	129	102	51
Free cash flow(b)	444	199	255	131	23	115	209

	As of	As of Fiscal Year End
	September 26, 2015	2014	2013	2012	2011	2010

	(In millions)
Balance Sheet Data:
Cash and cash equivalents	$699	$344	$180	$242	$203	$423
Total assets	9,497	9,057	9,186	9,263	8,916	9,054
Total debt	4,737	4,748	4,770	4,814	4,641	4,855

(a)	When there is a loss for the applicable period, weighted average fully diluted shares outstanding was not used in the computation as the effect would be antidilutive.
(b)	EBITDA, Adjusted EBITDA, and Adjusted Net income are measures used by management to measure operating performance. EBITDA is defined as Net income (loss), plus Interest expense—net, Income tax provision (benefit), and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for 1) Sponsor fees; 2) Restructuring and tangible asset impairment charges; 3) Share-based compensation expense; 4) the non-cash impact of net LIFO reserve adjustments; 5) Loss on extinguishment of debt; 6) Pension settlement; 7) Business transformation costs; 8) Acquisition-related costs; 9) Acquisition termination fees—net; and 10) other gains, losses, or charges as specified in our debt agreements. Adjusted Net income is defined as Net income (loss) excluding the items used to calculate Adjusted EBITDA listed above and further adjusted for the tax effect of the exclusions, if any. EBITDA, Adjusted EBITDA, and Adjusted Net income as presented in this prospectus, are supplemental measures of our performance that are not required by or presented in accordance with GAAP. They are not measurements of our performance under GAAP and should not be considered as alternatives to Net income (loss) or any other performance measures derived in accordance with GAAP.

Free cash flow is defined as Cash flows provided by operating activities less Capital expenditures. Free cash flow is used by management as a supplemental measure of our liquidity. We believe that Free cash flow is a useful financial metric to assess our ability to pursue business opportunities and investments. Free cash flow is not a measure of our liquidity under GAAP and should not be considered as an alternative to Cash flows provided by operating activities.

For additional information, see “Selected Historical Consolidated Financial Data—Non GAAP Reconciliations.”

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should consider carefully the risks and uncertainties described below and the other information contained in this prospectus, including “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes contained elsewhere in this prospectus, before you decide whether to purchase our common stock. If any of the following risks actually occur, our business, financial position, results of operations or cash flows could be materially adversely affected. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment. The risks described below are not the only ones we face. The occurrence of any of the following risks or future or additional risks and uncertainties not presently known to us or that we currently believe to be immaterial could materially and adversely affect our business, financial position, results of operations or cash flows.

Risks Relating to Our Business and Industry

Ours is a low-margin business, and our profitability is directly affected by cost deflation or inflation, commodity volatility and other factors.

Foodservice distribution is characterized by relatively high inventory turnover with relatively low profit margins. Volatile commodity costs have a direct impact on our industry. We make a significant portion of our sales at prices that are based on the cost of products we sell, plus a percentage margin. As a result, our profit levels may be negatively affected during periods of product cost deflation, even though our gross profit percentage may remain relatively constant. Prolonged periods of product cost inflation also may reduce our profit margins and earnings, if product cost increases cannot be passed on to customers because they resist paying higher prices. In addition, periods of rapid inflation may have a negative effect on our business. There may be a lag between the time of the price increase and the time at which we are able to pass it along, as well as the impact it may have on discretionary spending by consumers.

Competition in our industry is intense, and we may not be able to compete successfully.

Foodservice distribution is highly competitive. One of our competitors has greater financial and other resources than we do. Furthermore, there are a large number of local and regional distributors. These companies often align themselves with other smaller distributors through purchasing cooperatives and marketing groups. The goal is to enhance their geographic reach, private label offerings, overall purchasing power, cost efficiencies, and ability to meet customer distribution requirements. These suppliers also rely on local presence as a source of competitive advantage, and they may have lower costs and other competitive advantages due to geographic proximity. Additionally, adjacent competition, such as cash and carry operations, commercial wholesale outlets, club stores and grocery stores, continue to serve the commercial foodservice market. We also experience competition from online direct food wholesalers, such as Amazon.com. We generally do not have exclusive service agreements with our customers, and they may switch to other suppliers that offer lower prices, differentiated products or customer service that is perceived to be superior. The cost of switching suppliers is very low as are the barriers to entry into the U.S. foodservice distribution industry. We believe most purchasing decisions in the U.S. foodservice distribution industry are based on the quality and price of the product, plus a distributor’s ability to completely and accurately fill orders and provide timely deliveries.

Increased competition has caused the U.S. foodservice distribution industry to change, as distributors seek to lower costs, further increasing pressure on the industry’s profit margins. Heightened competition among our suppliers, significant pricing initiatives or discount programs established by competitors, new entrants, and trends toward vertical integration could create additional competitive pressures that reduce margins and adversely affect our business, financial condition and results of operations.

We rely on third-party suppliers, and our business may be affected by interruption of supplies or increases in product costs.

We get substantially all of our foodservice and related products from third-party suppliers. We typically do not have long-term contracts with suppliers. Although our purchasing volume can provide leverage when dealing with suppliers, they may not provide the foodservice products and supplies we need in the quantities and at the prices requested. We do not control the actual production of the products we sell. This means we are also subject to delays caused by interruption in production and increases in product costs based on conditions outside our control. These conditions include work slowdowns, work interruptions, strikes or other job actions by employees of suppliers; severe weather; crop conditions; product recalls; transportation interruptions; unavailability of fuel or increases in fuel costs; competitive demands; and natural disasters or other catastrophic events (including, but not limited to, the outbreak of food-borne illnesses in the United States). Our inability to obtain adequate supplies of foodservice and related products because of any of these or other factors could mean that we could not fulfill our obligations to our customers and, as a result, our customers may turn to other distributors.

We have substantial debt, which could adversely affect our financial health and our ability to raise additional capital or obtain financing in the future, react to changes in our business, and make payments on our debt.

Following this offering, we will continue to be highly leveraged. As of September 26, 2015, on an as adjusted basis giving effect to this offering and the use of proceeds therefrom as described under “Use of Proceeds,” we would have had $          million of indebtedness. In addition, we would have had $          million of availability under our ABL facility after giving effect to $387 million of outstanding letters of credit.

Our substantial debt could have important consequences to us, including the following:

•	our ability to obtain additional financing or use our cash flows for working capital, capital expenditures, acquisitions, debt service requirements or general corporate purposes, and our ability to satisfy our obligations with respect to our indebtedness may be impaired in the future;

•	a substantial portion of our cash flows from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for other purposes (for example, approximately $280 million was dedicated to the payment of interest in fiscal 2014);

•	we are exposed to the risk of increased interest rates because a substantial portion of our borrowings are at variable rates of interest;

•	it may be more difficult for us to satisfy our obligations to our lenders, resulting in possible defaults on and acceleration of such indebtedness;

•	we may be more vulnerable to general adverse economic and industry conditions;

•	we may be at a competitive disadvantage compared to our competitors with less debt or comparable debt at more favorable interest rates and they, as a result, may be better positioned to withstand economic downturns;

•	our ability to refinance indebtedness may be limited or the associated costs may increase; and

•	our flexibility to adjust to changing market conditions and ability to withstand competitive pressures could be limited, or we may be prevented from carrying out capital spending that is necessary or important to our growth strategy and efforts to improve operating margins or our business.

Despite our indebtedness levels, we and our subsidiaries may be able to incur substantially more debt, including secured debt. This could further exacerbate the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the agreements governing our indebtedness contain restrictions on the incurrence of additional indebtedness, these restrictions are subject to a number of significant qualifications and exceptions and, under certain circumstances, the amount of indebtedness that could be incurred in compliance with these restrictions could be substantial. As of September 26, 2015, we had commitments for additional borrowings under our asset-based senior secured revolving loan ABL Facility and our 2012 ABS Facility of $927 million (of which approximately $854 million was available based on our borrowing base), all of which were secured.

The agreements and instruments governing our debt contain restrictions and limitations that could significantly impact our ability to operate our business.

Our credit facilities and indenture contain covenants that, among other things, restrict our ability to do the following:

•	dispose of assets;

•	incur additional indebtedness (including guarantees of additional indebtedness);

•	pay dividends and make certain payments;

•	create liens on assets;

•	make investments (including joint ventures);

•	engage in mergers, consolidations or sales of all or substantially all of our assets;

•	engage in certain transactions with affiliates;

•	change the business conducted by us; and

•	amend specific debt agreements.

In addition, if borrowing availability under the ABL Facility, plus the amount of unrestricted cash and cash equivalents held by us, falls below a specified threshold of $118 million, the borrowers under such facility, which are our subsidiaries, are required to comply with a minimum fixed charge coverage ratio of 1.0 : 1.0. In addition, if our borrowing availability under the ABL Facility falls below $130 million and, solely with respect to the ABL Facility, certain cash management covenants are breached or a payment default occurs, additional reporting responsibilities are triggered under the ABL Facility and the 2012 ABS Facility.

Our ability to comply with these provisions in future periods will depend on our ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial, market and competitive factors, many of which are beyond our control. Our ability to comply with these provisions in future periods will also depend substantially on the pricing of our products, our success at implementing cost reduction initiatives and our ability to successfully implement our overall business strategy.

The restrictions under the terms of our credit facilities and indenture may prevent us from taking actions that we believe would be in the best interest of our business, and may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. We may also incur future debt obligations that might subject us to additional restrictive covenants that could affect our financial and operational flexibility. We cannot assure you that we will be granted waivers or amendments to these agreements if for any reason we are unable to comply with these agreements or that we will be able to refinance our debt on terms acceptable to us, or at all.

Our ability to comply with the covenants and restrictions contained in our credit facilities and indenture may be affected by economic, financial and industry conditions beyond our control. The breach of any of these covenants or restrictions could result in a default under our credit facilities and indenture that would permit the applicable lenders or note holders, as the case may be, to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest. If we are unable to repay debt, lenders having secured obligations could proceed against the collateral securing the debt. In any such case, we may be unable to borrow under and may not be able to repay the amounts due under our credit facilities. This could have serious consequences to our financial condition and results of operations and could cause us to become bankrupt or insolvent.

Our ability to generate the significant amount of cash needed to pay interest and principal on our debt facilities and our ability to refinance all or a portion of our indebtedness or obtain additional financing depends on many factors beyond our control.

Our ability to make scheduled payments on, or to refinance our obligations under our debt will depend on our financial and operating performance. This, in turn, will be subject to prevailing economic and competitive conditions and to the financial and business factors, many of which may be beyond our control, as described under “—We have substantial debt, which could adversely affect our financial health and our ability to raise additional capital or obtain financing in the future, react to changes in our business and make payments on our debt” and “—The agreements and instruments governing our debt contain restrictions and limitations that could significantly impact our ability to operate our business” above.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek to obtain additional equity capital or restructure our debt. In the future, our cash flows and capital resources may not be sufficient for payments of interest on and principal of our debt, and such alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations.

The 2012 ABS Facility will mature in 2018. The ABL Facility will mature on the earlier of: (1) October 20, 2020, which is the amended ABL Facility maturity date; (2) April 1, 2019, if the Senior Notes have more than $300 million of principal outstanding at that date and the maturity date of the Senior Notes has not been extended to later than October 20, 2020; or (3) December 31, 2018, if the Amended 2011 Term Loan has more than $300 million of principal outstanding at that date and the maturity date of the Amended 2011 Term Loan has not been extended to later than October 20, 2020. The Amended 2011 Term Loan will mature in 2019. The CMBS Fixed Facility will mature in 2017. The Senior Notes will mature in 2019. We cannot assure you that we will be able to refinance any of our indebtedness or obtain additional financing, particularly because of our anticipated high levels of debt and the debt incurrence restrictions imposed by the agreements governing our debt, as well as prevailing market conditions. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. Our credit facilities and indenture restrict our ability to dispose of assets and use the proceeds from any such dispositions. As a result, we cannot assure you we will be able to consummate those sales, or, if we do, what the timing of the sales will be or whether the proceeds that we realize will be adequate to meet the debt service obligations when due.

An increase in interest rates would increase the cost of servicing our debt and could reduce our profitability.

A significant portion of our outstanding debt bears interest at variable rates. As a result, an increase in interest rates, whether because of an increase in market interest rates or a decrease in our creditworthiness, would increase the cost of servicing our debt and could materially reduce our profitability and cash flows. The impact of such an increase would be more significant for us than it would be for some other companies because of our substantial debt.

A change in our relationships with GPOs could negatively affect our relationships with customers, which could reduce our profitability.

No single customer represented more than 4% of our total net sales in fiscal 2014. However, some of our customers purchase their products under arrangements with GPOs. GPOs act as agents on behalf of their members by negotiating pricing, delivery, and other terms with us. Our customers who are members of GPOs purchase products directly from us on the terms negotiated by their GPO. GPOs use the combined purchasing power of their members to lower the prices paid by their members, and we have experienced some pricing pressure from customers who associate with GPOs. Approximately 23% of our net sales in fiscal 2014 were made by customers under terms negotiated by GPOs. To the extent our customers, for example, independent restaurants who do not typically negotiate directly with GPOs, are able to independently negotiate competitive pricing or become members of GPOs, we may be forced to lower our prices so they will remain customers, which would negatively affect operating margins. In addition, if we are unable to maintain our relationships with GPOs, or if GPOs are able to negotiate more favorable terms for their members with our competitors, we could lose some or all of that business. This could adversely affect our future operating profits.

Our relationships with key long-term customers and GPOs may be materially diminished or terminated.

We have long-standing relationships with a number of our customers and GPOs, many of whom could unilaterally terminate their relationship with us or materially reduce the amount of business they conduct with us at any time. Market competition, customer requirements, customer financial condition and customer consolidation through mergers or acquisitions also could adversely affect our ability to continue or expand these relationships. There is no guarantee that we will be able to retain or renew existing agreements, maintain relationships with any of our customers or GPOs on acceptable terms or at all or collect amounts owed to us from insolvent customers. Our customer and GPO agreements are generally terminable upon advance written notice (typically ranging from 30 days to six months) by either us or the customer or GPO, which provides our customers or GPOs with the opportunity to renegotiate their contracts with us or to award more business to our competitors. The loss of one or more of our major customers or GPOs could adversely affect our business, financial condition and results of operations.

If we fail to increase or maintain our sales to independent restaurant customers, our profitability may suffer.

Our most profitable customers are independent restaurants. We tend to work closely with these customers, providing them access to our customer value added tools and as a result are able to earn a higher operating margin on sales to them. Our ability to continue to gain market share of independent restaurant customers is critical to achieving increased operating profits. Changes in the buying practices of independent restaurant customers, including their ability to require us to sell to them at discounted rates, or decreases in our sales to this type of customer could have a material negative impact on our profitability.

We must consummate and effectively integrate the businesses we acquire.

Historically, a portion of our growth has come through acquisitions. If we are unable to find, consummate, and integrate acquired businesses successfully or realize anticipated economic, operational and other benefits and synergies in a timely manner, our profitability may decrease. Integrating acquired businesses may be more difficult in a region or market in which we have limited expertise. A significant expansion of our business and operations, in terms of geography or magnitude, could strain our administrative and/or operational resources. Significant acquisitions may also require incurring additional debt. This could increase our interest expense and make it difficult for us to get favorable financing for other acquisitions or capital investments in the future.

We may be unable to achieve some or all of the benefits that we expect from our cost savings initiatives.

We may not be able to realize some or all of our expected cost savings in the future. A variety of factors could cause us not to realize some of the expected cost savings. These include, among others, delays in the anticipated timing of activities related to our cost savings initiatives, lack of sustainability in cost savings over time, and unexpected costs associated with operating our business. All of these factors could negatively affect our results of operations and financial condition, including by failing to offset any decreases in our profitability.

Significant increases in fuel costs could hurt our business.

The high cost of fuel can negatively affect consumer confidence and discretionary spending. As a result, this reduces the frequency and amount spent by consumers for food prepared away from home. In addition, the high cost of fuel can also increase the price we pay for products, as well as the costs we incur to deliver products to our customers. These factors, in turn, negatively affect our sales, margins, operating expenses and operating results. Additionally, from time to time, we enter into forward purchase commitments for some of our fuel requirements at prices equal to the then-current market price. If fuel prices decrease significantly, these forward purchases may prove ineffective and result in us paying higher than market costs for part of our fuel. As of January 2, 2016, we had diesel fuel forward purchase commitments totaling $132 million through June 2017, which locked in approximately 65% of our projected diesel fuel purchase needs for the contracted period. Our remaining fuel purchase needs will occur at market rates. Using published market price projections for diesel and estimated fuel consumption needs, a 10% unfavorable change in diesel prices from the projected market prices could result in approximately $10 million additional fuel cost on such uncommitted volumes.

An economic downturn, or other factors affecting consumer confidence, could reduce the amount of food prepared and consumed away from home, which could harm our business.

The foodservice market is sensitive to national and regional economic conditions. In recent years, the uneven level of general U.S. economic activity in recent years, the uncertainty in the financial markets, and slow job growth has affected consumer confidence and discretionary spending. A renewed decline in economic activity, other factors affecting consumer confidence, and the frequency and amount spent by consumers for food prepared away from home may reduce our sales and operating results in the future. Additionally, prolonged periods of product cost inflation may have a negative impact on our profit margins and earnings, if the product cost increases cannot be passed on to customers who resist paying higher prices or negatively affect consumer spending. There can be no assurance that one or more of these factors will not reduce future operating results.

We may be subject to or affected by liability claims related to products we distribute.

As any seller of food, we may be exposed to liability claims in the event that the products we sell cause injury or illness. We believe we have sufficient primary or excess umbrella liability insurance to cover product liability claims. However, our current insurance may not continue to be available at a reasonable cost or, if available, may not be adequate to cover all of our liabilities. We generally seek contractual indemnification and insurance coverage from parties supplying products to us. But this indemnification or insurance coverage is limited, as a practical matter, to the creditworthiness of the indemnifying party and the insured limits of any insurance provided by suppliers. If we do not have adequate insurance or contractual indemnification available, the liability related to defective products could adversely affect our results of operations.

Any negative media exposure or other event that harms our reputation could hurt our business.

Maintaining a good reputation is critical to our business, particularly in selling our private label products. Any event that damages our reputation, justified or not, could quickly affect our revenues and profits. This includes adverse publicity about the quality, safety or integrity of our products. Reports, whether or not they are true, of food-borne illnesses (such as e. coli, avian flu, bovine spongiform encephalopathy, hepatitis A, trichinosis or salmonella) and injuries caused by food tampering could severely injure our reputation. If patrons of our national chain and regional restaurant customers become ill from food-borne illnesses, the customers could be forced to temporarily close restaurant locations and our sales would correspondingly decrease. In addition, instances of food-borne illnesses or food tampering or other health concerns, even those unrelated to our products, can result in negative publicity about the foodservice distribution industry and dramatically reduce our sales.

We face risks related to labor relations and the availability of qualified labor.

As of January 2, 2016, we had approximately 25,000 employees, of which approximately 4,700 are members of local unions associated with the International Brotherhood of Teamsters and other labor organizations. In fiscal year 2015, eleven collective bargaining agreements (“CBAs”) covering approximately 700 employees were renegotiated. In fiscal year 2016, fourteen CBAs covering approximately 1,600 employees will be subject to renegotiation. If we fail to effectively renegotiate any CBAs, this could result in work stoppages and we may, from time to time, be subject to increased efforts to subject us to a multi-location labor dispute as individual labor agreements expire or labor disputes arise. This would place us at greater risk of being unable to continue to operate one or more facilities, delaying deliveries, possibly causing customers to seek alternative suppliers, or otherwise being materially adversely affected by labor disputes. For example, in February 2016, members of the Teamsters Local 104 went on strike at our Phoenix, Arizona distribution center following our inability to effectively negotiate a new labor agreement governing those members. Moreover, employees at Teamsters-represented distribution centers in Los Angeles, San Diego, and Corona, California joined in sympathy strikes. While we believe we have generally satisfactory relationships with our employees, including the unions that represent some of our employees, a work stoppage due to our failure to renegotiate union contracts could have a significant negative effect on us.

Additionally, we risk a shortage of qualified labor. Recruiting and retention efforts, and actions to increase productivity, may not be successful, and we could encounter a shortage of qualified labor in the future. Such a shortage could potentially increase labor costs, reduce profitability and/or decrease our ability to effectively serve customers. Moreover, because our labor costs are, as a percentage of net sales, higher than many other industries, we may be more acutely affected by labor cost increases.

Further, potential changes in labor legislation could result in currently non-union portions of our workforce, such as our warehouse and delivery personnel, being subjected to greater organized labor influence. Should additional segments of our workforce be subject to CBAs, this could result in increased costs of doing business as we may be subject to mandatory, binding arbitration of labor scheduling, costs and standards and we may therefore have reduced operating flexibility.

We are subject to a wide range of labor costs. Because our labor costs are, as a percentage of net sales, higher than many other industries, even if we are able to negotiate agreements and avoid work stoppages, we may be significantly harmed by labor cost increases. In addition, labor is a significant cost of many of our customers in the U.S. food-away-from-home industry. Any increase in their labor costs, including any increases in costs as a result of increases in minimum wage requirements, could reduce the profitability of our customers and reduce demand for our products.

Changes in industry pricing practices could negatively affect our profitability.

Promotional allowances have traditionally generated a significant percentage of foodservice distribution gross margins. These payments from suppliers are based upon the efficiencies that the distributor provides by volume purchasing, and marketing and merchandising expertise. Promotional allowances are a standard industry practice and represent a significant source of profitability for our competitors and us. Any change in industry practices that reduced or eliminated purchasing allowances without corresponding increases in sales margin could be disruptive to us and the industry as a whole, and could have a material negative effect on our profitability.

If our competitors implement a lower cost structure, they may be able to offer reduced prices to customers. We may be unable to adjust our cost structure to compete profitably.

Over the last several decades, the food retail industry has undergone a significant change. Companies such as Wal-Mart and Costco have developed a lower cost structure, so they can provide their customers with an everyday low-cost product offering. In addition, commercial wholesale outlets, such as Restaurant Depot, offer an additional low-cost option in the markets they serve. As a large-scale foodservice distributor, we have similar strategies to remain competitive in the marketplace by reducing our cost structure. However, to the extent more of our competitors adopt an everyday low price strategy, we would potentially be pressured to lower prices to our customers. That would require us to achieve additional cost savings to offset these reductions. We may be unable to change our cost structure and pricing practices rapidly enough to successfully compete in that environment.

Most of our customers are not obligated to continue purchasing products from us.

Most of our customers buy from us pursuant to individual purchase orders, and we often do not enter into long-term agreements with these customers. Because such customers are not obligated to continue purchasing products from us, we cannot assure you that the volume and/or number of our customers’ purchase orders will remain constant or increase or that we will be able to maintain our existing customer base. Significant decreases in the volume and/or number of our customers’ purchase orders or our inability to retain or grow our current customer base may have a material adverse effect on our business, financial condition, or results of operations.

Our business may be subject to significant environmental, health and safety costs.

Our operations face a broad range of federal, state and local laws and regulations relating to the protection of the environment or health and safety. These laws govern numerous issues, including discharges to air, soil and water; the handling and disposal of hazardous substances; the investigation and remediation of contamination resulting from the release of petroleum products and other hazardous substances; employee health and safety; and fleet safety. In the course of our operations, we operate and maintain vehicle fleets, we use and dispose of hazardous substances, and we store fuel in on-site aboveground and underground storage tanks. At several current and former facilities, we are investigating and remediating known or suspected contamination from historical releases of fuel and other hazardous substances. We cannot be sure that compliance with, or liability under, existing or future environmental, health and safety laws, such as those related to remediation obligations, will not adversely affect our future operating results.

Some jurisdictions in which we operate have laws that affect the composition and operation of truck fleets, such as limits on diesel emissions and engine idling. A number of our facilities have ammonia or Freon-based refrigeration systems, which could cause injury or environmental damage if accidentally released. In addition, many of our distribution centers have propane and battery powered forklifts. Proposed or recently enacted legal requirements, such as those requiring the phase-out of certain ozone-depleting substances, and proposals for the regulation of greenhouse gas emissions, may require us to upgrade or replace equipment, or may increase our transportation or other operating costs.

If we fail to comply with requirements imposed by applicable law or other governmental regulations, we could become subject to lawsuits, investigations and other liabilities and restrictions on our operations that could significantly and adversely affect our business.

We are subject to governmental regulation at the federal, state and local levels in many areas of our business, such as food safety and sanitation, wage and hour, employment discrimination, immigration, trade and import, and human health and safety. Additionally, due to contracts we have with governmental entities, from time to time, state governmental agencies have conducted audits of our pricing practices as part of investigations of providers of services under governmental contracts, or otherwise. We also receive requests for information from governmental agencies in connection with these audits. While we attempt to comply with all applicable laws and regulations, we cannot represent that we are in full compliance with all applicable laws and regulations or interpretations of these laws and regulations at all times or that we will be able to comply with any future laws, regulations or interpretations of these laws and regulations.

If we fail to comply with applicable laws and regulations or encounter disagreements with respect to our contracts subject to governmental regulations, including those referred to above, we may be subject to investigations, criminal sanctions or civil remedies, including fines, injunctions, prohibitions, seizures or debarments from contracting with the government. The cost of compliance or the consequences of non-compliance, including debarments, could have a material adverse effect on our business and results of operations. In addition, governmental units may make changes in the regulatory frameworks within which we operate that may require us to incur substantial increases in costs in order to comply with such laws and regulations.

We rely heavily on technology, and any disruption in existing technology or delay in implementing new technology could adversely affect our business.

Our ability to control costs and maximize profits, as well as to serve customers most effectively, depends on the reliability of our information technology systems and related data entry processes in our transaction intensive business. We rely on software and other information technology to manage significant aspects of our business. These include to make purchases, process orders, manage our warehouses, load trucks in the most efficient manner, and optimize the use of storage space. Any disruption to this information technology could negatively affect our customer service, decrease the volume of our business, and result in increased costs. We have invested and continue to invest in technology security initiatives, business continuity, and disaster recovery plans. However, these measures cannot fully insulate us from technology disruption that could impair operations and profits. Information technology evolves rapidly. To compete effectively, we are required to integrate new technologies in a timely and cost-effective manner. If competitors implement new technologies before we do, allowing them to provide lower priced or enhanced services of superior quality compared to those we provide, our operations and profits could be affected.

A cybersecurity incident and other technology disruptions could negatively affect our business and our relationships with customers.

We rely upon information technology networks and systems to process, transmit and store electronic information, to process online credit card payments, and to manage or support virtually all of our business processes and activities. We also use mobile devices, social networking and other online activities to connect with our employees, suppliers, business partners and our customers. These uses give rise to cybersecurity risks, including security breach, espionage, system disruption, theft, online platform hijacking that could redirect online credit card payments to another credit card processing website, and inadvertent or unauthorized release of information. Our business involves the storage and transmission of numerous classes of sensitive and/or confidential information and intellectual property, including customers’ and suppliers’ personal information, private information about employees, and financial and strategic information about us and our business partners. Further, we are also expanding and improving our information technologies, resulting in a larger technological presence and corresponding increase in exposure to cybersecurity risk. Additionally, while we have implemented measures to prevent security breaches and cyber incidents, our preventative measures and incident response efforts may not be entirely effective. The theft, destruction, loss, misappropriation, or release of sensitive and/or confidential information or intellectual property, or interference with our information technology systems or the technology systems of third parties on which we rely, could result in business disruption, negative publicity, brand damage, violation of privacy laws, loss of customers, potential liability and competitive disadvantage.

Our retirement benefits could give rise to significant expenses and liabilities in the future.

We sponsor defined benefit pension and other postretirement plans. Pension and postretirement obligations give rise to significant expenses that are dependent on assumptions discussed in Note 17, Retirement Plans, to our audited consolidated financial statements for the year ended December 27, 2014 and related notes contained elsewhere in this prospectus.

The amount by which the present value of projected benefit obligations of our pension and other postretirement plans exceeded the market value of plan assets of our plans, as of December 27, 2014, was $228 million. Our pension and postretirement non-cash expense for fiscal 2014 was $21 million. We review our pension and postretirement plan assumptions regularly. We also participate in various “multiemployer” pension plans administered by labor unions representing some of our employees. We make periodic contributions to these plans to allow them to meet their pension benefit obligations to their participants. In the event that we withdraw from participating in one of these plans, then-applicable law could require us to make additional withdrawal liability payments to the plan, and we would have to reflect such payments on our balance sheet. Our withdrawal liability for any multiemployer plan would depend on the extent of the plan’s funding of vested benefits.

During the fiscal second quarter of 2015, we announced our tentative decision to close our Baltimore, Maryland distribution facility. We are currently engaged in discussions with the unions representing certain employees regarding this tentative decision. A final decision regarding our Baltimore facility will be made once negotiations with the unions are concluded. In anticipation of a potential closure of the Baltimore facility, we accrued $46 million of estimated multiemployer pension withdrawal liabilities. The estimated multiemployer pension liability was based on the latest available information received from the respective plans’ administrator and represents an estimate for a calendar year 2014 withdrawal. Due to the lack of current information, including changes in market conditions, and funded status of the related multiemployer pension plans, the settlement of these multiemployer pension withdrawal liabilities could materially differ from this estimate.

In December 2015, we made a $97 million settlement payment to a union pension plan in connection with the closing of certain distribution facilities and we agreed to make annual payments for a minimum of eight years of no less than 90% of such union pension plan’s contribution based units, which we estimate will be approximately $5 million annually.

In the ordinary course of our renegotiation of CBAs with labor unions that maintain these plans, we could decide to discontinue participation in a plan. In that event, we could face a withdrawal liability. We could also be treated as withdrawing from participation in one of these plans, if the number of our employees participating in these plans is reduced to a certain degree over certain periods of time. Such reductions in the number of employees participating in these plans could occur as a result of changes in our business operations, such as facility closures or consolidations. Some multiemployer plans, including ones in which we participate, are reported to have significant underfunded liabilities. Such underfunding could increase the size of our potential withdrawal liability. For a detailed description of our retirement plans, see Note 17, Retirement Plans, to our audited consolidated financial statements for the year ended December 27, 2014 and related notes contained elsewhere in this prospectus.

Extreme weather conditions and natural disasters may interrupt our business, or our customers’ businesses, which could have a material adverse effect on our business, financial condition, or results of operations.

Some of our facilities and our customers’ facilities are located in areas that may be subject to extreme, and occasionally prolonged, weather conditions, including, but not limited to, hurricanes, tornadoes, blizzards, and extreme cold. Such extreme weather conditions may interrupt our operations and reduce the number of consumers who visit our customers’ facilities in such areas. Furthermore, such extreme weather conditions may interrupt or impede access to our customers’ facilities, all of which could have a material adverse effect on our business, financial condition, or results of operations.

Adverse judgments or settlements resulting from legal proceedings in which we may be involved in the normal course of our business could reduce our profits or limit our ability to operate our business.

In the normal course of our business, we are involved in various legal proceedings. The outcome of these proceedings cannot be predicted. If any of these proceedings were to be determined adversely to us or a settlement involving a payment of a material sum of money were to occur, it could materially and adversely affect our profits or ability to operate our business. Additionally, we could become the subject of future claims by third parties, including our employees, suppliers, customers, and other counterparties, our investors, or regulators. Any significant adverse judgments or settlements would reduce our profits and could limit our ability to operate our business. Further, we may incur costs related to claims for which we have appropriate third-party indemnity, but such third parties may fail to fulfill their contractual obligations.

Changes in consumer eating habits could materially and adversely affect our business, financial condition, or results of operations.

Changes in consumer eating habits (such as a decline in consuming food away from home, a decline in portion sizes, or a shift in preferences toward restaurants that are not our customers) could reduce demand for our products. Consumer eating habits could be affected by a number of factors, including changes in attitudes regarding diet and health or new information regarding the health effects of consuming certain foods. There is a growing consumer preference for sustainable, organic and locally grown products. Changing consumer eating habits also occur due to generational shifts. Millennials, the largest demographic group in terms of spend, seek new and different as well as more ethnic menu options and menu innovation. Millennials also value diversity. If consumer eating habits change significantly, we may be required to modify or discontinue sales of certain items in our product portfolio, and we may experience higher costs associated with the implementation of those changes. Changing consumer eating habits may reduce the frequency with which consumers purchase meals outside of the home. Additionally, changes in consumer eating habits may result in the enactment or amendment of laws and regulations that impact the ingredients and nutritional content of our food products, or laws and regulations requiring us to disclose the nutritional content of our food products. Compliance with these laws and regulations, as well as others regarding the ingredients and nutritional content of our food products, may be costly and time-consuming. We cannot make any assurances regarding our ability to effectively respond to changes in consumer health perceptions or resulting new laws or regulations or to adapt our menu offerings to trends in eating habits.

We rely on trademarks, trade secrets, and other forms of intellectual property protections, however, these protections may not be adequate.

We rely on a combination of trademark, trade secret and other intellectual property laws in the United States. We have applied in the United States and in certain countries for registration of a limited number of trademarks, some of which have been registered or issued. We cannot guarantee that our applications will be approved by the applicable governmental authorities, or that third parties will not seek to oppose or otherwise challenge our registrations or applications. We also rely on unregistered proprietary rights, including common law trademark protection. However, third parties may use trademarks identical or confusingly similar to ours, or independently develop trade secrets or know-how similar or equivalent to ours. If our proprietary information is divulged to third parties, including our competitors, or our intellectual property rights are otherwise misappropriated or infringed, our competitive position could be harmed.

Our products may infringe the intellectual property rights of others, which may cause us to incur unexpected costs or potentially prevent us from selling our products.

We cannot be certain that our products do not and will not infringe intellectual property rights of others. We may be subject to legal proceedings and claims in the ordinary course of our business, including claims of alleged infringement of intellectual property rights of third parties by us or our customers in connection with their use of our products. Any such claims, whether or not meritorious, could result in costly litigation and divert the efforts of our management and personnel. Moreover, should we be found liable for infringement, we may be required to enter into licensing agreements (if available on acceptable terms or at all) or to pay damages and to cease making or selling certain products. Any of the foregoing could cause us to incur significant costs and prevent us from manufacturing or selling our products.

Risks Related to this Offering and Ownership of Our Common Stock

You will incur immediate and substantial dilution in the net tangible book value of the shares you purchase in this offering.

Our existing stockholders have paid substantially less per share for our common stock than the price in this offering. The initial public offering price of our common stock will be substantially higher than the net tangible book value per share of outstanding common stock prior to completion of the offering. Based on our net tangible book value as of September 26, 2015, and upon the issuance and sale of shares of common stock by us at an assumed initial public offering price of $          per share, which is the midpoint of the range set forth on the cover page of this prospectus, if you purchase our common stock in this offering, you will pay more for your shares than the amounts paid by our existing stockholders for their shares and you will suffer immediate dilution of approximately $          per share in net tangible book value. Dilution is the amount by which the offering price paid by purchasers of our common stock in this offering will exceed the pro forma net tangible book value per share of our common stock upon completion of this offering. A total of          and          shares are issuable upon the exercise of options and restricted stock units, respectively, issued under the 2007 Stock Incentive Plan, and an additional          shares of common stock are reserved for future issuance under the 2007 Stock Incentive Plan. If the underwriters exercise their option to purchase additional shares, you will experience additional dilution. You may experience additional dilution upon future equity issuances or the exercise of stock options to purchase common stock granted to our employees, executive officers, and directors under our current and future stock incentive plans, including our 2007 Stock Incentive Plan. See “Dilution.”

Our stock price may decline significantly following the offering regardless of our operating performance, and you may not be able to resell your shares of our common stock at or above the price you paid or at all, and you could lose all or part of your investment as a result.

The trading price of our common stock is likely to be volatile, in part because our shares have not been publicly traded. The stock market recently has experienced extreme volatility. In some instances, this volatility has been unrelated or disproportionate to the operating performance of particular companies. We and the underwriters will negotiate to determine the initial public offering price. You may not be able to resell your shares at or above the initial public offering price due to a number of factors such as those listed in “—Risks Related to Our Business and Industry” and the following, most of which we cannot control:

•	results of operations that vary from the expectations of securities analysts and investors;

•	results of operations that vary from those of our competitors;

•	changes in expectations as to our or our industry’s future financial performance, including financial estimates and investment recommendations by securities analysts and investors, and the publication of research reports regarding the same;

•	declines in the market prices of stocks, trading volumes and company valuations generally, particularly those of foodservice distribution companies;

•	strategic actions by us or our competitors;

•	changes in preferences of our customers;

•	announcements by us or our competitors of significant contracts, new products, acquisitions, joint marketing relationships, joint ventures, other strategic relationships, or capital commitments;

•	changes in general economic or market conditions or trends in our industry or markets;

•	changes in business or regulatory conditions;

•	future sales of our common stock or other securities;

•	investor perceptions or the investment opportunity associated with our common stock relative to other investment alternatives;

•	a default on our indebtedness or a downgrade in our or our competitors’ credit ratings;

•	the public’s response to press releases or other public announcements by us or third parties, including our filings with the Securities and Exchange Commission (the “SEC”);

•	changes in senior management or key personnel;

•	announcements relating to litigation;

•	guidance, if any, that we provide to the public, any changes in this guidance, or our failure to meet this guidance;

•	the development and sustainability of an active trading market for our stock;

•	changes in accounting principles;

•	occurrences of extreme or inclement weather; and

•	other events or factors, including those resulting from natural disasters, war, or acts of terrorism, or responses to these events.

These broad market and industry fluctuations may adversely affect the market price of our common stock, regardless of our actual operating performance. In addition, price volatility may be greater if the public float and trading volume of our common stock is low.

In the past, following periods of market volatility, stockholders have instituted securities class action litigation. If we were involved in securities litigation, it could have a substantial cost and divert resources and the attention of executive management from our business regardless of the outcome of such litigation.

Because we have no current plans to pay cash dividends on our common stock for the foreseeable future, you may not receive any return on investment unless you sell your common stock for a price greater than that which you paid for it.

We intend to retain future earnings, if any, for future operations, expansion, and debt repayment and have no current plans to pay any cash dividends for the foreseeable future. The declaration, amount, and payment of any future dividends on shares of common stock will be at the sole discretion of our Board of Directors. Our Board of Directors may take into account general and economic conditions, our financial condition, and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax, and regulatory restrictions, implications on the payment of dividends by us to our stockholders or by our subsidiaries to us, and such other factors as our Board of Directors may deem relevant. In addition, our ability to pay dividends is limited by covenants of our existing debt agreements and may be limited by covenants of any future indebtedness we or our subsidiaries incur. As a result, you may not receive any return on an investment in our common stock unless you sell our common stock for a price greater than that which you paid for it.

Maintaining our financial controls and the requirements of being a public company may cause us to incur material additional costs, and any failure to maintain financial controls could result in our financial statements becoming unreliable.

In becoming a publicly traded company, we will be required to comply with governance and SEC reporting requirements, including compliance with the Sarbanes-Oxley Act of 2002 and related rules implemented by the SEC and in the future will be required to comply with provisions in connection with listing on the NYSE. The expenses incurred by public companies for reporting and corporate governance purposes have been generally increasing and could have a material impact on our results of operations.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and related rules and regulations, our management is required to report on the effectiveness of our internal control over financial reporting. Our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting in the second annual report we file with the SEC following completion of this offering. We will continue to test our internal controls in connection with the Section 404 requirements and could, as part of that documentation and testing, identify material weaknesses, significant deficiencies or other areas for further attention or improvement. Any failure to maintain the adequacy of internal control over financial reporting, or any consequent inability to produce accurate financial statements on a timely basis, could increase our operating costs and could materially impair our ability to operate our business. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to assist in detecting fraud. As a result, our failure to satisfy the requirements of Section 404 on a timely basis could result in the loss of investor confidence in the reliability of our financial statements, which in turn could cause the market value of our common stock to decline.

If securities analysts do not publish research or reports about our business, publish inaccurate or unfavorable research or if they downgrade our stock or our sector, our stock price and trading volume could decline.

The trading market for our common stock will rely in part on the research and reports that industry or financial analysts publish about us or our business. We do not control these analysts. Furthermore, if one or more of the analysts who cover us downgrades our stock or our industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our stock could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, we could lose visibility in the market, which in turn could cause our stock price or trading volume to decline.

Future sales, or the perception of future sales, by us or our existing stockholders in the public market following this offering could cause the market price for our common stock to decline.

After this offering, the sale of shares of our common stock in the public market, or the perception that such sales could occur, could harm the prevailing market price of shares of our common stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate.

Upon consummation of this offering we will have a total of          shares of common stock outstanding (or          shares, if the underwriters exercise their option in full). All          shares sold in this offering will be freely tradable without further registration under the Securities Act of 1933, as amended (the “Securities Act”), and without restriction by persons other than our “affiliates” (as defined under Rule 144 of the Securities Act (“Rule 144”)), including our directors, executive officers, and other affiliates, whose shares may be sold only in compliance with the limitations described in “Shares Eligible for Future Sale.”

The remaining          shares, representing     % of our total outstanding shares of common stock following this offering based on the number of shares outstanding as of                 , 2016, will be “restricted securities” within the meaning of Rule 144 and subject to certain restrictions on resale following the consummation of this offering. Restricted securities may be sold in the public market only if they are registered under the Securities Act or are sold pursuant to an exemption from registration such as Rule 144, as described in “Shares Eligible for Future Sale.”

In connection with this offering, we, our directors and executive officers, and holders of substantially all of our common stock have each agreed, subject to certain exceptions, not to dispose of or hedge any of our or their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives of the underwriters. See “Underwriting” for a description of these lock-up agreements.

Upon the expiration of the lock-up agreements described above, shares held by the Sponsors, and our directors, officers, employees, and other stockholders will be eligible for resale, subject to volume, manner of sale, and other limitations under Rule 144. In addition, pursuant to a registration rights agreement and management stockholder’s agreements, the Sponsors, our executives, certain of our employees and certain other stockholders will have the right, subject to certain conditions, to require us to register the sale of their shares of our common stock under the Securities Act. By exercising their registration rights and selling a large number of shares, our existing owners could cause the prevailing market price of our common stock to decline. Following completion of this offering, the shares covered by registration rights would represent approximately     % of our outstanding common stock (or     %, if the underwriters exercise in full their option to purchase additional shares). Registration of any of these outstanding shares of common stock would result in such shares becoming freely tradable without compliance with Rule 144 upon effectiveness of the registration statement. See “Shares Eligible for Future Sale.”

As restrictions on resale end or if these stockholders exercise their registration rights, the market price of our shares of common stock could drop significantly if the holders of these shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our shares of common stock or other securities.

A total of                  and          shares are issuable upon the exercise of options and the vesting of restricted stock units, respectively, issued under the 2007 Stock Incentive Plan, and an additional          shares of common stock are reserved for future issuance under the 2007 Stock Incentive Plan. If the underwriters exercise their option to purchase additional shares, you will experience additional dilution. You may experience additional dilution upon future equity issuances or the exercise of stock options to purchase common stock granted to our employees, executive officers, and directors under our current and future stock incentive plans, including our 2007 Stock Incentive Plan. See “Dilution.” These shares will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, lock-up agreements, and Rule 144, as applicable.

In the future, we may also issue our securities in connection with investments or acquisitions. The amount of shares of our common stock issued in connection with an investment or acquisition could constitute a material portion of our then-outstanding shares of our common stock. Any issuance of additional securities in connection with investments or acquisitions may result in additional dilution to you.

We may not be able to obtain adequate insurance and retain and recruit qualified Board members as a result of being a public company.

As a company whose common stock is publicly traded, laws, regulations and market forces could also make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our Board of Directors, our board committees, or as our executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions, other regulatory action and, potentially, civil litigation.

Anti-takeover provisions in our organizational documents could delay or prevent a change of control.

Certain provisions of our amended and restated certificate of incorporation and amended and restated bylaws may have an anti-takeover effect and may delay, defer, or prevent a merger, acquisition, tender offer, takeover attempt, or other change of control transaction that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by our stockholders.

These provisions will, among other things:

•	establish a classified Board of Directors, as a result of which our Board of Directors will be divided into three classes, with each class serving for staggered three-year terms, which prevents stockholders from electing an entirely new Board of Directors at a single annual meeting;

•	authorize the issuance of one or more series of preferred stock that could be used by our Board of Directors to thwart a takeover attempt;

•	establish advance notice requirements for nominations of directors by stockholders and for proposing matters that can be acted upon by stockholders at our stockholder meetings;

•	prohibit stockholders from calling special meetings of stockholders if the Sponsors collectively cease to own more than 50% of our outstanding shares of common stock;

•	limit the ability of stockholders to remove directors if the Sponsors collectively cease to own more than 25% of our outstanding shares of common stock;

•	provide that vacancies on the Board of Directors, including newly-created directorships, may be filled only by a majority vote of directors then in office;

•	prohibit stockholder action by written consent, thereby requiring all actions to be taken at a meeting of the stockholders if the Sponsors collectively cease to own more than 50% of our outstanding shares of common stock; and

•	require the approval of at least 75% of our outstanding shares of common stock to amend certain provisions of the amended and restated certificate of incorporation and the amended and restated bylaws if the Sponsors collectively cease to own less than 50% of our outstanding shares of common stock.

These anti-takeover provisions could make it more difficult for a third party to acquire us, even if the third-party’s offer may be considered beneficial by many of our stockholders. As a result, our stockholders may be limited in their ability to obtain a premium for their shares. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our common stock if the provisions are viewed as discouraging takeover attempts in the future. See “Description of Capital Stock.” Our amended and restated certificate of incorporation and certain provisions of our amended and restated bylaws may also make it difficult for stockholders to replace or remove our management. These provisions may facilitate management entrenchment that may delay, deter, render more difficult or prevent a change in our control, which may not be in the best interests of our stockholders.

Our amended and restated certificate of incorporation will designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees or stockholders.

Our amended and restated certificate of incorporation will provide that, subject to limited exceptions, the Court of Chancery of the State of Delaware will be the sole and exclusive forum for any (i) derivative action or proceeding brought on behalf of our Company, (ii) action asserting a claim of breach of a fiduciary duty owed by any director, officer or stockholder of our Company to the Company or the Company’s stockholders, (iii) action asserting a claim against the Company or any director, officer or stockholder of the Company arising pursuant to any provision of the Delaware General Corporation Law (the “DGCL”) or our amended and restated certificate of incorporation or our amended and restated bylaws, or (iv) action asserting a claim against the Company or any director, officer or stockholder of the Company governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of our amended and restated certificate of incorporation described above. This choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our amended and restated certificate of incorporation inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Our amended and restated certificate of incorporation will include provisions limiting the personal liability of our directors for breaches of fiduciary duty under the DGCL.

Our amended and restated certificate of incorporation will contain provisions permitted under the DGCL relating to the liability of directors. These provisions will eliminate a director’s personal liability to the fullest extent permitted by the DGCL for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:

•	any breach of the director’s duty of loyalty;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	Section 174 of the DGCL (unlawful dividends); or

•	any transaction from which the director derives an improper personal benefit.

The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. These provisions, however, should not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws. The inclusion of this provision in our amended and restated certificate of incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders.

The Sponsors control us and their interests may conflict with ours or yours in the future.

Immediately following this offering, investment funds associated with CD&R and KKR will beneficially own approximately     % and     % of our common stock, respectively, or approximately     % and     %, respectively, if the underwriters exercise in full their option to purchase additional shares. As a result, the Sponsors will have the ability to elect all of the members of our Board of Directors and thereby control our policies and operations, including the appointment of management, future issuances of our common stock or other securities, the payment of dividends, if any, on our common stock, the incurrence or modification of debt by us, amendments to our amended and restated certificate of incorporation and amended and restated bylaws, and the entering into of extraordinary transactions, and their interests may not in all cases be aligned with your interests. In addition, the Sponsors may have an interest in pursuing acquisitions, divestitures, and other transactions that, in their respective judgment, could enhance their investment, even though such transactions might involve risks to you. For example, the Sponsors could cause us to make acquisitions that increase our indebtedness or cause us to sell revenue-generating assets. Additionally, in certain circumstances, acquisitions of debt at a discount by purchasers that are related to a debtor can give rise to cancellation of indebtedness income to such debtor for U.S. federal income tax purposes.

Additionally, we are party to a stockholders agreement with the Sponsors pursuant to which each Sponsor has agreed to vote in favor of nominees to our Board of Directors nominated by the other Sponsor. The stockholders agreement also grants the Sponsors special governance rights, including approval rights over certain corporate and other transactions, and certain rights regarding the appointment and removal of our Chief Executive Officer. The Sponsors will retain these rights so long as they maintain certain specified minimum levels of stockholdings in our Company. See “Certain Relationships and Related Party Transactions—Stockholder Agreements.”

CD&R and KKR are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us.

Our amended and restated certificate of incorporation will provide that none of CD&R, KKR, any of their affiliates, or any director who is not employed by us (including any non-employee director who serves as one of our officers in both his director and officer capacities) or his or her affiliates will have any duty to refrain from engaging, directly or indirectly, in the same business activities or similar business activities or lines of business in which we operate. The Sponsors also may pursue acquisition opportunities that may be complementary to our business, and, as a result, those acquisition opportunities may not be available to us. In addition, the Sponsors will be able to determine the outcome of all matters requiring stockholder approval and will be able to cause or prevent a change of control of the Company or a change in the composition of our Board of Directors and could preclude any unsolicited acquisition of the Company. The concentration of ownership could deprive you of an opportunity to receive a premium for your shares of common stock as part of a sale of the Company and ultimately might affect the market price of our common stock.

We will be a “controlled company” pursuant to the rules of the NYSE. As a result, we will qualify for, and intend to rely on, exemptions from certain corporate governance requirements that would otherwise provide protection to stockholders of other companies.

After completion of this offering, the Sponsors will continue to control a majority of the voting power of our outstanding common stock. As a result, we will be a “controlled company” within the meaning of the corporate governance standards of the NYSE. Under these rules, a company of which more than 50% of the voting power is held by an individual, group, or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including:

•	the requirement that a majority of our Board of Directors consist of “independent directors” as defined under the rules of the NYSE;

•	the requirement that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

•	the requirement that we have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

•	the requirement for an annual performance evaluation of the compensation and nominating and corporate governance committees.

Following this offering, we intend to utilize these exemptions. As a result, we may not have a majority of independent directors, our Nominating and Corporate Governance Committee and Compensation Committee may not consist entirely of independent directors, and such committees will not be subject to annual performance evaluations. Additionally, we are only required to have one independent audit committee member upon the listing of our common stock on the NYSE, a majority of independent audit committee members within 90 days from the date of listing and all independent audit committee members within one year from the date of listing. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE. Our status as a controlled company could make our common stock less attractive to some investors or otherwise harm our stock price.

In addition, on June 20, 2012, the SEC adopted Rule 10C-1 (“Rule 10C-1”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), to implement the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 pertaining to compensation committee independence and the role and disclosure of compensation consultants and other advisers to the compensation committee. The national securities exchanges (including the NYSE on which we intend to list our common stock) have since adopted amendments to their listing standards to comply with provisions of Rule 10C-1, and, on January 11, 2013, the SEC approved such amendments. The amended listing standards require, among other things, that:

•	compensation committees be composed of fully independent directors, as determined pursuant to new independence requirements;

•	compensation committees be explicitly charged with hiring and overseeing compensation consultants, legal counsel, and other committee advisors; and

•	compensation committees be required to consider, when engaging compensation consultants, legal counsel, or other advisors, certain independence factors, including factors that examine the relationship between the consultant or advisor’s employer and us.

As a “controlled company,” we will not be subject to these compensation committee independence requirements.

FORWARD-LOOKING STATEMENTS

This prospectus contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements include information concerning our liquidity and our possible or assumed future results of operations, including descriptions of our business strategies. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecasts,” “mission,” “strive,” “more,” “goal,” or similar expressions. The statements are based on assumptions that we have made, based on our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments, and other factors we think are appropriate. We believe these judgments are reasonable. However, you should understand that these statements are not guarantees of performance or results. Our actual results could differ materially from those expressed in the forward-looking statements.

There are a number of risks, uncertainties, and other important factors, many of which are beyond our control, that could cause our actual results to differ materially from the forward-looking statements contained in this prospectus. Such risks, uncertainties, and other important factors include, among others, the risks, uncertainties, and factors set forth above under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the following risks, uncertainties, and factors:

•	Our ability to remain profitable during times of cost inflation, commodity volatility, and other factors

•	Industry competition and our ability to successfully compete

•	Our reliance on third-party suppliers, including the impact of any interruption of supplies or increases in product costs

•	Risks related to our indebtedness, including our substantial amount of debt, our ability to incur substantially more debt, and increases in interest rates

•	Any change in our relationships with GPOs

•	Any change in our relationships with long-term customers

•	Our ability to increase sales to independent customers

•	Our ability to successfully consummate and integrate future acquisitions

•	Our ability to achieve the benefits that we expect from our cost savings programs

•	Shortages of fuel and increases or volatility in fuel costs

•	Any declines in the consumption of food prepared away from home, including as a result of changes in the economy or other factors affecting consumer confidence

•	Liability claims related to products we distribute

•	Our ability to maintain a good reputation

•	Costs and risks associated with labor relations and the availability of qualified labor

•	Changes in industry pricing practices

•	Changes in competitors’ cost structures

•	Our ability to retain customers not obligated by long-term contracts to continue purchasing products from us

•	Environmental, health and safety costs

•	Costs and risks associated with government laws and regulations, including environmental, health, safety, food safety, transportation, labor and employment, laws and regulations, and changes in existing laws or regulations

•	Technology disruptions and our ability to implement new technologies

•	Costs and risks associated with a potential cybersecurity incident

•	Our ability to manage future expenses and liabilities associated with our retirement benefits

•	Disruptions to our business caused by extreme weather conditions

•	Costs and risks associated with litigation

•	Changes in consumer eating habits

•	Costs and risks associated with our intellectual property protections

•	Risks associated with potential infringements of the intellectual property of others

We urge you to read this prospectus, including the uncertainties and factors discussed under “Risk Factors” completely and with the understanding that actual future results may be materially different from expectations. All forward-looking statements made in this prospectus are qualified by these cautionary statements. The forward looking statements contained in this prospectus speak only as of the date of this prospectus. We undertake no obligation, other than as may be required by law, to update or revise any forward-looking or cautionary statements to reflect changes in assumptions, the occurrence of events, unanticipated or otherwise, or changes in future operating results over time or otherwise.

Comparisons of results between current and prior periods are not intended to express any future trends, or indications of future performance, unless expressed as such, and should only be viewed as historical data.

USE OF PROCEEDS

We estimate that the net proceeds from our sale of shares of common stock in this offering based on an assumed initial public offering price of $          per share, which is the midpoint of the price range set forth on the cover page of this prospectus, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, will be approximately $          million (or $          million if the underwriters exercise in full their option to purchase additional shares).

We intend to use a portion of the net proceeds received by us from this offering to repay $          million of certain of our outstanding indebtedness. We intend to use the remaining proceeds, if any, received by us from this offering for other general corporate purposes.

A $1.00 increase or decrease in the assumed initial public offering price of $          per share would increase or decrease, as applicable, the net proceeds to us from this offering by approximately $          million (or $          million if the underwriters exercise in full their option to purchase additional shares), assuming the number of shares offered by us remains the same as set forth on the cover page of this prospectus and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us. An increase or decrease of 1,000,000 shares from the expected number of shares to be sold by us in this offering, assuming no change in the assumed initial public offering price per share, the midpoint of the price range set forth on the cover page of this prospectus, would increase or decrease the net proceeds to us from this offering by approximately $          million.

DIVIDEND POLICY

We have no current plans to pay future dividends on our common stock, and we have not paid any dividends on our common stock other than the January 2016 one-time special cash distribution discussed below. Any decision to declare and pay dividends in the future will be made at the sole discretion of our Board of Directors and will depend on, among other things, our results of operations, cash requirements, financial condition, contractual restrictions, and other factors that our Board of Directors may deem relevant. Because we are a holding company and have no direct operations, we will only be able to pay dividends from funds we receive from our subsidiaries. In addition, our ability to pay dividends will be limited by covenants in our existing debt agreements and may be limited by the agreements governing other indebtedness we or our subsidiaries incur in the future. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations— Liquidity and Capital Resources—Indebtedness” and “Description of Certain Indebtedness.”

In January 2016, we paid a $666.3 million one-time special cash distribution to our shareholders. We did not pay any dividends in fiscal 2015.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and capitalization as of September 26, 2015:

•	on an actual basis, reflecting a -for-one reverse stock split of our common stock;

•	on an as adjusted basis to give effect to the January 8, 2016 special cash distribution paid to the holders of common stock including the Sponsors. See “Dividend Policy”; and

•	on a further as adjusted basis to give effect to:

•	the sale by us of shares of common stock in this offering at an assumed initial public offering price of $ per share, which is the midpoint of the price range set forth on the cover page of this prospectus; and

•	the application of net proceeds we expect to receive from this offering after deducting estimated underwriting discounts and commissions and offering expenses payable by us, as described under “Use of Proceeds,” as if this offering and the application of the net proceeds therefrom had occurred on September 26, 2015.

You should read this table in conjunction with the information contained in “Use of Proceeds,” “Selected Historical Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Certain Indebtedness,” as well as our consolidated financial statements and related notes contained elsewhere in this prospectus.

	As of September 26, 2015
	Actual	As Adjusted for the Special Cash Distribution		As Further Adjusted(1)
	(In millions, except share and per share data)
Cash and cash equivalents	$698.5	$		$

Debt:
ABL Facility(2)	$—		$—		$—
2012 ABS Facility	586.0
Amended 2011 Term Loan	2,058.0
Senior Notes(3)	1,360.8
CMBS Fixed Facility	472.4
Obligations under capital leases	226.6
Other debt	33.2

Total debt	4,737.0

Temporary equity(4)	42.8

Shareholders’ equity:
Common stock, $0.01 par value, million shares authorized, actual; million shares issued and outstanding, actual; authorized, issued or outstanding, as adjusted	4.5
Additional paid-in capital	2,292.4
Accumulated deficit	(336.3)
Accumulated other comprehensive loss, net of tax benefit	(56.3)

Total shareholders’ equity	1,904.3				—

Total capitalization	$6,684.1				$—

(1)	Each $1.00 increase or decrease in the assumed initial public offering price of $ per share would increase or decrease, as applicable, cash and cash equivalents, additional paid-in capital and total shareholders’ equity by approximately $ , assuming the number of shares offered by us remains the same as set forth on the cover page of this prospectus and after deducting the estimated underwriting discounts and commissions and estimated offering expenses that we must pay. An increase or decrease of 1,000,000 shares in the expected number of shares to be sold in the offering would increase or decrease cash and cash equivalents, additional paid in capital and total shareholders’ equity by approximately $ million, assuming no change in the assumed initial offering price per share and after deducting the estimated underwriting discounts and commissions and offering expenses that we must pay.
(2)	Excludes issued letters of credit totaling $387 million consisting of $78 million issued to secure the Company’s obligations related to certain facility leases, $298 million issued in favor of certain commercial insurers securing the Company’s obligations related to its self-insurance program, and $11 million for other obligations of the Company.
(3)	Includes unamortized issue premium costs associated with the Senior Notes issuances of $12 million at September 26, 2015.
(4)	Temporary equity is a security with redemption features that are outside the control of the Company, is not classified as an asset or liability in conformity with GAAP, and is not mandatorily redeemable. This line item includes values for common stock issuances to key employees, vested restricted shares, vested restricted stock units and vested stock option awards. Temporary equity consisted of 7.5 million shares as of September 26, 2015. For a further description of Temporary equity, see Note 2, Summary of Significant Accounting Policies, to our audited consolidated financial statements contained elsewhere in this prospectus.

DILUTION

If you invest in shares of our common stock in this offering, your investment will be immediately diluted to the extent of the difference between the initial public offering price per share of common stock and the net tangible book value per share of common stock after this offering. Dilution results from the fact that the per share offering price of the shares of common stock is substantially in excess of the net tangible book value per share attributable to the shares of common stock held by existing owners.

Our net tangible book value as of                 , 2016 was approximately $          million, or $          per share of common stock. We calculate net tangible book value per share by taking the amount of our total tangible assets, reduced by the amount of our total liabilities, and then dividing that amount by the total number of shares of common stock outstanding.

After giving effect to our sale of the shares in this offering at an assumed initial public offering price of $          per share, the midpoint range described on the cover of this prospectus, and after deducting estimated underwriting discounts and commissions and offering expenses payable by us, our net tangible book value as of                 , 2016 would have been $        , or $          per share of common stock. This represents an immediate increase in net tangible book value of $          per share of common stock to our existing owners and an immediate and substantial dilution in net tangible book value of $          per share of common stock to investors in this offering at the assumed initial public offering price.

Dilution is determined by subtracting as adjusted net tangible book value per share of common stock, as adjusted to give effect to this offering, from the initial public offering price per share of common stock.

The following table illustrates this dilution on a per share of common stock basis assuming the underwriters do not exercise their option to purchase additional shares of common stock:

Assumed initial public offering price per share of common stock		$
Net tangible book value per share of common stock as of , 2016	$
Increase in net tangible book value per share of common stock attributable to investors in this offering	$

As adjusted net tangible book value per share of common stock after the offering		$
Dilution per share of common stock to investors in this offering		$

If the underwriters exercise in full their option to purchase additional shares, the as adjusted tangible book deficit per share after giving effect to the offering would be $          per share. This represents a decrease in as adjusted net tangible book deficit of $          per share to the existing stockholders and dilution in as adjusted net tangible book value of $          per share to new investors.

A $1.00 increase in the assumed initial public offering price of $          per share of our common stock would increase our net tangible book value after giving effect to the offering by $          million, or by $          per share of our common stock, assuming the number of shares offered by us remains the same and after deducting the underwriting discount and the estimated offering expenses payable by us. A $1.00 decrease in the assumed initial public offering price per share would result in equal changes in the opposite direction. An increase or decrease of          shares in the number of shares offered would increase or decrease the total consideration paid by us to new investors by $          million, assuming the initial public offering price of $          per share, the midpoint of the price range set forth on the front cover of this prospectus, remains the same and after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

The following table summarizes, as of                 , 2016, the total number of shares of common stock purchased from us, the total cash consideration paid to us, and the average price per share paid by existing owners and by new investors. As the table shows, new investors purchasing shares in this offering will pay an average price per share substantially higher than our existing owners paid. The table below assumes an initial public offering price of $          per share, the midpoint of the range set forth on the cover of this prospectus, for shares purchased in this offering and excludes underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares of Common Stock Purchased			Total Consideration			Average Price Per Share of Common Stock
	Number	Percent		Amount	Percent
(Dollar amounts in millions, except per share amounts)
Existing owners			%			%
Investors in this offering	—		%	$—		%

Total	—		%	$—		%

If the underwriters were to fully exercise the underwriters’ option to purchase          additional shares of our common stock, the percentage of shares of our common stock held by existing stockholders would be     % and the percentage of shares of our common stock held by new investors would be     %.

Each $1.00 increase in the assumed offering price of $          per share would increase total consideration paid by investors in this offering and total consideration paid by all stockholders by $          million, assuming the number of shares offered by us remains the same and after deducting the underwriting discount and the estimated offering expenses payable by us. A $1.00 decrease in the assumed initial public offering price per share would result in equal changes in the opposite direction.

The dilution information above is for illustration purposes only. Our as adjusted net tangible book value following the consummation of this offering is subject to adjustment based on the actual initial public offering price of our shares and other terms of this offering determined at pricing. In addition, to the extent that we grant options to our employees in the future and those options are exercised or other issuances of common stock are made, there will be further dilution to new investors.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table presents selected historical consolidated financial data for our business.

We operate on a 52-53 week fiscal year, with all periods ending on Saturday. When a 53-week fiscal year occurs, we report the additional week in the fiscal fourth quarter. Fiscal years 2014, 2013, 2012, 2011 and 2010 included 52 weeks and ended on December 27, 2014, December 28, 2013, December 29, 2012, December 31, 2011, and January 1, 2011, respectively. Fiscal year 2015, not presented below, ended on January 2, 2016 and is comprised of 53 weeks. The selected consolidated statements of operations data for fiscal 2014, 2013, and 2012, and the related balance sheet data as of fiscal 2014 and 2013 year end, have been derived from our audited consolidated financial statements and related notes contained elsewhere in this prospectus. The selected consolidated statement of operations data for fiscal year 2011 and the selected balance sheet data as of fiscal 2012 and 2011 year end have been derived from our audited consolidated financial statements not included in this prospectus. The selected consolidated statement of operations data for fiscal year 2010 and the selected balance sheet data as of fiscal 2010 year end have been derived from our unaudited consolidated financial statements not included in this prospectus. The selected historical interim financial data at September 26, 2015 and for the 39-weeks ended September 26, 2015 and September 27, 2014 have been derived from our unaudited consolidated interim financial statements included elsewhere in this prospectus which have been prepared on a basis consistent with our annual audited consolidated financial statements. In the opinion of management, such unaudited financial data reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of the results for these periods. The interim results are not necessarily indicative of the results for the full year or any future period.

You should read the following information in conjunction with the section of this prospectus entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our unaudited consolidated financial statements and our audited consolidated financial statements and related notes contained elsewhere in this prospectus.

	39-Weeks Ended		As of Fiscal Year End
	September 26, 2015	September 27, 2014	2014	2013	2012	2011	2010
	(In millions, except for per share data)
Consolidated Statements of Operations Data:
Net sales	$17,192	$17,266	$23,020	$22,297	$21,665	$20,345	$18,862
Cost of goods sold	14,257	14,446	19,222	18,474	17,972	16,840	15,452

Gross profit	2,935	2,820	3,798	3,823	3,693	3,505	3,410
Operating expenses:
Distribution, selling and administrative costs	2,716	2,681	3,546	3,494	3,350	3,194	3,055
Restructuring and tangible asset impairment charges	82	—	—	8	9	72	11

Total operating expenses	2,798	2,681	3,546	3,502	3,359	3,266	3,066

Operating income	137	139	252	321	334	239	344
Acquisition termination fees—net	288	—	—	—	—	—	—
Interest expense—net	211	219	289	306	312	307	341
Loss on extinguishment of debt	—	—	—	42	31	76	—

Income (loss) before income taxes	214	(80)	(37)	(27)	(9)	(144)	3
Income tax provision (benefit)	37	41	36	30	42	(42)	16

Net income (loss)	$177	$(121)	$(73)	$(57)	$(51)	$(102)	$(13)

	39-Weeks Ended		Fiscal Year
	September 26, 2015	September 27, 2014	2014	2013	2012	2011	2010
	(In millions, except for per share data)
Net income (loss) per share:
Basic	$0.39	$(0.26)	$(0.16)	$(0.12)	$(0.11)	$(0.22)	$(0.03)
Diluted(a)	$0.38	$(0.26)	$(0.16)	$(0.12)	$(0.11)	$(0.22)	$(0.03)
Weighted-average number of shares used in per share amounts
Basic	457.9	457.5	457.6	458.0	457.9	456.3	455.7
Diluted(a)	461.2	457.5	457.6	458.0	457.9	456.3	455.7

Other Data:
Cash flows—operating activities	$586	$304	$402	$322	$316	$419	$481
Cash flows—investing activities	(158)	(82)	(118)	(187)	(380)	(338)	(258)
Cash flows—financing activities	(73)	(57)	(120)	(197)	103	(301)	(30)
Capital expenditures	142	105	147	191	293	304	272
EBITDA(b)	724	449	664	667	659	506	652
Adjusted EBITDA(b)	620	626	866	845	841	812	736
Adjusted Net income (b)	72	53	126	111	129	102	51
Free cash flow(b)	444	199	255	131	23	115	209

	As of	As of Fiscal Year End
	September 26, 2015	2014	2013	2012	2011	2010
	(In millions)
Balance Sheet Data:
Cash and cash equivalents	$699	$344	$180	$242	$203	$423
Total assets	9,497	9,057	9,186	9,263	8,916	9,054
Total debt	4,737	4,748	4,770	4,814	4,641	4,855

(a)	When there is a loss for the applicable period, weighted average fully diluted shares outstanding was not used in the computation as the effect would be antidilutive.
(b)	EBITDA, Adjusted EBITDA, and Adjusted Net income are measures used by management to measure operating performance. EBITDA is defined as Net income (loss), plus Interest expense—net, Income tax provision (benefit), and depreciation and amortization. Adjusted EBITDA is defined as EBITDA adjusted for 1) Sponsor fees; 2) Restructuring and tangible asset impairment charges; 3) Share-based compensation expense; 4) the non-cash impact of net LIFO reserve adjustments; 5) Loss on extinguishment of debt; 6) Pension settlement; 7) Business transformation costs; 8) Acquisition-related costs; 9) Acquisition termination fees—net; and 10) other gains, losses, or charges as specified in our debt agreements. Adjusted Net income is defined as Net income (loss) excluding the items used to calculate Adjusted EBITDA listed above and further adjusted for the tax effect of the exclusions, if any. EBITDA, Adjusted EBITDA and Adjusted Net income as presented in this prospectus, are supplemental measures of our performance that are not required by—or presented in accordance with—GAAP. They are not measurements of our performance under GAAP and should not be considered as alternatives to Net income (loss) or any other performance measures derived in accordance with GAAP.

Free cash flow is defined as Cash flows provided by operating activities less Capital expenditures. Free cash flow is used by management as a supplemental measure of our liquidity. We believe that Free cash flow is a useful financial metric to assess our ability to pursue business opportunities and investments. Free cash flow is not a measure of our liquidity under GAAP and should not be considered as an alternative to Cash flows provided by operating activities.

Non-GAAP Reconciliations

We provide EBITDA, Adjusted EBITDA, and Adjusted Net income as supplemental measures to GAAP regarding the Company’s operational performance. These financial measures exclude the impact of certain items and, therefore, have not been calculated in accordance with GAAP.

We believe EBITDA and Adjusted EBITDA provide meaningful supplemental information about our operating performance because they exclude amounts that we do not consider part of our core operating results when assessing our performance. Examples of items excluded from Adjusted EBITDA include Restructuring and tangible asset impairment charges, Loss on extinguishment of debt, Sponsor fees, Share-based compensation expense, Pension settlements, Business transformation costs (business costs associated with the redesign of systems and processes), costs to optimize our business, and other items as specified in our debt agreements.

We believe Adjusted Net income is helpful in highlighting trends because it excludes the results of decisions that are outside the control of operating management. Adjusted Net income is Net income (loss) excluding such items as Restructuring and tangible asset impairment charges, Loss on extinguishment of debt, Sponsor fees, share-based compensation expense, pension settlements, business transformation costs (business cost associated with redesign of systems and process), costs to optimize the business and other items, and adjusted for the tax effect of the exclusions, if any.

Management uses these non-GAAP financial measures (a) to evaluate the Company’s historical and prospective financial performance as well as its performance relative to its competitors as they assist in highlighting trends, (b) to set internal sales targets and spending budgets, (c) to measure operational profitability and the accuracy of forecasting, (d) to assess financial discipline over operational expenditures, and (e) as an important factor in determining variable compensation for management and employees. EBITDA and Adjusted EBITDA are also used for certain covenants and restricted activities under our debt agreements. We believe these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties to evaluate companies in our industry.

We use Free cash flow to review the liquidity of our operations. We measure Free cash flow as Cash flows provided by operating activities less capital expenditures. We believe that Free cash flow is a useful financial metric to assess our ability to pursue business opportunities and investments.

We caution readers that amounts presented in accordance with our definitions of EBITDA, Adjusted EBITDA, Adjusted Net income and Free cash flow may not be the same as similar measures used by other companies. Not all companies and analysts calculate EBITDA, Adjusted EBITDA, Adjusted Net income or Free cash flow in the same manner. We compensate for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures.

The following table reconciles EBITDA, Adjusted EBITDA, Adjusted Net income and Free cash flow to the most directly comparable GAAP financial performance and liquidity measures for the periods indicated:

	39-Weeks Ended		Fiscal Year
	September 26, 2015	September 27, 2014	2014	2013	2012	2011	2010
	(In millions)
Net income (loss)	$177	$(121)	$(73)	$(57)	$(51)	$(102)	$(13)
Interest expense—net	211	219	289	306	312	307	341
Income tax provision (benefit)	37	41	36	30	42	(42)	16
Depreciation and amortization expense	299	310	412	388	356	343	308

EBITDA	724	449	664	667	659	506	652
Adjustments:
Sponsor fees(1)	8	8	10	10	10	10	11
Restructuring and tangible asset impairment charges(2)	82	—	—	8	9	72	11
Share-based compensation expense(3)	8	9	12	8	4	15	3
Net LIFO reserve change(4)	(42)	69	60	12	13	59	30
Loss on extinguishment of debt(5)	—	—	—	42	31	76	—
Pension settlement(6)	—	—	2	2	18	—	—
Business transformation costs(7)	31	40	54	61	75	45	18
Acquisition related costs(8)	79	27	38	4	—	—	—
Acquisition termination fees—net(9)	(288)	—	—	—	—	—	—
Other(10)	18	24	26	31	22	29	11

Adjusted EBITDA	620	626	866	845	841	812	736

Depreciation and amortization expense	(299)	(310)	(412)	(388)	(356)	(343)	(308)
Interest expense—net	(211)	(219)	(289)	(306)	(312)	(307)	(341)
Income tax provision	(38)	(44)	(39)	(40)	(44)	(60)	(36)

Adjusted net income	$72	$53	$126	$111	$129	$102	$51

Free cash flow
Cash flows from operating activities	$586	$304	$402	$322	$316	$419	$481
Capital expenditures	142	105	147	191	293	304	272

Free cash flow	$444	$199	$255	$131	$23	$115	$209

(1)	Consists of management fees paid to the Sponsors.
(2)	Consists primarily of facility closing costs, including severance and related costs, asset impairment charges, organizational realignment costs, and estimated multiemployer pension withdrawal liabilities.
(3)	Share-based compensation expense represents costs recorded for vesting of stock option awards, restricted stock and restricted stock units.
(4)	Represents the non-cash impact of net LIFO reserve adjustments.
(5)	Includes fees paid to debt holders, third party costs, early redemption premium, and the write off of unamortized debt issuance costs.
(6)	Consists of charges resulting from lump-sum payment settlements to retirees and former employees participating in several USF-sponsored pension plans.
(7)	Consists primarily of costs related to functionalization and significant process and systems redesign.
(8)	Consists of direct and incremental costs related to the Acquisition Agreement.
(9)	Consists of net fees in connection with the termination of the Acquisition Agreement.
(10)	Other includes gains, losses or charges as specified in our debt agreements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our financial condition and results of operations should be read together with “Summary Historical Consolidated Financial Data,” “Selected Historical Consolidated Financial Data,” and our historical consolidated financial statements and related notes contained elsewhere in this prospectus. In addition to historical consolidated financial information, this discussion contains forward-looking statements that reflect our plans, estimates, and beliefs and involve numerous risks and uncertainties, including but not limited to those described in the “Risk Factors” section of this prospectus. Actual results may differ materially from those contained in any forward-looking statements. Factors that could cause or contribute to these differences include those discussed below and elsewhere in this prospectus, particularly in “Risk Factors.”

Overview

We supply over 250,000 customer locations nationwide consisting of independently-owned single and multi-unit restaurants, regional restaurant concepts, national restaurant chains, hospitals, nursing homes, hotels and motels, country clubs, government and military organizations, colleges and universities, and retail locations. We provide over 400,000 fresh, frozen and dry food SKUs and non-food items, including our extensive and growing assortment of private brands that offer uncompromised quality and ingredients, sourced from over 5,000 suppliers. We strive to bring labor savings and waste reduction to the chef without sacrificing quality, all at price points that support our customer competitiveness and offer menu ideas across changing consumer trends and preferences. We employ over 4,000 sales associates, who are supported by marketing, category management and merchandising professionals as well as a sales support team of experienced, world-class chefs and restaurant operations consultants, and e-commerce and analytical tools that enable our customers. We operate a network of 61 distribution facilities and a fleet of approximately 6,000 trucks with an efficient operating model that allows us to execute locally across our nationwide presence.

Termination of Sysco Acquisition Agreement

In December 2013, we entered into an agreement to merge with Sysco Corporation. Following the failure to obtain regulatory approvals, the Acquisition Agreement was subsequently terminated on June 26, 2015. This 18-month period was challenging for our business. Sales growth slowed as many potential new customers were hesitant to switch their business to us during this period of uncertainty. During this time, we remained focused on our strategy by bringing innovative products to market, expanding our portfolio of business solutions for our customers and driving advancements in technology. As it became apparent that obtaining regulatory approval would be more challenging than expected, we began to see a recovery of sales momentum, particularly with our independent restaurant customers. Following the termination of the Acquisition Agreement, this momentum has continued to build.

Business Drivers, Trends and Outlook

General economic trends and conditions, including demographic changes, inflation, consumer confidence and disposable income, coupled with changing tastes and preferences, influence the amount that consumers spend on food-away-from-home, which can affect our customers and in turn our sales. Additionally, given that a large portion of our business is based on percentage markups over actual costs, sudden or prolonged inflation may make it more difficult to pass product cost increases on to our customers. Conversely, sudden decreases in prices can make it challenging to maintain our margins and cover our costs. Despite these economic conditions, the recent deflationary environment, and the 18-month period of uncertainty related to the Acquisition noted above, our sales and case volume have remained strong, with increasing growth to our independently-owned single and multi-unit restaurant customers. Our investments in a common technology platform, efficient transactional and operational model, e-commerce and analytic tools that support our team-based selling approach, coupled with merchandising and product innovation, have helped us leverage our costs, maintain our sales, and differentiate us from our competitors.

We are performing well in our key customer types despite relatively flat sales and profitability during the period of uncertainty related to the Acquisition. Overall, our net sales were relatively flat in the 39-week period ended September 26, 2015, in comparison to the 2014 comparable period, as a result of the effects of the deflationary environment, the aforementioned Acquisition related uncertainty and a decrease in sales primarily to our national chain customers, offset by a positive shift in customer mix to independent restaurant customers. Sales to our independent restaurant customers, which generally have higher margins, account for an increasing proportion of our sales mix. This trend also accelerated on a sequential quarterly basis in 2015. Sales of our private brands, which generally have higher margins compared to similar manufacturer-branded offerings, remained steady as compared to the prior year comparable period.

Excluding the increase in gross profit attributable to our last-in, first-out (“LIFO”) inventory cost reflecting product cost deflation in the 2015 period compared to inflation in the 2014 period, our gross profit as a percentage of net sales remained flat to prior year and increased modestly on a sequential quarterly basis during 2015. Our favorable sales mix and our merchandising and product initiatives positively impacted our margins and offset the sales impact of the deflationary pricing on our cost plus contracts and the competitive market conditions.

Our operating expenses increased in the 39-week period ended September 26, 2015 relative to the 2014 comparable period primarily due to costs incurred related to our strategic initiatives that are designed to optimize our operating model, and investments in our product innovation, analytic sales tools, and e-commerce. Our employee related costs increased marginally in spite of increasing wages and increasing benefit related costs. The overall increase in our operating costs was mainly due to Restructuring and tangible asset impairment costs including estimated multiemployer pension plan withdrawal liabilities, costs related to the implementation of our new field operational model, and Acquisition related one-time costs. We are actively managing our operating cost base through recent and ongoing initiatives that seek to limit our future pension costs through current settlements and a recent USF-sponsored defined benefit plan freeze, the continued optimization of our distribution facilities and technology that enhances our sales associate productivity. Additionally, during the fiscal third quarter of 2015, we announced our plan to streamline our field operations in connection with a shift toward a more efficient operating cost model that optimizes local agility, while benefiting from center led support activities. We expect to incur additional restructuring charges during the fiscal fourth quarter of 2015 and in fiscal year 2016 related to this organizational realignment.

In February 2016, members of the Teamsters Local 104 went on strike at our Phoenix, Arizona distribution facility following the expiration of a labor agreement covering those workers and unsuccessful negotiations to reach a new agreement with the local union bargaining committee. Employees at Teamsters-represented distribution centers in Los Angeles, San Diego, and Corona, California joined in sympathy strikes. We continue to negotiate with the local bargaining committee with respect to this matter. We are currently assessing the impact of these strikes on our results of operations. In an attempt to mitigate adverse effects of a labor dispute, we do extensive contingency planning in advance of all negotiations, but, notwithstanding such planning, deliveries have and may continue to be delayed as a result of the strikes.

Selected Consolidated Results of Operations, EBITDA, Adjusted EBITDA, Adjusted Net income, and Free cash flow

The following table presents selected consolidated results of operations of our business for the periods indicated:

	39-Weeks Ended		Fiscal Year
	September 26, 2015	September 27, 2014	2014	2013	2012
	(in millions, except percentages)
Consolidated Statements of Operations:
Net sales	$17,192	$17,266	$23,020	$22,297	$21,665
Cost of goods sold	14,257	14,446	19,222	18,474	17,972

Gross profit	2,935	2,820	3,798	3,823	3,693
Operating expenses:
Distribution, selling and administrative costs	2,716	2,681	3,546	3,494	3,350
Restructuring and tangible asset impairment charges	82	—	—	8	9

Total operating expenses	2,798	2,681	3,546	3,502	3,359

Operating income	137	139	252	321	334
Acquisition termination fees—net	288	—	—	—	—
Interest expense—net	211	219	289	306	312
Loss on extinguishment of debt	—	—	—	42	31

Income (loss) before income taxes	214	(80)	(37)	(27)	(9)
Income tax provision	37	41	36	30	42

Net income (loss)	$177	$(121)	$(73)	$(57)	$(51)

Percentage of Net Sales:
Gross profit	17.1%	16.3%	16.5%	17.1%	17.0%
Distribution, selling and administrative costs	15.8%	15.5%	15.4%	15.7%	15.5%
Total operating expense	16.3%	15.5%	15.4%	15.7%	15.5%
Operating income	0.8%	0.8%	1.1%	1.4%	1.5%
Net income (loss)	1.0%	(0.7)%	(0.3)%	(0.3)%	(0.2)%

Other Data:
Cash flows—operating activities	$586	$304	$402	$322	$316
Cash flows—investing activities	(158)	(82)	(118)	(187)	(380)
Cash flows—financing activities	(73)	(57)	(120)	(197)	103
EBITDA(a)	724	449	664	667	659
Adjusted EBITDA(a)	620	626	866	845	841
Adjusted Net income(a)	72	53	126	111	129
Free cash flow(a)	$444	$199	$255	$131	$23

(a)

EBITDA, Adjusted EBITDA, and Adjusted Net income are measures used by management to measure operating performance. EBITDA is defined as Net income (loss), plus Interest expense—net, Income tax provision, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA further adjusted for 1) Sponsor fees; 2) Restructuring and tangible asset impairment charges; 3) Share-based compensation expense; 4) the non-cash impact of net LIFO reserve adjustments; 5) Loss on extinguishment of debt; 6) Pension settlement; 7) Business transformation costs; 8) Acquisition-related costs; 9) Acquisition termination fees—net; and 10) other gains, losses, or charges as specified in our debt agreements. Adjusted Net income is defined as Net income (loss) excluding the items used to calculate Adjusted EBITDA above and further adjusted for the tax effect of the exclusions, if any. EBITDA, Adjusted EBITDA, and Adjusted Net income as presented in this prospectus, are supplemental measures of our performance that are not required by or presented in accordance with GAAP. They are not measurements of our performance under GAAP and should not be considered as alternatives to Net income (loss) or any other performance measures derived in accordance with GAAP.

Free cash flow is defined as Cash flows provided by operating activities less Capital expenditures. Free cash flow is used by management as a supplemental measure of our liquidity. We believe that Free cash flow is a useful financial metric to assess our ability to pursue business opportunities and investments. Free cash flow is not a measure of our liquidity under GAAP and should not be considered as an alternative to cash flows from operating activities.

For additional information, see “Selected Historical Consolidated Financial Data—Non-GAAP Reconciliations.”

Consolidated Results of Operations

Accounting Periods

We operate on a 52-53 week fiscal year, with all fiscal periods ending on a Saturday. When a 53-week fiscal year occurs, we report the additional week in the fiscal fourth quarter. Fiscal years 2014, 2013, and 2012 were 52-week fiscal years. Fiscal year 2015 is a 53-week fiscal year and ends on January 2, 2016.

39-weeks Ended September 26, 2015 and September 27, 2014

Highlights

•	Net sales levels for the 39-weeks ended September 26, 2015 remained relatively flat at $17,192 million from $17,266 million in the 39-weeks ended September 27, 2014. We were able to maintain relatively flat sales levels despite the Acquisition-related uncertainty. Net sales increased to our independent restaurants compared to the same period last year, and was offset by a Net sales decrease to others, primarily our national chain customers.

•	Operating income, as a percentage of Net sales, remained unchanged at 0.8% for both the 2015 and 2014 periods. The 2015 period includes $82 million of Restructuring and tangible asset impairment charges and an increase of $52 million in Acquisition-related costs offset to an extent by a positive change in our LIFO inventory cost.

•	Net income in the 2015 period was $177 million as compared to a Net loss of $121 million in the 2014 period. The 2015 period includes $288 million in net fees received in connection with the termination of the Acquisition Agreement.

•	Adjusted EBITDA in the 2015 period was $620 million as compared to $626 million in the 2014 period. As a percentage of Net sales, Adjusted EBITDA was 3.6% in both the 2015 and 2014 periods.

Net Sales

Net sales decreased $74 million, or 0.4%, to $17,192 million in the 2015 period. Net sales increased to our independent restaurants compared to the same period last year, and was offset by a Net sales decrease to others, primarily our national chain customers. Lower product cost also unfavorably impacted Net sales in the 2015 period since a significant portion of our business is based on percentage markups over actual cost.

Gross Profit

Gross profit increased $115 million, or 4.1%, to $2,935 million in the 2015 period. As a percentage of Net sales, Gross profit increased by 0.8% to 17.1% in the 2015 period from 16.3% in the 2014 period. Our LIFO inventory costing increased Gross profit by $111 million. The 2015 period had a LIFO benefit of $42 million compared to a LIFO charge of $69 million in 2014, driven by product price deflation in the 2015 period compared to moderate inflation in the 2014 period.

Distribution, Selling and Administrative Costs

Distribution, selling and administrative costs increased $35 million, or 1.3%, to $2,716 million in the 2015 period. As a percentage of Net sales, distribution, selling and administrative costs increased 0.3% to 15.8% in the 2015 period from 15.5% in the 2014 period. The increase was due to $52 million of higher Acquisition-related costs, a $17 million increase in our non-cash pension costs, which were impacted by lower discount rates and 2014 year end mortality table updates related to our Company-sponsored benefit plans (see “—Retirement Plans” below), $16 million in legal settlement costs and $9 million of brand re-launch and related marketing costs. These were offset by $22 million lower fuel expenses, driven by declining fuel prices, an $11 million decrease in depreciation expense, primarily related to information technology and fleet assets, and a net insurance recovery gain of $11 million related to a prior year facility tornado loss.

Restructuring and Tangible Asset Impairment Charges

During the fiscal third quarter of 2015, we announced our plan to streamline our field operational model. We anticipate the reorganization will be completed in fiscal year 2016. An initial restructuring charge of $29 million was recorded in the fiscal third quarter of 2015 and consisted primarily of employee separation-related costs. We expect to incur additional restructuring charges during the fiscal fourth quarter of 2015 and in fiscal year 2016 related to this organizational realignment.

During the fiscal second quarter of 2015, we announced our tentative decision to close the Baltimore, Maryland distribution facility. We are currently engaged in discussions with unions representing certain employees regarding this tentative decision. A final decision regarding the Baltimore facility will be made once negotiations with the unions are concluded. In anticipation of a potential closure of the Baltimore facility, we accrued a restructuring charge estimated at $51 million, including $46 million of estimated multiemployer pension withdrawal liabilities. The estimated multiemployer pension liability was based on the latest available information received from the respective plans’ administrator and represents an estimate for a calendar year 2014 withdrawal. Due to the lack of current information, including changes in market conditions, and funded status of the related multiemployer pension plans, the settlement of these multiemployer pension withdrawal liabilities could materially differ from this estimate.

Acquisition Termination Fees—Net

The 2015 period included net termination fee income of $288 million, comprised of $300 million paid to us in connection with the termination of the Acquisition Agreement partially offset by a $12.5 million termination fee paid by us in connection with the termination of the related asset purchase agreement with Performance Food Group.

Interest Expense—Net

Interest expense—net decreased $8 million to $211 million in the 2015 period. The decrease related primarily to lower borrowings on our accounts receivable financing facility and to certain deferred finance fees associated with our 2007 acquisition being fully amortized during the fiscal second quarter of 2015.

Income Taxes

The determination of our overall effective tax rate requires the use of estimates. The effective tax rate reflects the income earned and taxed in various United States federal and state jurisdictions based on enacted tax law, permanent differences between book and tax items, tax credits and our change in relative contribution to income by each jurisdiction.

We estimated our annual effective tax rate for the full fiscal year and applied the annual effective tax rate to the results of the 39-weeks ended September 26, 2015 and September 27, 2014 for purposes of determining our year-to-date tax expense. The effective tax rate for the 39-weeks ended September 26, 2015 and September 27, 2014 of 17% and 52%, respectively, varied from the 35% federal statutory rate primarily due to a change in the valuation allowance and deferred tax liabilities related to indefinite-lived intangibles, which are generally not considered a source of support for realization of the net deferred tax asset. A full valuation allowance on the net deferred tax assets will be maintained until sufficient positive evidence related to sources of future taxable income exists to support a reversal of the valuation allowance. The valuation allowance against the net deferred tax assets was $149 million at September 26, 2015, an $83 million decrease from $232 million at December 27, 2014. The decrease was due primarily to the income received in connection with the Acquisition Agreement termination fee discussed above, as well as the gain in Other comprehensive income associated with the non-union benefits freeze of our Company sponsored defined benefit plan. At September 27, 2014, the valuation allowance increased $66 million from December 28, 2013, primarily as a result of a change in deferred tax assets associated with net operating losses not covered by future reversals of deferred tax liabilities.

Fiscal Years Ended December 27, 2014 and December 28, 2013

Highlights

•	Net sales increased $723 million in 2014, or 3.2%, to $23,020 million.

•	Operating income, as a percentage of Net sales, was 1.1% in 2014 as compared to 1.4% in 2013.

•	Net loss was $73 million in 2014 as compared to a Net loss of $57 million in 2013 and reflects an increase of $34 million in Acquisition-related costs.

•	Adjusted EBITDA increased 2.5% or $21 million, to $866 million.

Net Sales

Net sales increased $723 million, or 3.2%, to $23,020 million in 2014 as compared to $22,297 million in 2013. The improvement was primarily due to increased sales to independent restaurants, healthcare and hospitality customers, and was partially offset by lower sales to others, primarily national chain customers. Higher product cost, driven mainly by inflation, favorably impacted Net sales in 2014, as a significant portion of our business is based on percentage markups over actual cost, and more than offset the decrease in case volume.

Gross Profit

Gross profit decreased $25 million, or 0.6%, to $3,798 million in 2014 from $3,823 million in 2013. As a percentage of Net sales, Gross profit decreased by 0.6% to 16.5% in 2014 from 17.1% in 2013. Lower Gross profit reflected competitive market conditions and commodity pricing pressures, partially offset by merchandising initiatives.

Distribution, Selling and Administrative Costs

Distribution, selling and administrative expenses increased $52 million, or 1.5%, to $3,546 million in 2014 from $3,494 million in 2013. As a percentage of Net sales, Distribution, selling and administrative costs decreased by 0.3% to 15.4% in 2014 from 15.7% in 2013. The 2014 increase was due primarily to $38 million of costs related to the terminated Acquisition Agreement, and a $24 million increase in depreciation and amortization expense, primarily due to technology and fleet investments. These increases were partially offset by a $9 million decrease in marketing and branding-related costs. Year over year wage inflation increases were offset by lower headcount and a $20 million decrease in pension costs related to our Company-sponsored benefit plans.

Restructuring and Tangible Asset Impairment Charges

Restructuring and tangible asset impairment charges were immaterial in 2014.

During 2013, we recognized Restructuring and tangible asset impairment charges of $8 million mainly attributable to the decision to close three distribution facilities that ceased operating in 2014, resulting in $4 million of severance and related costs. The remainder was attributable to impairment charges related to the adjustment to estimated fair value, less costs to sell, of certain Assets held for sale and other severance costs.

Interest Expense-Net

Interest expense—Net decreased $17 million to $289 million in 2014 from $306 million in 2013. Lower overall borrowing costs as a result of the 2013 debt refinancing transactions and a decrease in average borrowings on our revolving credit facility were partially offset by higher interest expense attributable to capital lease additions.

Loss on Extinguishment of Debt

The 2013 Loss on extinguishment of debt consists of a write-off of unamortized debt issuance costs, as well as loan fees and third party costs relating to the Amended 2011 Term Loan and an early redemption premium and a write-off of unamortized debt issuance costs relating to the redemption of our 11.25% Senior Subordinated Notes due 2017 (the “Senior Subordinated Notes”).

Income Taxes

We recorded Income tax provisions of $36 million and $30 million for 2014 and 2013, respectively. The effective tax rate of 97% for 2014 was primarily affected by a $55 million increase in the valuation allowance related to intangible assets, and an $8 million increase in deferred tax assets related to additional income tax credits. The effective tax rate of 109% for 2013 was primarily affected by a $32 million increase in the valuation allowance related to intangible assets, and a $5 million decrease in deferred tax assets for stock awards settled. See Note 20, Income Taxes, in the Notes to the audited consolidated financial statements for a reconciliation of our effective tax rates to the statutory rate.

Fiscal Years Ended December 28, 2013 and December 29, 2012

Highlights

•	Net sales increased $632 million, or 2.9%, to $22,297 million.

•	Operating income, as a percentage of net sales, was 1.4% in 2013 as compared to 1.5% in 2012.

•	Net loss was $57 million in 2013 as compared to a Net loss of $51 million in 2012 and includes a $42 million and $31 million Loss on extinguishment of debt in 2013 and 2012, respectively, in connection with our ongoing debt restructurings.

•	Adjusted EBITDA increased 0.5% or $4 million to $845 million.

Net Sales

Net sales increased $632 million, or 2.9%, to $22,297 million in 2013 as compared to $21,665 million in 2012. The improvement was primarily due to increased sales to independent restaurants, healthcare and hospitality customers. Case volume grew over the prior year. Approximately $350 million of the Net sales increase came from higher product cost, as a significant portion of our business is based on percentage markups over actual cost.

Gross Profit

Gross profit increased $130 million, or 3.5%, to $3,823 million in 2013, from $3,693 million in 2012. As a percentage of Net sales, Gross profit rose by 0.1% to 17.1% in 2013 from 17.0% in 2012. Higher Gross profit reflected favorable product cost due to merchandising initiatives, and higher case volume, partially offset by commodity pricing pressures.

Distribution, Selling and Administrative Costs

Distribution, selling and administrative costs increased $144 million, or 4.3%, to $3,494 million in 2013 from $3,350 million in 2012. Distribution, selling and administrative costs as a percentage of Net sales grew by 0.2% to 15.7% for 2013 as compared to 15.5% for 2012. The 2013 increase in Distribution, selling and administrative expenses was primarily due to a $111 million increase in payroll and related costs, driven by higher incentive compensation costs from a year ago, and higher wages related to year-over-year wage inflationary increases and increased sales volume.

Other increases in Distribution, selling and administrative expenses included: 1) a $23 million increase in depreciation and amortization expense, due to recent capital expenditures for fleet replacement and investments in technology; 2) a $9 million increase in amortization of intangible assets resulting from our 2012 business acquisitions; 3) a $23 million increase in self-insurance costs due to higher self-insured claims experience in 2013; and 4) a $9 million increase in bad debt costs. These increases were offset by productivity improvements from our selling and distribution activities, and business transformation costs that were $14 million lower in 2013 than in the prior year. Pension expense decreased $15 million in 2013 from a year ago, primarily due to a 2012 settlement resulting in lump-sum payments to retirees and former employees participating in several of our Company-sponsored pension plans.

Restructuring and Tangible Asset Impairment Charges

During 2013, we recognized Restructuring and tangible asset impairment charges of $8 million mainly attributable to the decision to close three distribution facilities that ceased operating in 2014, resulting in $4 million of severance and related costs. The remainder was attributable to impairment charges related to the adjustment to estimated fair value, less costs to sell, of certain assets held for sale and other employee-related separation costs.

During 2012, we recognized Restructuring and tangible asset impairment charges of $9 million. We closed four facilities, including three distribution centers and one administrative support office. The closed facilities were consolidated into our other operations. These actions resulted in $5 million of tangible asset impairment charges and minimal severance and related costs. In 2012, we recognized $3 million of net severance and related costs for initiatives to optimize and transform our business processes and systems. Also, certain Assets held for sale were adjusted to their estimated fair value, less costs to sell. This created tangible asset impairment charges of $2 million. Additionally, we reversed $2 million of liabilities for unused leased facilities.

Interest Expense—Net

Interest expense—net decreased $6 million to $306 million in 2013 from $312 million in 2012. Lower overall borrowing costs as a result of our debt refinancing transactions were partially offset by an increase in average borrowings.

Loss on Extinguishment of Debt

During 2013 and 2012, we entered into a series of debt refinancing transactions to extend debt maturities or lower borrowing costs. The 2013 Loss on extinguishment of debt was $42 million. It consisted of a $20 million premium related to the early redemption of our Senior Subordinated Notes, a write-off of $13 million of unamortized debt issuance costs, and $9 million of lender fees and third party costs related to these transactions.

The 2012 Loss on extinguishment of debt was $31 million. This included $12 million of lender fees and third party costs related to the transactions, a write off of $10 million of unamortized debt issuance costs, and a $9 million premium from the early redemption of our Senior Subordinated Notes.

Income Taxes

We recorded Income tax provisions of $30 million and $42 million for 2013 and 2012, respectively. The effective tax rate of 109% for 2013 was primarily affected by a $32 million increase in the valuation allowance related to intangible assets, and a $5 million decrease in deferred tax assets for stock awards settled. The effective tax rate of 487% for 2012 was primarily affected by a $44 million increase in the valuation allowance related to intangible assets. See Note 20, Income Taxes, in the Notes to the audited consolidated financial statements for a reconciliation of our effective tax rates to the statutory rate.

Liquidity and Capital Resources

Our operations and strategic objectives require continuing capital investment. Our resources include cash provided by operations, as well as access to capital from bank borrowings, various types of debt, and other financing arrangements.

Indebtedness

We are highly leveraged, with significant scheduled debt maturities during the next five years. A substantial portion of our liquidity needs arise from debt service requirements, and from the ongoing costs of operations, working capital and capital expenditures. As of September 26, 2015, we had $4,724 million in aggregate indebtedness outstanding. Our primary financing sources for working capital and capital expenditures are our asset-based senior secured revolving loan ABL Facility (the “ABL Facility”) and our accounts receivable financing facility (the “2012 ABS Facility”). We had aggregate commitments for additional borrowings under the ABL Facility and the 2012 ABS Facility of $927 million-of which $854 million was available as of September 26, 2015 based on our borrowing base–all of which was secured.

Our ABL Facility was most recently amended on October 20, 2015 to increase the maximum borrowing by $200 million, to $1,300 million; our ABL Tranche A-1 increased from $75 million to $100 million, and the maximum borrowing available under the ABL Tranche A increased $175 million to $1,200 million. Additionally, under this amendment, the interest rate on outstanding borrowings and letter of credit fees was reduced by 25 basis points. The maturity date was extended from May 11, 2017 to the earlier of (1) October 20, 2020, the amended ABL Facility maturity date; (2) April 1, 2019 if our unsecured Senior Notes have more than $300 million of principal outstanding at that date and the maturity date of the Senior Notes has not been extended to later than October 20, 2020; or (3) December 31, 2018 if our Amended 2011 Term Loan has more than $300 million of principal outstanding at that date and the maturity date of the Amended 2011 Term Loan has not been extended to later than October 20, 2020. The ABL Facility currently provides for loans of up to $1,300 million, up from $1,100 million at September 26, 2015, with its capacity limited by borrowing base calculations. As of September 26, 2015, we had no outstanding borrowings, but had issued letters of credit totaling $387 million under the ABL Facility. There was available capacity on the ABL Facility of $713 million at September 26, 2015, based on the borrowing base calculation.

Under the 2012 ABS Facility, we sell, on a revolving basis, our eligible receivables to a wholly owned, special purpose, bankruptcy remote subsidiary. This subsidiary, in turn, grants to the administrative agent for the benefit of the lenders a continuing security interest in all of its rights, title and interest in the eligible receivables, as defined by the 2012 ABS Facility. See Note 4, Accounts Receivable Financing Program, in the Notes to the unaudited consolidated financial statements. The maximum capacity under the 2012 ABS Facility is $800 million, with its capacity limited by borrowing base calculations. Borrowings under the 2012 ABS Facility were $586 million at September 26, 2015. At our option, we can request additional 2012 ABS Facility borrowings up to the maximum commitment, provided sufficient eligible receivables are available as collateral. There was available capacity under the 2012 ABS Facility of $141 million at September 26, 2015, based on the borrowing base calculation. The 2012 ABS Facility was amended on October 19, 2015, to extend its maturity date to September 30, 2018.

Our Amended 2011 Term Loan had borrowings of $2,058 million outstanding as of September 26, 2015. The Amended 2011 Term Loan bears interest of 4.50%, the London Inter Bank Offered Rate (“LIBOR”) floor plus 3.50%, at September 26, 2015 and matures March 31, 2019.

We had $1,348 million of unsecured Senior Notes outstanding as of September 26, 2015 which bear interest of 8.5% and mature on June 30, 2019.

Our commercial mortgage-backed securities loan facility (the “CMBS Fixed Facility”) provides financing of $472 million and is currently secured by mortgages on 34 properties, consisting of distribution facilities. The CMBS Fixed Facility bears interest of 6.38% and matures on August 1, 2017.

In January 2015, we entered into a self-funded industrial revenue bond agreement providing for the issuance of a maximum of $40 million in Taxable Demand Revenue Bonds (the “TRBs”) that provide certain tax incentives related to the construction of a new distribution facility. As of September 26, 2015, we borrowed $22 million of the TRBs. The TRBs bear interest of 6.25% and mature on January 1, 2030.

As of September 26, 2015, we had $227 million of obligations under capital leases for transportation equipment and building leases. We entered into $110 million of fleet capital lease obligations during 2015, of which $58 million was incurred through September 26, 2015.

Our largest debt facilities mature at various dates, including $500 million in 2017, $600 million in 2018 and $3,400 million in 2019. As economic conditions permit, we will consider further opportunities to repurchase, refinance or otherwise reduce our debt obligations on favorable terms. Any further potential debt reduction or refinancing could require significant use of our liquidity and capital resources. For a detailed description of our indebtedness, see “Description of Certain Indebtedness.”

In December 2015, we reached a settlement with the Central States Teamsters Union Pension Plan (“Central States”) consisting of a $97 million cash payment made in December 2015, and future annual minimum contribution payments through 2023 of no less than 90% of the current plan’s annual contribution. The settlement relieves the Company of its participation in the “legacy” Central States Teamsters Southeast and Southwest Area Pension Fund and its associated $141.6 million withdrawal liability estimated as of September, 2015. It also resolved the outstanding litigation related to the Eagan Labor Dispute, which is described in Note 22, Commitments and Contingencies, in the Notes to the audited consolidated financial statements. The settlement commences USF’s participation in the “Hybrid” Central States Plan, which adopted an alternative method for determining an employer’s unfunded obligation that would limit USF’s funding obligations to the pension fund in the future. For a detailed description of the settlement, see Note 20, Subsequent Events, in the Notes to the unaudited consolidated financial statements. Also in December 2015, we acquired a broadline foodservice distributor for approximately $70 million. The payments for both transactions were funded through available cash.

In January 2016, we paid a $666.3 million one-time special cash distribution to shareholders of record as of January 4, 2016. We funded the distribution through a $75 million borrowing under the 2012 ABS Facility, an approximate $240 million borrowing under our ABL Facility, and the remainder through available cash.

We believe that the combination of cash generated from operations together with availability under our debt agreements and other financing arrangements will be adequate to permit us to meet our debt service obligations, ongoing costs of operations, working capital needs, and capital expenditure requirements for the next 12 months.

Our future financial and operating performance, ability to service or refinance our debt, and ability to comply with covenants and restrictions contained in our debt agreements will be subject to: (1) future economic conditions, (2) the financial health of our customers and suppliers, and (3) financial, business and other factors, many of which are beyond our control.

Every quarter, we review rating agency changes for all of the lenders that have a continuing obligation to provide us with funding. We are not aware of any facts that indicate our lender banks will not be able to comply with the contractual terms of their agreements with us. We continue to monitor the credit markets and the strength of our lender counterparties.

From time to time, we repurchase or otherwise retire our debt and take other steps to reduce our debt or otherwise improve our balance sheet. These actions may include open market repurchases, negotiated repurchases, and other retirements of outstanding debt. The amount of debt that may be repurchased or otherwise retired, if any, will depend on market conditions, our debt trading levels, our cash position, and other considerations. The Sponsors or their affiliates may also purchase our debt from time to time, through open market purchases or other transactions. In these cases, our debt is not retired, and we would continue to pay interest in accordance with the terms of the related debt agreements.

USF’s credit facilities, loan agreements and indentures contain customary covenants. These include, among other things, covenants that restrict USF’s ability to incur certain additional indebtedness, create or permit liens on assets, pay dividends, or engage in mergers or consolidations. As of September 26, 2015, USF had $456 million of restricted payment capacity, and $1,197 million of USF’s assets were restricted under these covenants. Certain debt agreements also contain various and customary events of default. Those include, without limitation, the failure to pay interest or principal when it is due under the agreements, cross default provisions, the failure of representations and warranties contained in the agreements to be true, and certain insolvency events. If a default event occurs and continues, the principal amounts outstanding, together with all accrued unpaid interest and other amounts owed, may be declared immediately due and payable by the lenders. Were such an event to occur, we would be forced to seek new financing that may not be on as favorable terms as our current facilities. Our ability to refinance our indebtedness on favorable terms, or at all, is directly affected by the current economic and financial conditions. In addition, our ability to incur secured indebtedness (which may enable us to achieve more favorable terms than the incurrence of unsecured indebtedness) depends on the strength of our cash flows, results of operations, economic and market conditions and other factors. As of September 26, 2015, we were in compliance with all of our debt agreements.

Cash Flows

For the periods indicated, the following table presents condensed highlights from our Consolidated Statements of Cash Flows:

	39-weeks Ended		Fiscal Year
	September 26, 2015	September 27, 2014	2014	2013	2012
	(in millions)
Net income (loss)	$177	$(121)	$(73)	$(57)	$(51)
Changes in operating assets and liabilities	52	45	(11)	(123)	(101)
Other adjustments	357	380	486	502	468

Net cash provided by operating activities	586	304	402	322	316
Net cash used in investing activities	(158)	(82)	(118)	(187)	(380)
Net cash used in financing activities	(73)	(57)	(120)	(197)	103

Net increase in cash and cash equivalents	355	165	164	(62)	39
Cash and cash equivalents, beginning of period	344	180	180	242	203

Cash and cash equivalents, end of period	$699	$345	$344	$180	$242

Operating Activities

Cash flows provided by operating activities were $586 million and $304 million for the 39-weeks ended September 26, 2015 and September 27, 2014, respectively. Cash flows provided by operating activities increased $282 million in the 39-week 2015 period from the 39-week 2014 period primarily due to the positive change in Net income which was largely attributable to $288 million in net fees received in connection with the termination of the Acquisition Agreement. Cash flows provided by operating activities in the 39-week 2015 period were also favorably impacted by net changes in operating assets and liabilities, as increases in accounts payable and accrued expenses and other liabilities more than offset increases in accounts receivable and inventories. Additionally, the 39-week 2015 period Cash flows provided by operating activities reflects insurance recoveries of $22 million which resulted in a net gain of $11 million. The principal favorable impact on Cash flows provided by operating activities in the 39-week 2014 period related to changes in operating assets and liabilities, as the decrease in inventories and an increase in accounts payable more than offset an increase in accounts receivable and a decrease in accrued expenses and other liabilities.

Cash flows provided by operating activities were $402 million in 2014, as compared to $322 million in 2013 and $316 million in 2012. Cash flows provided by operating activities increased $80 million in 2014 from 2013. Lower inventories were partially offset by an increase in accounts receivable and lower accrued expenses and other liabilities. Cash flows provided by operating activities increased $6 million in 2013 from 2012. Decreases in accounts receivable and inventories, and an increase in accrued expenses and other liabilities, were partially offset by lower accounts payable.

Cash flows provided by operating activities in 2014 were unfavorably affected by changes in operating assets and liabilities, including an increase in accounts receivable and decreases in accounts payable and accrued expenses and other liabilities, partially offset by a decrease in inventories. Cash flows provided by operating activities in 2014 include $10 million of insurance recoveries related to tornado damage to a distribution facility. Cash flows provided by operating activities in 2013 were unfavorably affected by changes in operating assets and liabilities. This included higher inventories and accounts receivable and lower accounts payable. Cash flows provided by operating activities in 2012 were unfavorably affected by changes in operating assets and liabilities, including increases in inventories and accounts receivable and a decrease in accrued expenses and other liabilities, partially offset by an increase in accounts payable and improved operating results.

Investing Activities

Cash flows used in investing activities for the 39-weeks ended September 26, 2015 included purchases of property and equipment of $142 million, Proceeds from sales of property and equipment of $3 million, and insurance recoveries of $3 million related to property damaged by a tornado. We also purchased $22 million of self-funded industrial revenue bonds. See “—Financing Activities” below for offsetting cash inflow, and as further discussed in Note 10, Debt, in the Notes to the unaudited consolidated financial statements.

Cash flows used in investing activities for the 39-weeks ended September 27, 2014 included purchases of property and equipment of $105 million, and proceeds from sales of property and equipment of $20 million and $4 million of insurance recoveries related to a facility damaged by a tornado.

Additionally, we entered into $58 million and $97 million of capital lease obligations during the 39-weeks ended September 26, 2015 and September 27, 2014, respectively. The 2015 capital lease obligations were for fleet replacement. The 2014 capital lease obligations included $70 million for fleet replacement and $27 million for a distribution facility addition.

Capital expenditures in the 39-week periods in 2015 and 2014 included fleet replacement and investments in information technology to improve our business, as well as new construction or expansion of distribution facilities.

Cash flows used in investing activities in 2014 included purchases of property and equipment of $147 million, proceeds from sales of property and equipment of $25 million and $4 million of insurance recoveries related to property and equipment of a distribution facility damaged by a tornado. Cash flows used in investing activities in 2013 included purchases of property and equipment of $191 million, and proceeds from sales of property and equipment of $15 million. Cash flows used in investing activities for 2012 included purchases of property plant and equipment of $293 million, and proceeds from sales of property and equipment of $20 million.

Cash flows used in investing activities during 2013 included the acquisition of one broadline distributor for $14 million in cash, plus a contingent consideration of $2 million, which was paid in 2014. We also had a purchase price adjustment of $2 million in 2013 related to two 2012 acquisitions. In 2012, Cash flows used in investing activities included business acquisitions of five broadline distributors for $106 million in cash, plus a contingent consideration of $6 million, which was paid in 2013. These acquisitions have been integrated into our foodservice distribution network.

Additionally, we entered into $97 million, $101 million and $22 million of capital lease obligations in 2014, 2013 and 2012, respectively. The 2014 capital lease obligations included $70 million for fleet replacement and $27 million for a distribution facility addition. The 2013 capital lease obligations were primarily for fleet replacement. Our 2012 capital lease obligation was for a shared services center. Payments on our capital lease obligations are reflected in financing activities.

Capital expenditures in 2014, 2013 and 2012 included fleet replacement and investments in information technology to improve our business, as well as new construction and/or expansion of distribution facilities.

We expect total capital additions for the remainder of fiscal 2015 to be approximately $100 million, including $60 million of cash capital expenditures included in cash flows used in investing activities, and we expect to enter into a total of $40 million of fleet capital leases during the remainder of fiscal 2015. Fiscal 2015 cash capital expenditures consisted of information technology, warehouse equipment and new construction or expansion of distribution facilities. We expect to fund our remaining fiscal year 2015 cash capital expenditures with available cash or cash generated from operations.

Financing Activities

Cash flows used in financing activities of $73 million for the 39-weeks ended September 26, 2015 included $90 million of payments on debt and capital leases, including $2 million of Senior Notes repurchased from certain entities associated with KKR. Additionally, we repurchased $5 million of our common stock from certain terminated employees. The shares were acquired pursuant to the management stockholder’s agreement associated with our stock incentive plan.

In January 2015, we entered into a self-funded industrial revenue bond agreement providing for the issuance of a maximum of $40 million in TRBs that provide certain tax incentives related to the construction of a new distribution facility. As of September 26, 2015, we borrowed $22 million of the TRBs. See “—Investing Activities” above for offsetting cash outflow.

Cash flows used in financing activities of $57 million for the 39-weeks ended September 27, 2014 included $20 million of net payments on our ABL Facility, and $36 million of scheduled payments on other debt facilities and capital lease obligations.

Cash flows used in financing activities of $120 million in 2014 resulted from $50 million of net payments on our 2012 ABS Facility, $20 million of net payments on our ABL Facility, $24 million of scheduled payments on other debt facilities, $24 million related to capital lease obligations and $2 million of contingent consideration related to a 2013 business acquisition.

Cash flows used in financing activities of $197 million in 2013 primarily resulted from net payments on debt facilities, and costs and fees paid related to our 2013 debt refinancing transactions.

In June 2013, we refinanced our term loan facilities into a new $2,100 million term facility. Lenders exchanged $1,634 million in principal under our previous term loan facilities for a like amount of principal in the new facility. We received proceeds of $466 million from continuing and new lenders purchasing additional principal in the new term loan facility. The cash proceeds were used to pay down $457 million in principal of the previous term loan facilities. In January 2013, we used proceeds of $388 million from Senior Notes issuances primarily to redeem $355 million in principal of our Senior Subordinated Notes, plus an early redemption premium of $20 million. We incurred total cash costs of $29 million in connection with the 2013 debt refinancing transactions, including costs to register our Senior Notes. Additionally, we made net payments on our ABL Facility of $150 million as well as $27 million of scheduled payments on other debt facilities. In 2013, we paid $6 million of contingent consideration related to 2012 business acquisitions. In 2013, we paid $8 million to repurchase shares of common stock from certain terminated employees.

Cash flows from financing activities of $103 million in 2012 primarily resulted from net borrowings on debt facilities, partially offset by transaction costs and fees paid related to our 2012 debt refinancing transactions. We used proceeds of $584 million from Senior Notes issuances largely to repay $249 million of 2007 Term Loan principal due July 3, 2014, and redeem $166 million in principal of our Senior Subordinated Notes, plus an early redemption premium of $9 million. Our CMBS floating rate loan matured on July 9, 2012. Its outstanding borrowings, totaling $163 million, were repaid with proceeds from our ABL Facility. Scheduled repayments on debt and capital leases were $18 million. We incurred total cash costs of $35 million in connection with 2012 debt refinancing transactions. In 2012, we paid $3 million, net of proceeds received, to repurchase shares of common stock from certain terminated employees.

Retirement Plans

We maintain several qualified retirement plans and a nonqualified retirement plan (“Retirement Plans”) that pay benefits to certain employees at retirement, using formulas based on a participant’s years of service and compensation. In addition, we maintain a postemployment health and welfare plan for certain employees. We contributed $48 million and $39 million to the Retirement Plans in the 39-weeks ended September 26, 2015 and September 27, 2014, respectively. We expect to make $49 million total contributions to the Retirement Plans in fiscal year 2015. We contributed $49 million, $49 million and $47 million to the Retirement Plans in fiscal years 2014, 2013 and 2012, respectively.

On August 5, 2015, we announced a plan to freeze non-union participants’ benefits of USF’s sponsored defined benefit pension plan effective September 30, 2015 and enriched USF’s-sponsored defined contribution 401(k) plan. The freeze and related plan remeasurement resulted in a reduction in the benefit obligation included in Other long term liabilities of approximately $91 million, with a corresponding decrease to Accumulated other comprehensive loss. At the remeasurement date, the plan’s net loss included in Accumulated other comprehensive loss exceeded the reduction in the plan’s benefit obligation and, accordingly, no net curtailment gain or loss was incurred. As a result of the plan freeze, actuarial gains and losses will be amortized over the average remaining life expectancy of inactive participants rather than the average remaining service lives of active participants. Certain employees are eligible to participate in USF’s-sponsored defined contribution 401(k) plan. This plan provides that, under certain circumstances, we may make matching contributions of up to 50% of the first 6% of a participant’s compensation. We made contributions to this plan of $26 million, $25 million and $25 million in fiscal years 2014, 2013 and 2012, respectively. Effective the first day of our fiscal fourth quarter of 2015, the USF 401(k) plan was amended to provide for company matching contributions of 100% of the first 3% of a participant’s compensation and 50% of the next 2% of a participant’s compensation, for a maximum company matching contribution of 4%. The net impact of these changes is expected to lower our future benefit costs by approximately $30 million annually subject to changes in discount rates, funded status, and pension asset returns related to the above noted defined benefit plan.

We also contribute to various multiemployer benefit plans under CBAs. Our contributions to these plans were $32 million, $31 million and $28 million in fiscal years 2014, 2013 and 2012, respectively. At September 26, 2015, we had $47 million of multiemployer pension withdrawal liabilities relating to facilities closed prior to 2015, payable in monthly installments through 2031, at effective interest rates ranging from 5.9% to 6.7%. As discussed in Note 18, Commitments and Contingencies, in the Notes to the unaudited consolidated financial statements, we were assessed an additional $17 million multiemployer pension withdrawal liability for a facility closed in 2008. As further discussed in Note 20, Subsequent Events, in the Notes to the unaudited consolidated financial statements, the Company settled these items on December 30, 2015.

Florida State Pricing Subpoena

As described in Note 18, Commitments and Contingencies, in the Notes to the unaudited consolidated financial statements, in May 2011 the State of Florida Department of Financial Services issued a subpoena to the Company requesting a broad range of information regarding vendors, logistics/freight as well as pricing, allowances, and rebates that we obtained from the sale of products and services for the term of the contract. The subpoena focused on all pricing and rebates earned during this period relative to the Florida Department of Corrections. In 2011, we learned of two qui tam suits, filed in Florida state court, against us, one of which was filed by a former official in the Florida Department of Corrections. In April 2015, we and the State of Florida agreed in principle to a settlement under which we would pay $16 million, and the State of Florida would dismiss all complaints, including the two qui tam suits. In June 2015, the parties finalized the settlement agreement and payment was made to the Florida Department of Financial Services.

Insurance Recoveries—Tornado Loss

As described in Note 18, Commitments and Contingencies, in the Notes to the unaudited consolidated financial statements, on April 28, 2014, a tornado damaged a distribution facility and its contents, including building improvements, equipment and inventory. Business from the damaged facility was temporarily transferred to other Company distribution facilities until July 2015, when a new state-of-the-art distribution facility became operational. We received $25 million of insurance proceeds and recorded a net gain of $11 million in the 39-weeks ended September 26, 2015.

We classified $3 million related to the damaged distribution facility as Cash flows from investing activities, and the remaining $22 million related to damaged inventory and business interruption costs as Cash flows from operating activities in our Consolidated Statements of Cash Flows. We expect to reach a final settlement of up to $10 million with our insurance carriers in 2016. The timing of and amounts of ultimate insurance recoveries is not known at this time.

Retention and Transaction Bonuses

In connection with the Acquisition Agreement, we offered a maximum of $31.5 million and $10 million of retention bonuses and transaction bonuses, respectively, to certain employees that were integral to the successful completion of the Acquisition. In February 2015, we approved payment of these transaction and retention bonuses at specific future dates even if the Acquisition were not consummated, and began to accrue compensation costs beginning in February 2015. Approximately $25 million in retention and transaction bonuses were paid in the 39-weeks ended September 26, 2015 and, as of that date, current employees were eligible to receive approximately $15 million in additional retention bonus payments in the first quarter of 2016.

Contractual Obligations

The following table includes information about contractual obligations as of December 27, 2014 that affect our liquidity and capital needs. The table includes information about payments due under specified contractual obligations and includes the maturity profile of our consolidated debt, operating leases and other long-term liabilities. The table excludes (1) the effect of the 2015 amendments to our ABL Facility and the 2012 ABS Facility and (2) an uncertain tax position liability of $5 million, for which the timing of payment is uncertain.

	Payments Due by Period (in millions)
	Total	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years
Recorded Contractual Obligations:
Long-term debt, including capital lease obligations	$4,733	$52	$1,205	$3,431	$45
Multiemployer pension withdrawal obligations(1)	51	6	9	10	26
Pension plans and other post-retirement benefits contributions(2)	49	49	—	—	—
Unrecorded Contractual Obligations:
Interest payments on debt(3)	1,022	254	475	290	3
Operating leases	184	35	56	41	52
Purchase obligations(4)	833	771	62	—	—

Total contractual cash obligations	$6,872	$1,167	$1,807	$3,772	$126

(1)	The amount shown represents multiemployer pension withdrawal obligations typically payable in monthly installments through 2031. As further discussed in Note 20, Subsequent Events, in the Notes to the unaudited consolidated financial statements, the Company settled certain multiemployer pension withdrawal liabilities on December 30, 2015.
(2)	Pension plans and other postretirement benefits contributions are based on estimates for 2015. We do not have minimum funding requirement estimates under ERISA guidelines for the plans beyond 2015.
(3)	The amounts shown in the table include future interest payments on variable rate debt at current interest rates.
(4)	Purchase obligations include agreements for purchases of product in the normal course of business, for which all significant terms have been confirmed, and forward fuel and electricity purchase obligations.

Off-Balance Sheet Arrangements

We lease various warehouse and office facilities and certain equipment under operating lease agreements that have expiration dates ranging from 2015 to 2026. Future minimum lease payments, net of sublease income, are approximately $158 million as of September 26, 2015. We entered into a $78 million letter of credit to secure our obligations with respect to certain of these facility leases. Additionally, we entered into $298 million in letters of credit in favor of certain commercial insurers securing our obligations with respect to our self-insurance programs, and $11 million in letters of credit for other obligations.

Except as disclosed above, we have no off-balance sheet arrangements that currently have or are reasonably likely to have a material effect on our consolidated financial condition, changes in financial condition, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies and Estimates

We have prepared the financial information in this prospectus in accordance with GAAP. Preparing these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during these reporting periods. We base our estimates and judgments on historical experience and other factors we believe are reasonable under the circumstances. These assumptions form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Our most critical accounting policies and estimates pertain to the valuation of goodwill and other intangible assets, property and equipment, vendor consideration, self-insurance programs, and income taxes.

Valuation of Goodwill and Other Intangible Assets

Goodwill and other intangible assets include the cost of the acquired business in excess of the fair value of the tangible net assets recorded in connection with acquisitions. Other intangible assets include customer relationships, the brand names comprising our portfolio of private brands, and trademarks. As required, we assess goodwill and other intangible assets with indefinite lives for impairment each year or more frequently, if events or changes in circumstances indicate an asset may be impaired. For goodwill and indefinite-lived intangible assets, our policy is to assess for impairment at the beginning of each fiscal third quarter. For other intangible assets with definite lives, we assess for impairment only if events occur that indicate that the carrying amount of an asset may not be recoverable. All goodwill is assigned to our consolidated Company as the reporting unit.

For goodwill, the reporting unit used in assessing impairment is our one business segment as described in Note 19, Business Segment Information, in the Notes to the unaudited consolidated financial statements. Our assessment for impairment of goodwill utilized a combination of discounted cash flow analysis, comparative market multiples and comparative market transaction multiples. The results from each of the models are then weighted and combined into a single estimate of fair value for our reporting unit. We use a weighting of 50%, 35% and 15% for the discounted cash flow analysis, comparative market multiples and comparative market transaction multiples, respectively, to determine the fair value of the reporting unit for comparison to the corresponding carrying value. If the carrying value of the reporting unit exceeds its fair value, we must then perform a comparison of the implied fair value of goodwill with its carrying value. If the carrying value of the goodwill exceeds its implied fair value, an impairment loss is recognized in an amount equal to the excess.

Our fair value estimates of the brand name and trademark indefinite-lived intangible assets are based on a relief from royalty method. Similar to goodwill, the fair value of the intangible asset is determined for comparison to the corresponding carrying value. If the carrying value of the asset exceeds its fair value, an impairment loss is recognized in an amount equal to the excess.

Based on our fiscal 2015 annual impairment analysis for goodwill, the fair of our reporting unit exceeded its carrying value by a substantial margin. Similarly, the fair value of our trademark indefinite-lived intangible assets exceeded the carrying value by a substantial margin. The fair value of our brand name indefinite-lived intangible assets exceeded the carrying value by less than 10%.

Property and Equipment

Property and equipment held and used by us are tested for recoverability whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. For purposes of evaluating the recoverability of property and equipment, we compare the carrying value of the asset or asset group to the estimated, undiscounted future cash flows expected to be generated by the long-lived asset or asset group. If the future cash flows do not exceed the carrying value, the carrying value is compared to the fair value of the asset. If the carrying value exceeds the fair value, an impairment charge is recorded for the excess. We also assess the recoverability of our closed facilities actively marketed for sale. If a facility’s carrying value exceeds its fair value, less an estimated cost to sell, an impairment charge is recorded for the excess. Assets held for sale are not depreciated. Impairments are recorded as a component of Restructuring and tangible asset impairment charges in the Consolidated Statements of Comprehensive Income (Loss), as well as a reduction of the assets’ carrying value in the Consolidated Balance Sheets.

Vendor Consideration

We participate in various rebate and promotional incentives with our suppliers, primarily through purchase-based programs. Consideration earned under these incentives is recorded as a reduction of inventory cost, as our obligations under the programs are fulfilled primarily when products are purchased. Consideration is typically received in the form of invoice deductions, or less often in the form of cash payments. Changes in the estimated amount of incentives earned are treated as changes in estimates and are recognized in the period of change.

Self-Insurance Programs

We accrue estimated liability amounts for claims covering general liability, fleet liability, workers’ compensation and group medical insurance programs. The amounts in excess of certain levels are fully insured. We accrue our estimated liability for the self-insured medical insurance program. This includes an estimate for claims that are incurred but not reported, based on known claims and past claims history. We accrue an estimated liability for the general liability, fleet liability, and workers’ compensation programs, that is based on an assessment of exposure related to claims that are known and incurred but not reported, as applicable. The inherent uncertainty of future loss projections could cause actual claims to differ from our estimates.

Income Taxes

We account for income taxes under the asset and liability method, which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the consolidated financial statements and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income in the period that includes the enactment date. We record net deferred tax assets to the extent we believe these assets will more likely than not be realized.

An uncertain tax position is recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Uncertain tax positions are recorded at the largest amount that is more likely than not to be sustained. We adjust the amounts recorded for uncertain tax positions when our judgment changes as a result of the evaluation of new information not previously available. These differences are reflected as increases or decreases to income tax expense in the period in which they are determined.

Recent Accounting Pronouncements

For a discussion of recent accounting pronouncements, refer to Note 2, Recent Accounting Pronouncements, in the Notes to the unaudited consolidated financial statements.

Quantitative and Qualitative Disclosures about Market Risk

We are exposed to certain risks arising from both our business operations and overall economic conditions. We principally manage our exposures to a wide variety of business and operational risks through managing our core business activities. We manage economic risks, including interest rate, liquidity, and credit risk, primarily by managing the amount, sources, and duration of our debt funding. While we have held derivative financial instruments in the past to assist in managing our exposure to variable interest rate terms on certain of our borrowings, we are not currently party to any interest rate derivative contracts.

Interest Rate Risk

Market risk is the possibility of loss from adverse changes in market rates and prices, such as interest rates and commodity prices. A substantial portion of our debt facilities bear interest at floating rates, based on LIBOR or the prime rate. Accordingly, we will be exposed to fluctuations in interest rates. A 1% change in LIBOR and the prime rate would cause the interest expense on our $2.6 billion of floating rate debt facilities to change by approximately $26 million per year. This change does not consider the LIBOR floor of 1.0% on $2 billion in principal of our variable rate term loan.

Commodity Price Risk

We are also exposed to risk due to fluctuations in the price and availability of diesel fuel. Increases in the cost of diesel fuel can negatively affect consumer spending, raise the price we pay for products, and increase the costs we incur to deliver products to our customers. To minimize fuel cost risk, we enter into forward purchase commitments for a portion of our projected diesel fuel requirements. As of January 2, 2016, we had diesel fuel forward purchase commitments totaling $132 million through June 2017. These locked in approximately 65% of our projected diesel fuel purchase needs for the contracted periods. Our remaining fuel purchase needs will occur at market rates. Using published market price projections for diesel and estimated fuel consumption needs, a 10% unfavorable change in diesel prices from the projected market prices could result in approximately $10 million in additional fuel cost on such uncommitted volumes.

BUSINESS

Our Company

We are among America’s great food companies and one of only two foodservice distributors with a national footprint in the United States. With net sales of $23 billion in the twelve months ended September 26, 2015, we are the second largest foodservice distributor in the United States with a 2014 market share of approximately 9%. The U.S. foodservice distribution industry is large, fragmented and growing, with total industry sales of $268 billion in 2015.

Our mission is to be First In Food. We strive to inspire and empower chefs and foodservice operators to bring great food experiences to consumers. This mission is supported by our strategy of Great Food. Made Easy. It centers on providing a broad and innovative offering of high-quality products to our customers, as well as a comprehensive suite of industry-leading e-commerce, technology and business solutions. Our scale gives us the ability to serve customers nationwide with a highly efficient distribution network and centralized business processes. As we say on our trucks, we are Keeping Kitchens Cooking across America.

We supply over 250,000 customer locations nationwide. They include independently owned single and multi-unit restaurants, regional restaurant concepts, national restaurant chains, hospitals, nursing homes, hotels and motels, country clubs, government and military organizations, colleges and universities, and retail locations. We provide over 400,000 fresh, frozen, and dry food SKUs, as well as non-food items, sourced from over 5,000 suppliers. Our more than 4,000 sales associates manage customer relationships at local, regional, and national levels. They are supported by sophisticated marketing and category management capabilities, as well as a sales support team that includes world-class chefs and restaurant operations consultants. Our extensive network of 61 distribution facilities and a fleet of approximately 6,000 trucks provide an efficient operating model, allowing us to offer high levels of customer service. This operating model allows us to leverage our nationwide scale and footprint while executing locally.

Built through organic growth and acquisitions, we trace our roots back over 150 years to a number of heritage companies with rich legacies in food innovation and customer service. These include Monarch Foods (established in 1853), Sexton (1883), PYA (1903), Rykoff (1911) and Kraft Foodservice (1976). US Foodservice was organized as a corporation in Delaware in 1989. In 2007, the Sponsors acquired US Foodservice from Royal Ahold N.V. In November 2011, we rebranded from “US Foodservice” to “US Foods.” This change reflected an important shift in our strategy: to differentiate our company through an innovative food offering and an easy customer service experience.

In December 2013, we entered into an agreement to merge with Sysco Corporation. Following the failure to obtain regulatory approvals, the Acquisition Agreement was subsequently terminated on June 26, 2015. This 18-month period was challenging for our business. Sales growth slowed as many potential new customers were hesitant to switch their business to us during this period of uncertainty. During this time, we remained focused on our strategy by bringing innovative products to market, expanding our portfolio of business solutions for our customers and driving advancements in technology. As it became apparent that obtaining regulatory approval would be more challenging than expected, we began to see a recovery of sales momentum, particularly with our independent restaurant customers. Following the termination of the Acquisition Agreement, this momentum has continued to build.

Since our 2007 acquisition by CD&R and KKR, we have made significant changes to our business and demonstrated resilient financial performance. During the economic downturn between fiscal 2007 and fiscal 2011, we made a number of far-reaching structural changes to our operating model. These included standardizing and centralizing certain business processes and moving to a common technology infrastructure. Despite the challenging market, net sales expanded at a 0.8% CAGR during this four year period. After rebranding as US Foods in 2011, we unveiled a new strategy focused on establishing a leadership position in our industry centered on a superior and innovative food offering and easy customer service experience. To build industry-leading capabilities, we made large investments in merchandising, marketing, e-commerce and our selling organization. As a result of these investments, between fiscal 2011 and fiscal 2013, our net sales increased at a CAGR of 4.7%. From fiscal 2013 to the twelve months ended September 26, 2015, our net sales growth slowed to a CAGR of 1.7%, reflecting the short-term negative effects of the impending and ultimately terminated Acquisition.

Annual Net Sales ($ in millions)

For the twelve months ended September 26, 2015, we generated $23 billion in net sales, $860 million in Adjusted EBITDA, and $250 million in operating income. With our plan firmly in place, the Acquisition uncertainty behind us, and our capabilities expanded through initiatives and investment, we believe we are in a strong position to successfully execute our strategy.

Our Industry

The U.S. foodservice distribution industry is large and fragmented, with a long history of growth. It continues to benefit from increases in consumer spending on food-away-from-home. This spending has risen steadily from 29% of total food expenditures in 1975 to 43% in 2015, according to the BEA, and it currently accounts for $707 billion in the food-away-from-home market according to Technomic. For 33 consecutive months, the National Restaurant Association’s RPI has indicated that restaurant operators expect the industry to continue to expand. We believe that favorable trends in employment, disposable income and consumer sentiment also support continued growth in food-away-from-home spending. The U.S. foodservice distribution industry grew at an average real CAGR of 1.3% between 2010 and 2015 and is projected to grow at a real CAGR of 2.4% from 2015 to 2020, adding $34 billion to total annual foodservice distribution industry sales, according to Technomic.

Share of Food Expenditures By Type	U.S. Foodservice Distribution Industry Sales ($ billions)
Source: BEA (2015)	Source: Technomic (February 2016)

The U.S. foodservice distribution industry is highly fragmented with over 15,000 local and regional competitors. Foodservice distributors typically fall into three categories representing differences in customer focus, product offering and supply chain:

•	Broadline distributors who offer a “broad line” of products and services

•	System distributors who carry products specified for large chains

•	Specialized distributors focused on specific product categories or customer types (e.g., meat or produce)

A number of adjacent competitors also serve the U.S. foodservice distribution industry, including cash-and- carry retailers, commercial wholesale outlets and warehouse clubs, commercial website outlets, and grocery stores.

There is a high degree of customer overlap, particularly across the broadline, specialized and cash-and-carry categories, as many customers purchase from multiple distributors concurrently. Given our mix of products and services, we classify ourselves as a broadline distributor.

U.S. Broadline Sales of Top 10 Foodservice Distributors

Source: Technomic estimate, subject to revision by Technomic

The U.S. foodservice distribution industry is comprised of different customer types of varying sizes, growth profiles and product and service requirements:

•	Independent restaurants/small chains and regional chains. U.S. foodservice distribution sales to independent restaurants and small chains were estimated to be $64 billion in 2015 and are projected to grow at a real CAGR of 3.2% over the next five years. Regional chains were projected to represent $15 billion in foodservice distribution sales in 2015 and are projected to grow at a 1.2% real CAGR over the next five years. Independent restaurants and small chains typically differentiate themselves in the market on the dining experience they provide to consumers and on the quality and diversity of their menu. They value business solutions that help them attract diners, improve the effectiveness of their menu offering and drive efficiency in their operations. We believe there are significant opportunities to provide additional solutions to these customers that would be otherwise difficult for them to access, given their more limited size and resources.

•	Healthcare customers. Healthcare customers were estimated to comprise $13 billion in foodservice distribution sales in 2015 and are projected to grow at a 3.5% real CAGR over the next five years. These customers generally fall into either acute care (e.g., hospital systems) or senior living (e.g., nursing homes and long-term care facilities). Healthcare customers have complex foodservice needs given their scale, need for menu diversity and logistics considerations. Food is also not as central to their overall business as it is for a restaurant, but it is a key contributor to patient satisfaction. As a result, some healthcare providers utilize third-party contract management companies to operate their foodservice facilities. Many use GPOs as intermediaries in order to gain procurement scale. In our experience, healthcare customers purchasing directly, through GPOs or through contract foodservice operators value strong relationships with their foodservice partners, particularly those that bring national scale, a broad product offering and strong transactional and logistics capabilities.

•

Hospitality customers. This customer type was estimated to represent $18 billion in foodservice distribution sales in 2015 and is projected to grow at a 3.5% real CAGR over the next five years. They are a diverse group, ranging from large hotel chains and conference centers to local banquet halls, country clubs, casinos and entertainment and sports complexes. Food is a key contributor to guest satisfaction for these customers, and they value solutions related to menu planning and efficiency improvements in their kitchens and restaurants. With complex foodservice needs, hospitality customers value streamlined purchasing processes and expect high service levels in fulfilling their orders. Hospitality customers also use GPOs as intermediaries in order to gain procurement scale.

•	National restaurant chains. The top 100 national restaurant chains were estimated to generate $75 billion in U.S. foodservice distribution industry purchases in 2015. They are projected to grow at a 1.7% real CAGR over the next five years. These customers tend to in-source most activities except distribution, where they often rely on system distributors primarily for freight and logistics.

We believe that a broad array of value-added solutions offered by foodservice distributors makes customers more effective and efficient and can help foodservice distributors profitably grow their businesses. These services require distributors to invest in their capabilities, resulting in a higher cost-to-serve. When customers benefit from product and service solutions, they purchase a more attractive and profitable mix of items and tend to have stronger commercial relationships and loyalty.

We believe that the customer types that we target (as highlighted on the following chart) have greater growth prospects and/or benefit from value-added solutions to a greater extent than other customer types. This highlighted group is projected to grow at a combined real CAGR of 3.0% compared to the overall industry CAGR of 2.4% over the next five years, according to Technomic.

Customer Types in Foodservice Distribution

Source for expected growth and market size in the above text and chart: Technomic (February 2016). US Foods utilizes Technomic definitions of Restaurant and Bars as proxies for specific customer types: “Small Chains & Independents” as Independent Restaurants, “101-500 Chains” as Regional Chains and “Top 100 Chains” as National Restaurant Chains. The Company’s “All Other” category is the “Military, Corrections and All Other” Technomic definition.

There are several important dynamics affecting the industry.

•	Evolving consumer tastes and preferences. Consumers demand healthy and authentic food alternatives with fewer artificial ingredients, and they value locally harvested and sustainably manufactured products. In addition, many ethnic food offerings are becoming more mainstream as consumers show a greater willingness to try new flavors and cuisines. Changes in consumer preferences create opportunities for new and innovative products and for unique food-away-from-home destinations. This, in turn, is expected to create growth, margin expansion and better customer retention opportunities for those distributors with the flexibility to balance national scale and local preferences.

•	Generational shifts with millennials and baby boomers. Given their purchasing power, millennials and baby boomers will continue to significantly influence food consumption and the food-away-from-home market. According to a 2014 U.S. Census Bureau survey, there are 83 million individuals between the ages of 13 and 33 in the United States. That makes these millennials the largest demographic cohort. They are key to driving growth in the broader U.S. food industry as their disposable income increases. Baby boomers continue to shape the industry as they remain in the workplace longer, prolonging their contribution to food-away-from-home expenditures.

•	Growing importance of e-commerce. We see significant future growth in e-commerce and in the adoption of mobile technology solutions by foodservice operators. E-commerce solutions increase customer retention. They also deepen the relationship between foodservice distributors and customers, creating new insights and services that can make both more efficient. We think deeper, technology-enabled relationships with customers will accelerate the adoption of new products and increase customer loyalty. As a result, distributors that have invested in creating these capabilities will have a competitive edge. We believe this trend will accelerate, as millennials become key influencers and decision-makers within the industry, particularly at the customer level.

We believe that we have the scale, foresight and agility required to proactively address these trends and, in turn, benefit from higher growth, greater customer retention and improved profitability.

Our Business Strategy

While we serve all customer types, our strategy focuses on independent and regional chains, and healthcare and hospitality customers. These customers generated approximately 66% of our net sales in fiscal 2014. Their expected growth, mix of product and category purchases, adoption of value-added solutions and other factors make them attractive to us strategically and financially.

Our mission to be First in Food is brought to life by our strategy of Great Food. Made Easy. We offer innovative products and services that help chefs and operators succeed. Our e-commerce tools and mobile solutions make it easier for customers to do business with us. We execute on these elements of our strategy while delivering on the fundamental requirements that are important to all of our customers. This strategy is supported by a series of capabilities and initiatives depicted in the following pyramid.

Great Food. Made Easy. Strategic Priorities and Supporting Initiatives

•	“Great Food.” Food leadership means meeting the needs of a diverse and growing customer base and providing a broad product portfolio. This offering includes items from leading manufacturers under their own brands and from our private brands. Our unique product innovation capabilities keep us at the forefront of emerging food trends. We work with suppliers to bring new items and concepts to market that are relevant and in line with consumer preferences. Locally harvested and sustainable products are a recent example. The Great Food element of our strategy, while relevant for all customers, is especially important to our core independent and regional restaurant customers. They particularly value food quality, menu diversity and insights into emerging trends in consumer preferences.

•	“Made Easy.” An easy customer experience means providing the broadest and most relevant e-commerce and business support tools in the U.S. foodservice distribution industry. We combine a consultative selling approach with data-driven customer insights, and industry leading e-commerce technology. Our mobile and e-commerce capabilities allow customers to easily place orders, track shipments, quickly and efficiently view product information, and verify orders at delivery for invoice accuracy. Our knowledge of consumer trends and innovative food offerings, coupled with a deep understanding of our customers’ operations, allows us to bring opportunities for growth and efficiency to our customers. These efficiencies include menu planning solutions and labor-saving products. We are also expanding our capabilities with analytical tools that yield additional insights from our transactional and operational data. These tools are particularly valued by independent and regional restaurants as well as our healthcare and hospitality customers, who seek easier ways to transact.

•	Flawless Fundamentals. We strive to be flawless when we interact with our customers every day. They value product quality, food safety, product price, and variety, as well as dependable and accurate transactions and delivery. We believe that we outperform most of our competitors in many of these areas, as evidenced by the results of customer surveys. We understand the importance of flawless execution across all touch-points from ordering to delivery to billing. Our people continuously seek to improve this experience, which we believe will further strengthen our customer relationships and widen the performance gap between us and our competitors.

•	Foundational Excellence. We focus on people, processes, infrastructure, and insights from analytics. This begins with a commitment to our approximately 25,000 employees: developing their talents and maintaining a strong and vibrant culture. We have significant scale in our operating network, coupled with leading supply chain management capabilities and standardized business processes. This includes a common technology infrastructure supporting transactional, operating, and financial activities, which results in a streamlined organizational model that supports local leadership with centralized capabilities.

Research using the NPS indicates that our strategy resonates with customers. Results show that we have higher NPS scores than our primary competitors. In addition, we measure our performance relative to competitors on a variety of dimensions that are important to customers in our industry. Here, we also outperform our competition on most attributes. Our outperformance on the attributes that are central to our strategy, such as product innovation, being easy to do business with, and easy online ordering, allow us to win with our key target customer types.

Net Promoter Score Trends vs. Competitors	2015 Customer Satisfaction Scores Across Key Attributes

Source: Datassential	Source: Datassential

We believe our strategy has enabled us to grow with target customers. From our 2011 rebranding through September 26, 2015, we have increased the volume of business, as measured by cases shipped, with our independent and regional restaurants and our healthcare and hospitality customers at a combined CAGR of 1.8%. Our volume growth with independent restaurant customers has also seen a recovery in recent quarters to levels consistent with what we had experienced prior to the announcement of the Acquisition.

Year Over Year Growth in Cases Shipped to Independent Restaurants
Source: Company results and calculations.

What Makes Us Different

We are one of two national players in a large, resilient and fragmented industry. We believe a number of factors differentiate us from competitors in the eyes of customers: our innovative product offering, leading e-commerce platform, superior customer selling approach, functionalized operating model, and experienced management team.

Innovative products. We believe we provide one of the most innovative food offerings in the industry. Since 2011, we have launched over 330 new products (out of an estimated 2,000 items evaluated) that have generated approximately $900 million in cumulative net sales. Our dedicated product development and innovation team includes food scientists, chefs, and packaging engineers. They search the world for new and forward thinking food concepts and work collaboratively with leading suppliers and co-packers to develop products based on these insights.

For example, our Chef’s Line Pat LaFrieda Angus Beef Burger is a custom beef patty developed exclusively for our customers by renowned New York butcher Pat LaFrieda. It features Angus short rib and chuck prepared with LaFrieda’s proprietary chopped technology versus a traditional grind. Our Chef’s Line All Natural Ready-to-Cook Turkey Roast is an all-natural turkey breast developed with Butterball and DuPont Film. It is wrapped in film rather than traditional foil, which reduces cook time, eliminates cross-contamination and enhances taste, texture, and appearance. Our Monarch Mirepoix Blend is a blend of onions, carrots, and celery that comes peeled and chopped, which can save up to two hours of back-of-the-house labor per case while reducing waste.

Our company has been certified by the Marine Stewardship Council Chain of Custody across all of our distribution centers, demonstrating our commitment to sourcing from certified sustainable fisheries. We plan to launch a line of over 250 sustainable products in 2016. We also are in the process of removing artificial ingredients from our premium private brands by substituting all natural alternatives for what we call the “US Foods Unpronounceables List.”

We launch products nationally under proprietary marketing campaigns called The Scoop. Each Scoop launch features 20 to 30 new US Foods products. The campaign, occurring several times a year, is coordinated with local sales teams across the country. Their efforts are supported by a variety of marketing tools ranging from print and digital promotions, food shows and customer tasting events, and social media. Prior to each Scoop launch, sales associates receive rigorous training on each new item. We use proprietary analytic tools to identify high-potential target customers and direct our selling efforts accordingly. Approximately 40% of our customers purchase Scoop items when offered at a new Scoop launch. Additionally, Scoop customers have 15% higher case growth and up to 7% higher retention rates than non-Scoop customers, resulting in higher sales and profits.

Broad product offering, including a leading private brand program. To address the needs of our target customers, we provide a wide product assortment of over 400,000 fresh, frozen and dry food SKUs and non-food items sourced from over 5,000 suppliers. We believe we have industry-leading category management capabilities that capitalize on our procurement scale while allowing for local customization.

Our leading private brand program includes an extensive and growing assortment of over 14,000 products across over 20 brands. These contributed over $7 billion in net sales in fiscal 2014. Since 2013, our private brand offering has grown by almost 1,200 products. We believe the depth and quality of our tiered private brand offering gives us an advantage. Many of our competitors use private brands primarily as a lower price point option for their customers. We offer private brand products that extend across a broad spectrum of “good, better, best” tiers based on price and quality.

The “best” tier offers products not often provided by our competitors. For example, our Metro Deli line was the first comprehensive private brand line of deli products offered by a broadline distributor. It has displaced a leading national brand at many locations due to its quality, value, and all-natural attributes. Our Chef’s Line brand is based on the premise of “making food as good as your own if you had the time.” These products are pre-made using high-caliber ingredients to create labor savings and reduce waste without sacrificing quality. Our Rykoff Sexton brand is built on a 130-year legacy of providing uncompromised quality ingredients. The “better” tier offers products that are equal or superior to the quality of comparable manufacturer brands. The “good” tier, our value brands, offers a variety of lower cost products for customers who demand consistent quality and lower price points.

Our private brand products typically have higher gross margins compared to similar manufacturer-branded offerings. They are priced competitively with comparable manufacturer brands, where available, which we believe drives preference and loyalty with customers.

Leading e-commerce and mobile technology solutions. We believe we were the first in our industry to offer e-commerce and mobile technology solutions to customers. These solutions allow customers to more easily place orders, track shipments, analyze food costs, analyze trends based upon transactional history over time, manage inventory, make payments and quickly view product information. They also enable our sales associates to spend more quality time with customers, focusing on consultative selling and presenting value-adding services rather than doing order entry. In our surveys and benchmarking studies, customers continue to rate our functionality and ease of use as better than competitors. Customer adoption of our e-commerce platform continues to grow, as illustrated in the following charts.

US Foods E-Commerce as a % of Total Net Sales	US Foods E-Commerce as a % of Independent Restaurant Sales

Source: Company	Source: Company

In the twelve months ended September 26, 2015, $15 billion in net sales was generated through e-commerce platforms, representing over 66% of our total net sales. Our mobile application has been downloaded over 160,000 times since its launch in 2013. We continuously extend its functions and features and, in its current form, it has over 100 functions ranging from day-to-day transactions to product research to recommendations and promotions. We believe our sales from e-commerce orders are the highest in the industry, and they rank in the top 10 for all business-to-business companies, according to 2016 B2B E-Commerce 300. This high level of penetration reflects the importance of e-commerce to our customers.

E-commerce adoption has significant benefits for customers and drives incremental growth and profit for us. For example, our independent restaurant customers who use e-commerce to place orders have up to 7% higher retention rates, 5% higher purchase volumes and an approximately 600 bps higher NPS score than those that do not. When customers place their own orders using e-commerce tools, this significantly improves sales force productivity, allowing our sales associates to focus on growing the business versus “taking orders.”

Many e-commerce customers are engaged in social media, providing additional channels for us to build strong and enduring relationships with them. We have more Twitter followers and 3.5-times more Facebook likes than our five largest competitors combined.

Superior team-based selling approach. Over the last several years our sales associates have made significantly more sales per associate, which we believe exemplifies our efficient and effective selling approach. This is supported by a team approach to customers, proprietary tools that help our sales force better understand their customers, and a set of business solutions that help operators compete.

•	Robust front-line selling capabilities driving local “touch” with customers. Our selling organization has over 4,000 sales associates engaged in a team-based selling approach. Our selling teams are supported on the street by chefs, restaurant operations consultants and product specialists, and customer service representatives in a seamless and team-based manner. Together this team provides cohesive support including menu planning, recipe ideas, product selection, and pricing strategies. We believe this approach is unique in our industry. At many competitors, sales associates view themselves as independent sales representatives managing their own book of business. Our sales associates, in contrast, represent the entire US Foods brand, giving them a local touch while bringing the expertise of our entire organization to each customer opportunity. We believe this concerted effort results in higher share of wallet and better customer retention.

•	Data-driven insights and predictive analytics to guide the selling team. We have proprietary analytical capabilities, which we call “CookBook.” This enables us to apply predictive analytics to customer data to generate actionable insights for our selling organization. These insights inform and optimize day-to-day activities such as pricing, sales planning and cross-selling offers. The effectiveness and productivity gains from these tools allow our sales associates to deepen customer relationships and explore new opportunities for mutual growth. We also leverage this capability for market insights relevant to our suppliers. One example of how we use this capability is that our sales associates receive an alert if a customer is at risk of deviating from historical purchasing patterns, allowing the sales associate to quickly address the situation. Our predictive analytical capabilities also extend to the way we make targeted offers to our customers. Our “My Kitchen” marketing campaigns, which occur several times a year, are an example of how analytic insights can drive a unique value proposition for customers. My Kitchen enables “one-to-one” promotions for selected customers. We use predictive analytics to provide tailored offers and product recommendations that are likely to be important to customers. Every customer sees its name printed on high quality marketing material and a set of offers that are unique and tailored to them. These promotions are highly relevant and impactful for our customers, and they drive a greater share of purchases, new product adoption and profitable growth for us.

•	Solutions that help customers operate more profitably. Our “Menu Profit Pro” application takes purchase data across the entire supplier base of a given customer and matches this data with actual sales data to allow a customer to better understand the relative profitability of different items on their menu. In addition, our customers also have access to a variety of transactional data that allows them to better understand their operations for improved forecasting, inventory management and productivity.

•	Grass roots, value-added marketing through “Food Fanatics.” Launched in 2012, “Food Fanatics” is a marketing program that combines local events with national media. We have a team of 42 in-house culinary experts around the country, known as our “Food Fanatics Chefs.” They are imbedded in local markets and provide advice to our customers and our sales associates. We host “Food Fanatics Live” events in local markets across the country. These events bring customers, vendors and sales associates together to discuss food and technology trends of interest to customers in a local market. In fiscal 2015, we held fourteen shows in fourteen cities with approximately 1,600 attendees at each “Food Fanatics Live” event. Local efforts are supported by our award-winning “Food Fanatics” Magazine, which is distributed to existing and potential customers. This magazine, which is free and primarily funded through advertising, includes third-party content on food trends, food people and ideas to increase profitability for our customers.

Functionalized operating model and business culture. We operate as one business with standardized business processes, shared systems infrastructure and an organizational model that optimizes national scale with local execution, which we believe is a key differentiator from our competition. We have centralized activities where scale matters and our local field structure focuses on customer facing activities. For example, our product innovation and research and development efforts, brand marketing, e-commerce initiatives, national vendor negotiations and other aspects of our supply chain are managed centrally, and we have shared services and a common information technology platform across our entire organization. However, activities that are closer to the customer such as pricing to local customers, product replenishment and local business development efforts are managed locally with support provided by regional leaders and our corporate office organized by function.

Taken as a whole, our functionalized model balances the advantages of scale and flexibility, resulting in a more responsive and lower cost operating model, with a faster time-to-market on any innovation or initiative. This model also has enabled us to achieve a much greater consistency in our offering and execution, which is important to both regional and national customers.

In 2016, we are further leveraging this model by moving to a multi-site approach to management, consolidating local back-office support functions from 61 distribution centers into 26 area hubs with broader geographic scope. In addition to generating significant cost savings, we believe this initiative will enable better network and route optimization, and more efficient integration of acquisitions.

One of only two national broadline players in a highly fragmented industry with resilient growth. We are the second-largest distributor, as measured by sales, in the $268 billion U.S. foodservice distribution industry. This makes us about three times the size of the average regional competitor. The industry is highly fragmented with an estimated 77% of industry sales represented by local and regional distributors that lack a national distribution footprint. In contrast, our national footprint enables us to serve large regional or multi-regional customers who want a more seamless experience across their own geographies. In addition, our scale provides several advantages versus regional or local distributors. We achieve volume savings from purchases on everything from cost-of-goods to fleet and fuel. We are able to achieve greater efficiencies of scale for our basic centralized administrative support functions, such as accounting, payroll and tax, resulting in a lower unit cost for these services. We also have greater flexibility to invest in initiatives requiring significant capital and talent, such as product development, e-commerce, marketing and other areas that support our Great Food. Made Easy. strategy.

An experienced and invested management team. Our leadership team has extensive experience and proven success in the foodservice industry. The eleven members of our leadership team have over 110 years of combined expertise in the foodservice industry, which we believe has been an important factor in our past successes. In addition to foodservice, these executives bring deep experience from related industries, including retail, manufacturing and other types of distribution. Our management and field leadership team, including our regional and area presidents, has invested personal funds in our equity. Substantially all of management’s incentive compensation is tied to achieving growth and profitability targets.

Our Growth Strategy

Our growth strategy gives us an opportunity to outpace the projected growth of the U.S. foodservice distribution industry. We intend to do so by increasing our revenue with our target customers, continuing to drive greater cost savings and efficiencies and making opportunistic acquisitions as described below:

Grow our revenue and gross profit with our target customers. We are taking the following actions to further expand our net sales and profitability:

•	Increase our share with new and existing customers. We anticipate growing our share with independent and regional restaurant, hospitality and healthcare customers by providing the most compelling combination of products, services and analytical tools coupled with the ease of online transactions. Our internal studies show customers increasingly prefer our innovation, product offering and convenient mobile and e-commerce solutions. We have also seen significantly lower rates of customer churn for those using our innovative products and online platforms.

•	Grow our share in center-of-plate and produce. Center-of-plate proteins and produce categories account for a significant portion of total industry sales. These categories are often provided by a number of specialty distributors that have deep category knowledge but lack scale. Our objective is to be our customer’s “first choice” in these categories. We expect this will drive additional revenue and gross profit from current customers, as they shift business from specialty distributors to US Foods. We have seen higher growth in markets where we are using this strategy, which includes industry-leading training for our sales force. We are strengthening our offering by expanding our Stock Yards manufacturing footprint. Stock Yards provides high-quality meat and seafood, custom cut and packaged to a customer’s specifications.

•	Expand our private brand program. We are committed to supporting our private brands, which offer a differentiated positioning and product selection, better price points, and higher gross margins than manufacturer-branded products. We intend to continue leveraging our scale to further reduce the cost of goods for our private brand offerings and enhance incentives for our sales force to drive private brand growth. We believe these efforts will increase profitability and customer loyalty.

Continue to reduce our operating expenses. We are taking the following actions to further increase our productivity:

•	Optimize our network and increase distribution productivity. We expect to drive productivity savings through a combination of network consolidation, continuous improvement, and better alignment of compensation and productivity. For example, in 2015 we announced the potential closure of our Baltimore distribution center, and we closed our Lakeland, Florida distribution center as part of a program to improve the effectiveness and efficiency of our distribution network. We also opened two highly efficient distribution facilities to serve growing markets. We are implementing tools and processes for more efficient route optimization and slotting in our warehouses and aligning employee incentives and standards with productivity across the network. These are selected examples of broader initiatives that will continue to improve efficiencies across our distribution network and reduce supply chain costs.

•	Increase the efficiency of our sales organization. We have increased our net sales dollars per sales associate by over 30%, from $4.0 million in 2012 to $5.4 million in the twelve months ended September 26, 2015. We expect that our sales associates will continue to achieve higher productivity levels, enabled by a combination of our e-commerce tools and our team-based selling approach.

•	Use a lower-cost standard organization model and common systems infrastructure. We are targeting cost savings from further streamlining our corporate overhead and shared services. This involves moving from individual support centers at each of our distribution centers to a multi-site model where several distribution centers are served by a hub. This allows us to reduce the number of reporting regions and streamline our operating infrastructure. We are also consolidating our spending across our indirect spend categories, which is fragmented today. Our goal is to capture additional savings from leveraging our scale in aggregating purchasing, modifying internal practices and improving vendor compliance.

Pursue opportunistic acquisitions for accelerated growth. Our company has a strong record of identifying, completing and integrating accretive acquisitions. From fiscal 2010 through 2013, we completed twelve acquisitions. These have either been broadline distributors with local strength or specialty distributors with distinct capabilities across ethnic food, center-of-plate and produce categories. In December 2015, we acquired a leading broadline distributor in the Milwaukee market with over $100 million in annual sales and a high concentration of independent restaurant customers. Due to the level of fragmentation in the U.S. foodservice distribution industry, we believe there are plenty of attractive acquisition opportunities for us. We intend to identify and make selective synergistic acquisitions to enhance our growth.

Customers and Products

Our sales force of more than 4,000 associates serves a diverse group of customers. These include independently-owned single and multi-unit restaurants, regional restaurant chains, national restaurant chains, hospitals, nursing homes, hotels and motels, country clubs, government and military organizations, colleges and universities and retail locations. In fiscal 2014, no single customer represented more than 4% of our total customer sales. Sales to our top 50 customers/GPOs represented approximately 43% of our net sales in fiscal 2014.

Customers rely on us for support in many areas, including product expertise and selection, menu preparation, recipe ideas, and pricing strategies. They also benefit from nationally branded and private brand products, value-added offerings, and customer service. Customers typically purchase products from multiple foodservice distributors.

We have relationships with GPOs that act as agents for their members in negotiating pricing, delivery and other terms. Some customers who are members of GPOs purchase their products directly from us under the terms negotiated by their GPOs. In fiscal 2014, this accounted for about 23% of our total customer purchases. GPOs primarily focus on healthcare, hospitality, education, government/military and restaurant chains.

This table presents the sales mix for our principal product categories for the years ended December 27, 2014 and December 28, 2013:

	2014	2013
Meats and seafood	36%	34%
Dry grocery products	18%	19%
Refrigerated and frozen grocery products	15%	16%
Equipment, disposables and supplies	9%	10%
Dairy	11%	10%
Beverage products	6%	6%
Produce	5%	5%

	100%	100%

Product Brands and Other Intellectual Property

We have a broad assortment of categories and brands to meet customers’ needs. In many categories, we offer products under our own brands and trademarks.

We have registered the trademarks US Foods, Food Fanatics and Chef’s Store in connection with our overall US Foods brand strategy and with our new retail outlets. We have also registered or applied to register the following trademarks in the United States in connection with our brand portfolio: for our best tier lines: Chef’s Line, Rykoff Sexton, Stock Yards and Metro Deli; for our better tier products: Monarch, Monogram, Molly’s Kitchen and Glenview Farms, among others; and for our good tier offerings: Valu+Plus and Harvest Value.

Other than the US Foods trademark, and the trademarks for our brand portfolio, we do not believe that trademarks, patents or copyrights are material to our business.

Merchandising

Our Merchandising Group manages procurement and our portfolio of products for both our private and national brands. The group is responsible for setting and executing product and category strategies and then working with each division to implement our category vision. The professionals in this group also use extensive food safety and quality assurance resources to ensure consistency, integrity and high standards of excellence in the products we distribute.

The group concentrates on optimizing product assortment by leveraging our purchasing scale. We implemented a strategic vendor management process to ensure our suppliers provide the most effective combination of quality, service and price over the long term. This allows us to use a national marketing calendar to more effectively reach our diverse customer base.

The Merchandising Group’s test kitchen facilitates product research and development. A team of chefs and product developers works closely with our category managers and suppliers to create products that only are available from us. This product innovation and marketing program is a centerpiece of our strategy of Great Food. Made Easy.

Logistics

Our Logistics Group creates initiatives that improve company-managed inbound freight, freight reduction and freight optimization. This group includes national operations and logistics support teams at our company headquarters in Rosemont, Illinois and a field-based logistics team. The national logistics team handles the building, tracking and execution of inbound transportation loads, using our centralized transactional processing.

The logistics support team works with operations and distribution centers to identify opportunities, reduce costs, and manage broader strategic initiatives associated with managing inbound freight. The logistics support team also manages carrier and vendor relationships, such as the inbound freight component of a vendor relationship, versus the product cost component, which is managed by our Merchandising Group. The Logistic Group’s goal is to improve overall service levels and reduce inbound freight expenses, as well as investigate and implement network-wide opportunities.

Suppliers

We purchase from over 5,000 individual suppliers, none of which accounted for more than 5% of aggregate purchases in fiscal 2014. Our suppliers generally are large corporations, selling national brand name and private label products. Additionally, regional suppliers support targeted geographic initiatives, and private label programs requiring regional distribution. We generally negotiate supplier agreements on a centralized basis.

Properties

As of January 2, 2016, we maintained 77 primary operating facilities used in our distribution centers. About 77% were owned and 23% were leased. Our real estate includes general corporate facilities in Rosemont, Illinois and Tempe, Arizona. Both of these are leased. The portfolio also includes a number of local sales offices, truck “drop-sites” and vacant land. In addition, there is a minimal amount of surplus owned or leased property. Leases on these facilities expire at various dates from 2016 to 2026, excluding the options for renewal.

The following table sets out our distribution facilities by state and their aggregate square footage. The table reflects single distribution centers that may contain multiple locations or buildings. It does not include retail sales locations, such as cash and carry or US Foods Culinary Equipment & Supply outlet locations, closed locations, vacant properties or ancillary use owned and leased properties, such as temporary storage, remote sales offices or parking lots. In addition, the table shows the square footage of our Rosemont headquarters and Tempe shared services center:

Location	Number of Facilities	Square Feet
Alabama	1	371,744
Arizona	3	329,431
Arkansas	1	135,009
California	5	1,261,588
Colorado	1	314,883
Connecticut	1	239,899
Florida	4	1,146,718
Georgia	2	691,017
Illinois	3	558,743
Indiana	1	233,784
Iowa	1	114,250
Kansas	1	350,859
Maryland	1	363,304
Michigan	1	276,003
Minnesota	3	414,963
Mississippi	1	287,356
Missouri	3	602,947
Nebraska	1	112,070
Nevada	4	941,001
New Hampshire	1	533,237
New Jersey	3	1,073,375
New Mexico	1	133,486
New York	3	388,683
North Carolina	3	954,736
North Dakota	2	221,314
Ohio	2	404,815
Oklahoma	1	308,307
Pennsylvania	6	1,179,319
South Carolina	2	1,134,399
Tennessee	3	690,886
Texas	4	927,453
Utah	1	267,180
Virginia	2	629,318
Washington	2	228,500
West Virginia	1	137,337
Wisconsin	2	354,127

Total	77	18,312,041

	Owned	14,089,360	77%

	Leased	3,877,444	23%

Headquarters: Rosemont, IL		297,944

Shared Services Center: Tempe, AZ		133,225

Competition

Foodservice distribution is competitive. It is a fragmented industry, filled with various types and sizes of distributors, as well as adjacent competition (such as cash and carry and club stores and new market entrants). In addition, the market is sensitive to national and regional conditions and has low margins.

Over 15,000 foodservice distributors participate in the food-away-from-home marketplace. Competition consists of one other national distributor, and many regional and local distributors. Smaller companies align themselves with other local and regional players through purchasing cooperatives and marketing groups. This allows them to expand their geographic markets, private label offerings, and overall purchasing power, and their ability to meet customers’ distribution requirements.

There are few barriers to market entry. A number of adjacent competitors also serve the commercial foodservice market. These include cash and carry operations, commercial wholesale outlets (such as Restaurant Depot), club stores (such as Sam’s Club and Costco) and grocery stores. Because there are few barriers to entry, we have begun to experience competition from online direct food wholesalers, including e-commerce companies such as Amazon.com.

Our customers purchase from multiple suppliers. Most buying decisions are based on the type of product, its quality and price, plus a distributor’s ability to completely and accurately fill orders and provide timely deliveries. Customers can choose from many broadline foodservice distributors, specialty distributors that focus on specific categories (such as produce, meat or seafood), club stores, grocery stores and a myriad of new online retailers. Since switching costs are low, customers can make supplier and channel changes quickly. Existing foodservice competitors can extend their shipping distances, and add truck routes and warehouses relatively quickly to serve new markets or customers.

We differentiate ourselves from the competition by providing an innovative food offering and an easy customer service experience. We serve a diverse customer base with a salesforce of more than 4,000 associates who are well equipped to meet the evolving demands of our customers. We have increased our category management capabilities while remaining focused on innovation and differentiation in our exclusive brand portfolio. Our intention is to leverage our investment in information technology to make the customer experience easy.

Regulation

As a marketer and distributor of food products in the United States, US Foods must comply with regulations from many federal, state and local regulatory agencies. At the federal level, we are subject to the Federal Food, Drug and Cosmetic Act; the Bioterrorism Act; and regulations created by the U.S. Food and Drug Administration (“FDA”). The FDA regulates manufacturing and holding requirements for foods, specifies the standards of identity for certain foods and prescribes the format and content of certain information that must appear on food product labels.

In 2010, the FDA Food Safety Modernization Act (“FSMA”), was enacted. The FSMA was a significant expansion of food safety requirements and FDA food safety authorities. Among other things, it requires that the FDA impose comprehensive, prevention-based controls across the food supply chain. The FSMA further regulates food products imported into the United States and provides the FDA with mandatory recall authority. The Act requires the FDA to make many new rules and to issue many guidance documents, as well as reports, plans, standards, notices and other tasks. As a result, implementing the legislation is ongoing and likely to take several years.

For certain product lines, we are also subject to the Federal Meat Inspection Act, the Poultry Products Inspection Act, the Perishable Agricultural Commodities Act, the Country of Origin Labeling Act, and

regulations from the U.S. Department of Agriculture (“USDA”). The USDA imposes standards for product quality and sanitation, including the inspection and labeling of meat and poultry products, and the grading and commercial acceptance of produce shipments from our vendors.

Our company and products are also subject to state and local regulation. This includes measures such as the licensing of our facilities, enforcement of standards for our products and facilities by state and local health agencies, and regulation of our trade practices in connection with selling products.

Our processing and distribution facilities must be registered with the FDA biennially and are subject to periodic government agency inspections. Our facilities are generally inspected at least annually by federal and/or state authorities. Facilities are also subject to inspections and regulations issued under the Occupational Safety and Health Act by the U.S. Department of Labor. These require us to comply with certain manufacturing, health and safety standards to protect our employees from accidents. We also must establish communication programs to transmit information about the hazards of certain chemicals present in some of the products we distribute.

Our customers include several departments of the federal government, including the Department of Defense and Department of Veterans Affairs facilities, as well as certain state and local entities. These customer relationships subject us to additional regulations applicable to government contractors. Our operations are also subject to zoning, environmental and building regulations, as well as laws that prohibit discrimination in employment based on disability, including the Americans with Disabilities Act, and other laws relating to accessibility and the removal of barriers. Our workers’ compensation self-insurance is subject to regulation by the jurisdictions in which we operate.

The Surface Transportation Board and the Federal Highway Administration regulate our trucking operations. In addition, interstate motor carrier operations are subject to safety requirements from the U.S. Department of Transportation and other relevant federal and state agencies. Such matters as weight and dimension of equipment also fall under federal and state regulations.

Our operations are also subject to a broad range of federal, state and local laws and regulations governing environmental issues. These include discharges to air, soil and water; the handling and disposal of solid and hazardous wastes; and the investigation and remediation of contamination resulting from releases of petroleum products and other regulated substances. We operate and maintain vehicle fleets. This means some of our distribution centers have regulated underground and aboveground storage tanks for diesel fuel and other petroleum products.

Some jurisdictions in which we operate have laws that affect the composition and operation of truck fleets, such as limits on diesel emissions and engine idling. A number of our facilities have ammonia- or Freon-based refrigeration systems, which could cause injury or environmental damage if accidently released. In addition, many of our distribution centers have propane and battery powered forklifts. Proposed or recently enacted legal requirements, such as those requiring the phase-out of certain ozone-depleting substances, and proposals for the regulation of greenhouse gas emissions, may require us to upgrade or replace equipment, or may increase our transportation or other operating costs.

To date, compliance with environmental, health and safety laws and/or regulations hasn’t required us to incur material expenditures. However, the discovery of currently unknown conditions, new laws or regulations, or changes in the enforcement of existing requirements, might require us to incur additional costs or result in unexpected liabilities that could be significant.

We believe that we comply with the regulatory requirements relating to our operations. Failing to comply with applicable regulatory requirements could result in a number of adverse situations. These could include administrative, civil, or criminal penalties or fines; mandatory or voluntary product recalls; warning or untitled letters; cease and desist orders against operations that are not in compliance; closing facilities or operations; the loss, revocation, or modification of any existing licenses, permits, registrations, or approvals; and the failure to get additional licenses, permits, registrations, or approvals in new jurisdictions where we intend to do business. Any of these could have a material adverse effect on our business, financial condition, or results of operations. These laws and regulations may change in the future, and we may incur material costs to comply with them, or any required product recalls.

Employees

As of January 2, 2016, we had approximately 25,000 employees located in 48 states. Our approximately 16,000 non-exempt employees (that is, employees who are entitled to overtime pay under the Fair Labor Standards Act) are primarily warehouse workers and drivers. Roughly 4,700 employees are members of local unions associated with the International Brotherhood of Teamsters and other labor organizations. In fiscal year 2015, we renegotiated eleven agreements with labor unions, covering about 700 employees. In fiscal year 2016, fourteen CBAs covering approximately 1,600 employees will be subject to renegotiation. We believe we do extensive contingency planning in advance of all negotiations with a goal of ensuring we can continue to operate our facilities that may be affected by work stoppages.

A labor agreement covering approximately 200 employees in our Phoenix, Arizona distribution center expired in October 2015. Negotiations to reach a new agreement with the local union bargaining committee have been unsuccessful to date and, in February 2016, members of the Teamsters Local 104 went on strike at this facility. Employees at Teamsters-represented distribution centers in Los Angeles, San Diego, and Corona, California, joined in sympathy strikes. We continue to negotiate with the local bargaining committee in Phoenix with respect to this matter.

While we have experienced work stoppages in the past, we believe we have generally good relations with both union and non-union employees, and we believe we are well-regarded in the communities in which we operate.

Legal Proceedings

From time to time, we may be party to litigation that arises in the ordinary course of our business. Management believes that we do not have any pending litigation that, separately or in the aggregate, would have a material adverse effect on our results of operations, financial condition or cash flows.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names, ages and positions of our directors and executive officers, as of January 2, 2016. We expect to add additional independent directors prior to the completion of this offering.

Name	Age	Position
Pietro Satriano	53	President, Chief Executive Officer and Director
Fareed Khan	50	Chief Financial Officer
Steven Guberman	51	Chief Merchandising Officer
Jay Kvasnicka	48	Executive Vice President, Locally-Managed Sales
Tiffany Monroe	42	Chief Human Resources Officer
Juliette W. Pryor	51	Executive Vice President, General Counsel and Chief Compliance Officer
David Rickard	45	Executive Vice President, Strategy and Revenue Management
Keith Rohland	48	Chief Information Officer
Gregory Schaffner	64	Executive Vice President, Field Operations
Mark Scharbo	52	Chief Supply Chain Officer
Owen Schiano	42	Executive Vice President, National Sales
John C. Compton	54	Chairman of the Board of Directors
Kenneth A. Giuriceo	52	Director
John A. Lederer	60	Director
Vishal Patel	29	Director
Richard J. Schnall	46	Director
Nathaniel H. Taylor	39	Director

Mr. Satriano has served as President, Chief Executive Officer and one of our directors since July 2015. From February 2011 until his appointment to his current position, Mr. Satriano served as Chief Merchandising Officer. Prior to joining our Company, Mr. Satriano was president of LoyaltyOne from 2009 to 2011. From 2002 to 2008, he served in a number of leadership positions at Loblaw Companies, including Executive Vice President, Loblaw Brands, and Executive Vice President, Food Segment. Mr. Satriano began his career in strategy consulting, first with The Boston Consulting Group in Toronto and then with the Monitor Company in Milan, Italy.

Mr. Khan has served as Chief Financial Officer since September 2013. Previously, Mr. Khan had been Senior Vice President and Chief Financial Officer of United Stationers Inc. since July 2011. Prior to United Stationers Inc., he spent 12 years with USG Corporation, where he most recently served as Executive Vice President, Finance and Strategy. Before joining USG Corporation in 1999, Mr. Khan was a consultant with McKinsey & Company, where he served global clients on a variety of projects including acquisition analysis, supply chain optimization, and organization redesign.

Mr. Guberman has served as Chief Merchandising since July 2015. He previously served as Senior Vice President, Merchandising and Marketing Operations, a role in which he was responsible for deployment and adoption of a range of merchandising and marketing strategies designed to accelerate profitable sales growth and help customers win. Mr. Guberman joined our Company as part of the Kraft/Alliant Foodservice acquisition in 1991. He accumulated a wide breadth of leadership experience in sales, procurement, marketing, national accounts and category management before taking on the role of president of our Houston Division in 2006. Mr. Guberman brings a unique customer-oriented perspective to his role, as he began his career in restaurant management.

Mr. Kvasnicka has served as Executive Vice President, Locally-Managed Sales since August 2015. Mr. Kvasnicka joined our Company as a Territory Manager for Alliant Foodservice 20 years ago, and held a wide range of sales leadership roles including Vice President of Sales for the Minneapolis Division. In 2011, he

became Division President, overseeing its successful growth and performance path until becoming Region President for the Midwest Region where he led an organization responsible for meeting the needs of over 20,000 customers. Most recently, Mr. Kvasnicka served as the senior Field Sales integration planning leader for the proposed Acquisition and was one of the senior leaders responsible for developing our Long Range Plan.

Ms. Monroe has served as Chief of Human Resources since November 2015. Prior to joining our Company, Ms. Monroe held a number of leadership positions at the Target Corporation, a discount retailer, most recently as SVP, Human Resources of Target Canada. Ms. Monroe joined the Target Corporation in 2001, as HR Manager for select distribution centers across multiple states, before being promoted to Regional HR Manager, Supply Chain in 2004. Ms. Monroe was promoted to Director of HR for International and Distribution in 2006 and then as Vice President of those segments in 2010.

Ms. Pryor has served as Executive Vice President, General Counsel and Chief Compliance Officer since March 2009. Since joining our Company in May 2005, Ms. Pryor has held several executive positions, including Senior Vice President and Deputy General Counsel. Prior to joining our Company, she was in private practice in the Washington, D.C. office of Skadden, Arps, Slate, Meagher & Flom.

Mr. Rickard has served as Executive Vice President, Strategy and Revenue Management since November 2015. From March 2014 until November 2015, Mr. Rickard was a Vice President at Uline, a distributor of shipping, industrial, and packing materials to businesses throughout North America, charged with identifying, leading and implementing improvement initiative across all aspects of the organization and focused on strategy development, continuous improvement and pricing. From September 1997 until March 2014, Mr. Rickard was a Partner and Managing Director at the Boston Consulting Group responsible for developing client relationships and selling and executing consulting engagements. He focused on creating intellectual capital and on strategy and pricing topic areas.

Mr. Rohland has served as Chief Information Officer since April 2011. Prior to joining our Company, Mr. Rohland had several leadership positions at Citigroup, including Managing Director of Risk and Program Management from March 2007 until April 2011. Prior to joining Citigroup, Mr. Rohland was Chief Information Officer for Volvo Car Corporation of Sweden from November 2005 to March 2007. He also held a number of leadership positions at Ford Motor Company.

Mr. Schaffner has been with our Company for over 40 years. He has served as Executive Vice President, Field Operations since July 2015. Prior to that he served as Division President in Denver, Kansas City and San Antonio before taking on the Executive Senior Vice President of Sales & Operations role at Kraft Foodservice/Alliant in 1992. In 1998, Mr. Schaffner took on his most recent role as President of the Southwest Region, where he led 3,500 employees across 10 distribution centers. Mr. Schaffner received his Bachelor’s of Science degree in Administrative Management from the University of North Texas in Dallas.

Mr. Scharbo has served as Chief Supply Chain Officer since March 2013. Prior to joining our Company, he was Group Vice President—Inventory Strategy at Walgreens. Previously, he was Senior Vice President, Supply Chain at Duane Reade, from 2008 until its acquisition by Walgreens in 2010. From 2005 until 2008, Mr. Scharbo was Chief Operating Officer of Case-Mate.

Mr. Schiano joined our Company in 2006 as Executive Vice President of the Allentown Division before becoming President of the Cleveland Division. He has served as Executive Vice President, National Sales since September 2015. Prior to that he served most recently as Region President of the Atlantic Region, where he led over 2,700 employees and numerous successful sales initiatives to drive growth across multiple customer channels. Before joining our Company, Mr. Schiano held multiple sales leadership roles with Michelin North America.

Mr. Compton has been the Chairman of the Board of Directors since August 2015. Mr. Compton became a CD&R Partner in 2015 after serving as an Operating Advisor since 2013. Mr. Compton is a 29-year veteran and former President of PepsiCo, Inc., the world’s second largest food and beverage company with over 250,000 employees in 220 countries. He currently serves as Chairman of TruGreen. Mr. Compton’s career at PepsiCo started at Frito-Lay in 1983. In 2002, after serving in positions of increasing responsibility in a variety of operational and sales capacities, he was appointed Vice Chairman and President of Frito-Lay North America. Mr. Compton went on to serve as Chief Executive Officer of PepsiCo Americas Foods, which included Frito-Lay North America, Quaker Oats brands, and all of PepsiCo’s Latin American food and snack businesses. He became President of PepsiCo in 2011. Mr. Compton is the former Chief Executive Officer of Pilot Flying J Corporation. He serves on the board of First Horizon National Corporation and was previously on the board of Pepsi Bottling Group Inc. In 2009, he was named a “CEO of Tomorrow” by BusinessWeek. Mr. Compton is a Sponsor nominee designated by CD&R under the terms of the Stockholders Agreement described in “Certain Relationships and Related Party Transactions—Stockholder Agreements.”

Mr. Giuriceo has been a director since August 2015. Mr. Giuriceo has been a financial partner at CD&R since 2007. He leads or co-leads the Firm’s investments in David’s Bridal, Healogics, John Deere Landscapes and ServiceMaster, as he did with the investments in Envision Healthcare and Sally Beauty. Prior to joining CD&R in 2003, Mr. Giuriceo worked in the principal investment area and investment banking division of Goldman, Sachs & Co. He is currently a director of David’s Bridal, Inc., Healogics Holding Corp., and TruGreen Holding Corporation and a member of the board of managers of John Deere Landscapes LLC. He formerly served as a director of Envision Healthcare Corporation, Sally Beauty Holding, Inc. and ServiceMaster Global Holding Inc. Mr. Giuriceo is a Sponsor nominee designated by CD&R, under the terms of the Stockholders Agreement described in “Certain Relationships and Related Party Transactions—Stockholder Agreements.”

Mr. Lederer has been a director since September 2010. From September 2010 until July 2015, Mr. Lederer also served as our President and Chief Executive Officer. From 2008 to 2010, Mr. Lederer was Chairman and Chief Executive Officer of Duane Reade, a New York-based pharmacy retailer acquired by Walgreens in 2010. Mr. Lederer joined Duane Reade in 2008 and led a company-wide revitalization effort. Prior to Duane Reade, he spent 30 years at Loblaw Companies Limited, Canada’s largest grocery retailer and wholesale food distributor. Mr. Lederer held a number of leadership roles at Loblaw, including President from 2000 to 2006. Mr. Lederer currently serves as a director of Tim Hortons, Inc. Mr. Lederer is a member of our Board of Directors.

Mr. Patel has been a director since August 2015. Mr. Patel joined KKR in 2010 and is a member of the Retail team. He has played a role in the investments in Biomet, Dollar General, and US Foods. Mr. Patel currently sits on the board of directors of Academy Sports + Outdoors. Prior to joining KKR, he was with Moelis & Company where he was involved in a variety of mergers, acquisitions and restructuring transactions. He holds a B.S. in economics, summa cum laude, from the Wharton School at the University of Pennsylvania. Mr. Patel is a Sponsor nominee designated by KKR, under the terms of the Stockholders Agreement described in “Certain Relationships and Related Party Transactions—Stockholder Agreements.”

Mr. Schnall has been a director since 2007. Mr. Schnall has been a financial partner at CD&R since 2001. Prior to joining CD&R in 1996, he worked in the Investment Banking Division of Donaldson, Lufkin & Jenrette, Inc. and Smith Barney & Co. Mr. Schnall currently serves as a director of Healogics Holding Corp., David’s Bridal, Inc., Envision Healthcare Corporation, and PharMEDium Healthcare Corporation. He was a director of Sally Beauty Holdings, Inc. from 2006 to 2012 and AssuraMed, Inc. from 2010 to 2013. Mr. Schnall is a graduate of the Wharton School of Business at the University of Pennsylvania and holds an M.B.A. from Harvard Business School. Mr. Schnall is a Sponsor nominee designated by CD&R, under the terms of the Stockholders Agreement described in “Certain Relationships and Related Party Transactions—Stockholder Agreements.”

Mr. Taylor has been a director since March 2011. He joined KKR in 2005. Mr. Taylor currently sits on the board of directors of Aricent, Academy Sports + Outdoors, Aricent, Channel Control Merchants, Lemonade Restaurant Group, National Vision and Toys ’R’ Us Inc. Before joining KKR, Mr. Taylor was with Bain Capital, where he was involved in the execution of investments in the retail, health care and technology sectors. Mr. Taylor is a Sponsor nominee designated by KKR, under the terms of the Stockholders Agreement described in “Certain Relationships and Related Party Transactions—Stockholder Agreements.”

Composition of the Board of Directors

Our business and affairs are managed under the direction of our Board of Directors. Our Board of Directors is currently composed of seven members. Upon completion of this offering, our amended and restated certificate of incorporation will provide for a classified Board of Directors, with          directors in Class I (expected to be          ),          directors in Class II (expected to be          ) and directors in Class III (expected to be          ). Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. See “Description of Capital Stock—Anti-Takeover Effects of our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Certain Provisions of Delaware Law—Classified Board of Directors.” In addition, under the amended stockholders agreement that we intend to enter into with the Sponsors prior to completion of this offering, the Sponsors will have the right to designate nominees for our Board of Directors, subject to the maintenance of specified ownership requirements. See “Certain Relationships and Related Party Transactions—Stockholder Agreements.”

Under our amended and restated certificate of incorporation, our Board of Directors will consist of such number of directors as may be determined from time to time by resolution of the Board of Directors, but in no event may the number of directors be less than one. Any vacancies or newly created directorships may be filled only by the affirmative vote of a majority of our directors then in office, even if less than a quorum, or by a sole remaining director, subject to our Stockholders Agreement with respect to the director designation rights of the Sponsors. With respect to any vacancy of a Sponsor-designated director, such Sponsor will have the right to designate a new director for election by a majority of the remaining directors then in office. Each director will hold office until his or her successor has been duly elected and qualified or until his or her earlier death, resignation or removal.

Our Board of Directors has determined that                 ,          and          are independent as defined in the federal securities laws and the NYSE rules.

Background and Experience of Directors

When considering whether directors and nominees have the experience, qualifications, attributes, or skills, taken as a whole, to enable our Board of Directors to satisfy its oversight responsibilities effectively in light of our business and structure, the Board of Directors focused primarily on each person’s background and experience as reflected in the information discussed in each of the directors’ individual biographies set forth above. We believe that our directors provide an appropriate mix of experience and skills relevant to the size and nature of our business. In particular, the members of our Board of Directors considered the following important characteristics, among others:

•	Pietro Satriano—we considered Mr. Satriano’s extensive experience and leadership in the food industry. Additionally, we considered how his role as our President and Chief Executive Officer would provide valuable information about the status of our day-to-day operations and bring a management perspective to the deliberations of our Board of Directors.

•	John C. Compton—we considered Mr. Compton’s extensive management, financial and operational expertise in the food industry.

•	Kenneth A. Giuriceo—we considered Mr. Giuriceo’s significant expertise in private equity and his financial and business expertise.

•	John A. Lederer—we considered Mr. Lederer’s extensive experience in the food industry.

•	Vishal Patel—we considered Mr. Patel’s financial and business expertise.

•	Richard J. Schnall—we considered Mr. Schnall’s significant expertise in private equity and his financial and business expertise.

•	Nathaniel L. Taylor—we considered Mr. Taylor’s significant expertise in private equity and financial and business expertise.

Non-Employee Director Compensation

All members of our Board of Directors are entitled to be reimbursed for reasonable out-of-pocket expenses incurred in attending all board and other committee meetings. Directors who are our employees or employees of CD&R do not receive remuneration for serving on our Board of Directors. Non-employee directors receive a quarterly retainer of $10,000. The fees earned or paid in cash by us to non-employee directors for service as directors for fiscal year 2014 was as follows:

Name	Fees Earned or Paid in Cash	Other Compensation	Total
Mr. Calbert	$40,000	$0	$40,000
Mr. Taylor	40,000	0	40,000

Role of Board in Risk Oversight

The Board of Directors has extensive involvement in the oversight of risk management related to us and our business and accomplishes this oversight through the regular reporting to the Board of Directors and the Audit Committee by management. The Audit Committee represents the Board of Directors by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements, the surveillance of administrative and financial controls, and our compliance with legal and regulatory requirements. Through its regular meetings with management, including the finance, legal, internal audit, and compliance functions, the Audit Committee reviews and discusses all significant areas of our business and summarizes for the Board of Directors all areas of risk and the appropriate mitigating factors. In addition, our Board of Directors receives periodic detailed operating performance reviews from management.

Controlled Company Exception

After the completion of this offering, the Sponsors, acting as a group, will continue to beneficially own more than 50% of the voting power of our outstanding common stock. As a result, we will be a “controlled company” pursuant to the corporate governance standards of the NYSE. Under these corporate governance standards, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with NYSE corporate governance standards, including the requirements (1) that a majority of its Board of Directors consist of independent directors, (2) that its Board of Directors have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, (3) that its Board of Directors have a nominating and corporate governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities, and (4) for an annual performance evaluation of the nominating and corporate governance and compensation committees. Following this offering, we intend to utilize these exemptions. As a result, we will not have a majority of independent directors, our Nominating and Corporate Governance Committee and Compensation Committee will not consist entirely of independent directors and such committees may not be subject to annual performance evaluations. Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the NYSE corporate governance requirements. In the event that we cease to be a “controlled company” and our shares continue to be listed on the NYSE, we will be required to comply with these standards and, depending on the board’s independence determination with respect to our then current directors, we may be required to add additional directors to our board in order to achieve such compliance within the applicable transition periods.

The “controlled company” exception does not modify the independence requirements for the audit committee, and we intend to comply with the audit committee requirements of Rule 10A-3 under the Exchange Act and NYSE rules. Pursuant to such rules, we are required to have at least one independent director on our Audit Committee on the date of effectiveness of the registration statement filed with the SEC in connection with this offering. 90 days after such date of effectiveness we are required to have a majority of independent directors on our Audit Committee. One year following such date of effectiveness, our Audit Committee is required to be comprised entirely of independent directors.

Board Committees

Audit Committee

The members of our Audit Committee are Messrs. Giuriceo and Patel. After the completion of this offering, we expect to add          independent members to our Audit Committee, at which time we expect that          will resign as a member of the Audit Committee. Each of                  and              is expected to qualify as an independent director under the NYSE corporate governance standards and the independence requirements of Rule 10A-3 of the Exchange Act. Following this offering, our Board of Directors will determine which member of our Audit Committee qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of Regulation S-K. All members of the Audit Committee will be familiar with finance and accounting practice and principles and will be financially literate.

The purpose of the Audit Committee will be to prepare the audit committee report required by the SEC to be included in our proxy statement and to assist our Board of Directors in overseeing and monitoring (1) the quality and integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) our independent registered public accounting firm’s qualifications and independence, (4) the performance of our internal audit function, and (5) the performance of our independent registered public accounting firm.

Prior to the completion of this offering, our Board of Directors will adopt a new written charter for the Audit Committee that will satisfy the applicable requirements of the SEC and NYSE, which will be available on our website.

Compensation Committee

The members of our Compensation Committee are Messrs. Taylor, Compton and Schnall. After the completion of this offering, we expect to add          independent members to our Compensation Committee.

The purpose of the Compensation Committee is to assist our Board of Directors in discharging its responsibilities relating to (1) setting our compensation program and compensation of our executive officers and directors, (2) monitoring our incentive and equity-based compensation plans, and (3) preparing the compensation committee report required to be included in our proxy statement under the rules and regulations of the SEC.

Prior to the completion of this offering, our Board of Directors will adopt a new written charter for the Compensation Committee that will satisfy the applicable requirements of the SEC and NYSE, which will be available on our website.

Nominating and Corporate Governance Committee

Upon the completion of this offering, the Nominating and Corporate Governance Committee will consist of                 ,          and          . The purpose of our Nominating and Corporate Governance Committee will be to assist our Board of Directors in discharging its responsibilities relating to: (1) identifying individuals qualified to become new Board of Directors members, consistent with criteria approved by the Board of Directors, subject to the Stockholders Agreement with the Sponsors; (2) reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the Board of Directors select, the director nominees for the next annual meeting of stockholders; (3) identifying Board of Directors members qualified to fill vacancies on any Board of Directors committee and recommending that the Board of Directors appoint the identified member or members to the applicable committee, subject to the Stockholders Agreement with the Sponsors; (4) reviewing and recommending to the Board of Directors corporate governance principles applicable to us; (5) overseeing the evaluation of the Board of Directors and management; and (6) handling such other matters that are specifically delegated to the committee by the Board of Directors from time to time.

Prior to the completion of this offering, our Board of Directors will adopt a written charter for the Nominating and Corporate Governance Committee that will satisfy the applicable requirements of the SEC and NYSE, which will be available on our website.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has at any time been one of our executive officers or employees. None of our executive officers currently serves, or has served during the last completed fiscal year, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee. We are parties to certain transactions with the Sponsors described in the “Certain Relationships and Related Party Transactions” section of this prospectus.

Code of Ethics

Prior to the completion of this offering, our Board of Directors will adopt a new Code of Business Conduct that applies to all of our directors, officers, and employees, including our principal executive officer, principal financial officer, and principal accounting officer, which will be available on our website. Our Code of Business Conduct is a “code of ethics,” as defined in Item 406(b) of Regulation S-K. Please note that our Internet website address is provided as an inactive textual reference only. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of our code of ethics on our Internet website.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In this section, we provide an overview of our philosophy and the objectives of our executive compensation program, and describe the material components of our executive compensation program for our Named Executive Officers (“NEOs”) whose compensation is set forth in the 2014 Summary Compensation Table and other compensation tables in this prospectus. In July 2015, John Lederer stepped down from his roles as President and Chief Executive Officer. Pietro Satriano was promoted in his place. In September 2015, Stuart Schuette, our Chief Operating Officer, left the company to pursue new opportunities.

•	John A. Lederer, our President and Chief Executive Officer

•	Fareed Khan, our Chief Financial Officer

•	Pietro Satriano, our Chief Merchandising Officer

•	Stuart S. Schuette, our Chief Operating Officer

•	Keith Rohland, our Chief Information Officer

In addition, we explain how and why the Compensation Committee of our Board of Directors (the “Compensation Committee”) arrives at compensation policies and decisions involving the NEOs.

Executive Summary

Our long-term success depends on our ability to attract, retain and motivate highly talented individuals who are committed to our vision and strategy. A key objective of our executive compensation program is to link such individuals’ pay to their performance and their advancement of our overall annual and long-term performance and business strategies. Another objective of our compensation program is to encourage high-performing executives to remain with US Foods over the course of their careers.

We believe that the amount of compensation for each NEO reflects extensive management experience, continued high performance and exceptional service to us. We also believe that our compensation strategies have been effective in attracting executive talent and promoting performance and retention.

Changes in Fiscal 2014

2014 Discretionary Bonus

The Compensation Committee chose to award a special discretionary bonus at year-end 2014 to 17 company executives. This award was granted to recognize the extraordinary efforts of the leadership team in their management of the company through the exceptional circumstances that existed in 2014, including the protracted Acquisition process that did not complete in 2014. While not the primary factor, a secondary consideration in making the awards for the Chief Executive Officer (the “CEO”) direct reports was the deferral of the annual merit base salary increases that would have otherwise taken place in July. Recipients of this award included all nine direct reports to the CEO and the eight Regional Presidents with award amounts determined on an individual basis in view of each executive’s contributions and extra responsibilities caused by the Acquisition process. The CEO was not provided with a discretionary award. NEO recipients of the bonus included:

Name	Bonus Amount
Stuart Schuette	$200,000
Pietro Satriano	$200,000
Fareed Khan	$100,000
Keith Rohland	$100,000

Changes to our Executive Compensation Program

US Foods is committed to providing and maintaining a competitive executive compensation program; however, in light of the Acquisition and restrictions imposed under the Acquisition Agreement, much of our executive compensation program remained static and some programs were suspended. Changes to the executive compensation programs approved by the Compensation Committee in December 2013 involved the suspension of the annual equity grants in 2014 due to the proposed Acquisition, and the execution of a program of targeted Retention Agreements and Transaction Bonuses.

Specific changes included the following:

Component	Change	Rationale

Annual Incentive Plan (AIP)	• Suspended the individual performance factor multiplier for all participating employees.	• Focuses incentive pay on financial metrics, which are more practical to use should the performance period be less than a year due to the proposed Acquisition.

Long-Term Incentive Plan	• Suspended the 2014 annual equity grants.	• This change was required in light of proposed Acquisition and its uncertain timing.

Other Incentive Elements	• Provided Retention Agreements and Transaction Bonuses to targeted individuals.	• Was intended to provide compelling compensation to secure key employees and provide management continuity during the transition phase.

Merit Increases	• Suspended the merit increase program for CEO direct reports.	• This change was required in light of proposed Acquisition and its uncertain timing.

Philosophy of Executive Compensation Program

US Foods provides reward strategies and programs that attract, retain and motivate the right talent, in the right places, at the right time. We strive to provide a total compensation package that is competitive with comparable employers who compete with us for talent, and that is equitable among our internal workforce.

Historically, our executive compensation plans have directly linked a substantial portion of annual executive compensation to US Foods’ performance. These plans are designed to deliver superior compensation for superior company performance. Likewise, when our performance falls short of expectations, these programs deliver lower levels of compensation.

However, the Compensation Committee tries to balance pay-for-performance objectives with retention considerations. This means even during temporary downturns in the economy and the foodservice distribution industry, the programs continue to ensure that successful, high-performing employees stay committed to increasing US Foods’ long-term value.

Guiding Principles

We use the following guiding principles as the basis of our executive compensation philosophy to attract, develop and retain talent, who will drive financial and strategic growth and build long-term value:

•	Establish and support a link between pay and performance—both at the board US Foods’ level and at individual levels

•	Differentiate pay for superior performers that recognizes and rewards contributions to US Foods’ success

•	Appropriately balance short-term and long-term compensation opportunities with US Foods’ short- and long-term goals and priorities

•	Focus our leadership on long-term value creation by providing equity ownership incentives to executives

•	Offer cost-efficient programs that ensure accountability in meeting US Foods’ performance goals and are easily understood by participants

Components and Objectives of Executive Compensation Program

The Compensation Committee built the executive compensation program upon a framework that includes the components and objectives found in the following table. Each of these is described in greater detail later in this Compensation Discussion and Analysis. The Compensation Committee reviews each component of the executive compensation program to see how it affects target total pay levels. It generally targets total cash compensation at the median of the target total pay ranges for similar executive positions among our peer group.

	Component	Description	Objective of Component
Annual Compensation	Base Salary	Fixed amount based on level of responsibility, experience, tenure and qualifications. For a further discussion see “—How We Make Compensation Decisions” below.

•       Supports talent attraction and retention.

•       Consistent with competitive pay practice. Based on our external market comparison, generally targeted at the median of total cash compensation for similar executives.

	Annual Incentive Plan Award	The Annual Incentive Plan is designed to encourage and reward executive officers for achieving annual financial performance goals. Under the Annual Incentive Plan, we pay annual incentive awards in cash with payments made in the first quarter of the fiscal year for bonuses earned with respect to performance in the prior fiscal year. Payment of the Annual Incentive Plan award is based on satisfaction of key financial performance criteria: 1) Adjusted EBITDA and 2) Cash Flow—Net Debt. The Adjusted EBITDA metric is

•       Links pay and performance.

•       Drives the achievement of short-term business objectives.

•       Based on our external market comparison, generally targeted at the median of the annual incentive ranges for similar executive positions.

•       EBITDA is defined as Net income or loss, plus Interest expense—net, Income tax (provision) benefit, and depreciation and amortization. Adjusted EBITDA is defined as

	Component	Description	Objective of Component

required by the Annual Incentive Plan to be increased to the extent that amounts that were accrued for the Incentive Plan Awards—but are no longer expected to be paid—are reduced. For more, see “Overview of the 2014 Executive Compensation Program—Overview of Annual Incentive Plan Award.”

EBITDA adjusted for 1) Sponsor fees; 2) Restructuring and tangible, and Intangible asset impairment charges; 3) share-based compensation expense; 4) other gains, losses, or charges as specified under our debt agreements; and 5) the non-cash impact of LIFO adjustments.

	Discretionary Cash Bonuses	The Compensation Committee may provide special cash bonuses to select individuals on a discretionary basis.	• Recognizes extraordinary efforts of individuals

Long-Term Incentives	Equity Investment Program

Key management employees, including our NEOs, had an opportunity to invest in our common stock. For their investment, participants received

1) an investment stock option grant equal to the fair market value of their investment level, plus 2) an investment stock option grant based on a multiple of their investment level (1.00x to 5.00x).

There was no equity investment activity in 2014.

•       Designed to focus our key management employees on long-term value creation by providing a significant financial reward for operational success.

•       Promotes an “owner” mentality by providing incentives to management.

Investment Stock Options

Investment stock options granted to our NEOs are directly related to the level of their participation in the equity investment program. For a further discussion of the program see “—Equity Investments” below.

50% of the investment stock options vest based on time: vesting in equal portions over four or five years. The remaining 50% of the investment stock options vest equally over four or five years, subject to achieving annual or cumulative Adjusted EBITDA performance targets.

In light of the proposed Acquisition, there was no equity grant activity in 2014.

• Supports long-term value creation by providing a significant financial reward for operational success.

	Component	Description	Objective of Component
Restricted Stock and RSUs

Special grants of restricted stock or RSUs are provided on a rare and selective basis.

All restricted stock grants vest over time, although the time periods vary.

RSU grants can vest over time or based on performance.

In light of the proposed Acquisition, there was no annual equity grant activity in 2014.

• Special restricted stock and RSU grants are generally designed to enhance retention of key management employees through the vesting requirements.

Annual Equity Grant

The Annual Equity Grant program works much like plans at large, publicly traded companies.

The Annual Equity Grant program was suspended for 2014 pending the completion of the Acquisition.

Historically, eligible participants, including the NEOs, receive grants of both RSUs and stock options. The total value of the Annual Equity Grant award is based on the competitive practices of long-term incentive awards for similar positions. The “mix” of equity awards varies depending on the participant’s role within US Foods. For our NEOs, 75% of the Annual Equity Grant award is delivered in stock options and 25% in RSUs.

50% of the Annual Equity Grant award vests based on time, vesting in equal portions over four years (25% per year). The remaining 50% vests equally over four years (25% per year) subject to reaching annual or cumulative Adjusted EBITDA performance targets.

For more, see “—Annual Equity Grant” below.

•       Designed to support US Foods’ multiyear transformation initiative by providing participants with an ownership stake in the Company as well as an opportunity to build future wealth.

•       Based on our external market comparison, generally targeted at the median of the long-term incentive value ranges for similar executive positions.

Retirement, Other Benefit Programs and Perquisites	Retirement Benefits

Retirement benefits are provided through the 401(k) Retirement Savings Plan. This plan is a long- term investment savings plan in which participants and the Company contribute money on a pre-tax basis.

Additionally, a traditional defined benefit pension plan—which

• Designed as a long-term investment savings vehicle.

Component	Description	Objective of Component

provides a regular monthly income after retirement — remains in place for certain NEOs. With respect to the participating NEOs, the defined benefit plan is frozen so that there can be no further accruals.

Other Benefits and Perquisites

Our NEOs participate in the same benefit programs that are offered to other salaried and hourly employees.

The NEOs are eligible for enhanced Long Term Disability (LTD) and life insurance coverage. The LTD benefit amount for NEOs is increased from 60% of monthly earnings to 66 2/3% of monthly earnings. The basic life insurance for NEOs is subject to a greater maximum coverage amount of $1.5 million, and the supplemental life/AD&D insurance is subject to a greater maximum coverage amount of $3.5 million.

Additionally, our NEOs participate in the Executive Perquisite Allowance Plan. This provides an annual allowance to defray the cost of services normally provided as executive perquisites, such as financial or legal planning, club memberships, or executive physicals. Each of our eligible executives, including our NEOs, is provided an annual payment of $12,000 ($25,000 in the case of Mr. Lederer), on an after-tax basis, which is paid during the first quarter of each calendar year.

•       Designed to provide market competitive benefits to protect employees’ and their covered dependents’ health and welfare.

•       The Executive Perquisite Allowance Plan is not viewed as a significant element of our compensation structure, but it is useful in attracting, motivating and retaining high caliber executive talent.

Severance Agreements	Each of our NEOs has entered into a severance agreement with the Company. Structured as “severance” rather than “employment” agreements, these agreements outline compensation considerations in the event that 1) the executive’s employment is terminated by the Company other than for cause, and 2) employment is ended by the executive with good reason.	• Designed to provide standard protection to both the executive and to US Foods to ensure continuity and aid in retention.

How We Make Compensation Decisions

The Compensation Committee, in consultation with management and its independent compensation consultant, Meridian Compensation Partners (“Meridian”), focuses on ensuring that our executive compensation programs reinforce our pay for performance philosophy and enhance longer-term value creation.

After reviewing the compensation program and in light of the proposed Acquisition, the Compensation Committee determined that, other than the elimination of the individual performance factor, the compensation program was effectively designed to meet our objectives. Each NEO’s target total direct compensation (base salary, target Annual Incentive Plan award and Annual Equity Grant award, if any) provides the executive with an appropriate compensation opportunity, and each NEO’s total direct compensation is generally appropriate in light of US Foods’ overall performance and the executive’s personal performance.

Committee Oversight

The Compensation Committee, comprised of non-employee directors of our Board of Directors, designated by our Sponsors, is responsible for overseeing our executive compensation program. The Compensation Committee determines and approves all compensation for our NEOs.

Although our entire Board of Directors meets to discuss our CEO’s goals and performance in achieving those goals each fiscal year, the Compensation Committee solely approves all compensation awards and payout levels.

The Compensation Committee develops and oversees programs designed to compensate our NEOs and other executive officers, as well as the presidents of our operating divisions. The Compensation Committee is also authorized to approve all equity investments, grants of restricted stock, restricted stock units, stock options, stock appreciation rights and other awards under our equity-based incentive plans for US Foods employees.

The Compensation Committee has several resources and analytical tools it uses in making decisions related to executive compensation. The table below discusses the key tools.

Compensation Committee Resources
Independent Committee Consultant—Meridian

Meridian is available to provide independent advice to the Compensation Committee in connection with matters pertaining to executive compensation. The scope of Meridian’s services generally includes 1) attending, as requested, select Compensation Committee meetings and associated preparation work; 2) guiding the Compensation Committee’s decision-making with respect to executive compensation matters; 3) providing advice on our compensation peer group; 4) providing competitive market studies; and 5) updating the Compensation Committee on emerging best practices and changes in the regulatory and governance environment.

Meridian did not provide any services to US Foods in 2014 that were unrelated to executive compensation.

US Foods’ Human Resources Department	US Foods’ Chief Human Resources Officer and the Human Resources Department provide benchmarking data (comprised of peer group analysis and supplemental external compensation survey data analysis) and recommendations with respect to 2014 annual base salary, annual incentive plan, and long-term incentive compensation decisions. US Foods’ Human Resources Department works with Meridian to gather and analyze relevant competitive data and to identify and evaluate various alternatives for executive compensation.

CEO

For other NEOs, the CEO makes individual recommendations to the Compensation Committee on base salary and annual incentive award and long-term incentive compensation opportunities. The CEO also provides initial recommendation for Annual Incentive Plan performance targets for the Compensation Committee to consider.

Although the Compensation Committee values and welcomes input from management, it retains and exercises sole authority to make decisions regarding NEO compensation. No member of management, including the CEO, has a role in determining his or her own compensation.

Role of CEO in Determining Executive Compensation

As described in the table above, our CEO assists the Compensation Committee by providing his evaluation of the performance of the other NEOs and recommends compensation levels for them. In forming his recommendations, he is advised by US Foods’ Human Resources Department, as described above. The Human Resources Department assesses the design of, and makes recommendations related to, our compensation and benefits programs.

The CEO also consults with other NEOs for recommendations related to the appropriate financial performance measures used in our Annual Incentive Plan. In developing recommendations for the Compensation Committee, Mr. Lederer and the Human Resources Department consult benchmarking and other market surveys from Meridian and other compensation consultants, as described elsewhere in this Compensation Discussion and Analysis, and follow the philosophy and pursue the objectives described in “Philosophy of Executive Compensation Program.”

The Compensation Committee determines each element of compensation for the CEO. With input from Meridian, the Human Resources Department and the CEO, the Compensation Committee determines each element of compensation for the other NEOs. The Compensation Committee is under no obligation to take these recommendations.

Use of Competitive Data

We believe US Foods must pay compensation that is competitive with the external market for executive talent. This will allow us to attract, retain and motivate executives, including the NEOs, who will enhance our long-term business results. For the NEOs, we generally construct external market comparison points by examining 1) peer group proxy data and 2) compensation market survey data.

Peer Group Data

Since 2009, the Compensation Committee has used a peer group of companies for benchmarking purposes. The methodology used to construct the peer group involved identifying peer companies based on the following:

•	Industry Attributes: similarly-sized food distributors, plus distribution companies with similar operations and size but not focused on food distribution

•	Financial Performance: similar financial performance, regardless of industry classification; focused on key ratios and financial metrics

The final peer group was determined based on how well each company matched US Foods’ size, performance and capital structure, using these parameters:

•	Market capitalization

•	Enterprise value and revenue

•	Profitability (gross profit margin and EBITDA margin)

•	Growth (one year revenue and EBITDA growth)

•	Leverage (as measured by debt/EBITDA)

For each parameter, an acceptable range of values was defined and weights were assigned to reflect their relative importance. Those companies that scored above the average for each parameter were included in our peer group.

Periodically, Meridian will work with our Human Resources Department to review the construction of the peer group, to ensure the peer group continues to reflect companies whose business size and complexity are similar to US Foods and with which the Company competes for top executive talent. The methodology used in constructing the proposed peer group included:

•	For data availability purposes, the group of available companies included publicly traded US companies plus other companies who file with the SEC.

•	The group of available companies was narrowed to

(1)	Food distributors (in the Global Industrial Classification Standard “GICS” Consumer Staples sector)

(2)	Non-food distributors in high-volume/low-margin businesses (in four explicit GICS categories: trading companies and distributors (Materials sector), retail distributors (Consumer Discretionary sector), health care distributors (Health Care sector), and technology distributors (Information Technology sector))

(3)	Other food/staples retailers (also in the Consumer Staples sector)

(4)	Food products companies (added for food focus).

•	The potential peers were screened based on 1) revenues—for food distribution included all companies with revenues greater than $3 billion and for others included all companies with revenues that ranged from $6 billion to $60 billion—and 2) EBITDA margin in the range of 2% to 8%.

In July 2012, the Compensation Committee approved the inclusion of the following companies in the peer group executive pay and program benchmarking:

Food Distributors	Food Retail	Food Products	Technology Distributors
• Sysco Corp • Andersons Inc. • Nash Finch • United Natural Foods Inc.	• Safeway Inc. • Whole Foods Market Inc.	• Campbell Soup Co • Dean Foods Co • Dole Foods Company Inc. • Heinz (HJ) Co • Smithfield Foods Inc. • Tyson Foods Inc.	• Arrow Electronics Inc. • Avnet • Synnex Corp • Tech Data Corp

Trading & Distribution	Healthcare Distributors	Other Distributors
• Grainger (W W) Inc • Wesco International Inc	• Owens & Minor Inc. • Schein (Henry) Inc	• Genuine Parts Co

We made no changes to the peer group in 2014. However, in light of recent ownership changes in Dole Foods Company Inc, H J Heinz Co., Smithfield Foods Inc., Safeway Inc., and Nash Finch, the Compensation Committee may consider reviewing the components of the peer group in 2015.

Constructing the Market Compensation Comparisons

In 2014, we did not conduct a formal market comparison for the NEOs, given the proposed Acquisition and our decision to suspend the annual equity grant program.

Use of Performance Evaluations

The Compensation Committee does an annual assessment of the CEO’s performance. The CEO assesses the performance of each other NEO to determine each executive’s success in meeting our operating priorities or exhibiting the core attributes on which all employees are evaluated. These evaluations are subjective; no objective criteria or relative weighting is assigned to any individual factor.

The Compensation Committee uses the performance evaluations as an eligibility threshold for annual base salary increases.

The performance evaluation results may affect the amount of a NEO’s annual base salary increase. Any NEO who receives a “Meets Expectations” or “Exceeds Expectations” performance rating is given a percentage base salary increase. This reflects the following factors:

•	The NEO’s performance relative to the other Named Executive Officers, and/or

•	The median base salary of the market comparator group, and/or

•	Any additional or exceptional event that occurs, such as an internal equity adjustment, a promotion or a change in responsibilities

•	The overall budgeted increase for our salaried employee population

The merit increase program for NEOs was suspended in 2014.

Actual annual base salary determinations are discussed under “—Base Salary.”

In order to be eligible for an Annual Equity Grant award, an NEO must be actively employed in good standing on the date of the grant. For a further discussion of the program see “—Annual Equity Grant” below.

Internal Analysis

With respect to annual salary, Annual Incentive Plan awards and Annual Equity Grant awards available to NEOs, the Compensation Committee does not perform a formal internal equity analysis. However, it does consider the internal equity of the compensation awarded by using comparisons within US Foods.

For the annual salary review, this analysis involves comparing merit increase-based awards for the NEOs (in aggregate and on an individual basis) to the aggregate merit increase awards for the exempt US Foods employees.

The Annual Incentive Plan awards review analysis involves comparing the formula-determined bonus plan award for the NEOs to the formula-determined bonus plan awards for the Company’s divisions.

The analysis involved in the Annual Equity Grant awards was not done in 2014, given the decision to suspend the program for 2014.

Business Performance and Impact on Pay

US Foods’ executive compensation program directly links a substantial portion of executive compensation to the Company’s performance, through annual and long-term incentives. In developing our pay for performance policies, the Compensation Committee generally reviews elements of pay for each executive position against the market comparison data points for similar executive positions at other companies. The external market comparison data points include 1) peer group compensation proxy-reported data (50% weight) and 2) external comparison market survey data (50% weight).

However, the Compensation Committee has not historically used an exact formula for allocating between fixed and variable, cash and non-cash, or short- and longer-term compensation. This approach allows the committee to incorporate flexibility into our annual and longer-term compensation programs and adjust for the evolving business environment.

The Target Compensation Mix charts below includes 1) current base salary, 2) Annual Incentive Plan award targets, and 3) grant date value of stock options and RSUs granted in 2014.

Target Compensation Mix—FY 2014

(Consists of base salary, Annual Incentive Plan award target and 2014 equity grant value)

The Actual Compensation Paid chart below includes 1) base salary paid in fiscal 2014, 2) the Annual Incentive Plan award amounts paid to the NEOs related to fiscal 2014, and 3) the grant date value of stock options and restricted stock units (RSUs) award granted

Actual Compensation Paid—FY 2014

(Consists of base salary, Annual Incentive Plan award and 2014 equity grant value)

Overview of the 2014 Executive Compensation Program

Base Salary

We pay base salaries to attract and retain talented executives and to provide a fixed base of cash compensation. The table below shows the base salaries of each NEO that were approved by the Compensation Committee. These salaries were in effect for all of 2014.

Named Executive Officer	2014 Base Salary
John A. Lederer	$1,175,000
Fareed Khan	600,000
Pietro Satriano	500,000
Stuart S. Schuette	600,000
Keith Rohland	475,000

No 2014 Adjustments to Base Salary

Due to the proposed Acquisition, the base salaries of the NEOs remained the same in 2014 as they were in 2013.

Overview of Annual Incentive Plan Award

The Annual Incentive Plan (or AIP) is designed to offer opportunities for cash compensation tied directly to Company performance. Under the AIP, we pay the Annual Incentive Plan award in cash, with payments made in the first quarter of the fiscal year for bonuses earned based on performance in the prior fiscal year. Each year, the Compensation Committee approves the incentive plan framework for each NEO. In December 2013, the Compensation Committee approved the Annual Incentive Plan framework for fiscal year 2014.

The framework for the 2014 Annual Incentive Plan for the NEOs was based on the following:

The possible payout range of 2014 Annual Incentive Plan awards is 0.0% to 147%.

The performance measures relate to performance completed for fiscal 2014. The Compensation Committee determines and pays AIP awards within 90 days following the end of the fiscal year for which the award was earned.

Eligible Earnings is equal to the participant’s base salary earnings during the incentive plan year.

AIP Target Percentage is the individual Annual Incentive Plan target percentage. The individual target percentages are based on market-competitive data and are established as a percentage of base pay.

At the beginning of each plan year, the Compensation Committee designates individual AIP target percentages for each of our NEOs. For 2014, the individual AIP target percentages for our NEOs were generally positioned at the calculated median market short-term incentive target value.

The 2014 Annual Incentive Plan individual targets for our NEOs were as follows:

Named Executive Officer	2014 Annual Incentive Plan Target
John A. Lederer	110%
Fareed Khan	75%
Pietro Satriano	75%
Stuart S. Schuette	75%
Keith Rohland	75%

The Business Performance Factor is calculated based on the following financial objectives.

The various levels of performance targets to reach threshold, target and maximum payouts for the 2014 Annual Incentive Plan are described in the table below:

Business Performance Factor Targets—FY 2014

	Adjusted EBITDA	Adjusted EBITDA (payout scale)	Cash Flow— Net Debt	Cash Flow— Net Debt (payout scale)
Threshold	$812,250,000	37.50%	$4,766,790,000	37.50%
Target	$855,000,000	100.00%	$4,539,800,000	100.00%
Maximum	$997,187,000	150.00%	$4,471,700,000	120.00%

It is important to note that the financial performance measures are independent of each other. Performance against the Adjusted EBITDA measure is determined independently from performance against the Cash Flow—Net Debt measure. The final Business Performance Factor is calculated by adding the resulting payout percentage for Adjusted EBITDA with the resulting payout percentage for Cash Flow—Net Debt. As a result, it is possible that the payout for either measure—or both measures—could be zero.

The Business Performance Factor is calculated in the table below:

Calculating the Business Performance Factor

Performance Metric	Potential Payment	Weighting	2014 Performance(1)	Payout (%)
Adjusted EBITDA	0%-150%	90%	37.50%-150.00%	33.75%-135.00%
Cash Flow—Net Debt	0%-120%	10%	37.50%-120.00%	3.75%-12%
TOTAL	0%-147%	100%

(1)	Assumes the threshold is met. See “FY2014 Annual Incentive Awards” below for 2014 actual payout amounts.

The 2014 Annual Incentive Plan (AIP) placed a strong emphasis on incenting financial performance—with 90% of the total weighting based on Adjusted EBITDA. The remaining 10% was based on the average of the end of month Cash Flow—Net Debt throughout the year. The 2014 AIP target was purposefully set to reward Adjusted EBITDA performance equal to our annual operation plan, with a 100% of target AIP award. Our 2014 annual operating plan target range was set with the maximum goals that provided the opportunity to pay AIP awards above the 100% of target bonus level.

In order to provide any AIP award under the Adjusted EBITDA performance metric, we historically set an achievement threshold amount of Adjusted EBITDA equal to 95% of the established AIP Adjusted EBITDA target. For the 2014 AIP, the Adjusted EBITDA achievement threshold was set at $812,250,000.

During each fiscal year, we accrue a bonus expense for the projected amount of the aggregate AIP awards to be paid to employees that are part of the NEO bonus plan (the “Bonus Pool”). If at any time during the year, management determines it is no longer probable that we will meet our established AIP Adjusted EBITDA target, it will reduce the amount to be accrued or reduce the Bonus Pool to more accurately reflect the expected payout. If we have not met the AIP Adjusted EBITDA threshold for the year, and amounts remain in the Bonus Pool (accrued for expected payouts), management is required by the AIP and by applicable accounting practices, to reduce the Bonus Pool by the amount no longer expected to be paid. This, in turn, will increase Adjusted EBITDA (i.e., each dollar that has been accrued to fund the Bonus Pool reduced the Adjusted EBITDA amount by $1, so each dollar removed from the Bonus Pool will increase Adjusted EBITDA by $1).

If the amount by which the threshold exceeds the actual Adjusted EBITDA is greater than the accruals remaining in the Bonus Pool, no AIP award will be paid. The percentage difference between the amount of award payments to be paid to employees if the Company had met the Adjusted EBITDA threshold and the amount remaining in the Bonus Pool that will not reduce the Adjusted EBITDA amount below the threshold, is the “Haircut Reduction.” Under the AIP, the Company will not pay any incentive plan award if the Haircut Reduction equals 100% (i.e., the Company does not meet the threshold set at the beginning of the year). For example, if $5 million were accrued in the Bonus Plan at the end of 2014 (the amount that was accrued and expected to be paid as bonuses) and the Adjusted EBITDA threshold was $5 million more than the actual Adjusted EBITDA, no bonus would be paid (i.e., the Haircut Reduction would equal 100%).

Annual Incentive Plan Awards—2014 Payouts

The Compensation Committee believes that the threshold and target levels of performance represent challenging but obtainable US Foods performance. The maximum target level represents exemplary and extremely challenging performance.

The individual AIP target percentages for our NEOs were generally positioned at the median market short-term incentive target value. The 2014 AIP was purposefully set to reward performance at the annual operating plan level, with a 100% of target AIP award. We set the fiscal 2014 annual operating plan with maximum goals that provided the opportunity to pay AIP awards beyond the 100% bonus level.

Basing AIP target percentages on the median market short-term incentive target values, and setting the reward level for performance at the annual operating plan level with a 100% of target, the AIP award ensures that total cash compensation does not significantly exceed the median—unless we reach outstanding levels of performance.

The following table reflects the actual performance levels for each of the 2014 Business Performance Factor metrics that pertain to the NEOs.

FY 2014 Annual Incentive Award

Calculating the Business Performance Factor

Performance Metric	Potential Payment	Weighting	2014 Performance	Payout (%)
Adjusted EBITDA(1)	0%-150%	90%	101.82%	94.93%
Cash Flow—Net Debt(2)	0%-120%	10%	100.89%	11.17%
TOTAL	0%-147%	100%		106.10%
Haircut Reduction %				0.00%
TOTAL				106.10%

(1)

For purposes of the 2014 Annual Incentive Plan, the Adjusted EBITDA target was $855 million and actual Adjusted EBITDA was $866 million. Adjusted EBITDA is defined as EBITDA ($664 million for the fiscal year ended December 27, 2014) adjusted for 1) Sponsor fees ($10 million); 2) share-based compensation expense ($12 million); 3) pension ($2 million); 4) business transformation costs ($54 million); 5) Acquisition-related costs ($38 million); 6) the non-cash impact of LIFO adjustment ($60 million); and 7) gains, losses, or charges as specified by the Company’s debt agreements ($26 million).
(2)	For the purposes of the 2014 Annual Incentive Plan, Cash Flow—Net Debt is determined by calculating the average of the end of month Cash Flow—Net Debt throughout the year. Cash Flow—Net Debt is defined as long-term debt plus the current portion of long-term debt ($4,770 million as of December 28, 2013 and $4,748 million as of December 27, 2014) net of 1) restricted cash held on deposit in accordance with our credit agreements ($7 million as of December 28, 2013, and $6 million as of December 27, 2014) and 2) total cash and cash equivalents remaining on the balance sheet at year-end ($180 million as of December 28, 2013, and $344 million as of December 27, 2014). We had a reduction of the Cash Flow—Net Debt amount in 2014 (Cash Flow—Net Debt $4,583 million as of December 28, 2013, Cash Flow—Net Debt $4,398 million as of December 27, 2014). The 2014 Annual Incentive Plan Business Performance Factor is 106.10%.

Based on the approved 2014 Business Performance Factor, the actual 2014 Annual Incentive Plan award for each NEO was as follows:

Summary of Awards

Name	Eligible Earnings	Target %	Business Performance Factor	Special AOP Bonus	Award for FY2014
John A. Lederer	$1,175,000	110%	106.10%	$1,000,000	$2,371,328
Fareed Khan	$600,000	75%	106.10%		$477,445
Pietro Satriano	$500,000	75%	106.10%		$397,871
Stuart S. Schuette	$600,000	75%	106.10%		$477,445
Keith Rohland	$475,000	75%	106.10%		$377,977

The Compensation Committee intends that the fiscal 2014 Annual Incentive Plan awards be subject to a “claw back.” This would happen if there were a restatement of our financial results—other than one due to a change in accounting policy—within 36 months of the award being paid. The restatement would result in the payment of a reduced award, if the award was recalculated using the restated financial results. The Compensation Committee has the sole discretion to determine the form and timing of any such repayment.

Overview of Long Term Equity Incentives

Long-term equity incentives help provide a balanced focus on both short-term and long-term goals for participating employees, including our NEOs. These incentives are important to recruiting, retention and motivation. They are designed to compensate our NEOs for their long-term commitment to US Foods, while motivating sustained increases in our financial performance and shareholder value.

Equity awards are made under our 2007 Stock Incentive Plan. They are always granted in our equity securities, with a per share exercise price equal to the “fair market value” of one share of our common stock on the date of grant.

The fair market value of one share of our common stock is determined at the close of each quarter. Fair market value is determined reasonably and in good faith by our Board of Directors, taking into account the determination of an independent, third party appraisal of the fair market value of one share of our common stock.

Our long-term equity incentives include 1) the ability to make an equity investment and 2) grants of stock options, stock appreciation rights (Equity Appreciation Rights), restricted stock and restricted stock units, and other stock-based awards.

We have an Annual Equity Grant program designed to 1) improve the market competitiveness of the Long-Term Incentive Plan and 2) provide an opportunity for wealth creation tied to US Foods’ long-term performance. The Annual Equity Grant program improves the alignment of the long-term incentive opportunities with similar opportunities provided by the companies with whom we compete for talent. It also strengthens the focus on creating long-term value by providing financial rewards for operational success.

In 2014, we suspended the equity grant program in light of the proposed Acquisition.

Equity Investments

Key management employees, including our NEOs, have an opportunity to invest side-by-side with our Sponsors. There are 127 management employees participating as equity investors. The ability to invest in our common stock focuses our key management on long-term value creation by providing a significant financial reward for operational success. The goal of this incentive is to promote an ownership mentality in management.

The NEOs have specific minimum investment level requirements to meet. For their investment, participants receive 1) investment shares equal to the value of their investment plus 2) an investment stock option grant based on a multiple of their investment level (1.00x to 5.00x). Each of the NEOs satisfied the minimum investment levels and, in many cases, invested beyond the specified investment requirement. The downside risk to investors is limited to their initial investment. The upside potential is linked directly to our share price appreciation.

All of our NEOs have previously invested in our equity. The following table depicts the level of investment of each of our NEOs.

Named Executive Officer	Investment Level	Investment Shares	Stock Option Multiple	Investment Stock Options
John A. Lederer	$3,500,000	777,778	5.00x	3,888,892
Fareed Khan	375,000	62,500	4.00x	250,000
Pietro Satriano	850,000	170,000	4.00x	680,000
Stuart S. Schuette	600,000	124,445	4.30x	531,114
Keith Rohland	400,000	80,000	3.50x	280,000

The investment level of each of the NEOs as a multiple of base salary is depicted below.

Named Executive Officer	Investment Level	Multiple of Base Salary
John A. Lederer	$3,500,000	2.98x
Fareed Khan	375,000	0.63x
Pietro Satriano	850,000	1.70x
Stuart S. Schuette	600,000	1.00x
Keith Rohland	400,000	0.84x

Investment Stock Options

As stated in “Equity Investments” above, key management employees who participate as equity investors in our equity, including our NEOs, receive an investment stock option grant based on a multiple of their investment level. In 2014, none of our NEOs invested additional amounts in us or were granted investment stock options.

According to the terms of the 2007 Stock Incentive Plan, the exercise price of investment stock options may not be less than the fair market value on the date of the grant. For each award of investment stock options, half of the investment stock options granted are time-based, vesting in equal increments in either four years (25% per year) or five years (20% per year). The other half is performance-based, vesting in equal increments over either four years (25% per year) or five years (20% per year). This is based on a comparison of actual Adjusted

EBITDA against pre-set goals for Adjusted EBITDA. The combination of time-based and performance-based vesting criteria is designed to compensate participating management employees, including our NEOs, for their long-term commitment to US Foods, while motivating sustained increases in our financial performance.

Performance-based investment stock options are vested using two criteria. First, they are subject to the person remaining employed with US Foods during the entire performance period. Second, our Board of Directors must determine that we have achieved the annual performance target, based on Adjusted EBITDA, for each of the relevant fiscal years. If a performance target for a given fiscal year is not met, the performance-based investment stock options may still vest and become exercisable on a catch-up basis if, at the end of a subsequent fiscal year, a specified cumulative Adjusted EBITDA performance target is achieved. The annual and cumulative Adjusted EBITDA performance targets are based on our long-term financial plans in existence at the time of the grant. These targets are reviewed and approved on a yearly basis. Accordingly, in each case at the time of grant, we believed those levels, while attainable, would require strong performance and execution. The Adjusted EBITDA performance target for 2014 was $855,000,000 and actual Adjusted EBITDA was $866,237,000.

For purposes of calculating the achievement of the EBITDA-based performance target, “EBITDA” means earnings before interest, taxes, depreciation and amortization, plus transaction, management and/or similar fees paid to our Sponsors and/or affiliates. In addition, our Board of Directors adjusts the calculation of EBITDA. This is done to reflect certain events that were not contemplated in our financial plan. Generally, our Board of Directors has made identical adjustments to EBITDA for purposes of calculating our long-term equity incentive program as for other purposes, including the covenants contained in our principal financial agreements.

Annual Equity Grant

In 2013, we introduced a new Annual Equity Grant (AEG) program designed to 1) improve the market competitiveness of the Long-Term Incentive Plan and 2) provide an opportunity for wealth creation tied to US Foods’ long-term performance. The AEG program both improves the alignment of the long-term incentive opportunities with similar opportunities provided by the companies with whom we compete for talent and strengthens the focus on long-term value creation by providing financial rewards for operational success.

The AEG program works much like plans at large, publicly traded companies. The grant date for the 2013 AEG was June 3, 2013 and additional grants under this program were suspended in 2014 due to the proposed Acquisition.

Restricted Stock/Restricted Stock Units (RSUs)

The 2007 Stock Incentive Plan allows for granting of restricted stock and RSU awards. We grant restricted stock on a rare and selective basis. Restricted stock and RSU grants are designed to enhance retention of key management through specific time and/or performance vesting requirements.

For each award of RSUs under the Annual Equity Grant Program, half of the grant is time-based, vesting in equal increments in four years (25% per year). The other half is performance-based, vesting in equal increments over four years (25% per year). This is based on a comparison of actual Adjusted EBITDA against pre-set goals for Adjusted EBITDA. The combination of time-based and performance-based vesting criteria is designed to compensate participating management employees, including our NEOs, for their long-term commitment to US Foods, while motivating sustained increases in our financial performance.

On August 1, 2013, the Compensation Committee reached an agreement with Mr. Lederer on the terms of his employment arrangement through 2015. The committee’s prior compensation arrangement with Mr. Lederer did not extend past 2013. In addition to base salary, annual incentive, and annual equity grant, the Compensation Committee approved the following special compensation for Mr. Lederer:

•	$1,000,000 cash bonus if the Company achieves its 2014 Adjusted EBITDA target (paid in January 2015)

•	$1,000,000 cash bonus if the Company achieves its 2015 Adjusted EBITDA target (to be paid March 2016)

•	$1,000,000 grant of time-vested RSUs in 2013, which vested on December 31, 2014

•	$1,000,000 grant of time-vested RSUs in 2014, which vest on December 31, 2015

As part of that agreement, Mr. Lederer was granted RSUs valued at $1,000,000 in 2013 (which vested 100% on December 31, 2014) and was granted RSUs valued at $1,000,000 on December 10, 2014, which will vest 100% on December 31, 2015, subject to his continued employment. With respect to the RSU grant, the Compensation Committee also granted Mr. Lederer a “put” right, which gives him the ability to sell his RSUs back to the Company on July 1, 2015, if no liquidity event has occurred before that date. The RSU grant was granted under the 2007 Stock Incentive Plan.

Compensation Equity Awards

Name	Grant Date		Number of Shares of Stock (#)	Fair Market Value Price on Date of Grant($)	Grant Date Fair Value of Stock and Option Awards
John A. Lederer	12/10/2014	(1)	166,667	6.00	1,000,002	(2)

(1)	With respect to Mr. Lederer, we granted restricted stock units (RSUs) under the 2007 Stock Incentive Plan as part of a 2014 equity grant. The vesting of this grant is contingent upon the executive’s continued service with the Company. The grant vests 100% on December 31, 2015.
(2)	The RSU grant is valued at $6.00 per share, being the fair market value price of our common stock as of December 27, 2014.

Other Equity-Based Awards

The Compensation Committee may grant other types of equity-based upon our common stock, including deferred stock, bonus stock, unrestricted stock and dividend equivalent rights. To date, the Compensation Committee has not granted any other type of equity-based awards to our NEOs.

Transaction and Retention Awards

In 2013, the Compensation Committee approved Transaction and Retention bonuses for select NEOs, to recognize contribution and encourage retention up to, during, and after the closing of the proposed Acquisition.

Named Executive Officer	Transaction Award	Retention Award
John A. Lederer	$0	$0
Fareed Khan	$250,000	$600,000
Pietro Satriano	$1,000,000	$500,000
Stuart S. Schuette	$1,000,000	$600,000
Keith Rohland	$750,000	$475,000

In 2015, the Compensation Committee approved payment of the Transaction and Retention bonus amounts at specific dates even if the Acquisition is not consummated.

Retirement Benefits

We historically provided retirement plan benefits to corporate employees and most of our non-union operating company employees under the broad-based tax qualified US Foods, Inc. Defined Benefit Pension Plan, which we refer to as the “pension plan.” However, effective September 15, 2004, pension plan benefits are no longer provided to salaried employees. The only remaining retirement benefits for salaried employees are those provided under the tax-qualified US Foods 401(k) Retirement Savings Plan.

Executive Perquisites and Other Benefits

NEOs participate in the same benefit programs that are offered to other salaried and hourly employees. Our comprehensive benefits program offers medical coverage, prescription drug coverage, dental plans, vision plan, life insurance and disability plans and a 401(k) savings plan. These programs are designed to provide market competitive benefits to protect employees’ and their covered dependents’ health and welfare. Although our executives, including our NEOs, are eligible to participate in US Foods’ group medical and dental coverage, we adjust employees’ contributions toward the cost of this coverage according to salary level. As a result, executives pay a higher percentage of the cost of these benefits than do non-executives.

The NEOs are eligible for enhanced Long Term Disability (LTD) and life insurance coverage levels. The LTD benefit amount for NEOs is increased from 60% to 66 2/3% of monthly earnings. The basic life insurance is subject to a maximum coverage amount of $3,500,000.

Additionally, our NEOs participate in the Executive Perquisite Allowance Plan. This provides an annual allowance to defray the cost of services normally provided as executive perquisites, such as financial or legal planning, club memberships or executive physicals. Each of our eligible executives, including our NEOs, is entitled to an annual payment of $12,000 ($25,000 in the case of Mr. Lederer), plus a tax gross-up, which is paid during the first quarter of each calendar year.

The Executive Perquisite Allowance Plan is not viewed as a significant element of our compensation structure, but it is useful in attracting, motivating and retaining high caliber executive talent.

US Foods also utilizes a Relocation Assistance program that is designed to minimize the inconvenience, time loss, and personal or financial burden created by the relocation of our employees. The provisions outlined in our Relocation Assistance program are intended to establish a fair and equitable system for reimbursing most reasonable and normal expenses. In addition, the Relocation Assistance program outlines a relocation package designed to facilitate and encourage a timely move to the new location.

Effect of a Change in Control

In the event of a Change in Control of US Foods, the Compensation Committee will have the authority to vest outstanding awards, and/or provide for their cancellation in exchange for cash or substitution of outstanding awards under the 2007 Stock Incentive Plan. A more complete explanation of the effect of a Change in Control is found under “Payments after a Change in Control.”

Executive Compensation

The following discussion, as well as the Compensation Discussion and Analysis contained herein, contain references to target performance levels for our long-term incentive compensation. These targets and goals are discussed in the limited context of US Foods’ compensation programs and should not be interpreted as management’s expectations or estimates of results or other guidance. We specifically caution against applying these statements to other contexts.

Summary Compensation Table

The following table sets forth information on each of the NEOs, our Chief Executive Officer, our Chief Financial Officer, and the three most highly compensated of the other executives of US Foods, at the end of fiscal 2014. In determining the most highly compensated executives, we excluded the amounts shown under “Change in Pension Value and Nonqualified Deferred Compensation.”

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary	Bonus		Stock Awards		Option Awards		Non- Equity Incentive Plan Compensation		Change in Pension Value and Nonqualified Deferred Compensation		All Other Compensation		Total
John A. Lederer	2014	1,175,000	0		1,000,002	(1)	0		2,371,328	(2)	0	(3)	505,139	(4)	5,051,469
President and Chief Executive Officer	2013	1,162,603	0		1,750,002	(5)	2,250,014	(5)	1,017,086	(6)	0	(7)	263,428	(8)	6,443,133

Fareed Khan	2014	600,000	0		0		0		477,445	(2)	0	(3)	19,800	(4)	1,097,245
Chief Financial Officer	2013	187,397	650,000	(9)	1,000,002	(9)	547,500	(9)	150,000	(6)	0	(7)	1,385	(8)	2,536,284

Stuart S. Schuette	2014	600,000	0		0		0		477,445	(2)	3,576	(3)	19,800	(4)	1,100,821
Chief Operating Officer	2013	592,562	0		187,536	(5)	562,512	(5)	353,451	(6)	(1,521	)(7)	26,896	(8)	1,721,436

Pietro Satriano	2014	500,000	0		0		0		397,871	(2)	0	(3)	19,800	(4)	917,671
Chief Merchandising Officer	2013	490,082	0		937,536	(5)	562,512	(5)	292,324	(6)	0	(7)	26,896	(8)	2,309,350

Keith Rohland	2014	475,000	0		0		0		377,977	(2)	0	(3)	19,800	(4)	872,777
Chief Information Officer	2013	467,562	0		150,000	(5)	450,003	(5)	278,891	(6)	0	(7)	33,392	(8)	1,379,848

(1)	This amount relates to an equity grant of RSUs made in 2014. The grant value is calculated using the fair market value of our common stock on the grant date as determined by our Board of Directors in accordance with FASB ASC Topic 718.
(2)	These amounts consist of the 2014 cash awards under the Annual Incentive Plan.
(3)	The amounts reported in the Change in Pension Value column reflect the actuarial increase in the present value of the NEOs’ benefits under all pension plans maintained by US Foods, determined using interest rate and mortality assumptions consistent with those used in US Foods financial statements. (Data provided by Mercer Consulting).

The following table shows the change in the actuarial present value of benefits under all pension plans maintained by US Foods for each NEO,:

Change in Pension Value

Named Executive Officer	Change in Pension Value
John A. Lederer	—
Fareed Khan	—
Pietro Satriano	—
Stuart S. Schuette	$3,576
Keith Rohland	—

(4)	These amounts include:

(a)	Perquisite allowance (See Executive Perquisites and Other Benefits discussion above).

(b)	Company matching contribution in the 401(k) plan: Mr. Lederer = $0; Mr. Khan = $7,800;

Mr. Satriano = $7,800; Mr. Schuette = $7,800, Mr. Rohland = $7,800.

With regards to Mr. Lederer, reimbursement for the cost of personal travel in 2014 was $480,139, which includes a tax gross up payment of $225,425.

(5)	These amounts relate to equity grants of RSUs and stock options made in 2013. The grant values are calculated using 1) for RSUs, the fair market value of our common stock on the grant date as determined by our Board of Directors and 2) for stock options, the calculated Black-Scholes value of our common stock on the grant date computed in accordance with FASB ASC Topic 718 and assume that all performance targets are met.
(6)	These amounts consist of the 2013 cash awards under the Annual Incentive Plan award.
(7)	The amounts reported in the Change in Pension Value column reflect the actuarial decrease in the present value of the NEOs’ benefits under all pension plans maintained by US Foods. This was determined using interest rate and mortality assumptions consistent with those used in US Foods financial statements. (Data provided by Mercer Consulting.)

The following table shows the change in the actuarial present value of benefits under all pension plans maintained by US Foods for each NEO:

Change in Pension Value

Named Executive Officer	Change in Pension Value
John A. Lederer	—
Fareed Khan	—
Pietro Satriano	—
Stuart S. Schuette	$(1,521)
Keith Rohland	—

(8)	These amounts include:

(a)	Perquisite allowance.

(b)	Company matching contribution in the 401(k) plan: Mr. Lederer = $0; Mr. Kahn = $1,385; Mr. Schuette = $7,650; Mr. Satriano = $7,650, Mr. Rohland = $7,650.

With regards to Mr. Lederer, reimbursement for the cost of personal travel in 2013 was $223,332, which includes a tax gross up payment of $104,854.

(9)	Mr. Khan joined US Foods on September 9, 2013, as Chief Financial Officer. As additional compensation in 2013, Mr. Khan received:

(a)	A sign-on cash bonus of $650,000 (to be repaid by Mr. Khan in decreasing amounts before the third anniversary of his start date, if his employment ends other than by death, disability, by the Company without cause, or by Mr. Khan for good reason).

(b)	A 2013 annual incentive plan guarantee of a minimum of $150,000.

(c)	A sign-on restricted stock award valued at $1,000,000, with vesting to occur ratably over a three-year period on each of December 31, 2013, 2014, and 2015, subject to his continued employment.

(d)	Stock options on a number of shares of our common stock equal to four-times the number of shares that Mr. Khan purchases through his mandatory equity investment of $375,000 in our common stock. For this he received 62,500 investment shares. He also received 250,000 investment options. 50% of the granted stock options will vest ratably over four years, based upon reaching corporate Adjusted EBITDA targets, and 50% will vest ratably over four years, based upon Mr. Khan’s time in as an employee of the Company. Because the Company did not meet the Adjusted EBITDA 2013 annual or cumulative target, none of the performance-based stock options vested in 2013. Performance-based options will vest if (i) a Change in Control occurs and specified returns are achieved by our Sponsors, or (ii) at the discretion of the Sponsors upon a Change in Control. Time-based options will vest upon a Change in Control.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information on each NEO’s stock option, restricted stock and RSUs grants outstanding as of December 31, 2014:

Outstanding Equity Awards at Fiscal Year-End
Name	Date Granted		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
John A. Lederer	12/10/2014							166,667		1,000,002
	6/3/2013	(2)	126,690	886,830		6.00	6/3/2023	109,375		656,250
	12/20/2010		500,000	55,556	(3)	4.50	12/20/2020
	9/08/2010		3,000,002	333,334	(3)	4.50	9/28/2020
Fareed Khan	10/1/2013		93,750	156,250	(4)	6.00	10/1/2023	55,556	(5)	333,334
Pietro Satriano	6/3/2013	(2)	31,673	221,711		6.00	6/3/2023	27,349		164,094
	4/1/2011		476,000	204,000	(7)	5.00	4/1/2021	22,222	(6)	133,333

Stuart S. Schuette	6/3/2013	(2)	31,673	221,711		6.00	6/3/2023	27,349		164,094
	12/20/2010		40,000	4,444	(3)	4.50	12/20/2020
	10/21/2010		222,003	24,667	(3)	4.50	10/21/2020
	9/17/2008		40,000	0		5.00	9/17/2018
	11/16/2007		280,000	0		5.00	11/16/2017
Keith Rohland	6/3/2013	(2)	25,338	177,366		6.00	6/3/2013	21,875		131,250
	5/27/2011		196,000	84,000		5.00	5/27/2021

(1)	The aggregate dollar value is calculated using $6.00, the projected fair market value of US Foods common stock on December 27, 2014.
(2)	As part of the 2013 annual equity grant, we granted restricted stock units (RSUs) and stock options under the 2007 Stock Incentive Plan. The vesting of these grants is as follows and is contingent upon the executive’s continued service with the Company.

•	50% of the RSUs vest by time over four years in equal installments, starting on the first anniversary of the grant date.

•	50% of the RSUs vest over the same four-year period, but only if specific performance metrics are achieved.

•	50% of the stock options vest by time over four years in equal installments, starting on the first anniversary of the grant date.

•	50% of the stock options vest over the same four-year period, but only if specific performance metrics are achieved.

(3)

Vesting of options is contingent upon continued employment of the individual by the Company or its Subsidiaries through the applicable vesting date. The original grant, comprised 50% of time options and 50% performance options, was scheduled to vest in equal increments on December 31 of 2010, 2011, 2012, 2013, and 2014, based on conditions explained in this note. The outstanding time options vested on December 31, 2014. The outstanding performance options would have vested on December 31, 2014, so long as the Company, on a consolidated basis, achieved its annual or cumulative EBITDA performance targets. If neither the annual or cumulative EBITDA targets are met, the performance options will not vest that fiscal year, but could vest in a subsequent fiscal year if the cumulative EBITDA target is met at the end of the subsequent fiscal year(s). Also, if after a Qualified Public Offering, the investors achieve liquidity on any percentage of the Aggregate Investment that is in excess of the percentage of the performance Options that could have become vested as mentioned above, then the performance options shall become vested, to the extent not already vested, up to the same percentage of performance option that could have become vested in respect of any previously completed fiscal years. In the event of a Change in Control, (i) any outstanding time options shall become immediately exercisable; (ii) any outstanding performance options shall become immediately exercisable if as a result of the Change in Control, the Investors achieve Liquidity on the entire Aggregate Investment; and (iii) in the event of a grantee’s employment terminates due to death or permanent disability, a pro rata portion of the time options would have vested on December 31 of that year and a pro rata portion of the performance options will also vest on December 31 of that year, only if and to the extent that the performance option would have vested under conditions according to the option agreement.
(4)	Vesting of options is contingent upon continued employment of the individual by the Company or its Subsidiaries through the applicable vesting date. The original grant, comprised 50% of time options and 50% performance options, is scheduled to vest in equal increments on December 31 of 2013, 2014, 2015, and 2016, based on conditions explained in this note. The outstanding time options will vest in equal increments on December 31, 2015 and 2016. The outstanding performance options will vest in equal increments on December 31, 2015 and 2016 so long as the Company, on a consolidated basis, achieves its annual or cumulative EBITDA performance targets. If neither the annual or cumulative EBITDA targets are met, the performance options will not vest that fiscal year, but could vest in a subsequent fiscal year if the cumulative EBITDA target is met at the end of the subsequent fiscal year(s). Also, if after a Qualified Public Offering, the investors achieve liquidity on any percentage of the Aggregate Investment that is in excess of the percentage of the performance Options that could have become vested as mentioned above, then the performance options shall become vested, to the extent not already vested, up to the same percentage of performance option that could have become vested in respect of any previously completed fiscal years. In the event of a Change in Control, (i) any outstanding time options shall become immediately exercisable; (ii) any outstanding performance options shall become immediately exercisable if as a result of the Change in Control, the Investors achieve Liquidity on the entire Aggregate Investment; and (iii) in the event of a grantee’s employment terminates due to death or permanent disability, a pro rata portion of the time options would have vested on December 31 of that year and a pro rata portion of the performance options will also vest on December 31 of that year only if and to the extent that the performance option would have vested under conditions according to the option agreement.
(5)	So long as the grantee continues to be employed by the Company or its Subsidiaries through the applicable vesting date: (i) the Restricted Stock shall vest in increments of 33 1⁄3% of such shares on each December 31 of 2013, 2014, and 2015; and (ii) all Restricted Stock shall become vested as to 100% of such shares upon the occurrence of a Change in Control that occurs prior to December 31, 2015.
(6)	So long as the grantee continues to be employed by the Company or its Subsidiaries through the applicable vesting date: (i) the Restricted Stock shall vest as to one-fifth of the shares on each December 31 of 2011, 2012, 2013, 2014, and 2015; and (ii) all Restricted Stock shall become vested as to 100% of such shares upon the occurrence of a Change in Control that occurs prior to December 31, 2015.
(7)

Vesting of options is contingent upon continued employment of the individual by the Company or its Subsidiaries through the applicable vesting date. The original grant, comprised 50% of time options and 50% performance options, is scheduled to vest in equal increments on December 31 of 2011, 2012, 2013, 2014, and 2015, based on conditions explained in this note. The outstanding time options will vest in equal portions on December 31 of 2011, 2012, 2013, 2014, and 2015. The outstanding performance options will vest in equal portions on December 31 of 2011, 2012, 2013, 2014, and 2015, so long as the Company, on a consolidated basis, achieves its annual or cumulative EBITDA performance targets. If neither the annual or cumulative EBITDA targets are met, the performance options will not vest that fiscal year, but could vest in a subsequent fiscal year if the cumulative EBITDA target is met at the end of the subsequent fiscal year(s). Also, if after a Qualified Public Offering, the investors achieve liquidity on any percentage of the Aggregate Investment that is in excess of the percentage of the performance Options that could have become vested as mentioned above, then the performance options shall become vested, to the extent not already vested, up to the same percentage of performance option that could have become vested in respect of any previously completed fiscal years. In the event of a Change in Control, (i) any outstanding time options shall become immediately exercisable; (ii) any outstanding performance options shall become immediately exercisable if as a result of the Change in Control, the Investors achieve Liquidity on the entire Aggregate Investment; and (iii) in the event a grantee’s employment terminates due to death or permanent disability, a pro rata portion of the time options would have vested on December 31 of that year and a pro rata portion of the performance options would also vest on December 31 of that year, only if and to the extent that the performance option would have vested under conditions according to the option agreement.

Option Exercises and Stock Vested

The following table provides information with respect to aggregate stock option exercises and the vesting of stock awards during the fiscal year of 2014 for each of the NEOs.

Option Exercises and Stock Vested
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
John A. Lederer			182,292	1,093,752	(2)
Fareed Khan			55,555	333,336	(2)
Pietro Satriano			26,129	156,774	(2)
Stuart S. Schuette			21,685	130,110	(2)
Keith Rohland			3,125	18,750	(2)

(1)	These numbers include restricted shares that vested on December 31, 2014. The number of restricted shares that vested for each individual: Mr. Lederer, 166,667; Mr. Khan, 55,555; Mr. Satriano, 22,222; Mr. Schuette, 17,777; and Mr. Rohland, 0.
(2)	The value realized upon vesting is calculated by multiplying the number of shares of stock that vested by $6.00, the most recent good faith determination of the fair market value of our common stock made by the Board of Directors as of December 27, 2014.

Pension Benefits

With respect to our NEOs, the defined benefit plans (as described and defined below) were frozen so that there can be no further benefits accruals.

Under the US Foods, Inc. Defined Benefits Pension Plan (frozen to NEOs as of September 15, 2004), a participant’s annual benefit is based on final average compensation and years of benefit service. For this purpose, compensation generally includes salary and bonus. The annual benefit is 1% times the final average compensation times the years of benefit service. Upon normal retirement (first day or the month following the later of age 65 or five years of vesting service), the normal form of payment in the case of a married participant is 50% joint and survivor annuity. Participants become vested in their benefit after completing five years of vesting service.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit($)
John A. Lederer	—	—	—
Fareed Khan	—	—	—
Pietro Satriano	—	—	—
Stuart S. Schuette	US Foods, Inc. Defined Benefit Pension Plan	0.811	11,457
Keith Rohland	—	—	—

We calculated the present value of the accumulated pension plan benefits based upon an estimated discount rate of 4.40% for the US Foods, Inc. Defined Benefit Pension Plan, and 4.05% for the Alliant Foodservice, Inc. Pension Plan, with a post-retirement mortality assumption based on the RP 2014 generational mortality table projected by Scale MP 2014.

Following are the estimated accrued benefits through fiscal 2014 for the pension plan. These annual amounts would be payable at the earliest unreduced age shown.

Name	Plan Name	Earliest Unreduced Retirement Age (#)	Expected Years of Payment (#)	Estimated Annual Benefit($)
John A. Lederer	—	—	—	—
Fareed Khan	—	—	—	—
Pietro Satriano	—	—	—	—
Stuart S. Schuette	US Foods, Inc. Defined Benefit Pension Plan	65	22	1,622
Keith Rohland	—	—	—	—

The pension plans, which are intended to be tax-qualified, are funded through an irrevocable tax-exempt master trust and covered approximately 19,000 eligible employees at the end of fiscal 2014. In general, a participant’s accrued benefit is equal to 1% times final average compensation times years of benefit service.

Benefits provided under any pension plan are based upon compensation up to a limit: $260,000 for calendar year 2014, under the Internal Revenue Code. In addition, annual benefits provided under the pension plans may not exceed a limit, $210,000 for calendar year 2014, under the Internal Revenue Code.

Potential Payments upon Termination, Change in Control or Public Offering

Severance Agreements

Each of our NEOs has entered into a severance agreement with US Foods. Structured as “severance” agreements rather than “employment” agreements, these agreements outline additional compensation considerations in the event of 1) the executive’s termination by US Foods other than for Cause (as defined under the relevant agreements, as discussed below under “Payments Upon Voluntary Termination”) and 2) termination by the executive with Good Reason (as defined under the relevant agreements, as discussed below under “Payments Upon Voluntary Termination”). The severance agreements are designed to provide standard protections to both the executive and to US Foods and are viewed as a help to ensure continuity and an aid in retention.

These are the key terms of the severance agreements:

•	General Employment Terms. The covered executive is employed “at will.” The executive has agreed to provide 45 days notice of termination. The severance agreements are silent regarding compensation and benefits during the term. The severance agreements allow for automatic renewal for successive one-year periods, absent notice of non-renewal of at least 90 days prior to end of term.

•	Severance Triggers. The severance agreement is triggered in the event of 1) the covered executive’s termination by the Company other than for Cause and 2) termination by the covered executive with Good Reason. Notice of non-renewal by US Foods of the severance agreement during the last 90 days of the term gives the covered executive the right to terminate with Good Reason by providing written notice of resignation at least 60 days prior to the end of the term.

•	Severance Benefits. If the covered executive signs a release, he or she will be entitled to severance benefits described below in “Voluntary Termination with Good Reason.”

•	Restrictions. For the applicable severance period (24 months for Mr. Lederer, 18 months for the other NEOs), the covered executive cannot 1) compete in the foodservice distribution industry, 2) solicit any employees of the Company, and 3) disparage the Company in any way. Additionally, the covered executive cannot use Company confidential information at any time.

•	Clawback of Severance Benefits. The covered executive’s severance benefits will be “clawed back” if he or she violates the non-compete/non-solicit/non-disparagement or discloses confidential information or in the event of a material financial restatement attributable to the covered executive’s fraud.

We believe that reasonable severance benefits are appropriate to protect the NEOs against circumstances over which he or she does not have control, and as consideration for the promises of non-disclosure, non-competition, non-solicitation, and non-interference that we require in our severance agreements.

A Change in Control, by itself, does not trigger any severance provision applicable to our NEOs, except for the provisions related to long-term equity incentives under our 2007 Stock Incentive Plan.

Impact of a Public Offering

A “Public Offering,” is defined in the management’s stockholders agreement as the sale of shares of our common stock to the public on The New York Stock Exchange or the Nasdaq National Market or other nationally recognized stock exchange or listing system pursuant to a registration statement which has been declared effective by the SEC (other than a registration statement on Form S-4, S-8 or any other similar form). The Public Offering has no automatic acceleration impact on the vesting of stock options, but it will accelerate vesting of certain grants of restricted stock and Restricted Stock Units. If the Sponsors have sold at least 35% of their aggregate investment and have achieved certain other financial milestones, certain equity, to the extent not already vested, will vest.

A Public Offering does not trigger severance benefits under the severance agreements with our NEOs.

Payments Upon Termination Due to Death or Permanent Disability

Under our equity award agreement, in the event of death or permanent disability, with respect to each NEO:

•	The portion of the time-based equity that would have become exercisable on the next scheduled vesting date if the NEO had remained employed with us through that date will become vested and exercisable.

•	The portion of the performance-based equity that would have become exercisable during the fiscal year in which the NEO’s employment ends, if the NEO had remained employed with us through that date, will remain outstanding through the date we determine whether the applicable performance targets are met for that fiscal year. If such performance targets are met, such portion of the performance-based equity will become exercisable on such performance-vesting determination date. Otherwise, such portion will be forfeited.

•	All otherwise unvested equity will be forfeited. Vested equity generally may be exercised (by the employee’s survivor in the case of death) for a period of one year from the service termination date, unless we purchase the vested equity in total at the fair market value of the shares underlying the vested equity and, in the case of stock options, less the aggregate exercise price of the vested stock options.

In the event of death, each NEO’s beneficiary will receive payments under our basic life insurance program in an amount up to a maximum of $1,500,000. If a NEO chose to participate in the supplemental life/AD&D insurance program, that person’s beneficiary will receive payments up to a maximum of $3,500,000.

We have included amounts that the NEO would receive under our enhanced Long Term Disability (LTD) insurance program. The LTD benefit is increased from 60% of monthly earnings to 66 2/3% of monthly earnings.

For purposes of the NEOs’ severance agreements, “permanent disability” shall be deemed to exist if the executive becomes eligible to receive long-term disability benefits under any long-term disability plan or program maintained by US Foods for its employees.

Payments Upon Termination Due to Retirement

Retirement is not treated differently from any other voluntary termination without Good Reason under any of our plans or agreements for NEOs. None of the NEOs qualified for retirement at December 27, 2014.

Payments Upon Voluntary Termination

Under the severance agreements with our NEOs, the payments to be made upon voluntary termination vary depending upon whether the NEO resigns with or without Good Reason, or after our failure to offer to renew, extend or replace his or her Severance Agreement under certain circumstances. Good Reason is deemed to exist in these cases:

•	There is a material diminution in title and/or duties, responsibilities or authority, including a change in reporting responsibilities

•	US Foods changes the geographic location of the NEO’s principal place of business to a location that is at least 50 miles away from the geographic location prior to the change

•	There is a willful failure or refusal by US Foods to perform any material obligation under the severance agreement

•	There is a reduction in the NEO’s annual rate of base salary or annual bonus target percentage of base salary, other than a reduction which is part of a general cost reduction affecting at least 90% of the executives holding positions of comparable levels of responsibility, and which does not exceed 10% of the NEO’s annual base salary and target bonus percentage, in the aggregate, when combined with any such prior reductions

In case of any event described above, the NEO will have 90 days from the date the triggering event arises to provide written notice of the grounds for a Good Reason termination, and US Foods will have 30 days to cure the claimed event. Resignation by the NEO following US Foods’ cure, or before the expiration of the 30-day cure period, constitutes a voluntary resignation and not a termination for Good Reason.

Voluntary Termination with Good Reason

If any NEO resigns with Good Reason, all then unvested stock option grants, restricted stock grants and Restricted Stock Units grants held by that person will be forfeited.

Unless we purchase any then vested equity in total at a price equal to the fair market value of the shares underlying the vested equity and, in the case of vested stock options, less the aggregate exercise price, the NEO generally may exercise vested equity for a period of 180 days from the termination date.

In the event any NEO resigns under the circumstances described below, that person’s equity will be treated as described under this “Voluntary Termination with Good Reason.”

Additionally, if the NEO 1) resigns with Good Reason or 2) resigns within 60 days of our failure to offer to renew, extend or replace his or her Severance agreement before or at the end of the Severance agreement’s term, then in each case the NEO will receive the following benefits after termination of employment, but contingent upon the execution and effectiveness of a release of certain claims against us and our affiliates in the form attached to the Severance agreement:

•	All accrued but unpaid base salary through the date of the NEO’s termination of active employment

•	Current year Annual Incentive Plan award pro-rated to the date of the NEO’s termination of active employment and based on actual performance of the current year Annual Incentive Plan

•	Continuation of base salary, as in effect immediately before the termination, for 18 months (24 months in the case for Mr. Lederer) payable in accordance with our normal payroll cycle and procedures (lump sum payment in the case for Mr. Lederer)

•	Fixed bonus paid in equal installments for 18 months (24 months in the case for Mr. Lederer) based on the two-year average attainment of Annual Incentive Plan performance applied to the NEO’s current Annual Incentive Plan target and base salary amounts, multiplied by 1 1/2 (multiplied by 2 in the case of Mr. Lederer)

•	Continuation of medical and dental coverage through COBRA, paid for the NEO and his or her covered dependents (with tax gross-up) for 18 months (lump sum payment equal to 24 months in the case for Mr. Lederer)

•	Lump sum payment for unused vacation accrued during the calendar year of the NEO’s Executive Officer’s termination

•	12 months of career transition and outplacement services

•	Tax gross-up if payments trigger excess parachute payment excise tax.

During the time-period in which the NEO is receiving benefits under the Severance agreement, the NEO cannot do the following:

•	Compete in the foodservice distribution industry; for purposes of the Severance agreement, “competition” means becoming directly or indirectly involved with an entity located in the United States that competes directly or indirectly with US Foods

•	Solicit to hire any US Foods employees

•	Make any statements that disparage or defame US Foods in any way

Additionally, the NEO must maintain the confidentiality of, and refrain from disclosing or using, our 1) trade secrets for any period of time as the information remains a trade secret under applicable law, and 2) confidential information at all times.

The NEO’s severance benefits will be recovered, and any unpaid benefits will be forfeited if the person violates the non-compete/non-solicit, or in the event of a material financial restatement attributable to the NEO’s fraud.

Voluntary Termination Without Good Reason

If the NEO resigns without Good Reason, he or she will forfeit all unvested equity grants. The NEO will be paid all 1) accrued but unpaid base salary and 2) accrued but unused vacation through the date of the NEO’s termination of active employment.

Payment Upon Involuntary Termination

The payments to be made to a NEO upon involuntary termination vary depending upon whether the termination is with or without “cause.” Cause is deemed to exist in these cases:

•	The Company determines in good faith and following a reasonable investigation that the NEO has committed fraud, theft or embezzlement from the Company

•	The NEO pleads guilty or nolo contendere to, or is convicted of any, felony or other crime involving moral turpitude, fraud, theft, or embezzlement

•	The NEO willfully fails or refuses to perform any material obligation under his or her Severance agreement, or to carry out the reasonable directives of his or her supervisor (or the Board in the case for Mr. Lederer), and the NEO fails to cure the same within a period of 30 days after written notice of such failure is provided

•	The NEO has engaged in on-the-job conduct that violates US Foods’ written Code of Ethics or Company policies, and which is materially detrimental to US Foods

The NEO’s resignation in advance of an anticipated termination for cause shall constitute a termination for cause.

Involuntary Termination for Cause

If the NEO is involuntarily terminated for cause, he or she will forfeit all unvested equity grants, as well as all vested but unexercised equity.

Involuntary Termination without Cause

If the NEO is involuntarily terminated without cause, the person’s equity grants will be treated, and severance payments and benefits will be paid, in the same manner as described under “Voluntary Termination with Good Reason” above.

Payments After a Change in Control

For purposes of equity treatment and treatment under our Severance agreements, a “Change in Control” means, in one or a series of transactions:

•	The sale of all or substantially all of our assets to any person, or group of persons acting in concert, other than to (x) the Sponsors or their affiliates or (y) any employee benefit plan maintained by us or our affiliates

•	A sale by us, the Sponsors or any of their respective affiliates to a person, or group of persons acting in concert, of our common stock, or a merger, consolidation or similar transaction involving us that results in more than 50% of our common stock being held by a person or group of persons acting in concert that does not include an affiliated person

•	Which results in the Sponsors and their affiliates ceasing to hold the ability to elect a majority of the members of our Board of Directors

A Change in Control, by itself, does not trigger any severance provision applicable to our NEOs, except for the provisions related to long-term equity incentives under our 2007 Stock Incentive Plan. The severance agreements covering our NEOs are a binding obligation of US Foods and any successor of US Foods.

In the event of a Change in Control of our Company, the Compensation Committee will likely have the authority to vest outstanding equity awards, and/or provide for the cancellation in exchange for cash or substitution of outstanding equity awards under the plan, regardless of whether the NEO’s employment ends and regardless of how vesting would otherwise be treated under the 2007 stock incentive plan.

Under the 2007 Stock Incentive Plan:

(1)	All time-vested equity will vest and become immediately exercisable on 100% of the shares subject to such equity immediately prior to a Change in Control

(2)	All performance-vested equity will vest and become immediately exercisable on 100% of the shares subject to such equity immediately prior to a Change in Control if, as a result of the Change in Control, a) the Sponsors achieve an investor internal rate of return of at least 20% of their aggregate investment and b) the Sponsors earn an investor return of at least 3.0 times the base price of their aggregate investment

If the NEO is involuntarily terminated without cause or resigns for Good Reason following a Change in Control, he or she will receive the same severance payments and benefits as described above under “Voluntary Termination with Good Reason.”

If any payments or benefits in connection with a “change in control” (as defined in Section 280G of the Internal Revenue Code) would be subject to the “golden parachute” excise tax under federal income tax rules, we will pay an additional amount to the NEO to cover the excise tax and any other excise and income taxes resulting from this payment.

Potential Payments Upon Termination or Change in Control Tables

The tables below reflect potential payments to each of our NEOs in various terminations and change in control scenarios. This is based on compensation, benefit, and equity levels in effect on, and assuming the scenario will be effective as of, December 27, 2014.

For stock valuations in the following tables, we have used $6.00 per share as the fair market value price of our common stock as determined by our Board of Directors. The tables report only amounts that are increased, accelerated or otherwise paid or owed as a result of the applicable scenario. The table assumes that all performance-based stock options will vest as a result of the applicable scenario. As a result, this excludes stock options, restricted stock and restricted stock units that had vested on the employment termination date.

The tables also exclude any amounts that are available generally to all salaried employees and do not discriminate in favor of our NEOs. The amounts shown are merely estimates. We cannot determine actual amounts to be paid until a termination or change in control scenario occurs.

John A. Lederer

President and Chief Executive Officer

	Voluntary Termination		Total and Permanent Disability or Death ($)	Involuntary Termination
Executive Benefits and Payments Upon Termination	Good Reason ($)	Retirement(1) ($)		For Cause ($)	Not For Cause ($)	Change in Control ($)
Compensation
Severance(2)	2,350,000	—	—	—	2,350,000	—
Annual Incentive(3)	2,399,253	—	—	—	2,399,253	—
Long-term Incentives
Stock Options	—	—	—	—	—	583,335
(Unvested and Accelerated or Continued Vesting)(4)
Restricted Stock and Restricted Stock Units	—	—	187,500	—	—	1,656,252
(Unvested and Accelerated or Continued Vesting)(5)
Benefits and Perquisites
Life Insurance Payment(6)	—	—	—	—	—	—
LTD Insurance Payment(7)	—	—	—	—	—	—
Health and Welfare Benefits Continuation(8)	21,463	—	—	—	21,463	—
Excise Tax Gross Up	—	—	—	—	—	—

TOTAL	4,770,716	—	187,500	—	4,770,716	2,239,587

Fareed Khan

Chief Financial Officer

	Voluntary Termination		Total and Permanent Disability or Death ($)	Involuntary Termination
Executive Benefits and Payments Upon Termination	Good Reason ($)	Retirement(1) ($)		For Cause ($)	Not For Cause ($)	Change in Control ($)
Compensation
Severance(9)	900,000	—	—	—	900,000	—
Annual Incentive(10)	626,497	—	—	—	626,497	—
Long-term Incentives
Stock Options	—	—	—	—	—	—
(Unvested and Accelerated or Continued Vesting)(4)
Restricted Stock and Restricted Stock Units	—	—	—	—	—	333,336
(Unvested and Accelerated or Continued Vesting)(5)
Benefits and Perquisites
Life Insurance Payment(6)	—	—	—	—	—	—
LTD Insurance Payment(11)	—	—	1,696,000	—	—	—
Health and Welfare Benefits Continuation(8)	34,518	—		—	34,518	—
Excise Tax Gross Up	—	—	—	—	—	—

TOTAL	1,561,015	—	1,696,000	—	1,561,015	333,336

Pietro Satriano

Chief Merchandising Officer

	Voluntary Termination		Total and Permanent Disability or Death ($)	Involuntary Termination
Executive Benefits and Payments Upon Termination	Good Reason ($)	Retirement(1) ($)		For Cause ($)	Not For Cause ($)	Change in Control ($)
Compensation
Severance(9)	750,000	—	—	—	750,000	—
Annual Incentive(10)	522,081	—	—	—	522,081	—
Long-term Incentives
Stock Options	—	—	—	—	—	204,000
(Unvested and Accelerated or Continued Vesting)(4)
Restricted Stock and Restricted Stock Units	—	—	46,884	—	—	297,426
(Unvested and Accelerated or Continued Vesting)(5)
Benefits and Perquisites
Life Insurance Payment(6)	—	—	—	—	—	—
LTD Insurance Payment(11)	—	—	1,440,000	—	—	—
Health and Welfare Benefits Continuation(8)	36,890	—	—	—	36,890	—
Excise Tax Gross Up	—	—	—	—	—	—

TOTAL	1,308,971	—	1,486,884	—	1,308,971	501,426

Stuart S. Schuette

Chief Operating Officer

	Voluntary Termination		Total and Permanent Disability or Death ($)	Involuntary Termination
Executive Benefits and Payments Upon Termination	Good Reason ($)	Retirement(1) ($)		For Cause ($)	Not For Cause ($)	Change in Control ($)
Compensation
Severance(9)	900,000	—	—	—	900,000	—
Annual Incentive(10)	626,497	—	—	—	626,497	—
Long-term Incentives
Stock Options	—	—	—	—	—	31,333
(Unvested and Accelerated or Continued Vesting)(4)
Restricted Stock and Restricted Stock Units	—	—	46,884	—	—	164,094
(Unvested and Accelerated or Continued Vesting)(5)
Benefits and Perquisites
Life Insurance Payment(6)	—	—	—	—	—	—
LTD Insurance Payment(11)	—	—	1,600,000	—	—	—
Health and Welfare Benefits Continuation(8)	36,133	—	—	—	36,133	—
Excise Tax Gross Up	—	—	—	—	—	—

TOTAL	1,562,630	—	1,646,884	—	1,562,630	195,427

Keith Rohland

Chief Information Officer

	Voluntary Termination		Total and Permanent Disability or Death ($)	Involuntary Termination
Executive Benefits and Payments Upon Termination	Good Reason ($)	Retirement(1) ($)		For Cause ($)	Not For Cause ($)	Change in Control ($)
Compensation
Severance(9)	712,500	—	—	—	712,500	—
Annual Incentive(10)	495,977	—	—	—	495,977	—
Long-term Incentives
Stock Options	—	—	—	—	—	84,000
(Unvested and Accelerated or Continued Vesting)(4)
Restricted Stock and Restricted Stock Units	—	—	37,500	—	—	131,250
(Unvested and Accelerated or Continued Vesting)(5)
Benefits and Perquisites
Life Insurance Payment(6)	—	—	—	—	—	—
LTD Insurance Payment(11)	—	—	1,904,000	—	—	—
Health and Welfare Benefits Continuation(8)	23,345	—	—	—	23,345	—
Excise Tax Gross Up	—	—	—	—	—	—

TOTAL	1,231,822	—	1,941,500	—	1,231,822	215,250

(1)	None of the NEOs is eligible for retirement as of December 27, 2015.
(2)	Assuming that Mr. Lederer executes (and does not later revoke) a release agreement, his severance payment is equal to 24 months of his annual base salary and shall be paid in equal installments over 24 months. In the event Mr. Lederer’s termination of employment falls within 24 months following a change in control, the severance amount shall be paid in a lump sum on the 60th day after the date of termination, assuming Mr. Lederer executes (and does not later revoke) a release agreement. This amount does not include the value of any outplacement benefit.
(3)	This amount is in addition to the 2014 Annual Incentive Award. Subject to execution (without revocation) of a release agreement, this amount shall equal the product of (a) the NEO’s average target achievement, which is calculated as the sum of the NEO’s target bonus percentage actually earned the annual incentive program for each of the two most recently completed calendar years for which annual cash bonus earnings have been finally determined as of the date of termination, and divided by two; (b) the NEO’s current target bonus percentage, multiplied by (c) the NEO’s current annual base salary, multiplied by (d) two. This amount shall be paid in equal installments over 24 months. In the event Mr. Lederer’s termination of employment falls within 24 months following a change in control, this amount will be paid in a lump sum on the on the 60th day after the date of termination, assuming Mr. Lederer executes (and does not later revoke) a release agreement.
(4)	The amounts shown include the difference between the exercise prices of the unvested options that would accelerate due to a change in control, and $6.00, the most recent good faith determination of the fair market value of our common stock made by the Board of Directors as of December 27, 2014, multiplied by the number of these options outstanding. This value is calculated based on the assumption that the investors achieve liquidity on the entire aggregate investment, so the outstanding performance options vest.
(5)	These amounts reflect the outstanding RSUs that would vest upon a change in control, multiplied by $6.00, the most recent good faith determination of the fair market value of our common stock made by our Board of Directors as of December 27, 2014.
(6)	No NEO has basic and supplemental life insurance coverage (Company provided or purchased) beyond the $1.5 million maximum benefit amount for employees (excluding executive officers or region presidents).
(7)	Mr. Lederer has not elected Long Term Disability insurance coverage provided by US Foods.
(8)	Assuming the NEO elects to enroll in COBRA for medical and dental coverage, this amount includes the estimated grossed up lump sum payment to be paid to the NEO under the severance agreement, to cover the COBRA premiums for 24 months for Mr. Lederer and 18 months for the other NEOs, who currently have US Foods medical and/or dental insurance. These amounts assume that the NEOs do not have unused vacation.
(9)	Assuming the NEO executes (and does not later revoke) a release agreement, the amount of severance is equal to 18 months of the respective annual base salary and shall be paid in equal installments over the period of 18 months. This amount does not include the value of outplacement benefits.
(10)	This amount is in addition to the 2014 Annual Incentive Award. Subject to execution (without revocation) of the release agreement, this amount shall equal the product of a) the executive’s average target achievement, which is calculated as the sum of the executive’s target bonus percentage actually earned by the person under the Company’s annual incentive program for each of the two most recently completed calendar years for which annual cash bonus earnings have been finally determined, as of the date of termination, and divided by two; b) the executive’s current target bonus percentage, multiplied by c) the executive’s current annual base salary, multiplied by d) one and one- half. This amount shall be paid in equal installments over a period of 18 months.
(11)	Each NEO who has elected Long Term Disability Insurance coverage would exceed the monthly maximum benefit amount of $20,000 under the Executive Long Term Disability plan. So this amount reflects the difference between the maximum benefit amounts between the Long Term Disability plan and the Executive Long Term Disability plan ($8,000), multiplied the number of months until retirement age under the Social Security Act, where retirement depends on the year of birth.

Executive Compensation Recoupment Policy

While no official policy exists, in the event of a restatement of our financial results, other than a restatement due to a change in accounting policy, the Compensation Committee intends to review all incentive payments made to Annual Incentive Plan participants, including our NEOs, within the 36-month period prior to the restatement. This will be done on the basis of having met or exceeded specific performance targets in Annual Incentive Plan awards or equity incentive grants.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Related Person Transactions

Prior to the offering, our Board of Directors will approve policies and procedures with respect to the review and approval of certain transactions between us and a “Related Person,” or a “Related Person Transaction,” which we refer to as our “Related Person Transaction Policy.” Pursuant to the terms of the Related Person Transaction Policy, the disinterested members of the Board of Directors must review and decide whether to approve or ratify any Related Person Transaction. Any Related Person Transaction is required to be reported to our legal department and the legal department will then determine whether it should be submitted to our Audit Committee for concurrent consideration by its disinterested members.

For the purposes of the Related Person Transaction Policy, a “Related Person Transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be a participant, the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect interest.

A “Related Person,” as defined in the Related Person Transaction Policy, means any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of our Company or a nominee to become a director of our Company; any person who is known to be the beneficial owner of more than 5% of our common stock; any immediate family member of any of the foregoing persons, including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is a general partner or, for other ownership interests, a limited partner or other owner in which such person has a beneficial ownership interest of 10% or more.

Stockholder Agreements

We are currently party to a stockholders agreement (the “Stockholders Agreement”) with the Sponsors. The Stockholders Agreement contains, among other things, agreements with respect to the election of our directors. Currently, the directors include three designees of CD&R (one of whom shall serve as the chairman) and three designees of KKR. The Stockholders Agreement currently provides for our Chief Executive Officer (as well as any successor Chief Executive Officer) to be a member of our Board of Directors, who shall be designated jointly by the Sponsors. The Stockholders Agreement, as currently in effect, grants to the Sponsors special governance rights, for so long as the applicable Sponsor maintains certain specified minimum levels of shareholdings in our Company, including rights of approval over certain corporate and other transactions, and certain rights regarding the appointment and removal of our Chief Executive Officer. Additionally, the Stockholders Agreement, as currently in effect, grants to the Sponsors preemptive rights with respect to certain issuances of our equity securities and equity securities of our subsidiaries, subject to certain exceptions, and contains tag-along rights and rights of first offer, all of which will cease to be operable automatically upon the consummation of this offering.

Prior to the completion of this offering, we expect to enter into an amendment to the stockholders agreement. The Stockholders Agreement, as amended, will grant each of the Sponsors the right to designate for nomination for election a number of designees equal to: (i)             for so long as such Sponsor owns at least             of the outstanding shares of our common stock; (ii)             for so long as such Sponsor owns at least             but less than             of the outstanding shares of our common stock; (iii)             for     so long as such Sponsor owns at least             but less than             of the outstanding shares of our common stock; (iv)             for so long as such Sponsor owns at least             but less than             of the outstanding shares of our common stock; and (v)             for so long as such Sponsor owns at least             of the outstanding shares of our common stock.

In addition, all of our executive officers and certain of our other employees have entered into agreements with us and the Sponsors in connection with their purchase of shares our common stock and receipt of equity awards under the 2007 Stock Incentive Plan. Such agreements include management stockholder’s agreements, sale and participation agreements, and subscription agreements, under which our executives and employees purchased our common stock (and were granted additional equity awards to acquire our common stock). These agreements contain, among other things, restrictions on the transfer of our shares of common stock, rights to resell shares of our common stock and options back to us in certain circumstances, rights of the Company to repurchase shares of our common stock and options in certain circumstances, limited “piggyback” registration rights, tag-along rights, drag-along rights, and rights of first offer.

Registration Rights Agreements

We are currently a party to a registration rights agreement (the “Registration Rights Agreement”) with the Sponsors holding substantially all of the shares of our common stock. Prior to the completion of this offering, we and the Sponsors, who hold substantially all of the shares of our common stock, will enter into an amended and restated registration rights agreement (the “Amended Registration Rights Agreement”). The Registration Rights Agreement grants, and the Amended Registration Rights Agreement will grant, to the Sponsors the right to cause us, at our own expense, to use our reasonable best efforts to register shares held by the Sponsors for public resale, subject to certain limitations. In the event we register any of our common stock following our initial public offering, the Sponsors also have the right to require us to use our best efforts to include shares of our common stock held by them, subject to certain limitations, including as determined by the underwriters. The Registration Rights Agreement also provides, and the Amended Registration Rights Agreement will provide, for us to indemnify the Sponsors party to such agreement and their affiliates for certain misstatements, omissions, and violations of securities laws in connection with the registration of our common stock.

Consulting Agreements

We are currently a party to consulting agreements with each of the Sponsors (together, the “Consulting Agreements”), pursuant to which each Sponsor provides us with ongoing consulting and management advisory services and receives fees and reimbursements of related out-of-pocket expenses. Under these agreements, we paid consulting fees, in the aggregate to both Sponsors, of $10 million in each of the fiscal years 2015, 2014, and 2013. In connection with this offering, we intend to enter into agreements with each of the Sponsors to terminate the Consulting Agreements. In the event of such a termination, we would be required to pay to each Sponsor a termination fee based on the net present value of future payment obligations under the Consulting Agreement, payable upon the consummation of this offering. The Consulting Agreements also provide that each Sponsor may receive additional fees in connection with certain subsequent financing and acquisition or disposition transactions. No transaction fee will be payable to any Sponsor under the Consulting Agreements as a result of this offering.

As described above, no assurances can be given that the Consulting Agreements will be terminated as detailed in the previous paragraph prior to the completion of this offering, if at all.

Indemnification Agreements

We are a party to indemnification agreements with each of the Sponsors, pursuant to which we indemnify such Sponsors, and their respective affiliates, directors, officers, partners, members, employees, agents, representatives and controlling persons, against certain liabilities arising out of performance of the Consulting Agreements described above under “—Consulting Agreements” and certain other claims and liabilities, including liabilities arising out of financing arrangements and securities offerings.

Prior to the completion of this offering, we will enter into indemnification agreements with our directors and executive officers. The indemnification agreements will provide the directors and executive officers with contractual rights to the indemnification and expense advancement rights. See “Description of Capital Stock—Limitations on Liability and Indemnification.”

Financing Arrangements with Related Parties

In January 2013, we repurchased $355 million in aggregate principal amount of Senior Subordinated Notes from an affiliate of CD&R, at a price equal to 105.625% of the principal amount of the Senior Subordinated Notes, plus accrued and unpaid interest to the purchase date. The repurchase was funded through a portion of the net proceeds from the issuance of Senior Notes and cash on hand.

In fiscal 2013, we made payments to KKR Capital Markets LLC, an affiliate of KKR, of $1.8 million for services rendered in connection with certain debt refinancing transactions. KKR Corporate Lending LLC, an affiliate of KKR Capital Markets LLC, was previously a participating lender under the ABL Facility and, in fiscal 2013, received interest payments of approximately $0.25 million.

In February 2015, we repurchased $2 million of aggregate principal amount of Senior Notes held by KKR.

Relationship with KKR Credit

Since 2013, investment vehicles advised by KKR were participating lenders under our Amended 2011 Term Loan and, as of January 2, 2016, had received aggregate principal payments of $70 million and interest payments and consent, amendment or extension fees of $43 million. Since 2013, investment funds or accounts managed or advised by KKR were also holders of Senior Notes and, as of January 2, 2016, had received interest payments of $3 million. As of January 2, 2016, investment funds or accounts managed or advised by KKR held a portion of the Senior Notes and the Amended 2011 Term Loan.

Relationship with KKR Capstone

We have utilized and may continue to utilize KKR Capstone Americas LLC and/or its affiliates (“KKR Capstone”), a consulting company that works exclusively with KKR’s portfolio companies, for consulting services, and have paid to KKR Capstone related fees and expenses. KKR Capstone is not a subsidiary or affiliate of KKR. KKR Capstone operates under several consulting agreements with KKR and uses the “KKR” name under license from KKR.

Transactions with Other Related Parties

In connection with our business, we procure products from thousands of suppliers, some of which may be affiliated with the Sponsors. We estimate that we purchased food products from a former-affiliate of a Sponsor, while we were owned by the Sponsor, for approximately $12 million in fiscal 2013. Management believes these transactions were conducted on an arm’s-length basis at prices that an unrelated third party would have paid for such products.

PRINCIPAL STOCKHOLDERS

The following table and accompanying footnotes set forth information as of January 2, 2016, with respect to the beneficial ownership of our common stock by (1) each individual or entity known to own beneficially more than 5% of our common stock, (2) each of our directors, (3) each of our NEOs, and (4) all of our executive officers and directors, as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of the security. A person is also deemed a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be acquired this way are deemed to be outstanding for purposes of computing a person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed a beneficial owner of the same securities, and a person may be deemed a beneficial owner of securities to which that person has no economic interest. As of January 2, 2016, there were 456,387,272 shares of our common stock outstanding.

Shares subject to option grants that have vested or options and restricted stock unit grants that will vest within 60 days are deemed outstanding for calculating the percentage ownership of the person holding the options or restricted stock units, but are not deemed outstanding for calculating the percentage ownership of any other person. Percentage computations are based on 456,387,272 shares of our common stock beneficially outstanding as of January 2, 2016 and          outstanding following this offering (or          shares if the underwriters exercise in full their option to purchase additional shares).

Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to our knowledge, sole voting and investment power for the indicated shares of common stock. Unless otherwise noted, the address for each beneficial owner listed below is c/o US Foods Holding Corp., Inc., 9399 W. Higgins Road, Suite 500, Rosemont, IL 60018.

	Common Stock Beneficially Owned Prior to this Offering		Common Stock Beneficially Owned After this Offering
			Assuming the Underwriter’s Option is not Exercised		Assuming the Underwriter’s Option is Exercised in Full(1)
Name and Address of Beneficial Holder	Number	Percent	Number	Percent	Number	Percent
Investment funds associated with Clayton, Dubilier & Rice, LLC(2)	225,000,000	49.30%
Investment funds associated with Kohlberg Kravis Roberts & Co. L.P.(3)	225,000,000	49.30%
Directors and Named Executive Officers
John C. Compton(4)	—	—
Kenneth A. Giuriceo(4)	—	—
Fareed Khan(5)	315,678	*
John A. Lederer(5)	5,250,488	1.14%
Vishal Patel(6)	—	—
Keith Rohland(5)	472,229	*
Pietro Satriano(5)	1,186,650	*
Richard J. Schnall(4)	—	—
Stuart Schuette	—	—
Nathaniel H. Taylor(6)	—	—
All directors and executive officers as a group (16 people)	8,999,905	1.95%

*	less than 1%

(1)	The underwriters have the option to purchase up to an additional shares from us at the initial public offering price, less the underwriting discounts and commissions, within 30 days of the date of this prospectus.
(2)	Represents shares held by the following investment funds associated with Clayton, Dubilier & Rice, LLC: a) 120,000,000 shares of common stock held by Clayton, Dubilier & Rice Fund VII, L.P., whose general partner is CD&R Associates VII, Ltd., whose sole stockholder is CD&R Associates VII, L.P., whose general partner is CD&R Investment Associates VII, Ltd.; b) 35,000,000 shares of common stock held by Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P., whose general partner is CD&R Associates VII (Co-Investment), Ltd., whose sole stockholder is CD&R Associates VII, L.P.; c) 854,416 shares of common stock held by CD&R Parallel Fund VII, L.P., whose general partner is CD&R Parallel Fund Associates VII, Ltd.; d) 49,145,584 shares of common stock held by CDR USF Co-Investor, L.P., whose general partner is CDR USF Co-Investor GP Limited, whose sole stockholder is Clayton, Dubilier & Rice Fund VII, L.P.; and e) 20,000,000 shares of common stock held by CDR USF Co-Investor No. 2, L.P., whose general partner is CDR USF Co-Investor GP No. 2, Limited, whose sole stockholder is CD&R Associates VII, L.P. CD&R Investment Associates VII, Ltd. and CD&R Parallel Fund Associates VII, Ltd. are each managed by a two-person board of directors. Donald J. Gogel and Kevin J. Conway, as the directors of CD&R Investment Associates VII, Ltd. and CD&R Parallel Fund Associates VII, Ltd., may be deemed to share beneficial ownership of the shares shown as beneficially owned by the funds associated with CD&R. Such persons expressly disclaim such beneficial ownership. Investment and voting decisions with respect to shares held by CD&R are made by an investment committee of limited partners of CD&R Associates VII, L.P. (the “Investment Committee”). The CD&R investment professionals who have effective voting control of the Investment Committee are Michael G. Babiarz, Vindi Banga, James G. Berges, John C. Compton, Kevin J. Conway, Thomas C. Franco, Kenneth A. Giuriceo, Donald J. Gogel, Jillian C. Griffiths, Marco Herbst, George K. Jaquette, John Krenicki, Jr., David A. Novak, Paul S. Pressler, Christian Rochat, Ravi Sachdev, Richard J. Schnall, Nathan K. Sleeper, Sonja Terraneo, and David H. Wasserman. All members of the Investment Committee expressly disclaim beneficial ownership of the shares shown as beneficially owned by the funds associated with CD&R. Each of CD&R Associates VII, Ltd., CD&R Associates VII, L.P. and CD&R Investment Associates VII, Ltd. expressly disclaims beneficial ownership of the shares held by Clayton, Dubilier & Rice Fund VII, L.P., as well as the shares held by each of Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P., CD&R Parallel Fund VII, L.P., CDR USF Co-Investor, L.P. and CDR USF Co-Investor No. 2, L.P. Each of CDR USF Co-Investor GP Limited and CDR USF Co-Investor GP No. 2, Limited expressly disclaims beneficial ownership of the shares held by each of CDR USF Co-Investor Limited, CDR USF Co-Investor No. 2, Limited, Clayton, Dubilier & Rice Fund VII, L.P., Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P. and CD&R Parallel Fund VII. CD&R Parallel Fund Associates VII, Ltd. expressly disclaims beneficial ownership of the shares held by each of CD&R Parallel Fund VII, L.P., Clayton, Dubilier & Rice Fund VII, L.P., Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P., CDR USF Co-Investor L.P. and CDR USF Co-Investor No. 2, L.P. The address for each of Clayton, Dubilier & Rice Fund VII, L.P., CD&R Parallel Fund VII, L.P., Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P., CD&R Associates VII, Ltd., CD&R Associates VII, L.P., CD&R Parallel Fund Associates VII, Ltd., CD&R Associates VII (Co-Investment), Ltd. and CD&R Investment Associates VII, Ltd. is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. The address for CD&R is 375 Park Avenue, 18th Floor, New York, NY 10152.
(3)

Represents shares held by the following investment funds associated with KKR: a) 199,530,000 shares of common stock held by KKR 2006 Fund L.P.; b) 16,000,000 shares of common stock held by KKR PEI Investments, L.P.; c) 3,670,000 shares of common stock held by KKR Partners III, L.P.; d) 1,800,000 shares of common stock held by OPERF Co-Investment LLC; and e) 4,000,000 shares of common stock held by ASF Walter Co-Invest L.P. The sole general partner of the KKR 2006 Fund L.P. is KKR Associates 2006 L.P., and the sole general partner of KKR Associates 2006 L.P. is KKR 2006 GP LLC. The designated member of KKR 2006 GP LLC is KKR Fund Holdings L.P. The sole general partner of KKR PEI Investments, L.P. is KKR PEI Associates, L.P., and the sole general partner of KKR PEI Associates, L.P. is KKR PEI GP Limited. The sole shareholder of KKR PEI GP Limited is KKR Fund Holdings L.P. Messrs. Henry Kravis and George Roberts have also been designated as managers of KKR 2006 GP LLC by KKR

Fund Holdings L.P. KKR III GP LLC is the sole general partner of KKR Partners III, L.P. The managers of KKR III GP LLC are Messrs. Kravis and Roberts. The manager of OPERF Co-Investment LLC is KKR Associates 2006 L.P. The general partner of ASF Walter Co-Invest L.P. is ASF Walter Co-Invest GP Limited. The sole shareholder of ASF Walter Co-Invest GP Limited is KKR Fund Holdings L.P. The general partners of KKR Fund Holdings L.P. are KKR Fund Holdings GP Limited and KKR Group Holdings L.P. The sole shareholder of KKR Fund Holdings GP Limited is KKR Group Holdings L.P. The sole general partner of KKR Group Holdings L.P. is KKR Group Limited. The sole shareholder of KKR Group Limited is KKR & Co. L.P. The sole general partner of KKR & Co. L.P. is KKR Management LLC. The designated members of KKR Management LLC are Messrs. Kravis and Roberts. Each of the KKR entities and Messrs. Kravis and Roberts may be deemed to share voting and investment power with respect to the shares beneficially owned by KKR, but each has disclaimed beneficial ownership of such shares, except to the extent directly held. The address for all entities noted above and for Mr. Kravis is c/o Kohlberg Kravis Roberts & Co. L.P., 9 West 57th Street, Suite 4200, New York, NY 10019. The address for Mr. Roberts is c/o Kohlberg Kravis Roberts & Co. L.P., 2800 Sand Hill Road, Suite 200, Menlo Park, CA 94025.
(4)	Does not include 225,000,000 shares of common stock held by investment funds associated with CD&R. Messrs. Compton, Giuriceo and Schnall serve on our Board of Directors and are executives of CD&R. They disclaim beneficial ownership of the shares held by investment funds associated with CD&R.
(5)	Includes restricted stock, shares that were purchased pursuant to our employee stock purchase plan, and vested options exercisable within 60 days. This does not include unvested restricted stock units or unvested options. No unvested restricted stock units or unvested options are scheduled to vest within 60 days.
(6)	Does not include 225,000,000 shares of common stock held by investment funds associated with KKR. Messrs. Taylor and Patel serve on our Board of Directors and are executives of KKR. They disclaim beneficial ownership of the shares held by investment funds associated with KKR.

DESCRIPTION OF CAPITAL STOCK

In connection with this offering, we will amend and restate our certificate of incorporation and our bylaws. The following is a description of the material terms of, and is qualified in its entirety by, our amended and restated certificate of incorporation and amended and restated bylaws, each of which will be in effect upon the consummation of this offering, the forms of which are filed as exhibits to the registration statement of which this prospectus is a part.

Our purpose is to engage in any lawful act or activity for which corporations may now or hereafter be organized under the DGCL. Upon the consummation of this offering, our authorized capital stock will consist of          shares of common stock, par value $0.01 per share, and          shares of preferred stock, par value $0.01 per share. No shares of preferred stock will be issued or outstanding immediately after the public offering contemplated by this prospectus. Unless our Board of Directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.

Common Stock

Holders of our common stock are entitled:

•	to cast one vote for each share held of record on all matters submitted to a vote of the stockholders;

•	to receive, on a pro rata basis, dividends and distributions, if any, that the Board of Directors may declare out of legally available funds, subject to preferences that may be applicable to preferred stock, if any, then outstanding; and

•	upon our liquidation, dissolution or winding up, to share equally and ratably in any assets remaining after the payment of all debt and other liabilities, subject to the prior rights, if any, of holders of any outstanding shares of preferred stock.

Our ability to pay dividends on our common stock is subject to our subsidiaries’ ability to pay dividends to us, which is, in turn, subject to the restrictions set forth in our existing debt agreements and which may be limited by the agreements governing other indebtedness we or our subsidiaries incur in the future. See “Dividend Policy.”

The holders of our common stock do not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights. The common stock is not subject to future calls or assessments by us. The rights and privileges of the holders of our common stock are subject to any series of preferred stock that we may issue in the future, as described in “—Preferred Stock” below.

As of January 2, 2016, we had 456,387,272 shares of common stock outstanding and 563 holders of record of common stock. Before the date of this prospectus, there has been no public market for our common stock.

Preferred Stock

Under our amended and restated certificate of incorporation, our Board of Directors has the authority, without further action by our stockholders, to issue up to          shares of preferred stock in one or more series and to fix the voting powers, designations, preferences and the relative participating, optional or other special rights and qualifications, limitations and restrictions of each series, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series. No shares of our authorized preferred stock are currently outstanding. Because the Board of Directors has the power to establish the preferences and rights of the shares of any series of preferred stock, it may afford holders of any preferred stock preferences, powers and rights, including voting and dividend rights, senior to the rights of holders of our common stock, which could adversely affect the holders of the common stock and could delay, discourage or prevent a takeover of us even if a change of control of our company would be beneficial to the interests of our stockholders.

Annual Stockholder Meetings

Our amended and restated bylaws will provide that annual stockholder meetings will be held at a date, time, and place, if any, as exclusively selected by our Board of Directors. To the extent permitted under applicable law, we may conduct meetings by remote communications, including by webcast.

Anti-Takeover Effects of Our Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws and Certain Provisions of Delaware Law

The provisions of our amended and restated certificate of incorporation and amended and restated bylaws and of the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares. These provisions are also designed, in part, to encourage persons seeking to acquire control of us to first negotiate with our Board of Directors, which could result in an improvement of their terms.

Classified Board of Directors. Upon completion of this offering, in accordance with the terms of our amended and restated certificate of incorporation and amended and restated bylaws, our Board of Directors will be divided into three classes, as nearly equal in number as possible, with members of each class serving staggered three-year terms. Our amended and restated certificate of incorporation will provide that the authorized number of directors may be changed only by resolution of the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Our amended and restated certificate of incorporation will also provide that any vacancy on our Board of Directors, including a vacancy resulting from an enlargement of our Board of Directors, may be filled only by vote of a majority of our directors then in office, except with respect to any vacancy of a Sponsor-designated director, in which case such Sponsor will have the right to designate a new director for election by a majority of the remaining directors then in office. Our classified Board of Directors could have the effect of delaying or discouraging an acquisition of us or a change in our management.

Special Meetings of Stockholders. Our amended and restated certificate of incorporation will provide that a special meeting of stockholders may be called only by or at the direction of our Board of Directors pursuant to a resolution adopted by a majority of our Board of Directors. Special meetings may also be called by our corporate Secretary at the request of the holders of not less than 50% of the outstanding shares of our common stock so long as the Sponsors collectively own more than 50% of the outstanding shares of our common stock. Thereafter, stockholders will not be permitted to call a special meeting.

No Stockholder Action by Written Consent. Our amended and restated certificate of incorporation will provide that stockholder action may be taken only at an annual meeting or special meeting of stockholders and may not be taken by written consent in lieu of a meeting, unless the Sponsors collectively own more than 50% of the outstanding shares of our common stock.

Removal of Directors. Our amended and restated certificate of incorporation and amended and restated bylaws will provide that directors may be removed with or without cause at any time upon the affirmative vote of holders of at least a majority of the votes to which all the stockholders would be entitled to cast until the Sponsors no longer collectively own more than 25% of the outstanding shares of our common stock. After such time, directors may be removed from office only for cause and only upon the affirmative vote of holders of at least 75% of the votes which all the stockholders would be entitled to cast.

Stockholder Advance Notice Procedure. Our amended and restated bylaws will establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders. The amended and restated bylaws will provide that any stockholder wishing to nominate persons for election as directors at, or bring other business before, an annual meeting must deliver to our Secretary a written notice of the stockholder’s intention to do so. These provisions may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company. To be timely, the stockholder’s notice must be delivered to our corporate Secretary at our principal executive offices neither fewer than 90 days nor more than 120 days before the first anniversary date of the annual meeting for the preceding year; provided, however, that in the event that the annual meeting is set for a date that is more than 30 days before or more than 70 days after the first anniversary date of the preceding year’s annual meeting, a stockholder’s notice must be delivered to our Secretary (x) neither earlier than 90 days nor more than 120 days prior to the meeting or (y) neither later than the 10th day following the day on which a public announcement of the date of the such meeting is first made by us nor more than 120 days prior to the meeting.

Amendments to Certificate of Incorporation and Bylaws. The DGCL generally provides that the affirmative vote of a majority of the outstanding stock entitled to vote on any matter is required to amend a corporation’s certificate of incorporation or bylaws, unless either a corporation’s certificate of incorporation or bylaws require a greater percentage. Our amended and restated certificate of incorporation will provide that, upon the Sponsors’ ceasing to own collectively more than 50% of the outstanding shares of our common stock, specified provisions of our amended and restated certificate of incorporation may not be amended, altered or repealed unless the amendment is approved by the affirmative vote of the holders of at least 75% of the outstanding shares of our common stock then entitled to vote at any annual or special meeting of stockholders, including the provisions governing the liability and indemnification of directors, corporate opportunities, the elimination of stockholder action by written consent and the prohibition on the rights of stockholders to call a special meeting.

In addition, our amended and restated certificate of incorporation and amended and restated bylaws will provide that our amended and restated bylaws may be amended, altered or repealed, or new bylaws may be adopted, by the affirmative vote of a majority of the Board of Directors, or by the affirmative vote of the holders of (x) as long as the Sponsors collectively own more than 50% of the outstanding shares of our common stock, at least a majority, and (y) thereafter, at least 75%, of the outstanding shares of our common stock then entitled to vote at any annual or special meeting of stockholders.

These provisions will make it more difficult for any person to remove or amend any provisions in our amended and restated certificate of incorporation and amended and restated bylaws that may have an anti-takeover effect.

Section 203 of the Delaware General Corporation Law. In our amended and restated certificate of incorporation, we will elect not to be governed by Section 203 of the DGCL, as permitted under and pursuant to subsection (b)(3) of Section 203, until the first date that the Sponsors no longer beneficially own any of our outstanding shares of common stock. After such date, we will be governed by Section 203. Section 203, with specified exceptions, prohibits a Delaware corporation from engaging in any “business combination” with any “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder unless:

•	prior to such time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, but not the outstanding voting stock owned by the interested stockholder, those shares owned (i) by persons who are directors and also officers and (ii) pursuant to employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 of the DGCL defines “business combination” to include the following:

•	any merger or consolidation of the corporation with the interested stockholder;

•	any sale, lease, exchange, mortgage, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

•	subject to specified exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

•	any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

An “interested stockholder” is any entity or person who, together with affiliates and associates, owns, or within the previous three years owned, 15% or more of the outstanding voting stock of the corporation.

Limitations on Liability and Indemnification

Our amended and restated certificate of incorporation will contain provisions permitted under the DGCL relating to the liability of directors. These provisions will eliminate a director’s personal liability to the fullest extent permitted by the DGCL for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving:

•	any breach of the director’s duty of loyalty;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•	Section 174 of the DGCL (unlawful dividends); or

•	any transaction from which the director derives an improper personal benefit.

The principal effect of the limitation on liability provision is that a stockholder will be unable to prosecute an action for monetary damages against a director unless the stockholder can demonstrate a basis for liability for which indemnification is not available under the DGCL. These provisions, however, should not limit or eliminate our rights or any stockholder’s rights to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director’s fiduciary duty. These provisions will not alter a director’s liability under federal securities laws. The inclusion of this provision in our amended and restated certificate of incorporation may discourage or deter stockholders or management from bringing a lawsuit against directors for a breach of their fiduciary duties, even though such an action, if successful, might otherwise have benefited us and our stockholders.

Our amended and restated bylaws will provide that we are required to indemnify our directors and officers, to the fullest extent permitted by law, for all judgments, fines, settlements, legal fees and other expenses incurred in connection with pending or threatened legal proceedings because of the director’s or officer’s positions with us or another entity that the director or officer serves at our request, subject to various conditions and exceptions, and to advance funds to our directors and officers to enable them to defend against such proceedings.

Prior to the completion of this offering, we will enter into an indemnification agreement with each of our directors and executive officers. The indemnification agreements will provide our directors and executive officers with contractual rights to the indemnification and expense advancement rights provided under our amended and restated bylaws, as well as contractual rights to additional indemnification as provided in the indemnification agreements.

Corporate Opportunities

Our amended and restated certificate of incorporation will provide that we, on our behalf and on behalf of our subsidiaries, renounce and waive any interest or expectancy in, or in being offered an opportunity to participate in, corporate opportunities, that are from time to time presented to the Sponsors, or their respective officers, directors, agents, stockholders, members, partners, affiliates or subsidiaries, even if the opportunity is one that we or our subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. None of the Sponsors or their respective agents, stockholders, members, partners, affiliates or subsidiaries will generally be liable to us or any of our subsidiaries for breach of any fiduciary or other duty, as a director or otherwise, by reason of the fact that such person pursues, acquires or participates in such corporate opportunity, directs such corporate opportunity to another person or fails to present such corporate opportunity, or information regarding such corporate opportunity, to us or our subsidiaries. Stockholders will be deemed to have notice of and consented to this provision of our amended and restated certificate of incorporation.

Choice of Forum

Our amended and restated certificate of incorporation will provide that the Court of Chancery of the State of Delaware will be the exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed to us or our stockholders by our directors, officers, employees or agents, (iii) any action asserting a claim against us arising under the DGCL, our amended and restated certificate of incorporation and our amended and restated bylaws, or (iv) any action asserting a claim against us that is governed by the internal affairs doctrine. It is possible that a court could rule that this provision is not applicable or is unenforceable. We may consent in writing to alternative forums. Stockholders will be deemed to have notice of and consented to this provision of our amended and restated certificate of incorporation.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is          .

Listing

We intend to apply to have our common stock approved for listing on The New York Stock Exchange under the symbol “USFD.”

DESCRIPTION OF CERTAIN INDEBTEDNESS

We summarize the principal terms of some of the agreements governing our debt below. The following summaries are not complete descriptions of all of the terms of such agreements.

Senior Notes

On May 2, 2013, our wholly owned subsidiary, USF, completed the registration of $1,350 million aggregate principal amount of outstanding 8.5% unsecured Senior Notes due 2019. As of September 26, 2015, $1,348 million of the Senior Notes were outstanding. There was unamortized issue premium associated with the Senior Notes issuances of $12 million at September 26, 2015. The premium is amortized as a decrease to Interest expense over the remaining life of the debt facility.

The Senior Notes will mature on June 30, 2019.

Interest

Interest on the Senior Notes is paid semi-annually, on June 30 and December 31 of each year.

Guarantees and Ranking

The Senior Notes are guaranteed by each of USF’s wholly-owned domestic subsidiaries which guarantee USF’s obligations under the senior secured credit facilities. The Senior Notes rank equal in right of payment to all of USF’s existing and future senior debt, senior to USF’s future debt and other obligations that are expressly subordinated; rank equally to all existing and future debt and other obligations that are not expressly subordinated; and are effectively subordinated to all existing and future secured debt, and structurally subordinated to all obligations of each of USF’s subsidiaries that is not a guarantor of the Senior Notes.

Optional Redemption

The Senior Notes are redeemable, at USF’s option, in whole or in part, at any time and from time to time on and after June 30, 2014 and prior to maturity at the applicable redemption price set forth below. Any such redemption may, in USF’s discretion, be subject to the satisfaction of one or more conditions precedent, including, but not limited to, the occurrence of a change of control. The Senior Notes will be redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the relevant redemption date, if redeemed during the 12-month period commencing on June 30 of the years set forth below.

Redemption Period	Price
2015	104.250%
2016	102.125%
2017 and thereafter	100.000%

Change of Control

Upon the occurrence of a change of control (as defined in the indenture governing the Senior Notes), each holder of Senior Notes has the right to require USF to repurchase some or all of such holder’s Senior Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest (unless the Senior Notes have been otherwise redeemed), if any, to the date of repurchase.

Covenants; Events of Default

The indenture governing the Senior Notes contains covenants that, among other things, limit the ability of USF and/or its restricted subsidiaries to incur more debt, pay dividends or distributions on capital stock or repurchase capital stock, make investments, create liens, transfer or sell assets, merge or consolidate, and enter into certain transactions with affiliates. The indenture governing the Senior Notes also provides for customary events of default.

Senior Credit Facilities

Amended 2011 Term Loan

On May 11, 2011, USF entered into the Amended 2011 Term Loan. The Amended 2011 Term Loan consists of a senior secured term loan facility in an aggregate principal amount of up to $2,100 million. As of September 26, 2015, $2,058 million was outstanding under the Amended 2011 Term Loan.

Maturity; Prepayments

The Amended 2011 Term Loan will mature on March 31, 2019. Principal repayments of $5.25 million are payable quarterly with the balance due at maturity.

Subject to certain exceptions, the Amended 2011 Term Loan is subject to mandatory prepayment and reduction in an amount equal to:

•	the net cash proceeds of certain specified asset sales or dispositions by USF and its restricted subsidiaries; and

•	50% of annual excess cash flow (as defined in the Amended 2011 Term Loan) for any fiscal year unless a certain secured leverage ratio target is met.

USF may prepay the Amended 2011 Term Loan at any time and from time to time, in whole or in part, without premium or penalty.

Guarantees; Security

The obligations of USF under the Amended 2011 Term Loan are guaranteed by each of its direct and indirect wholly owned domestic subsidiaries (other than special purpose subsidiaries, subsidiaries of foreign subsidiaries, immaterial subsidiaries, unrestricted subsidiaries, dormant subsidiaries and certain other exceptions) which are not designated as borrowers. In addition, the Amended 2011 Term Loan and the guarantees thereunder are secured by liens granted by USF and the guarantors in (i) all of the capital stock of all direct domestic subsidiaries, (ii) 65% of the capital stock of each direct foreign subsidiary, and (iii) substantially all other tangible and intangible assets, subject in each case to certain exceptions, including in respect of the collateral securing the account receivable financing and the collateral securing the collateralized mortgage-backed financing discussed below under “—ABS Facility—Security; Guarantee” and “—CMBS Fixed Facility—Guarantees; Security,” respectively. In addition, the liens securing the Amended 2011 Term Loan (i) have priority over the liens securing the ABL Facility with respect to collateral other than the ABL Priority Collateral (as defined in the Intercreditor Agreement, dated as of July 3, 2007) and (ii) are second in priority (as between the Amended 2011 Term Loan and the ABL Facility) with respect to the ABL Priority Collateral.

Interest; Fees

The Amended 2011 Term Loan bears interest equal to the alternative base rate plus 2.50% per annum, with an alternative base rate floor of 2.00%, or LIBOR plus 3.50% per annum, with a LIBOR floor of 1.00%, based on a periodic election of the interest rate by USF. The interest rate for all borrowings on the Amended 2011 Term Loan was 4.50% per annum, the LIBOR floor of 1.00% plus 3.50%, at September 26, 2015.

USF pays customary fees in respect of the Amended 2011 Term Loan.

Covenants

The Amended 2011 Term Loan contains a number of covenants that, among other things, limit or restrict the ability of USF and its material restricted subsidiaries to dispose of certain assets, incur or guarantee additional indebtedness, prepay senior notes upon the occurrence of a change of control, make dividends and other restricted payments (including redemption of USF’s stock, prepayments of subordinated obligations and making investments), incur or maintain liens, modify certain terms of certain debt instruments, or engage in certain transactions with affiliates. The Amended 2011 Term Loan also restricts the ability of USF to engage in mergers or the sale of substantially all of its assets.

Events of Default

The Amended 2011 Term Loan contains a number of events of default including non-payment of principal, interest or fees, violation of covenants, material inaccuracy of representations or warranties, cross payment default and cross acceleration to certain other material indebtedness, certain bankruptcy events, certain ERISA events, material invalidity of guarantees or security interests, material judgments and change of control.

ABL Facility

On October 20, 2015, USF and the other borrowers amended and restated the ABL Facility, which provides (subject to availability under a borrowing base) for aggregate maximum borrowings of up to $1,300 million to USF and certain of USF’s domestic subsidiaries designated as borrowers. The ABL Facility consists of two tranches: ABL Tranche A-1 providing for loans up to $100 million, and ABL Tranche A providing for loans up to $1,200 million (ABL Tranche A may be drawn, subject to certain exceptions, only after ABL Tranche A-1 has been fully drawn). $800 million of the revolving loan facility is available for the issuance of letters of credit. As of October 20, 2015, USF had no outstanding borrowings, but had issued letters of credit totaling $388 million under the ABL Facility. Outstanding letters of credit included (i) $73 million issued to secure USF’s obligations related to certain facility leases, (ii) $304 million issued in favor of certain commercial insurers securing USF’s obligations related to its self-insurance program, and (iii) $11 million for other obligations of USF. There was available capacity under the ABL Facility of $713 million at October 20, 2015.

Maturity; Amortization and Prepayments

The maturity date of the ABL Facility is the earliest of: (1) October 20, 2020; (2) April 1, 2019 if the Senior Notes have more than $300 million of principal outstanding at that date and the maturity date of the Senior Notes has not been extended to later than October 20, 2020; and (3) December 31, 2018 if the Amended 2011 Term Loan has more than $300 million of principal outstanding at that date and the maturity date of the Amended 2011 Term Loan has not been extended to later than October 20, 2020.

Subject to certain exceptions, the ABL Facility is subject to mandatory prepayment in amounts equal to the amount by which certain outstanding extensions of credit exceed the lesser of the borrowing base and the commitments then in effect.

Guarantees; Security

The obligations of each of the borrowers under the ABL Facility are guaranteed by each of USF’s direct and indirect wholly owned domestic subsidiaries (other than special purpose subsidiaries, subsidiaries of foreign subsidiaries, immaterial subsidiaries, unrestricted subsidiaries, certain dormant subsidiaries and certain other exceptions). The ABL Facility and the guarantees thereunder are secured by security interests in (i) all of the capital stock of all direct domestic subsidiaries owned by USF, the other borrowers and the guarantors, (ii) 65%

of the capital stock of each direct foreign subsidiary of USF, the other borrowers and guarantors, and (iii) substantially all other tangible and intangible assets of USF, the other borrowers and the guarantors, subject in each case to certain exceptions, including in respect of the collateral securing the asset-backed securities and the collateral securing the collateralized mortgage-backed financing discussed below under “—ABS Facility—Security; Guarantee” and “—CMBS Fixed Facility—Guarantees; Security,” respectively. In addition, the liens securing the ABL Facility (i) have priority over the liens securing the Amended 2011 Term Loan with respect to the ABL Priority Collateral and (ii) are second in priority with respect to all other collateral.

Interest; Fees

As of October 20, 2015, on Tranche A-1 borrowings, USF can periodically elect to pay interest at an alternative base rate plus a margin ranging from 1.50% to 2.00% per annum or LIBOR plus a margin ranging from 2.50% to 3.00% per annum, in each case, depending on the secured leverage ratio level. On Tranche A borrowings, USF can periodically elect to pay interest at an alternative base rate plus a margin ranging from 0.25% to 0.75% per annum or LIBOR plus a margin ranging from 1.25% to 1.75% per annum, in each case, depending on the secured leverage ratio level. The ABL Facility also carries a letter of credit fee equal to 1/8 of 1.00% per annum and an used commitment fee of 0.25% per annum.

Each borrower pays other customary fees in respect of the ABL Facility.

Covenants

The ABL Facility contains a number of covenants that, among other things, limit or restrict the ability of USF and its material restricted subsidiaries to make dividends and other restricted payments (including redemption of USF’s stock, prepayments of certain debt obligations and making investments), modify certain terms of certain debt instruments, or change the nature of their business or fiscal year end. The ABL Facility also restricts the ability of USF and the other borrowers to engage in mergers or the sale of substantially all of their assets. In addition, under the ABL Facility, if availability under the ABL Facility falls below $118 million for a certain period of time, the borrowers are required to comply with a minimum fixed charge coverage ratio of 1.0 : 1.0.

Events of Default

The ABL Facility contains a number of events of default including non-payment of principal, interest or fees, violation of covenants, material inaccuracy of representations or warranties, cross payment default and cross acceleration to certain other material indebtedness, certain bankruptcy events, certain ERISA events, material invalidity of guarantees or security interests, material judgments and change of control.

2012 ABS Facility

On August 27, 2012, USF entered into the 2012 ABS Facility, under which USF and certain of its subsidiaries sell—on a revolving basis—their eligible receivables to a 100% owned, special purpose, bankruptcy remote subsidiary of USF (“RS Funding”). This subsidiary, in turn, grants a continuing security interest in all of its rights, title and interest in the eligible receivables to the administrative agent for the benefit of the lenders (as defined by the 2012 ABS Facility). The maximum capacity under the 2012 ABS Facility is $800 million. Borrowings under the 2012 ABS Facility were $586 million and $636 million at September 26, 2015 and December 27, 2014, respectively.

USF, at its option, can request additional borrowings up to the maximum commitment, provided sufficient eligible receivables are available as collateral. There was available capacity on the 2012 ABS Facility of $141 million at September 26, 2015 based on eligible receivables as collateral.

Revolving Termination Date

The 2012 ABS Facility is available until September 30, 2018.

Security; Guarantee

The 2012 ABS Facility is secured by a first priority security interest in certain designated receivables and related assets purchased under the Second Amended and Restated Receivables Sale Agreement, dated as of August 27, 2012, by and among USF and certain of its subsidiaries, including RS Funding and E&H Distributing, LLC, and other sellers from time to time party thereto (the “Restated Receivables Sale Agreement”) and all right, title and interest of RS Funding in the Restated Receivables Sale Agreement and related agreements, all collections and deemed collections on the receivables, and the related collection accounts. The performance of obligations of the sellers under the Restated Receivables Sale Agreement are guaranteed by USF.

Interest

The portion of the loan held by the lenders who fund the loan with commercial paper bears interest at the lender’s commercial paper rate, plus any other costs associated with the issuance of commercial paper, plus 1% and an unused commitment fee of 0.35% per annum, if the weighted-average of loans is equal to or greater than 50% of the weighted-average availability, and 0.55% per annum, if the weighted-average of loans is less than 50% of the weighted-average availability. The portion of the loan held by lenders that do not fund the loan with commercial paper bears interest at LIBOR plus 1% and an unused commitment fee of 0.35% per annum, if the weighted average of loans is less than 50% of the weighted average availability, and 0.50% per annum, if the weighted average of loans is equal to or greater than 50% of the weighted average availability. The interest rate for the 2012 ABS Facility was 1.28% as of September 26, 2015 and 1.21% as of December 27, 2014.

Covenants

The 2012 ABS Facility contains a number of covenants that, among other things, limit or restrict RS Funding with respect to liens, indebtedness, guarantees, mergers, dispositions of substantially all assets, dividends, redemption of stock, investments, corporate matters and changes in business conducted. RS Funding is required to maintain a net worth of at least the greater of (a) $60 million and (b) 5% of the adjusted, aggregate amount of eligible accounts receivable. The servicer and the sellers are also subject to certain covenants under the 2012 ABS Facility, including the performance of certain obligations with respect to the trade receivables.

Purchase Termination Events—Restated Receivables Sales Agreement

The Restated Receivables Sales Agreement contains customary purchase termination events including failure to make a payment when due, actual or asserted invalidity of the documents governing the 2012 ABS Facility, invalidity of the security interest in the receivables, violation of covenants, material inaccuracy of representations or warranties, termination of USF as a servicer, bankruptcy and imposition of certain tax or ERISA liens. Upon the occurrence of a purchase termination event, RS Funding is no longer obligated to purchase additional trade receivables.

Termination Events—ABS Facility

The 2012 ABS Facility contains customary termination events including failure to make a payment when due, violation of covenants, material inaccuracy of representations or warranties, purchase termination event, actual or asserted invalidity of the documents governing the 2012 ABS Facility, USF disaffirmation of guarantee, material litigation, certain ERISA events, change in control, characterization as an “investment company,” failure to satisfy certain ratios, failure to have a first priority perfected lien, imposition of certain liens, bankruptcy and cross-acceleration to any senior secured facilities. Upon the occurrence of a termination event, substantially all the collections from the trade receivables will be applied to pay down the outstanding amounts under the 2012 ABS Facility.

CMBS Fixed Facility

On July 3, 2007, USF Propco I, LLC (“PropCo I”), a wholly owned subsidiary of USF and special purpose bankruptcy remote entity satisfying applicable rating agency criteria, entered into the CMBS Fixed Facility in the aggregate original principal amount of $472 million. The CMBS Fixed Facility was securitized by the lenders as part of a commercial mortgage backed securitization. As of September 26, 2015, the outstanding principal balance of the CMBS Fixed Facility was $472 million.

Sale of Properties

In connection with the CMBS Fixed Facility, certain owned properties of USF and its subsidiaries were sold or contributed to PropCo I. The sale of each property was for its fair market value, which was determined based on an appraisal prepared by a third party appraiser. Following such transfer, on July 3, 2007, PropCo I, as landlord, and USF, as tenant, entered into a single, unitary market rate master lease for the properties transferred to PropCo I (as amended June 17, 2010, June 21, 2012, September 16, 2013, May 15, 2014, and February 27, 2015, the “Master Lease”). The terms of the Master Lease are summarized below.

PropCo I financed a portion of the purchase price for the properties purchased by it with the proceeds of the CMBS Fixed Facility. The lenders under the CMBS Fixed Facility have first priority mortgages on the properties transferred to PropCo I.

Master Lease

The Master Lease requires USF, as tenant, to pay to PropCo I, as landlord, scheduled rent in the amount of $4.8 million (referred to as the “Base Rent”) for certain properties owned by PropCo I, each month until the lease expires on July 31, 2033, subject to any reductions in the Base Rent arising from the release of any leased property from the Master Lease. The Base Rent will increase by 10% on July 1, 2017 and July 1, 2022, respectively. The Base Rate will be reset on August 1, 2027 to the fair market rental rate for all leased properties as determined no later than June 1, 2017. In addition, USF is required to pay, as additional rent, all taxes, insurance premiums and costs owing under operating agreements (such as reciprocal easement agreements) related to the leased properties. USF is also responsible for maintaining the leased properties at its expense and paying all charges for utilities.

USF, as tenant, may request the release from the Master Lease of properties that are unsuitable or unprofitable for the conduct of its business, damaged, destroyed or condemned, in which case the landlord, PropCo I, will have the right, but not the obligation, to market and sell such properties for their fair market value. If landlord elects to sell such property and the price required to be paid to the lenders under the CMBS Fixed Facility to release such property from the mortgage securing the CMBS Fixed Facility would be greater than the net proceeds from the sale of such property, landlord will only sell such property if USF, as tenant, agrees to pay any shortfall between release price and net sale proceeds. In connection with any such property sale, USF, as tenant, is also required to pay to PropCo I, as landlord, (i) the present value of the excess of the Base Rent for such property through the stated term of the Master Lease over the then fair market rental rate for such property through the stated term of the Master Lease, using a discount rate of 5% and (ii) certain costs and expenses incurred by, and certain fees payable to, PropCo I.

Maturity; Amortization and Prepayments

The CMBS Fixed Facility will mature on August 1, 2017.

Prior to the date that is six months prior to maturity (the “Permitted Prepayment Date”), PropCo I may defease all or a portion of the CMBS Fixed Facility by depositing with the lender government securities or other highly-rated securities in an amount sufficient to pay the amount of the CMBS Fixed Facility to be defeased and all scheduled interest payments of such defeasance amount to the Permitted Payment Date and lender will, in turn, release the lien on all or the applicable portion of the properties constituting collateral. From and after the Permitted Prepayment Date, the CMBS Fixed Facility may be prepaid without premium.

The CMBS Fixed Facility may be deemed mandatorily prepaid from the proceeds of insurance relating to any casualty to or destruction of, or any condemnation or taking of, any of the properties which constitute collateral for the CMBS Fixed Facility, subject to certain restoration or replacement rights of PropCo I.

Guarantees; Security

USF is responsible for certain losses or damages by the CMBS lenders for fraud, intentional waste, intentional misrepresentation, misappropriation of funds and other “bad boy” acts, breach of special purpose entity covenants, bankruptcy (voluntary and collusive involuntary) of the borrowers, breach of transfer and encumbrance covenants and certain environmental liabilities.

The CMBS Fixed Facility is secured by a first priority mortgage on 34 properties owned by PropCo I and a first priority assignment of PropCo I’s rights under the Master Lease as landlord.

Interest; Fees

The interest rate per annum applicable to the CMBS Fixed Facility is 6.383% calculated on an actual/360 basis.

Certain commitment fees were payable in respect of the loans under the CMBS Fixed Facility.

Covenants

The CMBS Fixed Facility contains a number of covenants, including, among other things, covenants that limit or restrict the ability of PropCo I to dispose of assets, incur additional indebtedness, incur guarantee obligations, cancel or forgive indebtedness or other obligations, make dividends and other restricted payments, create liens, make investments, engage in mergers, change the nature of its business, partition any property, comingle its assets, and sublease properties.

PropCo I is required to maintain property, casualty, business interruption, liability insurance, earthquake and other standard coverages with respect to the properties with customary and limited exclusions.

PropCo I is also required to carry terrorism insurance in an amount equal to the lesser of the release price of the property with the highest allocated loan amount and the amount which may be purchased for $200,000. Such insurance may not have a deductible greater than $500,000.

Release of Property

The release of a property is permitted in connection with the sale of the property to a third party for market value as long as certain conditions are satisfied, including partial defeasance of the CMBS Fixed Facility with respect to the property to be released. In addition, the release cannot result in a reduction in the debt service coverage ratio or an increase in the loan-to-value ratio of the properties. Substitution of property is also permitted, so long as certain conditions are satisfied and such substitution does not result in a reduction in the debt service coverage ratio or an increase in the loan-to-value ratio of the properties.

Events of Default

The CMBS Fixed Facility contains a number of events of default including non-payment of principal, interest or taxes, violation of covenants, material inaccuracy of representations or warranties, failure to maintain required insurance coverage, certain bankruptcy events, certain ERISA events, material invalidity of any loan document or security interest, material invalidity of non-consolidation opinion assumptions, certain material modification of the Master Lease or any ground lease, default under or termination of any ground lease, material default under the Master Lease, or release value of non-operating properties exceeds 15% of the CMBS Fixed Facility principal amount.

An event of default under the CMBS Fixed Facility or the Master Lease could result in loss of use of some or all of the properties that are subject thereto or cause PropCo I to establish reserves for payment of taxes, insurance and rent.

Other Debt

Other debt of $33 million outstanding at September 26, 2015 consists primarily of various state industrial revenue bonds. To obtain certain tax incentives related to the construction of a new distribution facility, in January 2015, USF and a wholly-owned subsidiary entered into an industrial revenue bond agreement with a state for the issuance of a maximum of $40 million in TRBs. The TRBs are self-funded as USF’s wholly owned subsidiary purchases the TRBs, and the state loans the proceeds back to USF. The TRBs, which mature January 1, 2030, can be prepaid without premium or penalty. Interest on the TRBs and the loan is 6.25%. At September 26, 2015, $22 million had been drawn on TRBs and recorded as a $22 million long-term asset and a corresponding long-term liability in our unaudited Consolidated Balance Sheet.

SHARES ELIGIBLE FOR FUTURE SALE

General

Prior to this offering, there has not been a public market for our common stock, and we cannot predict what effect, if any, market sales of shares of common stock or the availability of shares of common stock for sale will have on the market price of our common stock prevailing from time to time. Nevertheless, sales of substantial amounts of common stock, including shares issued upon the exercise of outstanding options, in the public market, or the perception that such sales could occur, could materially and adversely affect the market price of our common stock and could impair our future ability to raise capital through the sale of our equity or equity-related securities at a time and price that we deem appropriate. See “Risk Factors—Risks Related to this Offering and Ownership of Our Common Stock—Future sales, or the perception of future sales, by us or our existing stockholders in the public market following this offering could cause the market price for our common stock to decline.”

Upon the consummation of this offering, we will have          shares of common stock outstanding (or          shares, if the underwriters exercise in full their option to purchase additional shares). Of the outstanding shares, the             shares sold in this offering (or          shares, if the underwriters exercise in full their option to purchase additional shares) will be freely tradable without registration under the Securities Act and without restriction by persons other than our “affiliates” (as defined under Rule 144). The          shares of common stock held by CD&R, KKR and their respective affiliates and our directors, officers, employees and other stockholders after this offering, as of January 2, 2016, will be “restricted” securities under the meaning of Rule 144 and may not be sold in the absence of registration under the Securities Act, unless an exemption from registration is available, including the exemptions pursuant to Rule 144 and Rule 701 under the Securities Act. In addition,          shares of common stock will be outstanding as of the closing of this offering, subject to exercise or vesting of options, restricted stock units and restricted shares. Of these options, restricted stock units and restricted shares,             shares will have vested at or prior to the closing of this offering,          will vest over the next          years and          will vest subject to performance conditions.

The restricted shares held by our affiliates will be available for sale in the public market at various times after the date of this prospectus pursuant to Rule 144 following the expiration of the applicable lock-up period.

S-8

                and          shares of common stock will be eligible for sale upon exercise of options and the vesting of restricted stock units, respectively, granted under our 2007 Stock Incentive Plan and an additional          shares of common stock are reserved for future issuance under the 2007 Stock Incentive Plan. We intend to file one or more registration statements on Form S-8 under the Securities Act to register common stock issued or reserved for issuance under the 2007 Stock Incentive Plan. Any such Form S-8 registration statement will automatically become effective upon filing. Accordingly, shares registered under such registration statement will be available for sale in the open market, unless such shares are subject to Rule 144 limitations applicable to affiliates, vesting restrictions or the lock-up restrictions described below.

Rule 144

In general, under Rule 144, as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person (or persons whose shares are aggregated) who is not deemed to be or have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without registration, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of a prior owner other than an affiliate, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144.

In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates, who have met the six month holding period for beneficial ownership of “restricted shares” of our common stock, are entitled to sell within any three-month period, a number of shares that does not exceed the greater of:

•	1% of the number of shares of our common stock then outstanding, which will equal approximately shares immediately after this offering (or shares, if the underwriters exercise in full their option to purchase additional shares); or

•	the average reported weekly trading volume of our common stock on the NYSE during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us. The sale of these shares, or the perception that sales will be made, could adversely affect the price of our common stock after this offering because a great supply of shares would be, or would be perceived to be, available for sale in the public market.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, directors, officers, consultants or advisors who received shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering are entitled to sell such shares 90 days after the effective date of this offering in reliance on Rule 144, in the case of affiliates, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the public information, holding period, volume limitation or notice filing requirements of Rule 144.

Lock-Up Agreements

In connection with this offering, we, our officers, directors and holders of substantially all of our stock have agreed, subject to certain exceptions, that they will not offer, sell, contract to sell, or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge, or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, or disposition, or to enter into any such transaction, swap, hedge, or other arrangement, without, in each case, the prior written consent of                 , for a period of 180 days after the date of this prospectus.

         on behalf of the underwriters, in its sole discretion, may release our common stock and other securities subject to the lock-up agreements described above in whole or in part at any time with or without notice. See “Underwriting.”

Registration Rights

We are party to a Registration Rights Agreement that provides our Sponsors with up to 10 “demand” registrations in the aggregate, consisting of five registrations in the aggregate in the case of CD&R and five registrations in the aggregate in the case of KKR. The Registration Rights Agreement also provides customary “piggyback” registration rights to our Sponsors and certain other stockholders. The Registration Rights Agreement also provides that we will pay certain expenses relating to such registrations and indemnify the registration rights holders against certain liabilities that may arise under the Securities Act.

We are also a party to management stockholder’s agreements with our executive officers and certain of our employees that provides them with limited “piggyback” registration rights. Our executive officers and employees who are party to a management stockholder’s agreement have agreed to be bound by all of the terms, conditions and obligations of the “piggyback” registration rights contained in the Registration Rights Agreement with the Sponsors. If the Sponsors are selling shares of our common stock, such executive officers and employees will have the same “piggyback” registration rights granted to the Sponsors, subject to customary underwriter restrictions and our Board of Directors’ right to waive transfer restrictions on the shares that would be eligible to be registered in lieu of such “piggyback” registration rights.

Following completion of this offering, the shares covered by such registration rights would represent approximately     % of our outstanding common stock (or     %, if the underwriters exercise in full their option to purchase additional shares). These shares also may be sold under Rule 144 under the Securities Act, depending on their holding period and subject to restrictions in the case of shares held by persons deemed to be our affiliates.

For a description of rights some holders of common stock have to require us to register the shares of common stock they own, see “Certain Relationships and Related Party Transactions—Registration Rights Agreement.”

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR COMMON STOCK

The following is a summary of the material U.S. federal income and estate tax consequences to a non-U.S. holder (as defined below) of the purchase, ownership and disposition of our common stock issued pursuant to this offering as of the date hereof. Except where noted, this summary deals only with common stock that is held as a capital asset.

A “non-U.S. holder” means a person (other than a partnership) that is not for U.S. federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and U.S. Treasury regulations, administrative rulings and judicial decisions as of the date hereof, all of which are subject to change and to differing interpretations, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion. This summary does not address all aspects of U.S. federal income and estate taxes that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the U.S. federal income tax consequences applicable to you if you are subject to special treatment under the U.S. federal income tax laws (including if you are a U.S. expatriate, “controlled foreign corporation,” “passive foreign investment company,” a person who holds or receives our common stock pursuant to the exercise of an employee stock option or otherwise as compensation or a partnership or other pass-through entity for U.S. federal income tax purposes).

If a partnership holds our common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your tax advisors.

This summary is limited to U.S. federal income and estate tax aspects and does not address the tax consequences under non-U.S., state or local tax laws or any other non-income tax laws (such as gift tax laws). It also does not consider the impact of the alternative minimum tax or the Medicare contribution tax on net investment income.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, IF YOU ARE CONSIDERING THE PURCHASE OF OUR COMMON STOCK, YOU SHOULD CONSULT YOUR OWN TAX ADVISORS CONCERNING THE PARTICULAR U.S. FEDERAL INCOME AND ESTATE TAX CONSEQUENCES TO YOU OF THE PURCHASE, OWNERSHIP OR DISPOSITION OF OUR COMMON STOCK, AS WELL AS ANY OTHER APPLICABLE FEDERAL, STATE, LOCAL, NON-U.S. AND NON-INCOME TAX CONSEQUENCES.

Dividends

Distributions on our common stock will generally constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current or accumulated earnings and profits will generally constitute a return of capital and will first be applied against and reduce a holder’s adjusted tax basis in the common stock, but not below zero. Distributions not treated as dividends and in excess of a holder’s adjusted basis will generally be treated as capital gain subject to the rules discussed under “—Gain on Disposition of Common Stock.”

Dividends paid to a non-U.S. holder of our common stock will generally be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the non-U.S. holder) are not subject to withholding, provided certain certification and disclosure requirements are satisfied. Instead, such dividends are generally subject to U.S. federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person as defined under the Code. Any such effectively connected dividends received by a foreign corporation may be subject to an additional “branch profits tax” at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

A non-U.S. holder of our common stock who wishes to claim the benefit of an applicable income tax treaty and avoid backup withholding, as discussed below, for dividends will be required (a) to complete the applicable Internal Revenue Service (“IRS”) Form W-8BEN or form W-8BEN-E (as applicable) and certify under penalty of perjury that such holder is not a United States person as defined under the Code and is eligible for treaty benefits or (b) if our common stock is held through certain foreign intermediaries, to satisfy the relevant certification requirements of applicable U.S. Treasury regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities rather than corporations or individuals.

A non-U.S. holder of our common stock eligible for a reduced rate of U.S. withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

Any gain realized on the sale, exchange, or other taxable disposition of our common stock generally will not be subject to U.S. federal income tax unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the non-U.S. holder’s holding period for our common stock.

A non-U.S. holder described in the first bullet point immediately above will generally be subject to tax on the net gain derived from the sale or other disposition under regular graduated U.S. federal income tax rates applicable to such holder as if it were a United States person as defined under the Code. In addition, if a non-U.S. holder described in the first bullet point immediately above is a corporation for U.S. federal income tax purposes, it may be subject to the branch profits tax equal to 30% of its effectively connected earnings and profits (subject to adjustments) or at such lower rate as may be specified by an applicable income tax treaty.

An individual non-U.S. holder described in the second bullet point immediately above will generally be subject to a flat 30% (or such lower rate as may be specified by an applicable income tax treaty) tax on the gain derived from the sale or other disposition, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States, provided such non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

We believe we are not and do not anticipate becoming a “United States real property holding corporation” for U.S. federal income tax purposes. In the event we do become a “United States real property holding corporation,” as long as our common stock is regularly traded on an established securities market, our common stock will be treated as “United States real property interests,” subjecting gain to U.S. federal income tax, only with respect to a non-U.S. holder that actually or constructively holds more than 5% of our common stock at some time during the applicable period.

Federal Estate Tax

Common stock held by an individual non-U.S. holder at the time of death will be included in such holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

Information reporting generally will apply to the amount of dividends paid to each non-U.S. holder and any tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding for dividends paid to such holder unless such holder certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that such holder is a United States person as defined under the Code), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale or other disposition of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury that it is a non-U.S. holder (and the payor does not have actual knowledge or reason to know that the beneficial owner is a United States person as defined under the Code), or such owner otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Additional Withholding Requirements

Under Sections 1471 through 1474 of the Code (such Sections commonly referred to as “FATCA”), a 30% U.S. federal withholding tax may apply to any dividends paid on our common stock, and, for a disposition of our common stock occurring after December 31, 2018, the gross proceeds from such disposition, in each case paid to (i) a “foreign financial institution” (as specifically defined in the Code) that does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA or (y) its compliance (or deemed compliance) with FATCA (which may alternatively be in the form of compliance with an intergovernmental agreement with the United States) in a manner that avoids withholding, or (ii) a “non-financial foreign entity” (as specifically defined in the Code) that does not provide sufficient documentation, typically on IRS Form W-8BEN-E, evidencing either (x) an exemption from FATCA or (y) adequate information regarding certain substantial U.S. beneficial owners of such entity (if any). If a dividend payment is both subject to withholding under FATCA and subject to the withholding tax discussed above under “—Dividends,” the withholding under FATCA may be credited against, and therefore reduce, such other withholding tax. You should consult your own tax advisor regarding these requirements and whether they may be relevant to your ownership and disposition of our common stock.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table.                              are the representatives of the underwriters.

Underwriters	Number of Shares

Total

The underwriters are committed to take and pay for all of the shares being offered, if any are taken, other than the shares covered by the option described below unless and until this option is exercised.

The underwriters have an option to buy up to an additional             shares from us to cover sales by the underwriters of a greater number of shares than the total number set forth in the table above. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

The following tables show the per share and total underwriting discounts and commissions to be paid to the underwriters by us. Such amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase             additional shares.

Paid by the Company

	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount of up to $          per share from the initial public offering price. After the initial offering of the shares, the representatives may change the offering price and the other selling terms. The offering of the shares by the underwriters is subject to receipt and acceptance of and subject to the underwriters’ right to reject any order in whole or in part.

We and our officers, directors, and holders of substantially all of our common stock have agreed with the underwriters, subject to certain exceptions, not to dispose of or hedge any of our or their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See “Shares Eligible for Future Sale” for a discussion of certain transfer restrictions.

Prior to the offering, there has been no public market for the shares. The initial public offering price has been negotiated between us and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.

An application has been made to list the common stock on The New York Stock Exchange under the symbol “USFD.” In order to meet one of the requirements for listing the common stock on the NYSE, the underwriters have undertaken to sell lots of 100 or more shares to a minimum of 400 beneficial holders.

In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering, and a short position represents the amount of such sales that have not been covered by subsequent purchases. A “covered short position” is a short position that is not greater than the amount of additional shares for which the underwriters’ option described above may be exercised. The underwriters may cover any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to cover the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase additional shares pursuant to the option described above. “Naked” short sales are any short sales that create a short position greater than the amount of additional shares for which the option described above may be exercised. The underwriters must cover any such naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the underwriters in the open market prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

Purchases to cover a short position and stabilizing transactions, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of our common stock, and together with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. The underwriters are not required to engage in these activities and may end any of these activities at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), an offer of shares to the public may not be made in that Relevant Member State, except that an offer of shares to the public may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)	to fewer than 100 or, if the Relevant Member State has implemented the relevant provisions of the 2010 Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall result in a requirement for the publication of a prospectus pursuant to Article 3 of the Prospectus Directive or any measure implementing the Prospectus Directive in a Relevant Member State and each person who initially acquires any shares or to whom an offer is made will be deemed to have represented, warranted and agreed to and with the underwriters that it is a qualified investor within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of shares to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the shares to be offered so as to enable an investor to decide to purchase or subscribe the shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State, the expression Prospectus Directive means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State.

In the case of any shares being offered to a financial intermediary as that term is used in Article 3(2) of the Prospectus Directive, such financial intermediary will also be deemed to have represented, acknowledged and agreed that the shares acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of shares to the public other than their offer or resale in a Relevant Member State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters has been obtained to each such proposed offer or resale.

United Kingdom

In the United Kingdom, this prospectus is only addressed to and directed as qualified investors who are (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the Order); or (ii) high net worth entities and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). Any investment or investment activity to which this prospectus relates is available only to relevant persons and will only be engaged with relevant persons. Any person who is not a relevant person should not act or rely on this prospectus or any of its contents.

Hong Kong

The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32 of the Laws of Hong Kong) (“Companies (Winding Up and Miscellaneous Provisions) Ordinance”) or which do not constitute an invitation to the public within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (“Securities and Futures Ordinance”), (ii) to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance, and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” in Hong Kong as defined in the Securities and Futures Ordinance and any rules made thereunder.

Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor (as defined under Section 4A of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”)) under Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to conditions set forth in the SFA.

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor, the securities (as defined in Section 239(1) of the SFA) of that corporation shall not be transferable for 6 months after that corporation has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer in that corporation’s securities pursuant to Section 275(1A) of the SFA, (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore (“Regulation 32”).

Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is a trust (where the trustee is not an accredited investor (as defined in Section 4A of the SFA)) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that trust has acquired the shares under Section 275 of the SFA except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), (2) where such transfer arises from an offer that is made on terms that such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction (whether such amount is to be paid for in cash or by exchange of securities or other assets), (3) where no consideration is or will be given for the transfer, (4) where the transfer is by operation of law, (5) as specified in Section 276(7) of the SFA, or (6) as specified in Regulation 32.

Japan

The securities have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended), or the FIEA. The securities may not be offered or sold, directly or indirectly, in Japan or to or for the benefit of any resident of Japan (including any person resident in Japan or any corporation or other entity organized under the laws of Japan) or to others for reoffering or resale, directly or indirectly, in Japan or to or for the benefit of any resident of Japan, except pursuant to an exemption from the registration requirements of the FIEA and otherwise in compliance with any relevant laws and regulations of Japan.

Canada

The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $         .

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act. We have also agreed to reimburse the underwriters for certain expenses in connection with this offering in the amount of up to $        .

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Certain of the underwriters and their respective affiliates have provided, and may in the future provide, a variety of these services to us and to persons and entities with relationships with us, for which they received or will receive customary fees and expenses.

In the ordinary course of their various business activities, the underwriters and their respective affiliates, officers, directors and employees may purchase, sell or hold a broad array of investments and actively trade securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for their own account and for the accounts of their customers, and such investment and trading activities may involve or relate to our assets, securities and/or instruments (directly, as collateral securing other obligations or otherwise) and/or persons and entities with relationships with us. The underwriters and their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such assets, securities or instruments and may at any time hold, or recommend to clients that they should acquire, long and/or short positions in such assets, securities and instruments.

LEGAL MATTERS

The validity of the shares of common stock offered by this prospectus will be passed upon for us by Jenner & Block LLP, New York, New York. Certain legal matters in connection with the offering will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP, New York, New York. Certain partners of Simpson Thacher & Bartlett LLP, members of their respective families, related persons, and others have an indirect interest, through limited partnerships that are investors in funds affiliated with KKR, in less than 1% of our common stock. Certain legal matters in connection with the offering will be passed upon for the Sponsors by Debevoise & Plimpton LLP, New York, New York.

EXPERTS

The consolidated financial statements as of December 27, 2014 and December 28, 2013, and for each of the three years in the period ended December 27, 2014, included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein. Such consolidated financial statements have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the common stock offered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information set forth in the registration statement and its exhibits and schedules, portions of which have been omitted as permitted by the rules and regulations of the SEC. For further information about us and our common stock, you should refer to the registration statement and its exhibits and schedules.

We will file annual, quarterly, and special reports and other information with the SEC. Our filings with the SEC will be available to the public on the SEC’s website at www.sec.gov. Those filings will also be available to the public on, or accessible through, our website at www.usfoods.com. The information we file with the SEC or contained on or accessible through our corporate website or any other website that we may maintain is not part of this prospectus or the registration statement of which this prospectus is a part. You may also read and copy, at SEC prescribed rates, any document we file with the SEC, including the registration statement (and its exhibits) of which this prospectus is a part, at the SEC’s Public Reference Room located at 100 F Street, N.E., Washington D.C. 20549. You can call the SEC at 1-800-SEC-0330 to obtain information on the operation of the Public Reference Room.

We intend to make available to our common stockholders annual reports containing consolidated financial statements audited by an independent registered public accounting firm.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

US Foods Holding Corp.

Rosemont, Illinois

We have audited the accompanying consolidated balance sheets of US Foods Holding Corp. (formerly USF Holding Corp.) and subsidiaries (the “Company”) as of December 27, 2014 and December 28, 2013, and the related consolidated statements of comprehensive income (loss), shareholders’ equity, and cash flows for each of the three fiscal years in the period ended December 27, 2014. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of US Foods Holding Corp. and subsidiaries as of December 27, 2014 and December 28, 2013 and the results of their operations and their cash flows for each of the three fiscal years in the period ended December 27, 2014, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

March 20, 2015, except for Note 18 as to which the date is February 8, 2016

US FOODS HOLDING CORP.

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 27, 2014 AND DECEMBER 28, 2013

(in thousands)

	December 27, 2014	December 28, 2013
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$343,659	$179,744
Accounts receivable, less allowances of $24,989 and $25,151	1,252,738	1,225,719
Vendor receivables, less allowances of $2,802 and $2,661	97,668	97,361
Inventories—net	1,050,898	1,161,558
Prepaid expenses	67,791	75,604
Deferred taxes	—	13,557
Assets held for sale	5,360	14,554
Other current assets	11,799	6,644

Total current assets	2,829,913	2,774,741
PROPERTY AND EQUIPMENT—Net	1,726,583	1,748,495
GOODWILL	3,835,477	3,835,477
OTHER INTANGIBLES—Net	602,827	753,840
DEFERRED FINANCING COSTS	26,144	39,282
OTHER ASSETS	36,170	33,742

TOTAL ASSETS	$9,057,114	$9,185,577

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Bank checks outstanding	$178,912	$185,369
Accounts payable	1,159,160	1,181,452
Accrued expenses and other current liabilities	435,638	423,635
Current portion of long-term debt	51,877	35,225

Total current liabilities	1,825,587	1,825,681
LONG-TERM DEBT	4,696,273	4,735,248
DEFERRED TAX LIABILITIES	420,319	408,153
OTHER LONG-TERM LIABILITIES	450,219	334,808

Total liabilities	7,392,398	7,303,890

COMMITMENTS AND CONTINGENCIES (See Note 21)
TEMPORARY EQUITY (See Note 15)	42,684	37,923
SHAREHOLDERS’ EQUITY:
Common stock, $.01 par value—600,000 shares authorized	4,500	4,500
Additional paid-in capital	2,289,345	2,282,801
Accumulated deficit	(513,772)	(440,858)
Accumulated other comprehensive loss	(158,041)	(2,679)

Total shareholders’ equity	1,622,032	1,843,764

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$9,057,114	$9,185,577

See Notes to consolidated financial statements.

US FOODS HOLDING CORP.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

FOR THE FISCAL YEARS ENDED DECEMBER 27, 2014, DECEMBER 28, 2013 AND DECEMBER 29, 2012

(in thousands, except per share data)

	2014		2013	2012
NET SALES		$23,019,801	$22,297,178	$21,664,921
COST OF GOODS SOLD		19,222,092	18,474,039	17,971,949

Gross profit		3,797,709	3,823,139	3,692,972
OPERATING EXPENSES:
Distribution, selling and administrative costs		3,545,453	3,494,254	3,349,539
Restructuring and tangible asset impairment charges		—	8,386	8,923

Total operating expenses		3,545,453	3,502,640	3,358,462

OPERATING INCOME		252,256	320,499	334,510
INTEREST EXPENSE—Net		289,202	306,087	311,812
LOSS ON EXTINGUISHMENT OF DEBT		—	41,796	31,423

Loss before income taxes		(36,946)	(27,384)	(8,725)
INCOME TAX PROVISION		35,968	29,822	42,448

NET LOSS		(72,914)	(57,206)	(51,173)
OTHER COMPREHENSIVE INCOME (LOSS):
Changes in retirement benefit obligations, net of income tax		(155,362)	122,963	(14,160)
Changes in interest rate swap derivative, net of income tax		—	542	17,570

COMPREHENSIVE INCOME (LOSS)		$(228,276)	$66,299	$(47,763)

NET LOSS PER SHARE
Basic		$(0.16)	$(0.12)	$(0.11)

Diluted		$(0.16)	$(0.12)	$(0.11)

Unaudited pro forma basic and diluted net loss per common share (Note 1)	$

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic		457,562,656	458,013,553	457,908,809
Diluted		457,562,656	458,013,553	457,908,809
Unaudited pro forma weighted average number of common shares outstanding—basic (Note 1)
Unaudited pro forma weighted average number of common shares outstanding—diluted (Note 1)

US FOODS HOLDING CORP.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY

FOR THE FISCAL YEARS ENDED DECEMBER 27, 2014, DECEMBER 28, 2013 AND DECEMBER 29, 2012

(in thousands)

	Number of Common Shares	Common Shares at Par Value	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)
					Retirement Benefit Obligation	Interest Rate Swap Derivative	Total	Total Shareholders’ Equity
BALANCE—December 31, 2011	450,000	$4,500	$2,280,798	$(332,479)	$(111,482)	$(18,112)	$(129,594)	$1,823,225
Remeasurement charge for temporary equity redemption value	—	—	(1,438)	—	—	—	—	(1,438)
Share-based compensation expense	—	—	2,342	—	—	—	—	2,342
Changes in retirement benefit obligations, net of income tax	—	—	—	—	(14,160)	—	(14,160)	(14,160)
Changes in interest rate swap derivative, net of income tax	—	—	—	—	—	17,570	17,570	17,570
Net loss	—	—	—	(51,173)	—	—	—	(51,173)

BALANCE—December 29, 2012	450,000	4,500	2,281,702	(383,652)	(125,642)	(542)	(126,184)	1,776,366
Remeasurement charge for temporary equity redemption value	—	—	(3,481)	—	—	—	—	(3,481)
Share-based compensation expense	—	—	4,580	—	—	—	—	4,580
Changes in retirement benefit obligations, net of income tax	—	—	—	—	122,963	—	122,963	122,963
Changes in interest rate swap derivative, net of income tax	—	—	—	—	—	542	542	542
Net loss	—	—	—	(57,206)	—	—	—	(57,206)

BALANCE—December 28, 2013	450,000	4,500	2,282,801	(440,858)	$(2,679)	—	(2,679)	1,843,764
Remeasurement charge for temporary equity redemption value	—	—	(23)	—	—	—	—	(23)
Share-based compensation expense	—	—	6,567	—	—	—	—	6,567
Changes in retirement benefit obligations, net of income tax	—	—	—	—	(155,362)	—	(155,362)	(155,362)
Net loss	—	—	—	(72,914)	—	—	—	(72,914)

BALANCE—December 27, 2014	450,000	$4,500	$2,289,345	$(513,772)	$(158,041)	$—	$(158,041)	$1,622,032

See Notes to consolidated financial statements.

US FOODS HOLDING CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE FISCAL YEARS ENDED DECEMBER 27, 2014, DECEMBER 28, 2013 AND DECEMBER 29, 2012

(in thousands)

	2014	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(72,914)	$(57,206)	$(51,173)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	411,549	388,188	355,892
Gain on disposal of property and equipment, net	(7,688)	(1,909)	(1,493)
Loss on extinguishment of debt	—	41,796	31,423
Tangible asset impairment charges	1,580	1,860	7,530
Amortization of deferred financing costs	18,014	18,071	18,052
Amortization of Senior Notes original issue premium	(3,330)	(3,330)	—
Deferred tax provision	35,803	29,603	42,142
Share-based compensation expense	11,736	8,406	4,312
Provision for doubtful accounts	18,559	19,481	10,701
Changes in operating assets and liabilities, net of acquisitions of businesses:
Increase in receivables	(47,347)	(26,581)	(56,639)
(Increase) decrease in inventories	105,256	(65,427)	(214,998)
(Increase) decrease in prepaid expenses and other assets	1,016	(16,486)	(758)
Increase (decrease) in accounts payable and bank checks outstanding	(35,649)	(32,411)	198,227
Increase (decrease) in accrued expenses and other liabilities	(34,395)	18,197	(27,299)

Net cash provided by operating activities	402,190	322,252	315,919

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of businesses, net	—	(11,369)	(106,041)
Proceeds from sales of property and equipment	25,054	14,608	19,685
Purchases of property and equipment	(147,094)	(191,131)	(293,456)
Insurance recoveries related to property and equipment	4,000	—	—

Net cash used in investing activities	(118,040)	(187,892)	(379,812)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from debt refinancing	—	854,485	1,269,625
Proceeds from other borrowings	898,450	1,644,000	2,031,000
Payment for debt financing costs and fees	(421)	(29,376)	(35,088)
Principal payments on debt and capital leases	(1,016,033)	(2,278,311)	(2,983,567)
Repurchase of senior subordinated notes	—	(375,144)	(175,338)
Contingent consideration paid for acquisitions of businesses	(1,800)	(6,159)	—
Proceeds from common stock sales	197	1,850	761
Common stock repurchased	(628)	(8,418)	(3,734)

Net cash provided by (used in) financing activities	(120,235)	(197,073)	103,659

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	163,915	(62,713)	39,766
CASH AND CASH EQUIVALENTS—Beginning of year	179,744	242,457	202,691

CASH AND CASH EQUIVALENTS—End of year	$343,659	$179,744	$242,457

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Interest (net of amounts capitalized)	$278,474	$298,915	$286,420
Income taxes paid (refunded)—net	(30)	209	369
Property and equipment purchases included in accounts payable	26,620	19,719	25,137
Capital lease additions	96,756	100,804	21,810
Contingent consideration payable for acquisitions of businesses	—	1,800	5,500
Payable for repurchase of common stock	—	1,006	—

See Notes to consolidated financial statements.

US FOODS HOLDING CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	OVERVIEW AND BASIS OF PRESENTATION

US Foods Holding Corp., a Delaware corporation, and its consolidated subsidiaries is referred to here as “we,” “our,” “us,” “the Company,” or “US Foods.” US Foods conducts all of its operations through its wholly owned subsidiary US Foods, Inc. (“USF”). All of the indebtedness, as further described in Note 11—Debt—is an obligation of USF, and its subsidiaries. USF’s Senior Notes due 2019, as described below in —Public Filer Status, are traded over the counter and are not listed on any exchange.

Ownership—On July 3, 2007 (the “Closing Date”), US Foods, through a wholly owned subsidiary, and through a series of transactions, acquired all of our predecessor company’s common stock and certain related assets from Koninklijke Ahold N.V. (“Ahold”) for approximately $7.2 billion. US Foods is a corporation formed and controlled by investment funds associated with or designated by Clayton, Dubilier & Rice, LLC and Kohlberg Kravis Roberts & Co., L.P. (collectively the “Sponsors”).

Proposed Acquisition by Sysco—On December 8, 2013, US Foods entered into an Agreement and Plan of Merger (the “Acquisition Agreement”) with Sysco Corporation, a Delaware corporation (“Sysco”); Scorpion Corporation I, Inc., a Delaware corporation and a wholly owned subsidiary of Sysco (“Merger Sub One”); and Scorpion Company II, LLC, a Delaware limited liability company and a wholly owned subsidiary of Sysco, through which Sysco will acquire US Foods Holding Corp. (the “Acquisition”) on the terms and subject to the conditions set forth in the Acquisition Agreement. The aggregate purchase price will consist of $500 million in cash and approximately $3 billion in Sysco’s common stock, subject to possible downward adjustment pursuant to the Acquisition Agreement. The closing is subject to customary conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”). On February 18, 2014, USF and Sysco received a request for additional information and documentary materials from the U.S. Federal Trade Commission (the “FTC”) in connection with the Acquisition and the companies continue to work closely and cooperatively with the FTC as it conducts its review of the proposed merger. If the Acquisition Agreement is terminated because the required antitrust approvals cannot be obtained, or if the Acquisition does not close by a date as specified in the Acquisition Agreement, in certain circumstances Sysco will be required to pay US Foods a termination fee of $300 million.

On February 2, 2015, US Foods, USF and certain of its subsidiaries and Sysco entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Performance Food Group, Inc. (“PFG”), through which PFG agreed to purchase, subject to the terms and conditions of the Purchase Agreement, eleven USF distribution centers located in the Cleveland, Ohio; Corona, California; Denver, Colorado; Kansas City, Kansas; Las Vegas, Nevada; Minneapolis, Minnesota; Phoenix, Arizona (including the Phoenix Stock Yards business); Salt Lake City, Utah; San Diego, California (including the San Diego Stock Yards business); San Francisco, California and Seattle, Washington markets, and related assets and liabilities, in connection with (and subject to) the closing of the Acquisition. The Asset Purchase Agreement contains certain termination rights, including the right for PFG to terminate if the transaction has not closed by the earlier of September 9, 2015 and the Merger Termination Date (subject to PFG’s right to extend under certain circumstances), and automatically terminates in the event the Acquisition Agreement terminates. The Asset Purchase Agreement provides that, upon termination under certain circumstances, PFG will be entitled to receive an aggregate termination fee of $25 million if termination occurs after May 2, 2015 and on or prior to July 6, 2015 and $50 million after July 6, 2015, with each of Sysco and USF responsible for one half of such aggregate termination fee.

On February 19, 2015, the FTC voted by a margin of 3-2 to seek to block the Acquisition by filing a federal district court action in the District of Columbia for a preliminary injunction to prevent the parties from closing the Acquisition until after a full trial is conducted by a FTC Administrative Law Judge in a separate administrative action that was filed concurrently by the FTC. Sysco issued a press release, announcing that it will contest the FTC’s attempt to block the proposed Acquisition. The preliminary injunctive hearing in federal court is scheduled to commence on May 5, 2015 and conclude no later than May 13, 2015. The FTC administrative trial is scheduled to commence on July 21, 2015.

On March 6, 2015, Sysco notified US Foods of its decision to extend the termination date of the Acquisition Agreement for sixty days, from the then current termination date of March 8, 2015, to May 7, 2015. Provided all of the conditions to closing, other than termination of the waiting period of the HSR Act, have been satisfied, either party may extend the termination date in 60 day intervals from May 7, 2015 to September 8, 2015.

Business Description—The Company through its subsidiary, USF, markets and distributes fresh, frozen and dry food and non-food products to foodservice customers throughout the United States. These include independently owned single and multi-location restaurants, regional concepts, national chains, hospitals, nursing homes, hotels and motels, country clubs, fitness centers, government and military organizations, colleges and universities, and retail locations.

Basis of Presentation—The Company operates on a 52-53 week fiscal year, with all periods ending on a Saturday. When a 53-week fiscal year occurs, we report the additional week in the fourth quarter. The fiscal years ended December 27, 2014, December 28, 2013 and December 29, 2012, are also referred to herein as fiscal years 2014, 2013 and 2012, respectively. The consolidated financial statements representing the 52-week fiscal year 2014 are for the period of December 29, 2013 through December 27, 2014. The consolidated financial statements representing the 52-week fiscal year 2013 are for the period of December 30, 2012 through December 28, 2013. The consolidated financial statements representing the 52-week fiscal year 2012 are for the period of January 1, 2012 through December 29, 2012.

Public Filer Status—During the fiscal second quarter 2013, our wholly owned subsidiary, USF completed the registration of $1,350 million aggregate principal amount of outstanding 8.5% Senior Notes due 2019 (“Senior Notes”) and became subject to rules and regulations of the Securities and Exchange Commission, including periodic and current reporting requirements under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated there under. The Company did not receive any proceeds from the registration of the Senior Notes. US Foods is not a public filer and its common stock is not publicly traded.

Supplemental Pro Forma Information (Unaudited)—Staff Accounting Bulletin 1.B.3 requires that certain distributions to owners prior to or concurrent with an initial public offering be considered as distributions in contemplation of that offering. Prior to the completion of the Company’s proposed initial public offering, the Company distributed a $666.3 million one-time special cash distribution (the “Cash Distribution”) to existing shareholders of record as of January 4, 2016.

Unaudited basic and diluted pro forma Net income per common share assumed additional             common shares were outstanding for the fiscal year ended December 27, 2014 which represents the number of common shares that the Company would have been required to issue to fund the Cash Distribution of $666.3 million. The number of common shares that the Company would have been required to issue to fund the Cash Distribution was calculated by dividing the total $666.3 million distribution in excess of current year’s earnings by the assumed issuance price of $          , representing the midpoint of the range included in the Registration Statement.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation—Consolidated financial statements include the accounts of US Foods and its 100% owned subsidiary, USF, and its subsidiaries. All intercompany transactions have been eliminated in consolidation.

Use of Estimates—Consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). This requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates. The most critical estimates used in the preparation of the Company’s consolidated financial statements pertain to the valuation of goodwill and other intangible assets, property and equipment, accounts receivable-related allowance, vendor consideration, self-insurance programs, and income taxes.

Cash and Cash Equivalents—The Company considers all highly liquid investments purchased with a maturity of three or fewer months to be cash equivalents.

Accounts Receivable—Accounts receivable primarily represent amounts due from customers in the ordinary course of business and are recorded at the invoiced amount and do not bear interest. Receivables are presented net of the allowance for doubtful accounts in the accompanying Consolidated Balance Sheets. The Company evaluates the collectability of its accounts receivable and determines the appropriate reserve for doubtful accounts based on a combination of factors. When we are aware of a customer’s inability to meet its financial obligation, a specific allowance for doubtful accounts is recorded, reducing the receivable to the net amount we reasonably expect to collect. In addition, allowances are recorded for all other receivables based on analyzing historic collection trends, write-offs and the aging of receivables. The Company uses specific criteria to determine uncollectible receivables to be written off, including bankruptcy, accounts referred to outside parties for collection, and accounts past due over specified periods. If the financial condition of the Company’s customers were to deteriorate, additional allowances may be required.

Vendor Consideration and Receivables—The Company participates in various rebate and promotional incentives with its suppliers, primarily through purchase-based programs. Consideration earned under these incentives is recorded as a reduction of inventory cost, as the Company’s obligations under the programs are fulfilled primarily when products are purchased. Consideration is typically received in the form of invoice deductions, or less often in the form of cash payments. Changes in the estimated amount of incentives earned are treated as changes in estimates and are recognized in the period of change.

Vendor consideration is typically deducted from invoices or collected in cash within 30 days of being earned, if not sooner. Vendor receivables primarily represent the uncollected balance of the vendor consideration. Due to the process of primarily collecting the consideration by deducting it from the amounts due to the vendor, the Company does not experience significant collectability issues. The Company evaluates the collectability of its vendor receivables based on specific vendor information and vendor collection history.

Inventories—The Company’s inventories—consisting mainly of food and other foodservice-related products—are considered finished goods. Inventory costs include the purchase price of the product and freight charges to deliver it to the Company’s warehouses, and are net of certain cash or non-cash consideration received from vendors (see “Vendor Consideration and Receivables”). The Company assesses the need for valuation allowances for slow-moving, excess and obsolete inventories by estimating the net recoverable value of such goods based upon inventory category, inventory age, specifically identified items and overall economic conditions.

The Company records inventories at the lower of cost or market using the last-in, first-out (“LIFO”) method. The base year values of beginning and ending inventories are determined using the inventory price index computation method. This “links” current costs to original costs in the base year when the Company adopted LIFO. During 2014, inventory quantities were reduced resulting in the liquidation of certain quantities carried at lower costs in prior years. As a result of this LIFO liquidation, cost of sales decreased $7 million in 2014. There were no LIFO inventory liquidations in 2013 and 2012.

At December 27, 2014 and December 28, 2013, the LIFO balance sheet reserves were $208 million and $148 million, respectively. As a result of net changes in LIFO reserves, cost of goods sold increased $60 million, $12 million and $13 million for fiscal years 2014, 2013 and 2012, respectively. For 2014, the $60 million increase in cost of goods sold due to the 2014 change in LIFO reserves is net of the $7 million decrease in cost of goods sold resulting from the LIFO liquidation.

Property and Equipment—Property and equipment are stated at cost. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to 40 years. Property and equipment under capital leases and leasehold improvements are amortized on a straight-line basis over the shorter of the remaining terms of the leases or the estimated useful lives of the assets.

Routine maintenance and repairs are charged to expense as incurred. Applicable interest charges incurred during the construction of new facilities or development of software for internal use are capitalized as one of the elements of cost and are amortized over the useful life of the respective assets.

Property and equipment held and used by the Company are tested for recoverability whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. For purposes of evaluating the recoverability of property and equipment, the Company compares the carrying value of the asset or asset group to the estimated, undiscounted future cash flows expected to be generated by the long-lived asset or asset group. If the future cash flows included in a long-lived asset recoverability test do not exceed the carrying value, the carrying value is compared to the fair value of such asset. If the carrying value exceeds the fair value, an impairment charge is recorded for the excess.

The Company also assesses the recoverability of its closed facilities actively marketed for sale. If a facility’s carrying value exceeds its fair value, less an estimated cost to sell, an impairment charge is recorded for the excess. Assets held for sale are not depreciated.

Impairments are recorded as a component of Restructuring and tangible asset impairment charges in the Consolidated Statements of Comprehensive Income (Loss), as well as in a reduction of the assets’ carrying value in the Consolidated Balance Sheets. See Note 13—Restructuring and Tangible Asset Impairment Charges for a discussion of our long-lived asset impairment charges.

Goodwill and Other Intangible Assets—Goodwill and Other intangible assets include the cost of the acquired business in excess of the fair value of the net tangible assets recorded in connection with acquisitions. Other intangible assets include customer relationships, the brand names comprising our portfolio of exclusive brands, and trademarks. As required, we assess Goodwill and Other intangible assets with indefinite lives for impairment annually, or more frequently if events occur that indicate an asset may be impaired. For goodwill and indefinite-lived intangible assets, our policy is to assess for impairment at the beginning of each fiscal third quarter. For other intangible assets with finite lives, we assess for impairment only if events occur that indicate that the carrying amount of an asset may not be recoverable. All goodwill is assigned to the consolidated Company as the reporting unit.

Self-Insurance Programs—The Company accrues estimated liability amounts for claims covering general liability, fleet liability, workers’ compensation, and group medical insurance programs. The amounts in excess of certain levels are fully insured. The Company accrues its estimated liability for the self-insured medical insurance program, including an estimate for incurred but not reported claims, based on known claims and past claims history. The Company accrues an estimated liability for the general liability, fleet liability and workers’ compensation programs. This is based on an assessment of exposure related to known claims and incurred but not reported claims, as applicable. The inherent uncertainty of future loss projections could cause actual claims to differ from our estimates. These accruals are included in Accrued expenses and Other long-term liabilities in the Consolidated Balance Sheets.

Share-Based Compensation—Certain employees participate in the 2007 Stock Incentive Plan for Key Employees of USF Holding Corp. and its Affiliates, as amended (“Stock Incentive Plan”), which allows purchases of shares of US Foods common stock, grants of restricted stock and restricted stock units of US Foods, and grants of options exercisable in US Foods common stock. The Company measures compensation expense for stock-based option awards at fair value at the date of grant, and it recognizes compensation expense over the service period for stock-based awards expected to vest. US Foods contributes shares to its subsidiary, USF, for employee purchases and upon exercise of options or grants of restricted stock and restricted stock units.

Common Stock—Common stock is held primarily by our Sponsors and also members of management and key employees. Total common shares issued and outstanding were 457,436,285 and 457,023,499 at December 27, 2014 and December 28, 2013 respectively.

Temporary Equity—Temporary equity is a security with redemption features that are outside the control of the issuer, is not classified as an asset or liability in conformity with GAAP, and is not mandatorily redeemable. In contrast to common stock owned by the Sponsors, common stock owned by management and certain employees give the holder, via the management stockholder’s agreement, the right to require the Company to repurchase all of his or her restricted common stock in the event of a termination of employment due to death or disability. Since this redemption feature, or put option, is outside of the control of the Company, the value of the shares is shown outside of permanent equity as temporary equity. In addition to the value of the common stock held, stock-based awards with similar underlying common stock are also recorded in temporary equity. Temporary equity includes values for common stock issuances to management and certain employees, vested restricted shares, vested restricted stock units (“RSUs”) and vested stock option awards. Until the redemption feature becomes probable, the amount shown in temporary equity is the intrinsic value of the applicable common stock at issuance and the intrinsic value of stock-based awards at grant date. Because the Company grants stock option awards at fair value, the intrinsic value related to vested stock option awards is zero. Once redemption is deemed probable, if the intrinsic value is different than the current redemption value, the amount shown in temporary equity is adjusted to the current redemption value through a reclassification from/to additional paid-in capital. As of the balance sheet dates presented, there is no value from vested stock option awards recorded in temporary equity since the intrinsic value at the date of grant was zero and redemption is not probable.

Management Loans—Under the management stockholder’s agreement, employees can finance common stock purchases with full recourse notes due to the Company. The balance of these notes is recorded as a reduction to temporary equity. Generally, the notes are short-term in nature and are paid back in cash; however, certain employees have repaid balances due on their notes by selling back common stock to the Company. At December 27, 2014, there were no outstanding management loans.

Business Acquisitions—The Company accounts for business acquisitions under the acquisition method, in which assets acquired and liabilities assumed are recorded at fair value as of the date of acquisition. The operating results of the acquired companies are included in the Company’s consolidated financial statements from the date of acquisition.

Revenue Recognition—The Company recognizes revenue from the sale of product when title and risk of loss passes and the customer accepts the goods, which generally occurs at delivery. The Company grants certain customers sales incentives—such as rebates or discounts—and treats these as a reduction of sales at the time the sale is recognized. Sales taxes invoiced to customers and remitted to governmental authorities are excluded from net sales.

Cost of Goods Sold—Cost of goods sold includes amounts paid to manufacturers for products sold—net of vendor consideration—plus the cost of transportation necessary to bring the products to the Company’s distribution facilities. Cost of goods sold excludes depreciation and amortization—as the Company acquires its inventories generally in a complete and salable state—and excludes warehousing related costs which are presented in Distribution, selling and administrative costs. The amounts presented for Cost of goods sold may not be comparable to similar measures disclosed by other companies because not all companies calculate Cost of goods sold in the same manner. See Inventories section above for discussion of LIFO impact on Cost of goods sold.

Shipping and Handling Costs—Shipping and handling costs—which include costs related to the selection of products and their delivery to customers—are recorded as a component of Distribution, selling and administrative costs. Shipping and handling costs were $1.5 billion for each of the 2014, 2013 and 2012 fiscal years.

Income Taxes—The Company accounts for income taxes under the asset and liability method. This requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the consolidated financial statements. Under this method, deferred tax assets and liabilities are determined based on the differences between the consolidated financial statements and tax basis of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income during the period that includes the enactment date. Net deferred tax assets are recorded to the extent the Company believes these assets will more likely than not be realized.

An uncertain tax position is recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, based on the technical merits. Uncertain tax positions are recorded at the largest amount that is more likely than not to be sustained. The Company adjusts the amounts recorded for uncertain tax positions when its judgment changes, as a result of evaluating new information not previously available. These differences are reflected as increases or decreases to income tax expense in the period in which they are determined.

Variable Interest Entity—In April 2014, the Company entered into a sublease and subsequent purchase of a distribution facility. Under the agreement, the facility will be purchased in May 2018, commensurate with the sublease termination date. The distribution facility is the only asset owned by an investment trust, the landlord to the original lease. The Company has determined the trust is a variable interest entity (“VIE”) for which it is the primary beneficiary.

Despite ongoing efforts, the Company was unable to obtain the information necessary to include the accounts and activities of the trust in its consolidated financial statements. As such, the Company has opted to invoke the scope exception available under VIE accounting guidance and will not consolidate the VIE in its financial statements. Since the Company will not be able to consolidate the trust under VIE guidance, applicable lease guidance has been applied to the transaction itself. The Company has concluded that the sublease and purchase agreements, together, qualify for capital lease treatment. Accordingly, the Company recorded a capital asset and related lease and purchase obligation totaling $27 million. This amount approximates the net present value of the purchase price and sublease commitment. In addition, the Company is depreciating the asset balance over its estimated useful life and reduces the capital lease and purchase obligation as payments are made.

Derivative Financial Instruments—The Company has used interest rate swap agreements in the past to manage its exposure to interest rate movements on its variable-rate term loan obligation. It is not currently party to any interest rate swap agreements.

In the normal course of business, the Company enters into forward purchase agreements to procure fuel, electricity and product commodities related to its business. These agreements often meet the definition of a derivative. However, in these cases, the Company has elected to apply the normal purchase and sale exemption available under derivatives accounting literature, and these agreements are not recorded at fair value.

Concentration Risks—Financial instruments that subject the Company to concentrations of credit risk consist primarily of cash equivalents and accounts receivable. The Company’s cash equivalents are invested primarily in money market funds at major financial institutions. Credit risk related to accounts receivable is dispersed across a larger number of customers located throughout the United States. The Company attempts to reduce credit risk through initial and ongoing credit evaluations of its customers’ financial condition. There were no receivables from any one customer representing more than 5% of our consolidated gross accounts receivable at December 27, 2014 and December 28, 2013.

3.	RECENT ACCOUNTING PRONOUNCEMENTS

In November 2014, the FASB issued ASU 2014-16, Derivatives and Hedging (Topic 815): Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share Is More Akin to Debt or to Equity. This ASU eliminates the existing diversity in practice in accounting for hybrid financial instruments issued in the form of a share. A hybrid financial instrument consists of a “host contract” into which one or more derivative terms have been embedded. The ASU requires an entity to consider the terms and features of the entire financial instrument, including the embedded derivative features, in order to determine whether the nature of the host contract is more akin to debt or to equity. For US Foods, this ASU applies to common stock issuances to management and certain employees of USF, as well as vested restricted shares, vested restricted stock units and vested stock option awards reflected in temporary equity until their redemption feature becomes probable. This guidance is effective for fiscal years—and interim periods within those fiscal years beginning after December 15, 2015, with early adoption permitted. The Company’s adoption of this guidance in the fourth quarter of 2014 had no impact on the Company’s financial position, results of operations or cash flows.

In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern. This ASU provides guidance on determining when and how to disclose going-concern uncertainties in the financial statements. The new standard requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued. An entity must provide certain disclosures if conditions or events raise substantial doubt about the entity’s ability to continue as a going concern. This guidance is effective for fiscal years—and interim periods within those fiscal years—beginning after December 15, 2016, with early adoption permitted. The Company is currently reviewing the provisions of the new standard.

In May 2014, the FASB issued ASU No. 2014-09 Revenue from Contracts with Customers, which will be introduced into the FASB’s Accounting Standards Codification as Topic 606. Topic 606 replaces Topic 605, the previous revenue recognition guidance. The new standard core principle is for companies to recognize revenue to depict the transfer of goods or services to customers in amounts that reflect the consideration (that is, payment) to which the company expects to be entitled in exchange for those goods or services. The new standard also will result in enhanced disclosures about revenue, provide guidance for transactions that were not previously addressed comprehensively (for example, service revenue and contract modifications) and improve guidance for multiple-element arrangements. The new standard will be effective for US Foods in the first quarter of 2018, with early adoption permitted in the first quarter of 2017. The new standard permits two implementation approaches, one requiring retrospective application of the new standard with restatement of prior years, and one requiring prospective application of the new standard with disclosure of results under old standards. The Company is currently evaluating the impact of this ASU and has not yet selected an implementation approach.

In April 2014, the FASB issued ASU No. 2014-8, Presentation of Financial Statements (Topic 205) and Property, Plant, and Equipment (Topic 360): Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity. This update changes the criteria for reporting discontinued operations and modifies related disclosure requirements. Under the new guidance, a discontinued operation is defined as a disposal of a component or group of components that is disposed of or is classified as held for sale and “represents a strategic shift that has (or will have) a major effect on an entity’s operations and financial results.” The update states that a strategic shift could include a disposal of 1) a major geographical area of operations, 2) a major line of business, or 3) a major equity method investment. The new guidance also requires disclosure of the pre-tax income attributable to a disposal of a significant part of an organization that does not qualify for discontinued operations reporting. The amendments in the ASU are effective in the first quarter of 2015 for public organizations with calendar year ends, with early adoption permitted. The Company’s adoption of this guidance in the first quarter of 2014 had no impact on the Company’s financial position, results of operations or cash flows.

In July 2013, the FASB issued ASU No. 2013-11, Income Taxes (Topic 740): Presentation of an Unrecognized Tax Benefit When a Net Operating Loss Carryforward, a Similar Tax Loss, or a Tax Credit

Carryforward Exist. This update requires an entity to present an unrecognized tax benefit—or a portion of an unrecognized tax benefit—in the financial statements as a reduction to a deferred tax asset for a net operating loss (“NOL”) carryforward, a similar tax loss, or a tax credit carryforward except when 1) an NOL carryforward, a similar tax loss, or a tax credit carryforward is not available as of the reporting date under the governing tax law to settle taxes that would result from the disallowance of the tax position; and 2) the entity does not intend to use the deferred tax asset for this purpose (provided that the tax law permits a choice). If either of these conditions exists, an entity should present an unrecognized tax benefit in the financial statements as a liability and should not net the unrecognized tax benefit with a deferred tax asset. Additional recurring disclosures are not required, because this ASU does not affect the recognition, measurement or tabular disclosure of uncertain tax positions. This guidance is effective for fiscal years—and interim periods within those fiscal years—beginning after December 15, 2013. The Company’s adoption of this guidance in the first quarter of 2014 had no impact on the Company’s financial position, results of operations or cash flows.

4.	FAIR VALUE MEASUREMENTS

The Company follows the accounting standards for fair value, whereas fair value is a market-based measurement, not an entity-specific measurement. The Company’s fair value measurements are based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, fair value accounting standards establish a fair value hierarchy which prioritizes the inputs used in measuring fair value as follows:

•	Level 1—observable inputs, such as quoted prices in active markets

•	Level 2—observable inputs other than those included in Level 1, such as quoted prices for similar assets and liabilities in active or inactive markets that are observable either directly or indirectly, or other inputs that are observable or can be corroborated by observable market data

•	Level 3—unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions.

Any transfers of assets or liabilities between Level 1, Level 2, and Level 3 of the fair value hierarchy will be recognized as of the end of the reporting period in which the transfer occurs. There were no transfers between fair value levels in any of the periods presented below.

The Company’s assets and liabilities measured at fair value on a recurring and nonrecurring basis as of December 27, 2014 and December 28, 2013, aggregated by the level in the fair value hierarchy within which those measurements fall, are as follows (in thousands):

Description	Level 1	Level 2	Level 3	Total
Recurring fair value measurements:
Money market funds	$231,600	$—	$—	$231,600

Balance at December 27, 2014	$231,600	$—	$—	$231,600

Recurring fair value measurements:
Money market funds	$64,100	$—	$—	$64,100

Balance at December 28, 2013	$64,100	$—	$—	$64,100

Nonrecurring fair value measurements:
Assets held for sale	$—	$—	$4,800	$4,800

Balance at December 27, 2014	$—	$—	$4,800	$4,800

Nonrecurring fair value measurements:
Assets held for sale	$—	$—	$10,930	$10,930

Balance at December 28, 2013	$—	$—	$10,930	$10,930

Recurring Fair Value Measurements

Money Market Funds

Money market funds include highly liquid investments with an original maturity of three or fewer months. They are valued using quoted market prices in active markets and are classified under Level 1 within the fair value hierarchy. The Company had money market funds of $231 million and $64 million at December 27, 2014 and December 28, 2013, respectively.

Nonrecurring Fair Value Measurements

Property and Equipment

Property and equipment held and used by the Company are tested for recoverability whenever events or changes in circumstances indicate that the carrying amount of an asset or asset group may not be recoverable. The Company estimates the fair value of various properties for purposes of recording necessary impairment charges. The Company estimates fair value based on information received from real estate brokers. In the second quarter of 2014, the Company recorded a tangible asset impairment charge of $3 million, offset by insurance recoveries, as a result of tornado damage to a distribution facility. See Note 22—Commitments and Contingencies. No impairments to the Company’s Property and equipment—net were recognized during 2013.

Assets Held for Sale

The Company is required to record Assets held for sale at the lesser of the depreciated carrying amount or estimated fair value less cost to sell. Certain Assets held for sale were adjusted to equal their estimated fair value, less cost to sell, resulting in tangible asset impairment charges of $2 million in each of the 2014 and 2013 fiscal years. Fair value of properties was estimated by the Company based on information received from real estate brokers.

The amounts included in the tables above, classified under Level 3 within the fair value hierarchy, represent the estimated fair values of those properties that became the new carrying amounts at the time the impairments were recorded.

Other Fair Value Measurements

The carrying value of cash, restricted cash, accounts receivable, bank checks outstanding, trade accounts payable, and accrued expenses approximate their fair values, due to their short-term maturities.

The fair value of total debt approximated $4.8 billion and $4.9 billion as compared to its aggregate carrying value of $4.7 billion and $4.8 billion as of December 27, 2014 and December 28, 2013, respectively. Fair value of the Company’s debt is primarily classified under Level 3 of the fair value hierarchy, with fair value estimated based upon a combination of the cash flows expected under these debt facilities, interest rates that are currently available to the Company for debt with similar terms, and estimates of the Company’s overall credit risk. The fair value of the Company’s 8.5% Senior Notes, classified under Level 2 of the fair value hierarchy, was $1.4 billion and $1.5 billion at December 27, 2014 and December 28, 2013, respectively. Fair value was based upon the closing market price at the end of the reporting period. See Note 11—Debt for a further description of the Senior Notes.

5.	ALLOWANCE FOR DOUBTFUL ACCOUNTS

A summary of the activity in the allowance for doubtful accounts for the last three fiscal years is as follows (in thousands):

	2014	2013	2012
Balance at beginning of year	$25,151	$25,606	$35,100
Charged to costs and expenses	18,559	19,481	10,701
Customer accounts written off—net of recoveries	(18,721)	(19,936)	(20,195)

Balance at end of year	$24,989	$25,151	$25,606

This table does not include the vendor receivable related allowance for doubtful accounts of $3 million, $3 million and $4 million at December 27, 2014, December 28, 2013 and December 29, 2012, respectively.

6.	ACCOUNTS RECEIVABLE FINANCING PROGRAM

Under its accounts receivable financing program (“2012 ABS Facility”), the Company and certain of its subsidiaries sell—on a revolving basis—their eligible receivables to a 100% owned, special purpose, bankruptcy remote subsidiary (the “Receivables Company”). This subsidiary, in turn, grants a continuing security interest in all of its rights, title and interest in the eligible receivables to the administrative agent for the benefit of the lenders (as defined by the 2012 ABS Facility). The Company consolidates the Receivables Company and, consequently, the transfer of the receivables is a transaction internal to the Company and the receivables have not been derecognized from the Company’s Consolidated Balance Sheets. On a daily basis, cash from accounts receivable collections is remitted to the Company as additional eligible receivables are sold to the Receivables Company. If, on a weekly settlement basis, there are not sufficient eligible receivables available as collateral, the Company is required to either provide cash collateral to cover the shortfall or, in lieu of providing cash collateral to cover the shortfall, it can pay down its borrowings on the 2012 ABS Facility. Due to sufficient eligible receivables available as collateral, no cash collateral was held at December 27, 2014 or December 28, 2013.

The maximum capacity under the 2012 ABS Facility is $800 million. Borrowings under the 2012 ABS Facility were $636 million and $686 million at December 27, 2014 and December 28, 2013, respectively. Included in the Company’s accounts receivable balance as of December 27, 2014 and December 28, 2013 were $941 million and $930 million, respectively, of receivables held as collateral in support of the 2012 ABS Facility. See Note 11—Debt for a further description of the 2012 ABS Facility.

7.	RESTRICTED CASH

The Company had $6 million and $7 million of restricted cash included in the Company’s Consolidated Balance Sheets in Other assets at December 27, 2014 and December 28, 2013, respectively. This restricted cash primarily represents security deposits and escrow amounts related to certain properties collateralizing the commercial mortgage-backed securities loan facility (“CMBS Fixed Facility”). See Note 11—Debt for a further description of the CMBS Fixed Facility.

8.	PROPERTY AND EQUIPMENT

Property and equipment consisted of the following (in thousands):

	December 27, 2014	December 28, 2013	Range of Useful Lives
Land	$291,871	$287,385
Buildings and building improvements	1,055,936	1,052,355	10–40 years
Transportation equipment	651,184	586,376	5–10 years
Warehouse equipment	300,760	278,732	5–12 years
Office equipment, furniture and software	622,296	532,389	3–7 years
Construction in process	117,125	104,717

	3,039,172	2,841,954
Less accumulated depreciation and amortization	(1,312,589)	(1,093,459)

Property and equipment—net	$1,726,583	$1,748,495

Transportation equipment included $163 million and $94 million of capital lease assets at December 27, 2014, and December 28, 2013, respectively. Buildings and building improvements included $33 million of capital lease assets at December 27, 2014 and December 28, 2013. Accumulated amortization of capital lease assets was $36 million and $14 million at December 27, 2014 and December 28, 2013, respectively. Interest capitalized was $2 million in 2014 and 2013.

Depreciation and amortization expense of property and equipment—including amortization of capital lease assets—was $261 million, $240 million and $217 million for the fiscal years 2014, 2013 and 2012, respectively.

9.	GOODWILL AND OTHER INTANGIBLES

Goodwill and Other intangible assets include the cost of acquired businesses in excess of the fair value of the tangible net assets recorded in connection with acquisitions. Other intangible assets include customer relationships, the brand names comprising our portfolio of exclusive brands, and trademarks. Brand names and trademarks are indefinite-lived intangible assets and, accordingly, are not subject to amortization.

Customer relationship intangible assets have definite lives, so they are carried at the acquired fair value less accumulated amortization. Customer relationship intangible assets are amortized on a straight-line basis over the estimated useful lives (four to 10 years) and amortization expense was $151 million, $147 million and $139 million for the fiscal years ended 2014, 2013 and 2012, respectively. The weighted-average remaining useful life of all customer relationship intangibles was approximately two years at December 27, 2014. Amortization of these customer relationship assets is estimated to be $146 million in 2015, $140 million in 2016, and $63 million in 2017.

Goodwill and other intangibles, net, consisted of the following (in thousands):

	December 27, 2014	December 28, 2013
Goodwill	$3,835,477	$3,835,477

Customer relationships—amortizable:
Gross carrying amount	$1,376,094	$1,377,663
Accumulated amortization	(1,026,680)	(877,396)

Net carrying value	349,414	500,267

Noncompete agreement—amortizable:
Gross carrying amount	800	800
Accumulated amortization	(187)	(27)

Net carrying value	613	773

Brand names and trademarks—not amortizing	252,800	252,800

Total other intangibles—net	$602,827	$753,840

The 2014 decrease in the gross carrying amount of customer relationships is attributable to the write off of fully amortized intangible assets relating to a 2008 business acquisition.

As required, the Company assesses Goodwill and Other intangible assets with indefinite lives for impairment annually, or more frequently if events occur that indicate an asset may be impaired. For Goodwill and indefinite-lived intangible assets, the Company’s policy is to assess for impairment at the beginning of each fiscal third quarter. For Other intangible assets with definite lives, we assess for impairment only if events occur that indicate that the carrying amount of an asset may not be recoverable.

The Company completed its most recent annual impairment assessment for goodwill and its portfolio of brand names and trademarks, the indefinite-lived intangible assets on June 30, 2014—the first day of its fiscal 2014 third quarter—with no impairments noted.

For goodwill, the reporting unit used in assessing impairment is our one business segment as described in Note 24—Business Segment Information. The Company’s assessment for impairment of goodwill utilized a combination of discounted cash flow analysis, comparative market multiples and comparative market transaction multiples. The results from each of the models are then weighted and combined into a single estimate of fair value for our reporting unit. The Company uses a weighting of 50%, 35% and 15% for the discounted cash flow analysis, comparative market multiples and comparative market transaction multiples, respectively, to determine the fair value of the reporting unit for comparison to the corresponding carrying value. If the carrying value of the reporting unit exceeds its fair value, the Company must then perform a comparison of the implied fair value of goodwill with its carrying value. If the carrying value of the goodwill exceeds its implied fair value, an impairment loss is recognized in an amount equal to the excess. Based upon its fiscal 2014 annual goodwill impairment analysis, the Company believes the fair value of its reporting unit exceeded its carrying value.

The Company’s fair value estimates of the brand name and trademark indefinite-lived intangible assets are based on a relief from royalty method. The fair value of the intangible asset is determined for comparison to the corresponding carrying value. If the carrying value of the asset exceeds its fair value, an impairment loss is recognized in an amount equal to the excess. Based upon its fiscal 2014 annual impairment analysis, the Company believes the fair value of its brand name and trademark indefinite-lived intangible assets exceeded their carrying values.

Due to the many variables inherent in estimating fair value and the relative size of the recorded indefinite-lived intangible assets, differences in assumptions may have a material effect on the results of our impairment analysis.

10.	ASSETS HELD FOR SALE

The Company classifies its closed facilities as Assets held for sale at the time management commits to a plan to sell the facility and it is unlikely the plan will be changed, the facility is actively marketed and available for immediate sale, and the sale is expected to be completed within one year. Due to market conditions, certain facilities may be classified as Assets held for sale for more than one year as the Company continues to actively market the facilities at reasonable prices. For all properties held for sale, the Company has exited operations from the facilities and, thus, the properties are no longer productive assets. Further, the Company has no history of changing its plan to dispose of a facility once the decision has been made. At December 27, 2014 and December 28, 2013, $3 million and $10 million, respectively, of closed facilities were included in Assets held for sale for more than one year.

The changes in Assets held for sale for fiscal years 2014 and 2013 were as follows (in thousands):

	2014	2013
Balance at beginning of year	$14,554	$23,193
Transfers in	6,700	4,193
Assets sold	(14,314)	(10,972)
Tangible asset impairment charges	(1,580)	(1,860)

Balance at end of the year	$5,360	$14,554

During 2014, four distribution facilities were closed and reclassified to Assets held for sale. Additionally five facilities classified as Assets held for sale were sold for proceeds of $19 million. The Company recognized a net gain of $5 million on sold facilities in 2014.

During 2013, the Company reclassified an idle facility to Assets held for sale. Additionally, it sold four facilities previously classified as Assets held for sale for net proceeds of $11 million, which approximated their carrying values.

As discussed in Note 4—Fair Value Measurements, during 2014 and 2013, certain Assets held for sale were adjusted to equal their estimated fair value, less costs to sell. This resulted in tangible asset impairment charges of $2 million in fiscal 2014 and 2013.

In the first quarter of fiscal 2015, a distribution facility held for sale at December 27, 2014 was sold for a minimal gain.

11.	DEBT

The Company’s debt consisted of the following (in thousands):

	Contractual Maturity	Interest Rate at December 27, 2014	December 27, 2014	December 28, 2013
Debt Description
ABL Facility	May 11, 2016	—	$—	$20,000
2012 ABS Facility	May 11, 2016	1.21%	636,000	686,000
Amended 2011 Term Loan	March 31, 2019	4.50	2,073,750	2,094,750
Senior Notes	June 30, 2019	8.50	1,350,000	1,350,000
CMBS Fixed Facility	August 1, 2017	6.38	472,391	472,391
Obligations under capital leases	2018–2025	3.34–6.25	189,232	116,662
Other debt	2018–2031	5.75–9.00	11,795	12,359

Total debt			4,733,168	4,752,162
Add unamortized premium			14,982	18,311
Less current portion of long-term debt			(51,877)	(35,225)

Long-term debt			$4,696,273	$4,735,248

As of December 27, 2014, $2,024 million of the total debt was at a fixed rate and $2,709 million was at a floating rate.

Principal payments to be made on outstanding debt as of December 27, 2014, were as follows (in thousands):

2015	$51,877
2016	683,907
2017	521,645
2018	63,659
2019	3,367,439
Thereafter	44,641

$4,733,168

Revolving Credit Agreement

The Company’s asset backed senior secured revolving loan facility (“ABL Facility”) provides for loans of up to $1,100 million, with its capacity limited by borrowing base calculations. As of December 27, 2014, the Company had no outstanding borrowings, but had issued Letters of Credit totaling $335 million under the ABL Facility. Outstanding Letters of Credit included 1) $83 million issued in favor of Ahold to secure their contingent exposure under guarantees of our obligations with respect to certain leases, 2) $242 million issued in favor of certain commercial insurers securing our obligations with respect to our self-insurance program, and 3) letters of credit of $10 million for other obligations. There was available capacity on the ABL Facility of $765 million at December 27, 2014, according to the borrowing base calculation. As of December 27, 2014, on borrowings up to $75 million, the Company can periodically elect to pay interest at Prime plus 2.25% or LIBOR plus 3.25%. On borrowings in excess of $75 million, the Company can periodically elect to pay interest at Prime plus 1.00% or LIBOR plus 2.00%. The ABL facility also carries letter of credit fees of 2.00% and an unused commitment fee of 0.25%. The weighted-average interest rate for the ABL Facility was 3.69% for 2014 and 3.50% for 2013.

Accounts Receivable Financing Program

Under the 2012 ABS Facility, the Company and certain of its subsidiaries sell—on a revolving basis—their eligible receivables to a 100% owned, special purpose, bankruptcy remote subsidiary of the Company (the “Receivables Company”). This subsidiary, in turn, grants a continuing security interest in all of its rights, title and interest in the eligible receivables to the administrative agent for the benefit of the lenders (as defined by the 2012 ABS Facility). The maximum capacity under the 2012 ABS Facility is $800 million. Borrowings under the 2012 ABS Facility were $636 million and $686 million at December 27, 2014 and December 28, 2013, respectively. The Company, at its option, can request additional borrowings up to the maximum commitment, provided sufficient eligible receivables are available as collateral. There was available capacity on the 2012 ABS Facility of $64 million at December 27, 2014 based on eligible receivables as collateral. The portion of the loan held by the lenders who fund the loan with commercial paper bears interest at the lender’s commercial paper rate, plus any other costs associated with the issuance of commercial paper, plus 1% and an unused commitment fee of 0.35%. The portion of the loan held by lenders that do not fund the loan with commercial paper bears interest at LIBOR plus 1% and an unused commitment fee of 0.35%. See Note 6—Accounts Receivable Financing Program for a further description of the Company’s Accounts Receivable Financing Program. The weighted-average interest rate for the 2012 ABS Facility was 1.43% for 2014 and 1.55% for 2013. The 2012 ABS Facility replaced the Company’s former ABS facility. See “Debt Refinancing Transactions” discussed below.

On August 8, 2014, the 2012 ABS Facility was amended whereby the maturity date was extended from August 27, 2015 to the earlier of August 5, 2016, or the termination date of the ABL Facility, currently May 11, 2016. The interest rate on outstanding borrowings was reduced 25 basis points. There were no other significant changes to the 2012 ABS Facility. The Company incurred less than $1 million of costs and fees related to the 2012 ABS Facility amendment. See Note 6—Accounts Receivable Financing Program for a further description of the Company’s Accounts Receivable Financing Program.

Term Loan Agreement

The Company’s senior secured term loan (“Amended 2011 Term Loan”) consisted of a senior secured term loan with outstanding borrowings of $2,074 million at December 27, 2014. The Amended 2011 Term Loan bears interest equal to Prime plus 2.5%, or LIBOR plus 3.5%, with a LIBOR floor of 1.0%, based on a periodic election of the interest rate by the Company. Principal repayments of $5 million are payable quarterly with the balance at maturity. The Amended 2011 Term Loan may require mandatory repayments if certain assets are sold, or based on excess cash flow generated by the Company, as defined in the agreement. At December 27, 2014, entities affiliated with KKR held $284 million of the Company’s Amended 2011 Term Loan debt. The interest rate for all borrowings on the Amended 2011 Term Loan was 4.5%—the LIBOR floor of 1.0% plus 3.5%—for all periods in 2014 and 2013.

The term loan agreement was amended during 2013 and 2012. See “Debt Refinancing Transactions” discussed below.

Senior Notes

The unsecured Senior Notes, with outstanding principal of $1,350 million at December 27, 2014, bear interest at 8.5%. There was unamortized issue premium associated with the Senior Notes issuances of $15 million at December 27, 2014. The premium is amortized as a decrease to Interest expense over the remaining life of the debt facility. At December 27, 2014, entities affiliated with KKR held $2 million of the Company’s Senior Notes. In February 2015, the Company purchased all of the Senior Notes held by the entities affiliated with KKR, as further discussed in Note 14—Related Party Transactions.

Effective December 19, 2013, upon consent of the note holders, the Senior Notes Indenture was amended so that the proposed Acquisition will not constitute a “Change of Control,” as defined in the Indenture. In the event of a “Change of Control,” the holders of the Senior Notes would have the right to require the

Company to repurchase all or any part of their notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest to the date of repurchase. If the Acquisition is terminated under terms of the Acquisition Agreement—or not completed by September 8, 2015—the Senior Notes Indenture will revert to its original terms. See Note 14—Related Party Transactions for a discussion of Senior Notes Indenture amendment fees paid by Sysco.

Other Debt

The CMBS Fixed Facility provides financing of $472 million and is currently secured by mortgages on 34 properties, consisting of distribution centers. The CMBS Fixed Facility bears interest at 6.38%. Obligations under capital leases consist of amounts due for transportation equipment and building leases.

Other debt consists of industrial revenue bonds and miscellaneous debt obligations.

Debt Refinancing Transactions

In 2013 and 2012, the Company entered into a series of transactions to refinance debt facilities and extend debt maturity dates, including the following transactions:

2013 Refinancing

•	In June 2013, the Company refinanced its term loan agreements. The aggregate principal outstanding of the Amended 2011 Term Loan was increased to $2,100 million, and the maturity date of the loan facility was extended from March 31, 2017 to March 31, 2019. The Amended 2011 Term Loan facility refinanced an aggregate of $2,091 million in principal under the Company’s Amended 2007 Term Loan and 2011 Term Loan facilities. Continuing lenders refinanced an aggregate of $1,634 million in principal of Term Loan debt. They also purchased $371 million in principal of Term Loan debt from lenders electing not to participate in, or electing to decrease their holdings in, the Amended 2011 Term Loan facility. Additionally, the Company sold $95 million in principal of the Amended 2011 Term Loan to new lenders.

The Company performed an analysis by creditor to determine if the terms of the Amended 2011 Term Loan were substantially different from the previous term loan facilities. Based upon the analysis, it was determined that continuing lenders holding a significant portion of the Amended 2011 Term Loan had terms that were substantially different from their original loan agreements. As a result, this portion of the transaction was accounted for as an extinguishment of debt and the contemporaneous acquisition of new debt. Lenders holding the remaining portion of the Amended 2011 Term Loan had terms that were not substantially different from their original loan agreements and, as a consequence, this portion of the transaction was accounted for as a debt modification as opposed to an extinguishment of debt.

•	In January 2013, the Company redeemed the remaining $355 million in aggregate principal amount of its 11.25% Senior Subordinated Notes (“Senior Subordinated Notes”) due June 30, 2017. This was done at a price equal to 105.625% of the principal amount of the Senior Subordinated Notes, plus accrued and unpaid interest to the redemption date. An entity affiliated with CD&R held all of the redeemed Senior Subordinated Notes. To fund the redemption of these notes, the Company issued $375 million in principal amount of its Senior Notes at a price equal to 103.5% of the principal amount, for gross proceeds of $388 million.

The 2013 refinancing resulted in a Loss on extinguishment of debt of $42 million. That consisted of a $20 million Senior Subordinated Notes early redemption premium, a write-off of $13 million of unamortized debt issuance costs related to the old debt facilities, and $9 million of lender fees and third party costs related to these transactions. Unamortized debt issuance costs of $6 million related to the portion of the Term Loan refinancing accounted for as a debt modification will be carried forward and amortized through March 31, 2019—the maturity date of the Amended 2011 Term Loan.

2012 Refinancing

•	In 2012, the Company entered into two transactions to amend its 2007 Term Loan, originally scheduled to mature on July 3, 2014. Holders of $1,691 million in principal of the 2007 Term Loan consented to extend the maturity date from July 3, 2014, to March 31, 2017. The Company repaid $249 million in principal of the 2007 Term Loan to lenders not consenting to extend their term loan holdings. The transactions did not require repayment and the receipt of new proceeds for the $1,691 million of extended 2007 Term Loan principal.

We performed an analysis by creditor to determine if the terms of the Amended 2007 Term Loan were substantially different from the previous facility. Continuing lenders holding a significant portion of the Amended 2007 Term Loan had terms that were substantially different from their original loan agreements. As a result, this portion of the transaction was accounted for as an extinguishment of debt and the contemporaneous acquisition of new debt. Lenders holding the remaining portion of the Amended 2007 Term Loan had terms that were not substantially different from their original loan agreements. As a consequence, this portion of the transaction was accounted for as a debt modification as opposed to an extinguishment of debt.

•	In December 2012, the Company redeemed $166 million in principal of its Senior Subordinated Notes with proceeds from the issuance of $175 million in principal of Senior Notes. The Senior Notes were issued at 101.5% for gross proceeds of $178 million. An entity affiliated with CD&R held all of the redeemed Senior Subordinated Notes.

•	In August 2012, the Company entered into a new ABS loan facility—the 2012 ABS Facility. The Company borrowed $686 million under the 2012 ABS Facility and used the proceeds to repay all amounts due on its previous ABS Facility. A portion of the lenders under the 2012 ABS Facility were also lenders under the previous ABS Facility. Since the terms of the 2012 ABS Facility were not substantially different from the previous facility, the portion of the 2012 ABS Facility pertaining to those continuing lenders was accounted for as a debt modification versus an extinguishment of debt.

The 2012 refinancing resulted in a Loss on extinguishment of debt of $31 million. This consisted of $12 million of lender fees and third party costs related to the transactions, a write-off of $10 million of unamortized debt issuance costs related to the old debt facilities, and a $9 million Senior Subordinated Notes early redemption premium.

Refinancing Transaction Costs

The Company incurred transaction costs of $29 million and $35 million related to the 2013 and 2012 debt refinancing transactions, respectively. Transaction costs primarily consisted of loan fees, arrangement fees, rating agency fees and legal fees.

Security Interests

Substantially all of our assets are pledged under the various debt agreements. Debt under the 2012 ABS Facility is secured by certain designated receivables and, in certain circumstances, by restricted cash. The ABL Facility is secured by certain other designated receivables not pledged under the 2012 ABS Facility, inventories and tractors and trailers owned by the Company. The CMBS Fixed Facility is collateralized by mortgages on 34 related properties. Our obligations under the Amended 2011 Term Loan are secured by all of the capital stock of our subsidiaries, each of the direct and indirect 100% owned domestic subsidiaries (as defined in the agreements), and are secured by substantially all assets of the Company and its subsidiaries not pledged under the 2012 ABS Facility or the CMBS Fixed Facility. The Amended 2011 Term Loan has priority over certain collateral securing the ABL Facility, and it has second priority to collateral securing the ABL Facility. As of December 27, 2014, nine properties remain in a special purpose, bankruptcy remote subsidiary, and are not pledged as collateral under any of the Company’s debt agreements.

Restrictive Covenants

Our credit facilities, loan agreements and indentures contain customary covenants. These include, among other things, covenants that restrict our ability to incur certain additional indebtedness, create or permit liens on assets, pay dividends, or engage in mergers or consolidations. Certain debt agreements also contain various and customary events of default with respect to the loans. Those include, without limitation, the failure to pay interest or principal when it is due under the agreements, cross default provisions, the failure of representations and warranties contained in the agreements to be true, and certain insolvency events. If a default event occurs and continues, the principal amounts outstanding—together with all accrued unpaid interest and other amounts owed—may be declared immediately due and payable by the lenders. Were such an event to occur, the Company would be forced to seek new financing that may not be on as favorable terms as its current facilities. The Company’s ability to refinance its indebtedness on favorable terms—or at all—is directly affected by the current economic and financial conditions. In addition, the Company’s ability to incur secured indebtedness (which may enable it to achieve more favorable terms than the incurrence of unsecured indebtedness) depends in part on the value of its assets. This, in turn, relies on the strength of its cash flows, results of operations, economic and market conditions and other factors.

12.	ACCRUED EXPENSES AND OTHER LONG-TERM LIABILITIES

Accrued expenses and other long-term liabilities consisted of the following (in thousands):

	December 27, 2014	December 28, 2013
Accrued expenses and other current liabilities:
Salary, wages and bonus expenses	$129,887	$110,427
Operating expenses	46,845	61,500
Workers’ compensation, general liability and fleet liability	45,264	42,204
Group medical liability	20,183	20,379
Customer rebates and other selling expenses	65,052	63,038
Restructuring	9,792	13,184
Property and sales tax	19,224	22,526
Interest payable	69,465	70,702
Deferred tax liabilities	10,079	—
Other	19,847	19,675

Total accrued expenses and other current liabilities	$435,638	$423,635

Other long-term liabilities:
Workers’ compensation, general liability and fleet liability	$115,640	$111,364
Accrued pension and other postretirement benefit obligations	227,106	100,393
Restructuring	47,089	58,034
Unfunded lease obligation	31,422	33,404
Other	28,962	31,613

Total Other long-term liabilities	$450,219	$334,808

Self-Insured Liabilities—The Company has a self-insurance program for general liability, fleet liability and workers’ compensation claims. Claims in excess of certain levels are fully insured. The self-insurance liabilities, included in the table above under “Workers’ compensation, general liability and fleet liability,” are recorded at discounted present value. This table summarizes self-insurance liability activity for the last three fiscal years (in thousands):

	2014	2013	2012
Balance at beginning of the year	$153,568	$159,469	$175,891
Charged to costs and expenses	65,025	56,526	37,763
Payments	(57,689)	(62,427)	(54,185)

Balance at end of the year	$160,904	$153,568	$159,469

13.	RESTRUCTURING AND TANGIBLE ASSET IMPAIRMENT CHARGES

The Company periodically closes distribution facilities, because it has built new ones or to consolidate operations. Additionally, as part of its ongoing efforts to reduce costs and improve operating efficiencies, the Company continues to implement its plan to migrate from a decentralized to a functionalized organization, with more processes and technologies standardized and centralized across the Company. During all periods presented, the Company incurred restructuring costs as a result of these activities.

2014 Activities—During 2014, certain Assets held for sale were adjusted to equal their estimated fair value, less cost to sell, resulting in tangible asset impairment charges of $2 million. These charges were offset by the favorable impacts of changes in estimated provisions for unused leases and severance costs of $2 million.

2013 Activities—During 2013, the Company recognized Restructuring and tangible asset impairment charges of $8 million. The Company announced the closing of three distribution facilities that ceased operations in 2014. These actions resulted in $4 million of severance and related costs. Also during 2013, certain Assets held for sale were adjusted to equal their estimated fair value, less costs to sell, resulting in tangible asset impairment charges of $2 million. In addition, the Company incurred $2 million of other severance costs, including $1 million for a multiemployer pension withdrawal liability.

2012 Activities—During 2012, the Company recognized Restructuring and tangible asset impairment charges of $9 million. The Company announced the closing of four facilities, including three distribution facilities and one administrative support facility. The closed facilities ceased operations in 2012 and were consolidated into other Company locations. The closing of the four facilities resulted in $5 million of tangible asset impairment charges to property and equipment, and minimal severance and related costs.

During 2012, the Company recognized $3 million of net severance and related costs for initiatives to reorganize our business along functional lines and optimize processes and systems. Also, certain Assets held for sale were adjusted to equal their estimated fair value, less costs to sell, resulting in tangible asset impairment charges of $2 million. Additionally, the Company reversed $2 million of liabilities for unused leased facilities.

Changes in the restructuring liabilities for the last three fiscal years were as follows (in thousands):

	Severance and Related Costs	Facility Closing Costs	Total
Balance at December 31, 2011	$85,400	$5,593	$90,993
Current period charges	4,703	51	4,754
Change in estimate	(1,575)	(1,786)	(3,361)
Payments and usage—net of accretion	(14,407)	(681)	(15,088)

Balance at December 29, 2012	74,121	3,177	77,298
Current period charges	7,308	328	7,636
Change in estimate	(480)	(630)	(1,110)
Payments and usage—net of accretion	(11,877)	(729)	(12,606)

Balance at December 28, 2013	69,072	2,146	71,218
Current period charges	106	—	106
Change in estimate	(584)	(1,152)	(1,736)
Payments and usage—net of accretion	(12,144)	(563)	(12,707)

Balance at December 27, 2014	$56,450	$431	$56,881

The $56 million of restructuring liabilities as of December 27, 2014, for severance and related costs included $51 million of multiemployer pension withdrawal liabilities related to closed facilities. This is payable in monthly installments through 2031 at effective interest rates of 5.9% to 6.7%.

14.	RELATED PARTY TRANSACTIONS

The Company pays a monthly management fee of $0.8 million to investment funds associated with or designated by the Sponsors. For each of the fiscal years 2014, 2013 and 2012, the Company recorded $10 million in management fees and related expenses reported as Distribution, selling and administrative costs in the Consolidated Statements of Comprehensive Income (Loss). Entities affiliated with KKR received transaction fees of $2 million and $3 million, respectively, for services related to the 2013 and the 2012 debt refinancing transactions. During the fiscal years 2013 and 2012, the Company purchased, $12 million and $19 million of food products, respectively, from a former affiliate of one of its Sponsors.

As discussed in Note 11—Debt, entities affiliated with the Sponsors hold various positions in some of our debt facilities and participated in our 2013 and 2012 refinancing transactions. At December 27, 2014, and December 28, 2013, entities affiliated with KKR held $286 million and $289 million, respectively in aggregate principal of the Company’s debt facilities. At December 27, 2014 and December 28, 2013, entities affiliated with CD&R had no holdings of the Company’s debt facilities. At December 29, 2012, entities affiliated with CD&R held $355 million in aggregate principal of the Company’s Senior Subordinated Notes, which were redeemed in January 2013.

In February 2015, the Company purchased all of the $2 million of Senior Notes held by the entities affiliated with KKR at market, for a cost of $2 million, including accrued interest.

Also as discussed in Note 11—Debt, upon consent of the noteholders, the Senior Note Indenture was amended so that the proposed Acquisition by Sysco will not constitute a “Change of Control,” that would have granted the holders of the Senior Notes the right to require the Company to repurchase all or any part of their notes at a premium equal to 101% of the principal amount, plus accrued and unpaid interest. Sysco paid $3.4 million in consent fees to the holders of the Senior Notes in December 2013 on behalf of the Company in connection with this amendment.

15.	SHARE-BASED COMPENSATION, COMMON STOCK ISSUANCES AND TEMPORARY EQUITY

The Stock Incentive Plan, as amended (“Stock Incentive Plan”) provides for the sale of common stock to named executive officers and other key employees and directors of our wholly owned subsidiary, USF. It also grants 1) stock options to purchase shares of common stock, 2) stock appreciation rights, and 3) restricted stock and restricted stock units to certain individuals. The Board of Directors or the Compensation Committee of the Board is authorized to select the officers, employees and directors eligible to participate in the Stock Incentive Plan. Either the Board of Directors or the Compensation Committee may determine the specific number of shares to be offered, or options, stock appreciation rights or restricted stock to be granted to an employee or director.

In May 2013, the Stock Incentive Plan was amended to, among other things, increase the number of shares of common stock available for grant—from approximately 31.5 million shares to approximately 53.2 million shares.

The Company measures compensation expense for share-based equity awards at fair value at the date of grant, and it recognizes compensation expense over the service period for share-based awards expected to vest. Total compensation expense related to share-based payment arrangements was $12 million, $8 million and $4 million for fiscal years 2014, 2013 and 2012, respectively. No share-based compensation cost was capitalized as part of the cost of an asset during those years. The total income tax benefit recorded in the Consolidated Statement of Comprehensive Income (Loss) was $4 million, $3 million, and $1 million during fiscal years 2014, 2013 and 2012, respectively.

Each participant in the Stock Incentive Plan has the right to require the Company to repurchase all of his or her restricted shares or shares issued or issuable pursuant to their awards in the event of a termination of employment due to death or disability. The Company also has the right—but not the obligation—to require employees to sell purchased shares back to the Company when they leave employment.

Generally, instruments with put rights upon death or disability are classified as temporary or permanent equity awards until such puttable conditions become probable (i.e. upon termination due to death or disability). Once an award meets the puttable conditions, it is accounted for as an award modification and is required to be liability-classified. The Company records an incremental expense measured as the excess, if any, of the fair value of the modified award over the amount previously recognized when the award retained equity classification. These liability awards are remeasured at their fair market value as of each reporting period through the date of settlement, which is generally the first fiscal quarter following termination. There were no 2014 terminations that met the criteria for liability treatment. As such, there was no impact on current fiscal year stock-based compensation costs.

As discussed in Note 1—Proposed Acquisition by Sysco, the Acquisition will constitute a “Change of Control” under the Stock Incentive Plan, which will accelerate vesting of all stock options, equity appreciation rights, restricted stock, and restricted stock units.

Common Stock Issuances—Certain employees have purchased shares of common stock, pursuant to a management stockholder’s agreement associated with the Stock Incentive Plan. These shares are subject to the terms and conditions (including certain restrictions) of each management stockholder’s agreement, other documents signed at the time of purchase, as well as transfer limitations under the applicable law. The Company measures fair value of the shares on a quarterly basis, using the combination of a market approach and an income approach. The share price determined for a particular quarter end is the price at which employee purchases and company repurchases are made for the following quarter. In 2014, there were no employee purchases or Company repurchases of common stock held by employees. In 2013, employees bought stock at $6.00 per share. The shares were purchased by employees in 2012 at prices of $5.00 to $6.00 per share.

Common stock purchased by employees is contingently redeemable and as a result are accounted for as Temporary Equity. The amount of Temporary Equity ascribed to such common stock, net of any shareholder loans, was $31 million, $31 million and $34 million at December 27, 2014, December 28, 2013 and December 29, 2012, respectively. See Note 2—Temporary Equity for further discussion.

Stock Option Awards—The Company granted to certain employees Time Options and Performance Options (collectively the “Options”) to purchase common shares. These Options are subject to the restrictions set forth in the Stock Option Agreements. Shares purchased pursuant to option exercises would be governed by the restrictions in the Stock Incentive Plan and management stockholder’s agreements.

Vested stock option awards are accounted for as Temporary Equity as a result of the underlying common stock being contingently redeemable. The amount of Temporary Equity ascribed to stock option awards was $0 for all periods reported because the strike price of the stock option awards was equal to the fair value at date of grant. See Note 2—Temporary Equity for further discussion.

The Time Options vest and become exercisable ratably over periods of four to five years. This happens either on the anniversary date of the grant or the last day of each fiscal year, beginning with the fiscal year issued.

The Performance Options also vest and become exercisable ratably over four to five years, either on the anniversary date of the grant or the last day of each fiscal year (beginning with the fiscal year issued), provided that the Company achieves an annual operating performance target as defined in the applicable stock option agreements (“Stock Option Agreements”). The Stock Option Agreements also provide for “catch-up vesting” of the Performance Options, if an annual operating performance target is not achieved, but a cumulative operating performance target is achieved. During 2012, the Company changed its policy for granting Performance Options. The award agreements no longer included performance targets for all years covered by the agreement. Instead, the Company established annual and cumulative targets for each year at the beginning of each respective fiscal year. In this case, the grant date under GAAP is not determined until the performance target for the related options is known.

The 2012 annual operating performance target was modified in 2013, and the Company recorded a compensation charge of $2 million in 2013 for the Performance Options relating to 2012. The Company did not achieve the performance target in 2013. The Company achieved the performance target in 2014 and recorded a compensation charge of $4 million in 2014 for the Performance Options relating to 2014.

The Options are nonqualified options, with exercise prices equal to the estimated value of a share of common stock at the date of the grant. The Options have exercise prices of $4.50 to $6.00 per share and generally have a 10-year life. The fair value of each option award is estimated as of the date of grant using a Black-Scholes option-pricing model.

The weighted-average assumptions for options granted in fiscal years 2013 and 2012 are included in the following table. No options were granted in fiscal year 2014.

	2013	2012
Expected volatility	35.0%	35.0%
Expected dividends	0.0%	0.0%
Risk-free rate	1.0%	0.9%
Expected term (in years) 10-year options	6.3	6.7

Expected volatility is calculated based on the historical volatility of public companies similar to US Foods Holding Corp. The risk-free interest rate is the implied zero-coupon yield for U.S. Treasury securities having a maturity approximately equal to the expected term, as of the grant dates. The assumed dividend yield is zero, because the Company has not historically paid dividends and does not have any current plans to pay dividends. Due to a lack of relevant historical data, the simplified approach was used to determine the expected term of the options.

The summary of options outstanding and changes during fiscal year 2014 presented below is based on the Company’s determination of legally outstanding option awards.

	Time Options	Performance Options	Total Options	Weighted- Average Fair Value	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Years
Outstanding at December 28, 2013	12,399,555	12,399,555	24,799,110	$2.04	$5.20
Granted	—	—	—	—	—
Exercised	(12,000)	(10,000)	(22,000)	$1.63	$5.00
Forfeited	(94,842)	(114,562)	(209,404)	$2.13	$5.93

Outstanding at December 27, 2014	12,292,713	12,274,993	24,567,706	$1.97	$5.19	6

Vested and exercisable at December 27, 2014	9,395,838	7,622,773	17,018,611	$1.93	$4.99	6

As described above, under GAAP, the performance target for Performance Options must be set for a grant date to have occurred and for the Performance Options to be considered for accounting recognition. In the above table, only 8.4 million of Performance Options outstanding at December 27, 2014 have had performance targets set. Only 8.4 million of outstanding Performance Options had performance targets set as of December 28, 2013. Exercised and Forfeited Performance Options during 2014 would have been materially unchanged. If a change in control were to occur, all options shown in the table above, including options for which performance targets were not yet set, would immediately vest.

The weighted-average grant date fair value of options granted in 2013 and 2012 was $2.22 and $2.05, respectively. In fiscal years 2014, 2013 and 2012, the Company recorded $7 million, $4 million and $2 million, respectively, in compensation expense related to the Options. The stock compensation expense—representing the fair value of stock options vested during the year—is reflected in our Consolidated Statements of Comprehensive Income (Loss) in Distribution, selling and administrative costs. During 2014, 12,000 Time Options and 10,000 Performance Options were exercised by terminating employees for a minimal cash outflow, representing the excess of fair value over exercise price. During 2013, 1,233,972 Time Options and 1,233,972 Performance Options were exercised by terminating employees for a cash outflow of $2 million, representing the excess of fair value over exercise price. During 2012, 425,550 Time Options and 425,550 Performance Options were exercised by terminating employees for a cash outflow of $0.9 million, representing the excess of fair value over exercise price.

Based on the table above, as of December 27, 2014, there was $7 million of total unrecognized compensation costs related to 7.5 million nonvested options expected to vest under the Stock Option Agreements. That cost is expected to be recognized over a weighted-average period of two years. As of December 27, 2014, there was $2 million of total unrecognized compensation costs related to 2.5 million nonvested options expected to vest under the Stock Option Agreements for which performance targets were set. That cost is expected to be recognized over a weighted-average period of six months.

Restricted Shares—Certain employees of the Company received 375,001 and 481,702 Restricted Shares in 2013 and 2012, respectively. (“Restricted Shares”). No Restricted Shares were issued in 2014. These shares were granted under the Stock Incentive Plan. Restricted Shares vest and become exercisable ratably over periods of primarily two to five years.

Vesting or vested Restricted Shares are accounted for as Temporary Equity as a result of the underlying common stock being contingently redeemable. The amount of Temporary Equity ascribed to Restricted Shares was $6 million, $6 million and $4 million at December 27, 2014, December 28, 2013 and December 29, 2012, respectively. See Note 2—Temporary Equity for further discussion.

The summary of nonvested Restricted Shares outstanding and changes during fiscal year 2014 is presented below:

	Restricted Shares	Weighted- Average Fair Value
Nonvested at December 28, 2013	372,764	$6.00
Granted	—
Vested	(191,250)	6.00
Forfeited	(6,124)	6.00

Nonvested at December 27, 2014	175,390	$6.00

The weighted-average grant date fair values for Restricted Shares granted in 2013 and 2012 were $6.00 and $6.00, respectively. The 2014 expense related to the Restricted Shares of $1 million was offset by an adjustment of prior year expense. Expense of $3 million and $2 million related to the Restricted Shares was recorded in Distribution, selling and administrative costs during fiscal 2013 and 2012, respectively. At December 27, 2014, there was $2 million of unrecognized compensation cost related to the Restricted Shares that we expect to recognize over a weighted-average period of two years.

Restricted Stock Units—Beginning in 2013, certain employees of the Company received Time Restricted Stock Units and Performance Restricted Stock Units (collectively the “RSUs”) granted pursuant to the Stock Incentive Plan. Time RSUs generally vest and become exercisable ratably over four years, starting on the anniversary date of grant. Performance RSUs also vest and become exercisable ratably over four years either on the anniversary date of the grant or the last day of each fiscal year (beginning with the fiscal year issued), provided that the Company achieves an annual operating performance target as defined in the applicable restricted stock unit agreements (“Restricted Stock Unit Agreements”). The Restricted Stock Unit Agreements also provide for “catch-up vesting” of the Performance RSU’s if an annual operating performance target is not achieved, but a cumulative operating performance target is achieved. Similar to options, the RSU award agreements do not include performance targets for all years covered by the agreement. Instead, the Company established annual targets for each year at the beginning of each fiscal year. In this case, the grant date under GAAP is not determined until the performance target for the related Performance RSU is known. The Company achieved the annual operating performance target in 2014 and recorded a compensation charge of $3 million in 2014 for the Performance RSU’s. The Company did not achieve the annual operating performance target for 2013 and, accordingly, did not record a compensation charge for the Performance RSU’s in 2013. Prior to 2013, there were no RSUs issued or outstanding under the Stock Incentive Plan.

Vesting or vested RSU’s are accounted for as temporary equity as a result of the underlying common shares being contingently redeemable. The amount of temporary equity ascribed to RSU’s was $6 million and $1 million at December 27, 2014 and December 28, 2013. See Note 2—Temporary Equity for further discussion.

The summary of nonvested Restricted Stock Units as of December 27, 2014, and changes during the fiscal year then ended presented below is based on the Company’s determination of legally outstanding RSUs.

	Time Restricted Stock Units	Performance Restricted Stock Units	Total Restricted Stock Units	Weighted- Average Fair Value
Nonvested at December 28, 2013	1,264,583	1,097,916	2,362,499	$6.00
Granted	166,667	—	166,667	$6.00
Vested	(264,998)	—	(264,998)	$6.00
Forfeited	(59,887)	(67,208)	(127,095)	$6.00

Nonvested at December 27, 2014	1,106,365	1,030,708	2,137,073	$6.00

As described above, under GAAP, the performance targets for Performance RSUs must be set for a grant to have occurred and for Performance Options to be considered for accounting recognition. In the above table, only 0.5 million of nonvested Performance RSUs outstanding at December 27, 2014 have had a performance target set. If a change in control were to occur, all RSUs shown in the table above, including Performance RSUs for which targets have not yet been set, would immediately vest.

The weighted-average grant date fair values for Restricted Stock Units granted in 2014 was $6.00. Expense of $5 million and $1 million related to the Restricted Stock Units was recorded in Distribution, selling and administrative costs during 2014 and 2013, respectively. Based on the table above, at December 27, 2014, there was $9 million of unrecognized compensation cost related to 2 million Restricted Stock Units that we expect to recognize over a weighted-average period of two years. As of December 27, 2014, there was $1 million of total unrecognized compensation cost related to 0.5 million nonvested RSUs for which performance targets were set. That cost is expected to be recognized over a weighted-average period of six months.

Equity Appreciation Rights—The Company has an Equity Appreciation Rights (“EAR”) Plan for certain employees. Each EAR represents one phantom share of stock. The EARs become vested and payable, primarily, at the time of a qualified public offering of equity shares or a change in control. EARs are forfeited upon termination of the participant’s employment with the Company. The EARs will be settled in cash upon vesting and, accordingly, are considered liability instruments. No EARs were granted during 2014 and 2013. As of December 27, 2014, there were a total of 1,566,800 EARs outstanding with a weighted average exercise price of $4.98 per share.

As the EARs are liability instruments, the fair value of the awards is re-measured each reporting period until the award is settled. Since vesting is contingent upon performance conditions currently not considered probable, no compensation costs have been recorded to date for the EARs.

Temporary Equity—The summary of changes in temporary equity during fiscal years 2014, 2013 and 2012 is presented below (dollars in thousands).

	Number of Shares	Dollars	Management Loans	Total Temporary Equity
BALANCE—December 31, 2011	7,674,134	$38,595	$(840)	$37,755
Issuance of common stock	1,563,512	5,201	—	5,201
Common stock repurchased	(1,755,488)	(7,218)	—	(7,218)
Payments on management loans	—	—	482	482
Share-based compensation expense for temporary equity awards	—	1,970	—	1,970

BALANCE—December 29, 2012	7,482,158	38,548	(358)	38,190
Issuance of common stock	2,870,530	14,092	—	14,092
Common stock repurchased	(3,329,189)	(18,377)	123	(18,254)
Payments on management loans	—	—	68	68
Share-based compensation expense for temporary equity awards	—	3,827	—	3,827

BALANCE—December 28, 2013	7,023,499	38,090	(167)	37,923
Issuance of common stock	521,341	169	—	169
Common stock repurchased	(108,555)	(744)	—	(744)
Payments on management loans	—	—	167	167
Share-based compensation expense for temporary equity awards	—	5,169	—	5,169

BALANCE—December 27, 2014	7,436,285	$42,684	$—	$42,684

16.	LEASES

The Company leases various warehouse and office facilities and certain equipment under operating and capital lease agreements that expire at various dates and in some instances contain renewal provisions. The Company expenses operating lease costs, including any scheduled rent increases, rent holidays or landlord concessions—on a straight-line basis over the lease term. The Company also has an unfunded lease obligation on its Perth Amboy, New Jersey distribution facility through 2023.

Future minimum lease payments under the above mentioned noncancelable lease agreements, together with contractual sublease income, as of December 27, 2014, are as follows (in thousands):

	Unfunded Lease Obligation	Capital Leases	Operating Leases	Sublease Income	Net
2015	$4,172	$33,124	$36,692	($1,298)	$72,690
2016	4,269	33,190	31,594	(1,038)	68,015
2017	4,269	33,257	26,228	(778)	62,976
2018	4,269	51,131	20,822	(6)	76,216
2019	4,663	29,469	19,975	—	54,107
Thereafter	19,237	38,954	51,773	—	109,964

Total minimum lease payments (receipts)	40,879	219,125	$187,084	$(3,120)	$443,968

Less amount representing interest	(11,895)	(29,893)

Present value of minimum lease payments	$28,984	$189,232

Total lease expense, included in Distribution, selling and administrative costs in the Company’s Consolidated Statements of Comprehensive Income (Loss), for operating leases for fiscal years 2014, 2013 and 2012, was $44 million, $44 million and $50 million, respectively.

17.	RETIREMENT PLANS

The Company has defined benefit and defined contribution retirement plans for its employees. We also contribute to various multiemployer plans under collective bargaining agreements, and provide certain health care benefits to eligible retirees and their dependents.

Company Sponsored Defined Benefit Plans—The Company maintains several qualified retirement plans and a nonqualified retirement plan (“Retirement Plans”) that pay benefits to certain employees at retirement, using formulas based on a participant’s years of service and compensation. In addition, the Company maintains a postemployment health and welfare plan for certain employees, of which components are included in the tables below under Other postretirement plans. Amounts related to defined benefit plans recognized in the consolidated financial statements are determined on an actuarial basis.

The components of net pension and other postretirement benefit costs for the last three fiscal years were as follows (in thousands):

	Pension Benefits
	2014	2013	2012
Components of net periodic pension cost:
Service cost	$27,729	$32,773	$25,819
Interest cost	37,468	33,707	38,404
Expected return on plan assets	(47,396)	(42,036)	(41,621)
Amortization of prior service cost	198	198	102
Amortization of net loss	2,294	13,288	14,572
Settlements	2,370	1,778	17,840

Net periodic pension costs	$22,663	$39,708	$55,116

	Other Postretirement Plans
	2014	2013	2012
Components of net periodic postretirement benefit costs:
Service cost	$79	$153	$140
Interest cost	318	431	512
Amortization of prior service cost	(334)	—	—
Amortization of net (gain) loss	(75)	112	34
Curtailment	(2,096)	—	—

Net periodic other post-retirement benefit costs (credits)	$(2,108)	$696	$686

Net periodic pension expense for fiscal years 2014, 2013 and 2012 includes $2 million, $2 million and $18 million, respectively, of settlement charges resulting from lump-sum payments to former employees participating in several USF-sponsored pension plans. The net periodic other postretirement benefit credits for fiscal year 2014 includes a $2 million curtailment gain resulting from a labor negotiation that eliminated postretirement medical coverage for substantially all active participants in one plan.

Changes in plan assets and benefit obligations recorded in Other comprehensive income (loss) for pension and Other postretirement benefits for the last three fiscal years were as follows (in thousands):

	Pension Benefits
	2014	2013	2012
Changes recognized in other comprehensive loss:
Actuarial gain (loss)	$(160,345)	$112,816	$(54,059)
Prior service cost	—	—	(620)
Amortization of prior service cost	198	198	102
Amortization of net loss	2,294	13,288	14,572
Settlements	2,370	1,778	17,840

Net amount recognized	$(155,483)	$128,080	$(22,165)

	Other Postretirement Plans
	2014	2013	2012
Changes recognized in other comprehensive loss:
Actuarial gain (loss)	$(986)	$2,198	$(661)
Prior service cost	3,612	—	—
Amortization of prior service cost	(334)	—	—
Amortization of net (gain) loss	(75)	112	34
Curtailment	(2,096)	—	—

Net amount recognized	$121	$2,310	$(627)

The funded status of the defined benefit plans for the last three fiscal years was as follows (in thousands):

	Pension Benefits
	2014	2013	2012
Change in benefit obligation:
Benefit obligation at beginning of period	$733,752	$795,989	$762,771
Service cost	27,729	32,773	25,819
Interest cost	37,468	33,707	38,404
Actuarial (gain) loss	199,807	(98,962)	82,840
Plan amendments	—	—	620
Settlements	(11,517)	(13,186)	(68,627)
Benefit disbursements	(16,770)	(16,569)	(45,838)

Benefit obligation at end of period	970,469	733,752	795,989

Change in plan assets:
Fair value of plan assets at beginning of period	641,749	566,768	564,651
Return on plan assets	86,857	55,890	70,403
Employer contribution	48,847	48,846	46,179
Settlements	(11,517)	(13,186)	(68,627)
Benefit disbursements	(16,770)	(16,569)	(45,838)

Fair value of plan assets at end of period	749,166	641,749	566,768

Net amount recognized	$(221,303)	$(92,003)	$(229,221)

	Other Postretirement Plans
	2014	2013	2012
Change in benefit obligation:
Benefit obligation at beginning of period	$9,375	$11,357	$10,653
Service cost	79	153	140
Interest cost	318	431	512
Employee contributions	215	219	297
Actuarial (gain) loss	986	(2,198)	661
Curtailment	(3,612)	—	—
Benefit disbursements	(572)	(587)	(906)

Benefit obligation at end of period	6,789	9,375	11,357

Change in plan assets:
Fair value of plan assets at beginning of period	—	—	—
Employer contribution	357	369	609
Employee contributions	215	219	297
Benefit disbursements	(572)	(587)	(906)

Fair value of plan assets at end of period	—	—	—

Net amount recognized	$(6,789)	$(9,375)	$(11,357)

For the defined benefit pension plans, the 2014 actuarial loss of $200 million was primarily due to a decrease in the discount rates and the adoption of the new mortality tables published by the Society of Actuaries used to determine the projected benefit obligation.

	Pension Benefits
	2014	2013	2012
Amounts recognized in the consolidated balance sheets consist of the following:
Accrued benefit obligation—current	$(453)	$(401)	$(401)
Accrued benefit obligation—noncurrent	(220,850)	(91,602)	(228,820)

Net amount recognized in the consolidated balance sheets	$(221,303)	$(92,003)	$(229,221)

Amounts recognized in accumulated other comprehensive income (loss) consist of the following:
Prior service cost	$(634)	$(832)	$(1,030)
Net loss	(231,446)	(75,765)	(203,647)

Net gain (loss) recognized in accumulated other comprehensive income (loss)	$(232,080)	$(76,597)	$(204,677)

Additional information:
Accumulated benefit obligation	$888,937	$679,225	$733,626
Unfunded (prepaid) accrued pension cost	10,777	(15,406)	(24,544)

	Other Postretirement Plans
	2014	2013	2012
Amounts recognized in the consolidated balance sheets consist of the following:
Accrued benefit obligation—current	$(533)	$(583)	$(628)
Accrued benefit obligation—noncurrent	(6,256)	(8,792)	(10,729)

Net amount recognized in the consolidated balance sheets	$(6,789)	$(9,375)	$(11,357)

Amounts recognized in accumulated other comprehensive income (loss) consist of the following:
Net gain (loss)	$1,368	$1,247	$(1,063)

Net gain (loss) recognized in accumulated other comprehensive income (loss)	$1,368	$1,247	$(1,063)

Additional information—unfunded accrued benefit cost	$(8,157)	$(10,622)	$(10,294)

	Pension Benefits	Other Postretirement Benefits
Amounts expected to be amortized from accumulated other comprehensive loss in the next fiscal year:
Net loss	$14,053	$14
Prior service cost (credit)	195	(62)

Net expected to be amortized	$14,248	$(48)

Weighted average assumptions used to determine benefit obligations at period-end and net pension costs for the last three fiscal years were as follows:

	Pension Benefits
	2014	2013	2012
Benefit obligation:
Discount rate	4.25%	5.19%	4.29%
Annual compensation increase	3.60%	3.60%	3.60%
Net cost:
Discount rate	5.19%	4.29%	5.08%
Expected return on plan assets	7.25%	7.25%	7.25%
Annual compensation increase	3.60%	3.60%	4.00%

	Other Postretirement Plans
	2014	2013	2012
Benefit obligation—discount rate	4.05%	4.80%	3.90%
Net cost—discount rate	4.80%	3.90%	4.95%

The measurement dates for the pension and other postretirement benefit plans were December 27, 2014, December 28, 2013 and December 29, 2012.

A health care cost trend rate is used in the calculations of postretirement medical benefit plan obligations. The assumed healthcare trend rates for the last three fiscal years were as follows:

	2014	2013	2012
Immediate rate	7.10%	7.30%	7.50%
Ultimate trend rate	4.50%	4.50%	4.50%
Year the rate reaches the ultimate trend rate	2028	2028	2028

A 1% change in the rate would result in a change to the postretirement medical plan obligation of less than $1 million. Retirees covered under these plans are responsible for the cost of coverage in excess of the subsidy, including all future cost increases.

For guidance in determining the discount rate, the Company determines the implied rate of return on a hypothetical portfolio of high-quality fixed-income investments, for which the timing and amount of cash outflows approximates the estimated pension plan payouts. The discount rate assumption is reviewed annually and revised as appropriate.

The expected long-term rate of return on plan assets is derived from a mathematical asset model. This model incorporates assumptions on the various asset class returns, reflecting a combination of historical performance analysis and the forward-looking views of the financial markets regarding the yield on long-term bonds and the historical returns of the major stock markets. The rate of return assumption is reviewed annually and revised as deemed appropriate.

The investment objective for our Company sponsored plans is to provide a common investment platform. Investment managers—overseen by our Retirement Administration Committee—are expected to adopt and maintain an asset allocation strategy for the plans’ assets designed to address the Retirement Plans’ liability structure. The Company has developed an asset allocation policy and rebalancing policy. We review the major asset classes, through consultation with investment consultants, at least quarterly to determine if the plan assets are performing as expected. The Company’s 2014 strategy targeted a mix of 50% equity securities and 50% long-term debt securities and cash equivalents. The actual mix of investments at December 27, 2014, was 49% equity securities and 51% long-term debt securities and cash equivalents. The Company plans to manage the actual mix of investments to achieve its target mix.

The following table (in thousands) sets forth the fair value of our defined benefit plans’ assets by asset fair value hierarchy level. See Note 4—Fair Value Measurements for a detailed description of the three-tier fair value hierarchy.

	Asset Fair Value as of December 27, 2014
	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$5,800	$—	$—	$5,800
Common collective trust funds:
Cash equivalents	—	3,897	—	3,897
Domestic equities	—	259,627	—	259,627
International equities	—	48,774	—	48,774
Mutual funds:
Domestic equities	32,348	—	—	32,348
International equities	23,199	—	—	23,199
Long-term debt securities:
Corporate debt securities:
Domestic	—	199,500	—	199,500
International	—	25,633	—	25,633
U.S. government securities	—	136,048	—	136,048
Government agencies securities	—	10,270	—	10,270
Other	—	4,070	—	4,070

	$61,347	$687,819	$—	$749,166

	Asset Fair Value as of December 28, 2013
	Level 1	Level 2	Level 3	Total
Cash and cash equivalents	$14,624	$—	$—	$14,624
Common collective trust funds:
Cash equivalents	—	3,407	—	3,407
Domestic equities	—	228,638	—	228,638
International equities	—	48,112	—	48,112
Mutual funds:
Domestic equities	31,368	—	—	31,368
International equities	23,926	—	—	23,926
Long-term debt securities:
Corporate debt securities:
Domestic	—	163,831	—	163,831
International	—	20,916	—	20,916
U.S. government securities	—	94,891	—	94,891
Government agencies securities	—	8,306	—	8,306
Other	—	3,730	—	3,730

	$69,918	$571,831	$—	$641,749

A description of the valuation methodologies used for assets measured at fair value is as follows:

•	Cash and cash equivalents are valued at original cost plus accrued interest.

•	Common collective trust funds are valued at the net asset value of the shares held at the end of the reporting period. This class represents investments in actively managed, common collective trust funds that invest primarily in equity securities, which may include common stocks, options and futures. Investments are valued at the net asset value per share, multiplied by the number of shares held as of the measurement date.

•	Mutual funds are valued at the closing price reported on the active market on which individual funds are traded.

•	Long-term debt securities are valued at the estimated price a dealer will pay for the individual securities.

Estimated future benefit payments, under Company sponsored plans as of December 27, 2014, were as follows (in thousands):

	Pension Benefits	Postretirement Plans
2015	$33,122	$533
2016	35,379	544
2017	37,841	529
2018	37,387	530
2019	41,279	505
Subsequent five years	231,496	2,319

Estimated required and discretionary contributions expected to be contributed by the Company to the Retirement Plans in 2015 total $49 million.

Other Company Sponsored Benefit Plans—Employees are eligible to participate in a defined contribution 401(k) plan which provides that under certain circumstances the Company may make matching contributions of up to 50% of the first 6% of a participant’s compensation. The Company’s contributions to this plan were $26 million, $25 million and $25 million in fiscal years 2014, 2013 and 2012, respectively. The Company, at its discretion, may make additional contributions to the 401(k) Plan. The Company made no discretionary contributions under the 401(k) plan in fiscal years 2014, 2013 and 2012.

Multiemployer Pension Plans—The Company contributes to numerous multiemployer pension plans under the terms of collective bargaining agreements that cover certain of its union-represented employees. The Company does not administer these multiemployer pension plans.

The risks of participating in multiemployer pension plans differ from traditional single-employer defined benefit plans as follows:

•	Assets contributed to a multiemployer pension plan by one employer may be used to provide benefits to the employees of other participating employers

•	If a participating employer stops contributing to a multiemployer pension plan, the unfunded obligations of the plan may be borne by the remaining participating employers

•	If the Company elects to stop participation in a multiemployer pension plan, it may be required to pay a withdrawal liability based upon the underfunded status of the plan

The Company’s participation in multiemployer pension plans for the year ended December 27, 2014, is outlined in the tables below. The Company considers significant plans to be those plans to which the Company contributed more than 5% of total contributions to the plan in a given plan year, or for which the Company believes its estimated withdrawal liability—should it decide to voluntarily withdraw from the plan—may be material to the Company. For each plan that is considered individually significant to the Company, the following information is provided:

•	The EIN/Plan Number column provides the Employee Identification Number (“EIN”) and the three-digit plan number (“PN”) assigned to a plan by the Internal Revenue Service.

•

The most recent Pension Protection Act (“PPA”) zone status available for 2014 and 2013 is for the plan years beginning in 2014 and 2013, respectively. The zone status is based on information provided to participating employers by each plan and is certified by the plan’s actuary. A plan in the red zone has been determined to be in critical status, based on criteria established under the Internal Revenue Code (the “Code”), and is generally less than 65% funded. A plan in the yellow zone has been determined to be in endangered status, based on criteria established under the Code, and is generally less than 80% but more than 65% funded. A plan in the green zone has been determined to be neither in critical status nor in endangered status, and is generally at least 80% funded.

•	The FIP/RP Status Pending/Implemented column indicates plans for which a financial improvement plan (“FIP”) or a rehabilitation plan (“RP”) is either pending or has been implemented. In addition to regular plan contributions, participating employers may be subject to a surcharge if the plan is in the red zone.

•	The Surcharge Imposed column indicates whether a surcharge has been imposed on participating employers contributing to the plan.

•	The Expiration Dates column indicates the expiration dates of the collective-bargaining agreements to which the plans are subject.

Pension Fund	EIN/ Plan Number	PPA Zone Status		FIP/RP Status Pending/ Implemented	Surcharge Imposed	Expiration Dates
		2014	2013
Central States, Southeast and Southwest Areas Pension Fund	36-6044243/001	Red	Red	Implemented	No	5/10/14(2) to 4/30/16
Western Conference of Teamsters Pension Trust Fund(1)	91-6145047/001	Green	Green	N/A	No	3/31/2015 to 09/30/20
Minneapolis Food Distributing Industry Pension Plan(1)	41-6047047/001	Green	Green	Implemented	No	4/1/17
Teamster Pension Trust Fund of Philadelphia and Vicinity(1)	23-1511735/001	Yellow	Yellow	Implemented	No	2/10/18
Truck Drivers & Helpers Local 355 Pension Fund(1)	52-0951433/001	Yellow	Yellow	Implemented	No	3/15/15
Local 703 I.B. of T. Grocery and Food Employees’ Pension Plan	36-6491473/001	Green	Green	N/A	No	6/30/18
United Teamsters Trust Fund A	13-5660513/001	Yellow	Red	Implemented	No	5/30/15
Warehouse Employees Local 169 and Employers Joint Pension Fund(1)	23-6230368/001	Red	Red	Implemented	No	2/10/18
Warehouse Employees Local No. 570 Pension Fund(1)	52-6048848/001	Green	Green	N/A	No	3/15/15
Local 705 I.B. of T. Pension Trust Fund(1)	36-6492502/001	Red	Red	Implemented	Yes	12/29/18

(1)	The plan has elected to utilize special amortization provisions provided under the Preservation of Access to Care for Medicare Beneficiaries and Pension Relief Act of 2010.
(2)	The collective bargaining agreement for this pension fund is operating under an extension.

The following table provides information about the Company’s contributions to multiemployer pension plans. For plans that are not individually significant to the Company, the total amount of US Foods consolidated contributions is aggregated.

Pension Fund	USF Contribution(1)(2) (in thousands)			USF Contributions Exceed 5% of Total Plan Contributions(3)
	2014	2013	2012	2013	2012
Central States, Southeast and Southwest Areas Pension Fund	$3,930	$3,908	$3,389	No	No
Western Conference of Teamsters Pension Trust Fund	9,761	9,249	8,309	No	No
Minneapolis Food Distributing Industry Pension Plan	5,026	4,565	4,235	Yes	Yes
Teamster Pension Trust Fund of Philadelphia and Vicinity	3,163	2,939	2,808	No	No
Truck Drivers and Helpers Local 355 Pension Fund	1,373	1,428	1,491	Yes	Yes
Local 703 I.B. of T. Grocery and Food Employees’ Pension Plan	1,282	1,036	1,017	Yes	Yes
United Teamsters Trust Fund A	1,537	1,816	1,144	Yes	Yes
Warehouse Employees Local 169 and Employers Joint Pension Fund	907	981	961	Yes	Yes
Warehouse Employees Local No. 570 Pension Fund	863	929	969	Yes	Yes
Local 705 I.B. of T. Pension Trust Fund	2,479	2,189	2,077	No	No
Other Funds	1,723	1,818	1,858	—	—

	$32,044	$30,858	$28,258

(1)	Contributions made to these plans during the Company’s fiscal year, which may not coincide with the plans’ fiscal years.
(2)	Contributions do not include payments related to multiemployer pension withdrawals as described in Note 13—Restructuring and Tangible Asset Impairment Charges.
(3)	Indicates whether the Company was listed in the respective multiemployer plan Form 5500 for the applicable plan year as having made more than 5% of total contributions to the plan.

If the Company elected to voluntarily withdraw from a multiemployer pension plan, it would be responsible for its proportionate share of the plan’s unfunded vested liability. Based on the latest information available from plan administrators, the Company estimates its aggregate withdrawal liability from the multiemployer pension plans in which it participates to be approximately $300 million as of December 27, 2014. This estimate excludes $51 million of multiemployer pension plan withdrawal liabilities recorded in the Company’s Consolidated Balance Sheet related to closed facilities as of December 27, 2014, and as further described in Note 13—Restructuring and Tangible Asset Impairment Charges. Actual withdrawal liabilities incurred by the Company—if it were to withdraw from one or more plans—could be materially different from the estimates noted here, based on better or more timely information from plan administrators or other changes affecting the respective plan’s funded status.

18.	EARNINGS (LOSS) PER SHARE

The Company computes earnings (loss) per share (“EPS”) in accordance with ASC 260, Earnings per Share, which requires that non-vested restricted stock containing non-forfeitable dividend rights should be treated as participating securities pursuant to the two-class method. Under the two-class method, net income is reduced by the amount of dividends declared in the period for common stock and participating securities. The remaining undistributed earnings are then allocated to common stock and participating securities as if all of the net income for the period had been distributed. The amounts of distributed and undistributed earnings allocated to participating securities for the fiscal years 2014, 2013 and 2012 were insignificant and did not materially impact the calculation of basic or diluted EPS.

Basic EPS is computed by dividing income or loss available to common stockholders by the weighted average number of shares of common stock, shares in temporary equity (including common stock issuances to key employees, vested restricted shares and vested restricted stock units) and non-vested restricted shares outstanding for the year.

Diluted EPS is computed using the weighted average number of shares of common stock, shares in temporary equity and non-vested restricted shares outstanding for the year plus the effect of dilutive potential common shares outstanding during the year. The following table sets forth the computation of loss per share for the last three fiscal years:

	2014	2013	2012
Numerator:
Net loss (in thousands)	$(72,914)	$(57,206)	$(51,173)

Denominator:
Weighted-average common shares outstanding	457,562,656	458,013,553	457,908,809
Basic loss per share	$(0.16)	$(0.12)	$(0.11)

Diluted loss per share	$(0.16)	$(0.12)	$(0.11)

Potentially dilutive securities that were not included in the computation of diluted (loss) per share for those periods because their inclusion would be anti-dilutive were as follows:

	2014	2013	2012
Stock options, restricted stock and restricted stock units	24,044,399	22,373,403	20,106,870

19.	CHANGES IN ACCUMULATED OTHER COMPREHENSIVE LOSS

The following table presents changes in Accumulated Other Comprehensive Income (Loss) by component for the last three fiscal years, (in thousands):

Accumulated Other Comprehensive Loss Components	2014	2013	2012
Defined benefit retirement plans:
Balance at beginning of period(1)	$(2,679)	$(125,642)	$(111,482)

Other comprehensive income (loss) before reclassifications	(161,331)	115,014	(55,340)
Current year prior service cost	3,612	—	—
Amortization of prior service cost (credit)(2)(3)	(136)	198	102
Amortization of net loss(2)(3)	2,219	13,400	14,606
Settlements(2)(3)	2,370	1,778	17,840
Curtailment(2)(3)	(2,096)	—	—

Total before income tax	(155,362)	130,390	(22,792)
Income tax provision (benefit)	—	7,427	(8,632)

Current period comprehensive income (loss), net of tax	(155,362)	122,963	(14,160)

Balance at end of period(1)	$(158,041)	$(2,679)	$(125,642)

Interest rate swap derivative cash flow hedge(4):
Balance at beginning of period(1)	$—	$(542)	$(18,112)

Other comprehensive loss before reclassifications		(653)	(2,387)
Amounts reclassified from Other comprehensive income(5)	—	2,042	30,683

Total before income tax	—	1,389	28,296
Income tax provision	—	847	10,726

Current period comprehensive income, net of tax	—	542	17,570

Balance at end of period(1)	$—	$—	$(542)

(1)	Amounts are presented net of tax.
(2)	Included in the computation of net periodic benefit costs. See Note—17 Retirement Plans for additional information.
(3)	Included in Distribution, selling and administration expenses in the Consolidated Statements of Comprehensive Income (Loss).
(4)	The interest rate swap derivative expired in January 2013.
(5)	Included in Interest Expense-Net in the Consolidated Statements of Comprehensive Income (Loss).

20.	INCOME TAXES

The Income tax provision (benefit) for the last three fiscal years consisted of the following (in thousands):

	2014	2013	2012
Current:
Federal	$(146)	$(64)	$7
State	311	283	299

Current Income tax provision (benefit)	165	219	306

Deferred:
Federal	34,168	28,824	37,635
State	1,635	779	4,507

Deferred Income tax provision (benefit)	35,803	29,603	42,142

Total Income tax provision (benefit)	$35,968	$29,822	$42,448

The Company’s effective income tax rates for the fiscal years ended December 27, 2014, December 28, 2013 and December 29, 2012 and were 97%, 109% and 487%, respectively. The determination of the Company’s overall effective tax rate requires the use of estimates. The effective tax rate reflects the income earned and taxed in U.S. federal and various state jurisdictions. Tax law changes, increases and decreases in permanent differences between book and tax items, changes in valuation allowances, tax credits and the Company’s change in income from each jurisdiction all affect the overall effective tax rate.

The reconciliation of the provisions for income taxes from continuing operations at the U.S. federal statutory income tax rate of 35% to the Company’s income taxes for the last three fiscal is as follows (in thousands):

	2014	2013	2012
Federal income tax benefit computed at statutory rate	$(12,931)	$(9,585)	$(3,054)
State income taxes—net of federal income tax benefit	(1,532)	(2,415)	(24)
Statutory rate and apportionment change	(321)	406	(1,000)
Stock-based compensation	131	5,342	—
Non-deductible expenses	2,592	2,153	2,215
Return to accrual reconciliation	12	(335)	29
Change in the valuation allowance for deferred tax assets	54,571	32,445	43,748
Net operating loss expirations	2,019	1,653	634
Tax credits	(8,179)	—	—
Other	(394)	158	(100)

Total Income tax provision	$35,968	$29,822	$42,448

Temporary differences and carryforwards that created significant deferred tax assets and liabilities were as follows (in thousands):

	December 27, 2014	December 28, 2013
Deferred tax assets:
Allowance for doubtful accounts	$10,794	$10,838
Accrued employee benefits	30,689	28,931
Restructuring reserves	29,500	36,649
Workers’ compensation, general liability and auto liabilities	62,493	59,845
Deferred income	539	1,287
Deferred financing costs	9,466	9,362
Pension liability	72,747	22,616
Net operating loss carryforwards	217,960	215,177
Other accrued expenses	25,300	16,447

Total gross deferred tax assets	459,488	401,152
Less valuation allowance	(232,163)	(117,227)

Total net deferred tax assets	227,325	283,925

Deferred tax liabilities:
Property and equipment	(152,622)	(148,976)
Inventories	(17,166)	(13,657)
Intangibles	(487,935)	(515,888)

Total deferred tax liabilities	(657,723)	(678,521)

Net deferred tax liability	$(430,398)	$(394,596)

The net deferred tax liability presented in the Consolidated Balance Sheets was as follows (in thousands):

	December 27 2014	December 28, 2013
Current deferred tax asset (liability)	$(10,079)	$13,557
Noncurrent deferred tax liability	(420,319)	(408,153)

Net deferred tax liability	$(430,398)	$(394,596)

As of December 27, 2014, the Company had tax affected federal and state net operating loss carryforwards of $129 million and $89 million, respectively, which will expire at various dates from 2015 to 2034.

The Company’s net operating loss carryforwards expire as follows (in millions):

	Federal	State	Total
2015-2019	$8	$14	$22
2020-2024	—	46	46
2025-2029	94	22	116
2030-2034	27	7	34

	$129	$89	$218

The Company also has federal minimum tax credit carryforwards of approximately $1 million, research and development credit carryforwards of $6 million and other state credit carryforwards of $1 million.

The federal and state net operating loss carryforwards in the income tax returns filed included unrecognized tax benefits taken in prior years. The net operating losses for which a deferred tax asset is recognized for financial statement purposes in accordance with ASC 740 are presented net of these unrecognized tax benefits.

Because of the change of ownership provisions of the Tax Reform Act of 1986, use of a portion of the Company’s domestic net operating losses and tax credit carryforwards may be limited in future periods. Further, a portion of the carryforwards may expire before being applied to reduce future income tax liabilities.

The Company believes that it is more likely than not that the benefit from certain federal and state net operating loss carryforwards will not be realized. In recognition of this risk, as of December 27, 2014, the Company has provided a valuation allowance of $139 million and $93 million for federal and state net operating loss carryforwards, respectively, based upon expected future utilization relating to these federal and state net operating loss carryforwards. If the Company’s assumptions change and the Company determines it will be able to realize these net operating losses, the tax benefits relating to any reversal of the valuation allowance on deferred tax assets as of December 27, 2014, will be accounted for as follows: approximately $142 million will be recognized as a reduction of income tax expense and $90 million will be recorded as an increase in equity.

A summary of the activity in the valuation allowance for the last three fiscal years is as follows (in thousands):

	2014	2013	2012
Balance at beginning of period	$117,227	$128,844	$85,685
Charged to expense	54,571	32,445	43,748
Other comprehensive income	60,340	(43,079)	—
Other	25	(983)	(589)

Balance at end of period	$232,163	$117,227	$128,844

Changes in tax laws and rates may affect recorded deferred tax assets and liabilities and the Company’s effective tax rate in the future.

The calculation of the Company’s tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations in federal and state jurisdictions. ASC 740 states that a tax benefit from an uncertain tax position may be recognized when it is more likely than not that the position will be sustained upon examination, including resolutions of any related appeals or litigation processes, on the basis of the technical merits.

The Company 1) records unrecognized tax benefits as liabilities in accordance with ASC 740, and 2) adjusts these liabilities when the Company’s judgment changes because of the evaluation of new information not previously available. Because of the complexity of some of these uncertainties, the ultimate resolution may result in a payment that is materially different from the current estimate of unrecognized tax benefit liabilities. These differences will be reflected as increases or decreases to income tax expense in the period in which new information is available.

The Company recognizes an uncertain tax position when it is more likely than not that the position will be sustained upon examination—including resolutions of any related appeals or litigation processes—based on the technical merits.

Reconciliation of the beginning and ending amount of unrecognized tax benefits as of fiscal years 2014, 2013, and 2012 was as follows (in thousands):

Balance at December 31, 2011	$60,398
Gross decreases due to positions taken in prior years	(333)
Gross increases due to positions taken in current year	71
Decreases due to lapses of statute of limitations	(73)
Decreases due to changes in tax rates	(436)

Balance at December 29, 2012	59,627
Gross increases due to positions taken in prior years	46
Gross increases due to positions taken in current year	76
Decreases due to lapses of statute of limitations	(207)
Decreases due to changes in tax rates	(251)

Balance at December 28, 2013	59,291
Gross decreases due to positions taken in prior years	(11,392)
Gross increases due to positions taken in current year	63
Decreases due to lapses of statute of limitations	(362)
Decreases due to changes in tax rates	(1,016)

Balance at December 27, 2014	$46,584

We do not believe it is reasonably possible that a significant increase in unrecognized tax benefits related to state exposures may be necessary in the coming year. In addition, the Company believes that it is reasonably possible that an insignificant amount of its currently remaining unrecognized tax benefits may be recognized by the end of 2014 as a result of a lapse of the statute of limitations. As of December 28, 2013, the Company did not believe that it was reasonably possible that a significant decrease in unrecognized tax benefits related to state tax exposures would have occurred during fiscal 2014. During the year ended December 27, 2014, unrecognized tax benefits related to those state exposures actually decreased by $0.4 million, as illustrated in the table above.

Included in the balance of unrecognized tax benefits at the ends of fiscal 2014, 2013 and 2012 was $41 million, $53 million and $53 million, respectively, of tax benefits that, if recognized, would affect the effective tax rate. Also included in the balance of unrecognized tax benefits as of those periods was $39 million, $51 million, and $51 million, respectively, of tax benefits that, if recognized, would result in adjustments to other tax accounts—primarily deferred taxes.

The Company recognizes interest and penalties related to uncertain tax positions in Interest expense—net in the Consolidated Statements of Comprehensive Income (Loss). As of December 27, 2014, the Company had approximately $2 million of accrued interest and penalties related to uncertain tax positions.

The Company files U.S. federal and state income tax returns in jurisdictions with varying statutes of limitations. Our 2007 through 2013 U.S. federal tax years, and various state tax years from 2000 through 2013, remain subject to income tax examinations by the relevant taxing authorities. Ahold has indemnified the Company for 2007 Transaction pre-closing consolidated federal and certain combined state income taxes, and the Company is responsible for all other taxes, and interest and penalties.

On September 13, 2013 the U.S. Treasury Department and the IRS issued final regulations that address costs incurred in acquiring, producing, or improving tangible property (the “tangible property regulations”). The tangible property regulations are generally effective for tax years beginning on or after January 1, 2014. The Company’s adoption of the tangible property regulations in the first quarter of 2014 had no impact on the Company’s financial position, results of operations or cash flows.

21.	BUSINESS ACQUISITIONS

During 2013, the Company purchased a foodservice distributor for cash of $14 million, plus contingent consideration of $2 million that was paid in 2014. During 2012, the Company purchased five foodservice distributors for cash of $106 million, plus contingent consideration of $6 million that was paid in 2013. The Company also received a $2 million purchase price adjustment in 2013 related to two 2012 acquisitions. The acquisitions, made in order to expand the Company’s presence in certain geographic areas, were purchases which have been integrated into our foodservice distribution network. There were no business acquisitions in 2014. The following table summarizes the purchase price allocations for the 2013 and 2012 business acquisitions as follows (in thousands):

	2013	2012
Accounts receivable	$3,894	$24,261
Inventories	3,638	26,076
Property and equipment	125	21,107
Goodwill	—	17,389
Other intangible assets	8,348	44,755
Accounts payable	(2,120)	(17,584)
Accrued expenses and other current liabilities	(130)	(8,930)
Other long-term liabilities	—	(3,419)

Cash used in acquisitions	$13,755	$103,655

The 2013 and 2012 acquisitions, individually and in the aggregate, did not materially affect the Company’s results of operations or financial position. Actual net sales and operating earnings of the businesses acquired in both periods were less than 2% of the Company’s consolidated results and, therefore, pro forma information has not been provided.

22.	COMMITMENTS AND CONTINGENCIES

Purchase Commitments—The Company enters into purchase orders with vendors and other parties in the ordinary course of business. Additionally, the Company has a limited number of purchase contracts with certain vendors that require it to buy a predetermined volume of products, which are not recorded in the Consolidated Balance Sheets. As of December 27, 2014, the Company’s purchase orders and purchase contracts with vendors, all to be delivered in 2015, were $646 million.

To minimize the Company’s fuel cost risk, it enters into forward purchase commitments for a portion of our projected diesel fuel requirements. At December 27, 2014, the Company had diesel fuel forward purchase commitments totaling $177 million through December 2016. The Company also enters into forward purchase agreements for procuring electricity. At December 27, 2014, the Company had electricity forward purchase commitments totaling $10 million through December 2016. The Company does not measure its forward purchase commitments for fuel and electricity at fair value as the amounts contracted for are used in its operations.

Retention and Transaction Bonuses—As part of the Acquisition Agreement described in Note 1—Overview and Basis of Presentation, Proposed Acquisition by Sysco, USF was given rights to offer retention and transaction bonuses to certain current employees that are integral to the successful completion of the transaction. USF was approved to offer a maximum of $31.5 million and $10 million of retention bonuses and transaction bonuses, respectively. Additionally, USF’s Chief Executive Officer (“CEO”) has agreed to reduce his continuation of base salary and bonus amounts by $3 million to be allocated at his discretion as bonuses to current employees (other than himself). The retention, transaction and other bonus payments are subject to consummation of the Acquisition and are payable on or after the transaction date. As of December 27, 2014, USF has not and is not required to record a liability for these bonuses until the Acquisition is consummated.

In February 2015, the Company approved payment of transaction and retention bonuses at specific future dates even if the Acquisition is not consummated. USF will record compensation costs beginning in February 2015.

Indemnification by Ahold for Certain Matters—In connection with the 2007 sale of USF to US Foods Holding Corp., a corporation formed and controlled by investment funds associated with or managed by CD&R and KKR, by Ahold in 2007 (the “2007 Transaction”), Ahold committed to indemnify and hold harmless the Company from and against damages (which includes losses, liabilities, obligations, and claims of any kind) and litigation costs (including attorneys’ fees and expenses) suffered, incurred or paid after the 2007 Transaction closing date related to certain matters (see discussion of “2006 Pricing Litigation”).

2006 Pricing Litigation—In October 2006, two customers filed a putative class action against the Company and Ahold. In December 2006, an amended complaint named a third plaintiff. The complaint focuses on certain pricing practices of the Company in contracts with some customers. In February 2007, the Company filed a motion to dismiss the complaint. In August 2007, two additional customers filed punitive class action complaints. These two additional lawsuits are based upon the pricing practices at issue in the October 2006 case.

In November 2007, the Judicial Panel on Multidistrict Litigation ordered the transfer of the two additional lawsuits to the jurisdiction in which the first lawsuit was filed—the U.S. District Court for the District of Connecticut—for consolidated or coordinated proceedings. In June 2008, the Plaintiffs filed their consolidated and amended class action complaint. The Company moved to dismiss this complaint. In August 2009, the Plaintiffs filed a motion for class certification. In December 2009, the court issued a ruling on the Company’s motion to dismiss. It dismissed Ahold from the case and also dismissed certain of the plaintiffs’ claims.

On November 30, 2011, the court issued its ruling granting the plaintiffs’ motion to certify the class. On April 4, 2012, the U.S. Court of Appeals for the Second Circuit granted the Company’s request to appeal the district court’s decision which granted class certification. Oral argument was held and the court upheld the grant of class certification. The Company filed a writ of certiorari to the U.S. Supreme Court which was denied on April 29, 2014.

In December 2014, the United States District Court of Connecticut finalized the settlement agreement under which Ahold paid $297 million to the settlement fund and the Company was released from all claims. Ahold had indemnified the Company in regards to this matter and, as a consequence, payment of the settlement by Ahold did not impact the Company’s financial position, results of operations or cash flows.

Florida State Pricing Subpoena—On May 5, 2011, the State of Florida Department of Financial Services issued a subpoena to the Company requesting a broad range of information regarding vendor information, logistics/freight as well as pricing, allowances, and rebates that the Company obtained from the sale of products and services for the term of the contract. The subpoena focuses on all pricing and rebates earned during this period relative to the Florida Department of Corrections. The Company also learned of two qui tam suits, filed in Florida state court, against the Company, one of which was filed by a former official in the Florida Department of Corrections. The complaints are sealed and no additional information is presently available about the nature of either suit, the claims alleged or remedies sought.

The Company has engaged in ongoing discussions to seek resolution of this matter and continues to cooperate with the State of Florida by providing the requested documentation. The Company does not believe at this time that an unfavorable outcome from this matter is probable and, accordingly, no such liability has been recorded. Due to the inherent uncertainty of legal proceedings, it is reasonably possible the Company could suffer a loss as a result of this matter; however, an estimate of a possible loss or range of loss from this matter cannot be made at this time.

Other Pricing Related Matters—The Company has received a request for information from the Office of the Attorney General of the State of California seeking information regarding our California customers from 2001 to present. The Company is cooperating with the investigation.

The Company does not believe at this time that an unfavorable outcome from this matter is probable and, accordingly, no such liability has been recorded. Due to the inherent uncertainty of legal proceedings, it is reasonably possible the Company could suffer a loss as a result of this matter; however, an estimate of a possible loss or range of loss from this matter cannot be made at this time.

At this stage, the Company cannot determine the likelihood of success of any of the above pricing related claims or the potential liability if they are successful and therefore there can be no assurance that an adverse determination with respect to any pricing related matter would not have a material adverse effect on our financial condition.

Eagan Labor Dispute—In 2008, the Company closed our Eagan, Minnesota and Fairfield, Ohio divisions, and recorded a liability of approximately $40 million for the related multiemployer pension withdrawal liability. In 2010, the Company received formal notice and demand for payment of a $40 million withdrawal liability, which is payable in monthly installments through November 2023. During the 2011 fiscal third quarter, the Company was assessed an additional $17 million multiemployer pension withdrawal liability for the Eagan facility. The parties agreed to arbitrate this matter, and discovery began during the fiscal third quarter of 2012. The parties engaged in good faith settlement negotiations during the fiscal third and fourth quarters of 2013. The arbitration and related discovery were stayed pending settlement negotiations. The negotiations reached an unexpected impasse and ceased in December 2013. The arbitrator ruled that the only contested issue is a legal question and ordered the parties to submit cross motions for summary judgment. The parties submitted stipulated facts and cross motions for summary judgment in January 2015. After review, the arbitrator will issue an interim award. Discovery is stayed pending the arbitrator’s ruling. The Company believes it have meritorious defenses against the assessment for the additional pension withdrawal liability. The Company does not believe, at this time, that a loss from such obligation is probable and, accordingly, no liability has been recorded. However, it is reasonably possible the Company may ultimately be required to pay an amount up to $17 million.

Other Legal Proceedings—In addition to those described above, the Company and its subsidiaries are parties to a number of other legal proceedings arising from the normal course of business. These legal proceedings—whether pending, threatened or unasserted—if decided adversely to or settled by the Company, may result in liabilities material to its financial position, results of operations, or cash flows. The Company has recognized provisions with respect to the proceedings where appropriate. These are reflected in the Consolidated Balance Sheets. It is possible that the Company could be required to make expenditures in excess of the established provisions, in amounts that cannot be reasonably estimated. However, the Company believes that the ultimate resolution of these proceedings will not have a material adverse effect on its consolidated financial position, results of operations, or cash flows. It is the Company’s policy to expense attorney fees as incurred.

Insurance Recoveries—Tornado Loss—On April 28, 2014, a tornado damaged a distribution facility and its contents, including building improvements, equipment and inventory. In order to service customers, business from the damaged facility was reassigned to other Company distribution facilities. The Company has insurance coverage on the distribution facility and its contents, as well as business interruption insurance. The Company’s insurance policies provide for recoveries of the damaged property at replacement value and the damaged inventory at the greater of 1) expected selling price less unincurred selling costs or 2) cost plus 10%. Discussions are underway with the insurance carrier regarding the Company’s claims on the loss of the building and its contents, and the loss related to the business interruption. Anticipated insurance recoveries related to losses and incremental costs incurred are recognized when receipt is probable. Anticipated insurance recoveries in excess of net book value of the damaged property and inventory will not be recorded until all contingencies relating to the claim have been resolved. The timing of and amounts of ultimate insurance recoveries is not known at this time.

As a result of the tornado damage, the Company recorded a tangible asset impairment charge of $3 million and a net charge to cost of goods sold of $14 million for damaged inventory. In addition, the Company has incurred costs of $3 million for the 52-weeks ended December 27, 2014, including debris removal and clean-up costs, subject to coverage under its insurance policies. At December 27, 2014, these charges are offset by $14 million of initial advance payments received from insurance carriers and a receivable for insurance recoveries of $6 million that the Company has deemed as probable of recovery. The Company has classified the $4 million of insurance recoveries related to the damaged distribution facility assets as cash flows from investing activities and the $10 million of insurance recoveries related to damaged inventory and other costs incurred as cash flows from operating activities in its consolidated statement of cash flows.

In addition, the Company has incurred costs of $16 million for the 52-weeks ended December 27, 2014 subject to coverage under the Company’s insurance policies.

23.	US FOODS HOLDING CORP. CONDENSED FINANCIAL INFORMATION

These condensed parent company financial statements should be read in conjunction with the consolidated financial statements. The net assets of USF, our wholly owned subsidiary are restricted for the use and benefit of USF and its subsidiaries and—with the exception of income taxes payments, share-based compensation payments and minor administrative costs—are restricted from being transferred to US Foods in the form of loans, advances or dividends. The Company has no cash accounts as all cash transactions are recorded at USF. Accordingly, the condensed statement of cash flows has been omitted. See Note 15—Share-Based Compensation, Common Stock Issuances and Temporary Equity for a discussion of the Company’s shareholders’ equity related transactions. In the condensed parent company financial statements below, the investment in subsidiary (USF and subsidiaries) is accounted for using the equity method.

Condensed Parent Company Balance Sheets

As of December 27, 2014 and December 28, 2013

(in thousands)

	2014	2013
Assets
Investment in subsidiary	$1,664,716	$1,881,687

Total Assets	$1,664,716	$1,881,687

Liabilities and Shareholders’ Equity
Commitments and contingencies
Temporary equity	$42,684	$37,923

Shareholders’ Equity
Common stock, $.01 par value—600,000 shares authorized	4,500	4,500
Additional paid-in capital	2,289,345	2,282,801
Accumulated deficit	(513,772)	(440,858)
Accumulated other comprehensive loss	(158,041)	(2,679)

Total shareholders’ equity	1,622,032	1,843,764

Total Liabilities and Shareholders’ Equity	$1,664,716	$1,881,687

Condensed Parent Company Statements of Comprehensive Income (Loss)

For the Fiscal Years Ended December 27, 2014, December 28, 2013 and December 29, 2012

(in thousands)

	2014	2013	2012
Equity in net loss of subsidiary	$(72,914)	$(57,206)	$(51,173)

Net loss	(72,914)	(57,206)	(51,173)

Other comprehensive income (loss)
Changes in retirement benefit obligations, net of income tax	(155,362)	122,963	(14,160)
Changes in interest rate swap derivative, net of income tax	—	542	17,570

Comprehensive income (loss)	$(228,276)	$66,299	$(47,763)

24.	BUSINESS SEGMENT INFORMATION

The Company operates in one business segment based on how the Chief Operating Decision Maker (“CODM”)—the CEO—views the business for purposes of evaluating performance and making operating decisions. The Company markets and distributes fresh, frozen and dry food and non-food products to foodservice customers throughout the United States.

We use a centralized management structure, and Company strategies and initiatives are implemented and executed consistently across the organization to maximize value to the organization as a whole. We use shared resources for sales, procurement, and general and administrative activities across each of our distribution centers. Our distribution centers form a single network to reach our customers; it is common for a single customer to make purchases from several different distribution centers. Capital projects—whether for cost savings or generating incremental revenue—are evaluated based on estimated economic returns to the organization as a whole (e.g., net present value, return on investment).

The measure used by the CODM to assess operating performance is Adjusted EBITDA. Adjusted EBITDA is defined as Net income (loss), plus Interest expense—net, Income tax provision (benefit), and depreciation and amortization and adjusted for 1) Sponsor fees; 2) Restructuring and tangible asset impairment charges;

3) share-based compensation expense; 4) business transformation costs; 5) Acquisition related costs; 6) Other gains, losses or charges as specified under the Company’s debt agreements; and 7) the non-cash impact of net LIFO adjustments. Costs to optimize and transform our business are noted as business transformation costs in the table below and are added to EBITDA in arriving at Adjusted EBITDA as permitted under the Company’s debt agreements. Business transformation costs include costs related to functionalization and significant process and systems redesign in the Company’s replenishment, finance, category management and human resources functions; company rebranding; cash & carry retail store strategy; and implementation and process and system redesign related to the Company’s sales model.

The aforementioned items are specified as items to add to EBITDA in arriving at Adjusted EBITDA per USF’s debt agreements and, accordingly, our management includes such adjustments when assessing the operating performance of the business.

The following is a reconciliation for the last three fiscal years of Adjusted EBITDA to the most directly comparable GAAP financial performance measure, which is Net loss:

	2014	2013	2012
	(in thousands)
Adjusted EBITDA	$866,237	$845,393	$840,750
Adjustments:
Sponsor fees(1)	(10,438)	(10,302)	(10,242)
Restructuring and tangible asset impairment charges(2)	50	(8,386)	(8,923)
Share-based compensation expense(3)	(11,736)	(8,406)	(4,312)
Net LIFO reserve change(4)	(60,321)	(11,925)	(13,213)
Loss on extinguishment of debt(5)	—	(41,796)	(31,423)
Pension settlement(6)	(2,370)	(1,778)	(17,840)
Business transformation costs(7)	(54,135)	(60,800)	(74,900)
Acquisition related costs(8)	(37,905)	(3,522)	—
Other(9)	(25,577)	(31,587)	(20,918)

EBITDA	663,805	666,891	658,979
Interest expense, net	(289,202)	(306,087)	(311,812)
Income tax (provision) benefit	(35,968)	(29,822)	(42,448)
Depreciation and amortization expense	(411,549)	(388,188)	(355,892)

Net loss	$(72,914)	$(57,206)	$(51,173)

(1)	Consists of management fees paid to the Sponsors.
(2)	Primarily consists of facility closing, severance and related costs and tangible asset impairment charges.
(3)	Share-based compensation expense represents costs recorded for vesting of stock option awards, restricted stock and restricted stock units.
(4)	Consists of net changes in the LIFO reserve.
(5)	Includes fees paid to debt holders, third party costs, early redemption premium, and the write off of old debt facility unamortized debt issuance costs. See Note 11—Debt for a further description of debt refinancing transactions.
(6)	Consists of charges resulting from lump-sum payment settlements to retirees and former employees participating in several USF sponsored pension plans.
(7)	Consists primarily of costs related to functionalization and significant process and systems redesign.
(8)	Consists of direct and incremental costs related to the Acquisition.
(9)	Other includes gains, losses or charges as specified in USF’s debt agreements, including $16 million of costs subject to coverage under the Company’s insurance policies.

The following table presents the sales mix for the Company’s principal product categories for the last three fiscal years:

	2014	2013	2012
	(in thousands)
Meats and seafood	$8,326,191	$7,684,396	$7,445,636
Dry grocery products	4,152,682	4,275,669	4,214,890
Refrigerated and frozen grocery products	3,463,411	3,446,308	3,373,764
Dairy	2,555,362	2,332,346	2,221,986
Equipment, disposables and supplies	2,132,044	2,133,899	2,075,323
Beverage products	1,263,965	1,309,303	1,322,961
Produce	1,126,146	1,115,257	1,010,361

	$23,019,801	$22,297,178	$21,664,921

No single customer accounted for more than 4% of the Company’s consolidated net sales for 2014, 2013 and 2012. However, customers purchasing through one group purchasing organization accounted for approximately 12%, 12%, and 11% of consolidated Net sales in 2014, 2013 and 2012, respectively.

25.	SUBSEQUENT EVENTS

The Company evaluated subsequent events through March 20, 2015, the date its consolidated financial statements were originally available for issuance, and on February 8, 2016, the date the consolidated financial statements were available for reissuance. No material subsequent events have occurred since December 27, 2014 that required recognition or disclosure in these financial statements.

US Foods Holding Corp.

Interim Unaudited Consolidated Financial Statements

39-Weeks Ended September 26, 2015

US FOODS HOLDING CORP.

CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	Pro forma as adjusted September 26, 2015 (Note 1)	September 26, 2015	December 27, 2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents		$698,509	$343,659
Accounts receivable, less allowances of $21,617 and $24,989		1,308,889	1,252,738
Vendor receivables, less allowances of $2,294 and $2,802		136,581	97,668
Inventories		1,151,474	1,050,898
Prepaid expenses		67,173	67,791
Deferred income taxes		11,987	—
Assets held for sale		5,556	5,360
Other current assets		6,305	11,799

Total current assets		3,386,474	2,829,913
PROPERTY AND EQUIPMENT—Net		1,708,110	1,726,583
GOODWILL		3,835,477	3,835,477
OTHER INTANGIBLES—Net		492,529	602,827
DEFERRED FINANCING COSTS		19,512	26,144
OTHER ASSETS		54,627	36,170

TOTAL ASSETS	$	$9,496,729	$9,057,114

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Bank checks outstanding		$185,928	$178,912
Accounts payable		1,314,594	1,159,160
Accrued expenses and other current liabilities		467,656	435,638
Current portion of long-term debt		60,377	51,877

Total current liabilities		2,028,555	1,825,587
LONG-TERM DEBT		4,676,576	4,696,273
DEFERRED TAX LIABILITIES		471,350	420,319
OTHER LONG-TERM LIABILITIES		373,146	450,219

Total liabilities		7,549,627	7,392,398

COMMITMENTS AND CONTINGENCIES (Note 18)
TEMPORARY EQUITY		42,798	42,684
SHAREHOLDER’S EQUITY:
Common stock, $.01 par value—600,000 shares authorized		4,500	4,500
Additional paid-in capital		2,292,392	2,289,345
Accumulated deficit		(336,309)	(513,772)
Accumulated other comprehensive loss		(56,279)	(158,041)

Total shareholder’s equity		1,904,304	1,622,032

TOTAL LIABILITIES AND EQUITY	$	$9,496,729	$9,057,114

See Notes to Consolidated Financial Statements (Unaudited).

US FOODS HOLDING CORP.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (Unaudited)

(in thousands, except per share data)

	39-weeks Ended
	September 26, 2015		September 27, 2014
NET SALES		$17,192,251	$17,266,069
COST OF GOODS SOLD		14,257,407	14,446,306

Gross profit		2,934,844	2,819,763
OPERATING EXPENSES:
Distribution, selling and administrative costs		2,715,602	2,681,216
Restructuring and tangible asset impairment charges		81,697	(80)

Total operating expenses		2,797,299	2,681,136

OPERATING INCOME		137,545	138,627
ACQUISITION TERMINATION FEES—Net		287,500	—
INTEREST EXPENSE—Net		210,821	218,236

Income (loss) before income taxes		214,224	(79,609)
INCOME TAX PROVISION		36,761	41,151

NET INCOME (LOSS)		177,463	(120,760)
OTHER COMPREHENSIVE INCOME—Net of tax:
Changes in retirement benefit obligations, net of income tax		101,762	1,869

COMPREHENSIVE INCOME (LOSS)		$279,225	$(118,891)

NET INCOME (LOSS) PER SHARE
Basic		$0.39	$(0.26)

Diluted		$0.38	$(0.26)

Unaudited pro forma basic and diluted net income per common share (Note 1)	$

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING
Basic		457,874,522	457,543,950
Diluted		461,226,738	457,543,950
Unaudited pro forma weighted average number of common shares outstanding—basic (Note 1)
Unaudited pro forma weighted average number of common shares outstanding—diluted (Note 1)

See Notes to Consolidated Financial Statements (Unaudited).

US FOODS HOLDING CORP.

CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)

	39-weeks Ended
	September 26, 2015	September 27, 2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$177,463	$(120,760)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	298,701	310,058
Gain on disposal of property and equipment—net	(1,455)	(6,009)
Tangible asset impairment charges	6,293	1,580
Amortization of deferred financing costs	10,325	13,547
Amortization of Senior Notes issue premium	(2,497)	(2,497)
Insurance proceeds	22,150	—
Insurance recovery gain	(20,083)	—
Deferred tax provision	28,195	40,755
Share-based compensation expense	7,888	9,173
Provision for doubtful accounts	7,152	13,035
Changes in operating assets and liabilities:
Increase in receivables	(102,217)	(187,254)
(Increase) decrease in inventories	(100,576)	33,271
Decrease (increase) in prepaid expenses and other assets	2,136	(1,208)
Increase in accounts payable and bank checks outstanding	183,671	241,946
Increase (decrease) in accrued expenses and other liabilities	68,573	(42,106)

Net cash provided by operating activities	585,719	303,531

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of property and equipment	3,438	19,600
Purchases of property and equipment	(142,422)	(105,497)
Insurance proceeds related to property and equipment	2,771	4,000
Purchase of industrial revenue bonds	(21,914)	—

Net cash used in investing activities	(158,127)	(81,897)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from debt borrowings	21,914	898,450
Principal payments on debt and capital leases	(89,704)	(954,157)
Payment for debt financing costs and fees	(651)	(421)
Proceeds from common stock sales	500	197
Common stock repurchased	(4,801)	(603)

Net cash used in financing activities	(72,742)	(56,534)

NET INCREASE IN CASH AND CASH EQUIVALENTS	354,850	165,100
CASH AND CASH EQUIVALENTS—Beginning of period	343,659	179,744

CASH AND CASH EQUIVALENTS—End of period	$698,509	$344,844

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid (received) during the period for:
Interest (net of amounts capitalized)	$234,631	$238,900
Income taxes paid (refunded)—net of payments	5,181	(14)
Property and equipment purchases included in accounts payable	5,399	12,935
Capital lease additions	57,619	96,730
Receivable for insurance recoveries related to property and equipment	—	1,209

See Notes to Consolidated Financial Statements (Unaudited).

US FOODS HOLDING CORP.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

1.	OVERVIEW AND BASIS OF PRESENTATION

US Foods Holding Corp., a Delaware corporation, and its consolidated subsidiaries is referred to here as “we,” “our,” “us,” “the Company,” or “US Foods”. US Foods conducts all of its operations through its wholly owned subsidiary US Foods, Inc. (“USF”). All of the indebtedness, as further described in Note 10–Debt, is an obligation of USF and its subsidiaries. USF Senior Notes due in 2019 as described below in Public Filer Status are traded over the counter and are not listed on any exchange. US Foods is controlled by investment funds associated with or designated by Clayton, Dubilier & Rice, LLC and Kohlberg Kravis Roberts & Co., L.P. (“KKR”) (collectively, the “Sponsors”).

Terminated Acquisition by Sysco—On December 8, 2013, US Foods entered into an agreement and plan of merger (the “Acquisition Agreement”) with Sysco Corporation (“Sysco”); Scorpion Corporation I, Inc., a wholly owned subsidiary of Sysco (“Merger Sub One”); and Scorpion Company II, LLC, a wholly owned subsidiary of Sysco (“Merger Sub Two”), through which Sysco would have acquired US Foods (the “Acquisition”) on the terms and subject to the conditions set forth in the Acquisition Agreement. The closing of the Acquisition was subject to customary conditions, including the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

On February 2, 2015, US Foods, USF and certain of its subsidiaries, and Sysco entered into an asset purchase agreement (the “Asset Purchase Agreement”) with Performance Food Group, Inc. (“PFG”), through which PFG agreed to purchase, subject to the terms and conditions of the Asset Purchase Agreement, eleven USF distribution centers and related assets and liabilities, in connection with (and subject to) the closing of the Acquisition.

On February 19, 2015, the U.S. Federal Trade Commission (the “FTC”) voted by a margin of 3-2 to seek to block the proposed Acquisition by filing a federal district court action in the District of Columbia for a preliminary injunction. The preliminary injunctive hearing in federal district court commenced on May 5, 2015 and, on June 23, 2015, the federal district court granted the FTC’s request for a preliminary injunction to block the proposed Acquisition.

On June 26, 2015, US Foods, Sysco, Merger Sub One and Merger Sub Two entered into an agreement to terminate the Acquisition Agreement. Upon the termination of the Acquisition Agreement, the Asset Purchase Agreement automatically terminated and the indenture with respect to the 8.5% unsecured Senior Notes due June 30, 2019 (the “Senior Notes”) reverted to its prior form as if the amendments that modified certain definitions in such indenture had never become operative. Sysco paid a termination fee of $300 million to US Foods in connection with the termination of the Acquisition Agreement. USF paid a termination fee of $12.5 million to PFG pursuant to the terms of the Asset Purchase Agreement.

Business Description— The Company through its subsidiary, USF, markets and distributes fresh, frozen and dry food and non-food products to foodservice customers throughout the United States. These customers include independently owned single and multi-unit restaurants, regional concepts, national restaurant chains, hospitals, nursing homes, hotels and motels, country clubs, government and military organizations, colleges and universities, and retail locations.

Basis of Presentation—The Company operates on a 52-53 week fiscal year with all periods ending on a Saturday. When a 53-week fiscal year occurs, the Company reports the additional week in the fiscal fourth quarter. The Company’s fiscal year 2015 is a 53-week fiscal year. The accompanying unaudited consolidated financial statements include the accounts of US Foods and its wholly owned subsidiary, USF and its wholly owned subsidiaries. All intercompany transactions have been eliminated in consolidation.

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and the applicable rules and regulations of the Securities and Exchange Commission (“SEC”). Accordingly, they do not include all the information and disclosures required by GAAP for annual financial statements. These unaudited consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements for the fiscal year ended December 27, 2014. Certain footnote disclosures included in the annual financial statements prepared in accordance with GAAP have been condensed or omitted pursuant to applicable rules and regulations for interim financial statements. The unaudited consolidated financial statements reflect all adjustments which are of a normal and recurring nature that are, in the opinion of management, necessary for the fair presentation of the financial position, results of operations and cash flows for the interim periods presented. The results of operations for interim periods are not necessarily indicative of the results that might be achieved for the full year.

Public Filer Status—During the fiscal second quarter of 2013, the Company’s wholly owned subsidiary, USF completed the registration of $1,350 million aggregate principal amount of outstanding Senior Notes and became subject to rules and regulations of the SEC, including periodic and current reporting requirements under the Securities Exchange Act of 1934, as amended. The Company did not receive any proceeds from the registration of the Senior Notes. US Foods is not a public filer and its common stock is not publicly traded.

Supplemental Pro Forma Information (Unaudited) —Staff Accounting Bulletin 1.B.3 requires that certain distributions to owners prior to or concurrent with an initial public offering be considered as distributions in contemplation of that offering. Prior to the completion of the Company’s proposed initial public offering, the Company distributed a $666.3 million one-time special cash distribution (the “Cash Distribution”) to existing shareholders of record as of January 4, 2016. The supplemental pro forma balance sheet as of September 26, 2015, gives pro forma effect to the Cash Distribution as though it had been declared and was payable as of that date.

Unaudited basic and diluted pro forma Net income per common share assumed additional             common shares were outstanding for the 39-week period ended September 26, 2015 which represents the number of common shares that the Company would have been required to issue to fund the Cash Distribution of $666.3 million. The number of common shares that the Company would have been required to issue to fund the Cash Distribution was calculated by dividing the total $666.3 million distribution in excess of current year’s earnings by the assumed issuance price of $            , representing the midpoint of the range included in the Registration Statement.

2.	RECENT ACCOUNTING PRONOUNCEMENTS

In November 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes. This ASU requires that deferred income tax liabilities and assets be classified as noncurrent in a classified statement of financial position. This guidance is effective for fiscal years—and interim periods within those fiscal years—beginning after December 15, 2016, with early adoption permitted either prospectively to all deferred tax liabilities and assets or retrospectively to all periods presented. The Company will prospectively adopt the provisions of this ASU during its fiscal fourth quarter of 2015.

In April 2015, the FASB issued ASU No. 2015-04, Compensation —Retirement Benefits (Topic 715): Practical Expedient for the Measurement Date of an Employer’s Defined Benefit Obligation and Plan Assets. This ASU gives an employer whose fiscal year-end does not coincide with a calendar month-end—e.g., an entity that has a 52-week or 53-week fiscal year— the ability, as a practical expedient, to measure defined benefit retirement obligations and related plan assets as of the month-end that is closest to its fiscal year-end. This guidance is effective for fiscal years—and interim periods within those fiscal years—beginning after December 15, 2015, with early adoption permitted. The adoption of this guidance in connection with the remeasurement and curtailment accounting in the fiscal third quarter of 2015 did not materially affect the Company’s financial position, results of operations or cash flows.

In April 2015, the FASB issued ASU No. 2015-03, Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs. The amendments in this ASU require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this ASU. This guidance is effective for fiscal years—and interim periods within those fiscal years—beginning after December 15, 2015, with early adoption permitted. The Company will retrospectively adopt the provisions of this ASU during its fiscal fourth quarter of 2015. Additionally, in accordance with ASU No. 2015-15, Interest—Imputation of Interest (Subtopic 835-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements, issued in August 2015, the Company will continue to present debt issuance costs related to its line-of-credit arrangements as an asset and amortize them ratably over the term of the related facilities.

In August 2014, the FASB issued ASU No. 2014-15, Disclosure of Uncertainties About an Entity’s Ability to Continue as a Going Concern. This ASU provides guidance on determining when and how to disclose going-concern uncertainties in the financial statements. The new standard requires management to perform interim and annual assessments of an entity’s ability to continue as a going concern within one year of the date the financial statements are issued. An entity must provide certain disclosures if conditions or events raise substantial doubt about the entity’s ability to continue as a going concern. This guidance is effective for fiscal years—and interim periods within those fiscal years—beginning after December 15, 2016, with early adoption permitted. The Company is currently reviewing the provisions of the new standard.

In May 2014, the FASB issued ASU No. 2014-09 Revenue from Contracts with Customers, which will be introduced into the FASB’s Accounting Standards Codification as Topic 606. Topic 606 replaces Topic 605, the previous revenue recognition guidance. The new standard core principle is for companies to recognize revenue to depict the transfer of goods or services to customers in amounts that reflect the consideration—that is, payment—to which the company expects to be entitled in exchange for those goods or services. The new standard also will result in enhanced disclosures about revenue, provide guidance for transactions that were not previously addressed comprehensively (for example, service revenue and contract modifications) and improve guidance for multiple-element arrangements. The new standard will be effective for the Company in the fiscal first quarter of 2018, with early adoption permitted in the fiscal first quarter of 2017. The new standard permits two implementation approaches, one requiring retrospective application of the new standard with restatement of prior years, and one requiring prospective application of the new standard with disclosure of results under old standards. The Company is currently evaluating the impact of this ASU and has not yet selected an implementation approach.

3.	INVENTORIES

The Company’s inventories—consisting mainly of food and other foodservice-related products—are considered finished goods. Inventory costs include the purchase price of the product, freight charges to deliver it to the Company’s warehouses, and depreciation related to processing facilities and equipment, and are net of certain cash or non-cash vendor considerations. The Company assesses the need for valuation allowances for slow-moving, excess and obsolete inventories by estimating the net recoverable value of such goods based upon inventory category, inventory age, specifically identified items, and overall economic conditions.

The Company records inventories at the lower of cost or market, using the last-in, first-out (“LIFO”) method. The base year values of beginning and ending inventories are determined using the inventory price index computation method. This “links” current costs to original costs in the base year when the Company adopted LIFO. At September 26, 2015, and December 27, 2014, the LIFO balance sheet reserves were $166 million and $208 million, respectively. As a result of net changes in LIFO reserves, Cost of goods sold decreased $42 million and increased $69 million for the 39-weeks ended September 26, 2015 and September 27, 2014, respectively.

4.	ACCOUNTS RECEIVABLE FINANCING PROGRAM

Under its accounts receivable financing program and the related financing facility (the “2012 ABS Facility”), the Company sells—on a revolving basis—its eligible receivables to a wholly owned, special purpose, bankruptcy remote subsidiary (the “Receivables Company”). The Receivables Company, in turn, grants a continuing security interest in all of its rights, title and interest in the eligible receivables to the administrative agent for the benefit of the lenders —as defined in the 2012 ABS Facility. The Company consolidates the Receivables Company and, consequently, the sale of the receivables is a transaction internal to the Company and the receivables have not been derecognized from the Company’s unaudited Consolidated Balance Sheets. On a daily basis, cash from accounts receivable collections is remitted to the Company as additional eligible receivables are sold to the Receivables Company. If, on a weekly settlement basis, there are not sufficient eligible receivables available as collateral, the Company is required to either provide cash collateral or, in lieu of providing cash collateral, it can pay down its borrowings on the 2012 ABS Facility to cover the shortfall. Due to sufficient eligible receivables available as collateral, no cash collateral was held at September 26, 2015 or December 27, 2014. Included in the Company’s Accounts receivable balance as of September 26, 2015 and December 27, 2014 was $994 million and $941 million, respectively, of receivables held as collateral in support of the 2012 ABS Facility. See Note 10—Debt for a further description of the 2012 ABS Facility.

5.	ASSETS HELD FOR SALE

The Company classifies its closed facilities as Assets held for sale at the time management commits to a plan to sell the facility and it is unlikely the plan will be changed, the facility is actively marketed and available for immediate sale, and the sale is expected to be completed within one year. Due to market conditions, certain facilities may be classified as Assets held for sale for more than one year as the Company continues to actively market the facilities at reasonable prices.

The change in Assets held for sale for the 39-weeks ended September 26, 2015 was as follows (in thousands):

Balance at December 27, 2014	$5,360
Transfers in	2,281
Tangible asset impairment charges	(1,118)
Assets sold	(967)

Balance at September 26, 2015	$5,556

During fiscal third quarter of 2015, the Company closed one of its distribution facilities and reclassified it to Assets held for sale. During the fiscal first quarter of 2015, certain Assets held for sale were adjusted to equal their estimated fair value, less cost to sell, resulting in a tangible asset impairment charge of $1 million. See Note 8—Fair Value Measurements. Two facilities classified as Assets held for sale were sold during fiscal year 2015 for proceeds of $2 million.

6.	PROPERTY AND EQUIPMENT

Property and equipment are stated at cost. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets, which range from three to 40 years. Property and equipment under capital leases and leasehold improvements are amortized on a straight-line basis over the shorter of the remaining term of the respective leases or the estimated useful lives of the assets. At September 26, 2015 and December 27, 2014, Property and equipment-net included accumulated depreciation of $1,476 million and $1,313 million, respectively. Depreciation expense was $189 million and $197 million for the 39-weeks ended September 26, 2015 and September 27, 2014, respectively. Due to the termination of the Acquisition Agreement, in the fiscal second quarter of 2015, the Company incurred a tangible asset impairment charge of $5 million to write off technology related integration assets.

7.	GOODWILL AND OTHER INTANGIBLES

Goodwill and Other intangible assets include the cost of acquired businesses in excess of the fair value of the tangible net assets recorded in connection with acquisitions. Other intangible assets include customer relationships, noncompete agreements, the brand names and trademarks comprising the Company’s portfolio of exclusive brands and trademarks. Brand names and trademarks are indefinite-lived intangible assets and, accordingly, are not subject to amortization.

Customer relationship intangible assets have definite lives and are carried at the acquired fair value less accumulated amortization. Customer relationship intangible assets are amortized over the estimated useful lives—four to ten years. Amortization expense was $110 million and $113 million for the 39-weeks ended September 26, 2015 and September 27, 2014, respectively.

Goodwill and Other intangibles, net, consisted of the following (in thousands):

	September 26, 2015	December 27, 2014
Goodwill	$3,835,477	$3,835,477

Other intangibles—net
Customer relationships—amortizable:
Gross carrying amount	$1,352,720	$1,376,094
Accumulated amortization	(1,113,484)	(1,026,680)

Net carrying value	239,236	349,414

Noncompete agreement—amortizable:
Gross carrying amount	800	800
Accumulated amortization	(307)	(187)

Net carrying value	493	613

Brand names and trademarks—not amortizing	252,800	252,800

Total Other intangibles—net	$492,529	$602,827

The 2015 decrease in the gross carrying amount of customer relationships is attributable to the write-off of fully amortized customer relationships intangible assets.

As required, the Company assesses Goodwill and intangible assets with indefinite lives for impairment annually, or more frequently, if events occur that indicate an asset may be impaired. For Goodwill and indefinite-lived intangible assets, the Company’s policy is to assess for impairment at the beginning of each fiscal third quarter. For intangible assets with definite lives, the Company assesses impairment only if events occur that indicate that the carrying amount of an asset may not be recoverable. All Goodwill is assigned to the consolidated company as the reporting unit. The Company completed its most recent annual impairment assessment for Goodwill and indefinite-lived intangible assets as of June 28, 2015—the first day of the fiscal third quarter of 2015—with no impairments noted.

For Goodwill, the reporting unit used in assessing impairment is the Company’s one business segment as described in Note 19—Business Segment Information. The Company’s assessment for impairment of goodwill utilized a combination of discounted cash flow analysis, comparative market multiples, and comparative market transaction multiples, and were weighted 50%, 35% and 15% respectively, to determine the fair value of the reporting unit for comparison to the corresponding carrying value. If the carrying value of the reporting unit exceeds its fair value, the Company must then perform a comparison of the implied fair value of Goodwill with its carrying value. If the carrying value of the Goodwill exceeds its implied fair value, an impairment loss is recognized in an amount equal to the excess. Based upon the Company’s fiscal 2015 annual Goodwill impairment analysis, the Company concluded the fair value of its reporting unit exceeded its carrying value.

The Company’s fair value estimates of the brand names and trademarks indefinite-lived intangible assets are based on a relief from royalty method. The fair value of these intangible assets is determined for comparison to the corresponding carrying value. If the carrying value of these assets exceeds its fair value, an impairment loss is recognized in an amount equal to the excess. Based upon the Company’s fiscal 2015 annual impairment analysis, the Company concluded the fair value of the Company’s brand names and trademarks exceeded its carrying value.

8.	FAIR VALUE MEASUREMENTS

The Company follows the accounting standards for fair value, whereas fair value is a market-based measurement, not an entity-specific measurement. The Company’s fair value measurements are based on the assumptions that market participants would use in pricing the asset or liability. As a basis for considering market participant assumptions in fair value measurements, fair value accounting standards establish a fair value hierarchy which prioritizes the inputs used in measuring fair value as follows:

•	Level 1—observable inputs, such as quoted prices in active markets

•	Level 2—observable inputs other than those included in Level 1—such as quoted prices for similar assets and liabilities in active or inactive markets—which are observable either directly or indirectly, or other inputs that are observable or can be corroborated by observable market data

•	Level 3—unobservable inputs in which there is little or no market data, which require the reporting entity to develop its own assumptions

Any transfers of assets or liabilities between Level 1, Level 2, and Level 3 of the fair value hierarchy will be recognized at the end of the reporting period in which the transfer occurs. There were no transfers between fair value levels in any of the periods presented.

The Company’s assets and liabilities measured at fair value on a recurring and nonrecurring basis as of September 26, 2015 and December 27, 2014, aggregated by the level in the fair value hierarchy within which those measurements fall, were as follows (in thousands):

Description	Level 1	Level 2	Level 3	Total
Recurring fair value measurements:
Money market funds	$287,100	$—	$—	$287,100

Balance at September 26, 2015	$287,100	$—	$—	$287,100

Recurring fair value measurements:
Money market funds	$231,600	$—	$—	$231,600

Balance at December 27, 2014	$231,600	$—	$—	$231,600

Nonrecurring fair value measurements:
Assets held for sale	$—	$—	$2,600	$2,600

Balance at September 26, 2015	$—	$—	$2,600	$2,600

Nonrecurring fair value measurements:
Assets held for sale	$—	$—	$4,800	$4,800

Balance at December 27, 2014	$—	$—	$4,800	$4,800

Recurring Fair Value Measurements

Money Market Funds

Money market funds include highly liquid investments with an original maturity of three or fewer months. They are valued using quoted market prices in active markets.

Nonrecurring Fair Value Measurements

Assets Held for Sale

The Company is required to record Assets held for sale at the lesser of the carrying amount or estimated fair value less cost to sell. Certain Assets held for sale were adjusted to equal their estimated fair value, less cost to sell, resulting in tangible asset impairment charges of $1 million and $2 million during the 39-weeks ended September 26, 2015 and September 27, 2014, respectively. Fair value was estimated by management based on consideration of comparable sales transactions received from real estate brokers.

The amounts included in the tables above, classified under Level 3 within the fair value hierarchy, represent the estimated fair values of those Assets held for sale that became the new carrying amounts at the time the impairments were recorded.

Other Fair Value Measurements

The carrying value of cash, restricted cash, Accounts receivable, Bank checks outstanding, Accounts payable and accrued expenses approximate their fair values due to their short-term maturities. The carrying value of the self-funded industrial revenue bonds and the corresponding long-term liability approximate their fair values. See Note 10—Debt for a further description of the industrial revenue bonds.

Excluding the above noted industrial bonds, the fair value of the Company’s total debt approximated $4.8 billion at September 26, 2015 and December 27, 2014, as compared to its aggregate carrying value of $4.7 billion as of September 26, 2015 and December 27, 2014, respectively. At September 26, 2015 and December 27, 2014, the fair value, estimated at $1.4 billion, of the Senior Notes was classified under Level 2 of the fair value hierarchy, with fair valued based upon the closing market price at the end of the reporting period. The fair value of the balance of the Company’s debt is classified under Level 3 of the fair value hierarchy, with fair value estimated based upon a combination of the cash outflows expected under these debt facilities, interest rates that are currently available to the Company for debt with similar terms, and estimates of the Company’s overall credit risk. See Note 10—Debt for further description of the Company’s debt.

9.	VARIABLE INTEREST ENTITY

In April 2014, the Company entered into a sublease and future purchase of a distribution facility. Under these agreements, the facility will be purchased in May 2018, commensurate with the sublease termination date. The facility is the only asset owned by an investment trust, the landlord to the original lease. The Company determined the investment trust is a variable interest entity (“VIE”) for which the Company is the primary beneficiary.

Despite ongoing efforts, the Company was unable to obtain the information necessary to include the accounts and activities of the investment trust in its unaudited consolidated financial statements. As such, the Company opted to invoke the scope exception available under VIE accounting guidance and will not consolidate the VIE. Since the Company was not be able to consolidate the investment trust under VIE guidance, applicable lease guidance was applied to the transaction itself. The Company concluded that the sublease and purchase agreements, together, qualify for capital lease treatment. Accordingly at September 26, 2015, a capital asset and related lease and purchase obligation totaling $27 million and $22 million, respectively, are recorded in the Company’s unaudited Consolidated Balance Sheet. The Company depreciates the asset balance over its estimated useful life and reduces the capital lease and purchase obligation as payments are made.

10.	DEBT

The Company’s consolidated debt consisted of the following (in thousands):

	Contractual Maturity	Interest Rate at September 26, 2015	Outstanding Principal at September 26, 2015	Outstanding Principal at December 27, 2014
Debt Description
ABL Facility	December 31, 2018	—	$—	$—
2012 ABS Facility	September 30, 2018	1.28%	586,000	636,000
Amended 2011 Term Loan	March 31, 2019	4.50	2,058,000	2,073,750
Senior Notes	June 30, 2019	8.50	1,348,276	1,350,000
CMBS Fixed Facility	August 1, 2017	6.38	472,391	472,391
Obligations under capital leases	2018 - 2025	3.14 - 6.18	226,609	189,232
Other debt	2018 - 2031	5.75 - 9.00	33,192	11,795

Total debt			4,724,468	4,733,168
Add: Unamortized premium			12,485	14,982
Less: Current portion of long-term debt			(60,377)	(51,877)

Long-term debt			$4,676,576	$4,696,273

At September 26, 2015, $2,080 million of the Total debt was at a fixed rate.

Revolving Credit Agreement

The Company’s asset backed senior secured revolving loan facility (the “ABL Facility”) provides for loans up to $1,100 million, with its capacity limited by borrowing base calculations. As of September 26, 2015, the ABL Facility consists of two tranches: ABL Tranche A-1 provided for loans up to $75 million, and ABL Tranche A provided for loans in excess of $75 million up to $1,025 million. As of September 26, 2015, the Company had no outstanding borrowings, but had issued letters of credit totaling $387 million under the ABL Facility. Outstanding letters of credit included: (1) $78 million issued to secure the Company’s obligations related to certain facility leases, (2) $298 million issued in favor of certain commercial insurers securing the Company’s obligations related to its self-insurance program, and (3) $11 million for other obligations of the Company. There was available capacity on the ABL Facility of $713 million at September 26, 2015. As of September 26, 2015, on Tranche A-1 borrowings, the Company can periodically elect to pay interest at Prime plus 1.75% or the London Inter Bank Offered Rate (“LIBOR”) plus 2.75%. On Tranche A borrowings, the Company can periodically elect to pay interest at Prime plus 0.50% or LIBOR plus 1.50%. The ABL Facility also carries letter of credit fees of 1.50% and an unused commitment fee of 0.25%.

On June 19, 2015, the ABL Facility was amended whereby the maturity date was extended one year to May 11, 2017 and the interest rate on outstanding borrowings and letter of credit fees were each reduced 50 basis points. The Company incurred $0.7 million of lender fees and third party costs related to the ABL Facility amendment.

As discussed in Note 20—Subsequent Events, on October 20, 2015, the ABL Facility was again amended. The maximum borrowing available was increased $200 million to $1,300 million—ABL Tranche A-1 increased from $75 million to $100 million, and the maximum borrowing available under the ABL Tranche A increased $175 million to $1,200 million. Additionally, under this amendment, the interest rate on outstanding borrowings and letter of credit fees was reduced by 25 basis points. The maturity date was extended from May 11, 2017 to the earlier of (1) October 20, 2020, the amended ABL Facility maturity date; (2) April 1, 2019 if the Company’s Senior Notes have more than $300 million of principal outstanding at that date and the maturity date of the Senior Notes has not been extended to later than October 20, 2020; or (3) December 31, 2018 if the Company’s senior secured term loan (the “Amended 2011 Term Loan”) has more than $300 million of principal outstanding at that date and the maturity date of the Amended 2011 Term Loan has not been extended to later than October 20, 2020. The Company incurred $2 million of lender fees and third party costs related to this ABL Facility amendment, which will be capitalized as Deferred financing fees and amortized to the ABL Facility maturity date.

As also discussed in Note 20—Subsequent Events, the Company borrowed approximately $240 million on the ABL Facility that partially funded the January 8, 2016 one-time special cash distribution paid to the Company’s shareholders.

Accounts Receivable Financing Facility

Under the 2012 ABS Facility, the Company sells—on a revolving basis—its eligible receivables to the Receivables Company. The Receivables Company, in turn, grants a continuing security interest in all of its rights, title and interest in the eligible receivables to the administrative agent for the benefit of the lenders as defined in the 2012 ABS Facility.

The maximum capacity under the 2012 ABS Facility is $800 million. Borrowings under the 2012 ABS Facility were $586 million and $636 million at September 26, 2015 and December 27, 2014, respectively. The Company, at its option, can request additional borrowings up to the maximum commitment, provided sufficient eligible receivables are available as collateral. There was available capacity on the 2012 ABS Facility of $141 million at September 26, 2015 based on eligible receivables as collateral. The portion of the 2012 ABS Facility held by the lenders who fund the 2012 ABS Facility with commercial paper bears interest at the lender’s commercial paper rate, plus any other costs associated with the issuance of commercial paper, plus 1.00%, and an unused commitment fee of 0.35%. The portion of the 2012 ABS Facility held by lenders that do not fund the 2012 ABS Facility with commercial paper bears interest at LIBOR plus 1.00%, and an unused commitment fee of 0.35%. See Note 4—Accounts Receivable Financing Program.

As discussed in Note 20—Subsequent Events, on October 19, 2015, the 2012 ABS Facility was amended whereby the maturity date was extended from August 5, 2016 to September 30, 2018. There were no other significant changes to the 2012 ABS Facility. The Company incurred $1 million of lender fees and third party costs related to this amendment. Due to the amendment, borrowings outstanding under the 2012 ABS Facility are classified as Long-term debt in the Company’s unaudited Consolidated Balance Sheet at September 26, 2015.

As also discussed in Note 20—Subsequent Events, the Company borrowed $75 million on the 2012 ABS Facility that partially funded the January 8, 2016 one-time special cash distribution paid to the Company’s shareholders.

Term Loan Agreement

The Amended 2011 Term Loan had outstanding borrowings of $2,058 million at September 26, 2015, bears interest equal to Prime plus 2.50%, or LIBOR plus 3.50%, with a LIBOR floor of 1.00%, based on a periodic election of the interest rate by the Company. Principal repayments of $5 million are payable quarterly with the balance at maturity. The Amended 2011 Term Loan may require mandatory repayments if certain assets are sold, or based on excess cash flow generated by the Company, as defined in the debt agreement. The interest rate for all borrowings on the Amended 2011 Term Loan was 4.50%—the LIBOR floor of 1.00% plus 3.50%— at September 26, 2015. At September 26, 2015, entities affiliated with KKR held $236 million of the Company’s Amended 2011 Term Loan debt. See Note 12—Related Party Transactions.

Senior Notes

The unsecured Senior Notes, with outstanding principal of $1,348 million at September 26, 2015, bear interest at 8.50%. There was unamortized issue premium costs associated with the Senior Notes issuances of $12 million at September 26, 2015. The premium is amortized as a decrease to Interest expense-net over the remaining life of the debt facility. In February 2015, the Company repurchased all of the Senior Notes held by the entities affiliated with KKR, as further discussed in Note 12—Related Party Transactions.

CMBS Fixed Facility

The CMBS Fixed Facility provides financing of $472 million and is currently secured by mortgages on 34 properties, consisting of distribution facilities. The CMBS Fixed Facility bears interest at 6.38%. Security deposits and escrow amounts related to certain properties collateralizing the CMBS Fixed Facility of $6 million at September 26, 2015 and December 27, 2014 are included in the Company’s unaudited Consolidated Balance Sheets in Other assets.

Other Debt

Obligations under capital leases consist of amounts due for transportation equipment and building leases.

Other debt of $33 million and $12 million at September 26, 2015 and December 27, 2014, respectively, consists primarily of various state industrial revenue bonds.

To obtain certain tax incentives related to the construction of a new distribution facility, in January 2015, USF and a wholly owned subsidiary entered into an industrial revenue bond agreement with a state for the issuance of a maximum of $40 million in Taxable Demand Revenue Bonds (the “TRBs”). The TRBs are self-funded as USF’s wholly owned subsidiary purchases the TRBs, and the state loans the proceeds back to USF. The TRBs, which mature January 1, 2030, can be prepaid without penalty one year after issuance. Interest on the TRBs and the loan is 6.25%. At September 26, 2015, $22 million has been drawn on TRBs and recorded as a $22 million long-term asset and a corresponding long-term liability in the Company’s unaudited Consolidated Balance Sheet.

Security Interests

Substantially all of the Company’s assets are pledged under the various debt agreements. Debt under the 2012 ABS Facility is secured by certain designated receivables and, in certain circumstances, by restricted cash. The ABL Facility is secured by certain other designated receivables not pledged under the 2012 ABS Facility, inventories, and tractors and trailers owned by the Company. The CMBS Fixed Facility is collateralized by mortgages on 34 related properties. The Company’s obligations under the Amended 2011 Term Loan are secured by all of the capital stock of its subsidiaries, each of the direct and indirect wholly owned domestic subsidiaries—as defined in the agreements—and are secured by substantially all assets of the Company and its subsidiaries not pledged under the 2012 ABS Facility or the CMBS Fixed Facility. The Amended 2011 Term Loan has priority over certain collateral securing the ABL Facility, and it has second priority to collateral securing the ABL Facility. As of September 26, 2015, nine properties remain in a special purpose, bankruptcy remote subsidiary, and are not pledged as collateral under any of the Company’s debt agreements.

Restrictive Covenants

USF’s credit facilities, loan agreements and indentures contain customary covenants. These include, among other things, covenants that restrict USF’s ability to incur certain additional indebtedness, create or permit liens on assets, pay dividends, or engage in mergers or consolidations. As of September 26, 2015, USF had $456 million of restricted payment capacity, and $1,197 million of USF’s assets were restricted under these covenants.

Certain debt agreements also contain various and customary events of default. Those include, without limitation, the failure to pay interest or principal when it is due under the agreements, cross default provisions, the failure of representations and warranties contained in the agreements to be true, and certain insolvency events. If a default event occurs and continues, the principal amounts outstanding—together with all accrued unpaid interest and other amounts owed—may be declared immediately due and payable by the lenders. Were such an event to occur, the Company would be forced to seek new financing that may not be on as favorable terms as the current facilities. The Company’s ability to refinance its indebtedness on favorable terms—or at all—is directly affected by the current economic and financial conditions. In addition, the Company’s ability to incur secured indebtedness (which may enable it to achieve more favorable terms than the incurrence of unsecured indebtedness) depends in part on the value of its assets. This, in turn, relies on the strength of its cash flows, results of operations, economic and market conditions and other factors.

11.	RESTRUCTURING LIABILITIES

The following table summarizes the changes in the restructuring liabilities for the 39-weeks ended September 26, 2015 (in thousands):

	Severance and Related Costs	Facility Closing Costs	Total
Balance at December 27, 2014	$56,450	$431	$56,881
Current period charges	80,543	—	80,543
Change in estimate	—	36	36
Payments and usage—net of accretion	(5,333)	(224)	(5,557)

Balance at September 26, 2015	$131,660	$243	$131,903

During the fiscal third quarter of 2015, the Company announced its plan to streamline its field operational model. The Company anticipates the reorganization will be completed in fiscal year 2016. An initial restructuring charge of $29 million was recorded in the fiscal third quarter of 2015 and consisted primarily of employee separation related costs.

During the fiscal second quarter of 2015, the Company announced its tentative decision to close the Baltimore, Maryland distribution facility. The Company is currently engaged in discussions with unions representing certain employees regarding this tentative decision. A final decision regarding the Baltimore facility will be made once negotiations with the unions are concluded. In anticipation of a potential closure of the Baltimore facility, the Company accrued a restructuring charge estimated at $51 million, including $46 million of estimated multiemployer pension withdrawal liabilities. The estimated multiemployer pension liability was based on the latest available information received from the respective plans’ administrator and represents an estimate for a calendar year 2014 withdrawal. Due to the lack of current information, including changes in market conditions, and funded status of the related multiemployer pension plans, the settlement of these multiemployer pension withdrawal liabilities could materially differ from this estimate.

The $132 million Severance and Related Costs balance as of September 26, 2015, also includes $47 million of multiemployer pension withdrawal liabilities relating to facilities closed prior to 2015. These are payable in monthly installments through 2031 at effective interest rates ranging from 5.90% to 6.70%. As discussed in Note 20—Subsequent Events, $9 million of multiemployer pension withdrawal liabilities relating to certain facilities closed prior to 2015 were settled on December 30, 2015.

12.	RELATED PARTY TRANSACTIONS

The Company pays a quarterly management fee to investment funds associated with or designated by the Sponsors. For each of the 39-weeks ended September 26, 2015 and September 27, 2014, the Company recorded management fees and related expenses of $8 million. These were reported as Distribution, selling and administrative costs in the unaudited Consolidated Statements of Comprehensive Income (Loss).

During the fiscal third quarter of 2015, the Company received financial advisory and management services from an affiliate of one of the Sponsors and incurred fees of $0.3 million.

As discussed in Note 10—Debt, entities affiliated with the Sponsors hold various positions in certain of the Company’s debt. At September 26, 2015, entities affiliated with KKR held $236 million in aggregate principal of the Company’s Amended 2011 Term Loan.

In February 2015, the Company repurchased all of the $2 million of Senior Notes held by the entities affiliated with KKR at market, for a cost of $2 million, including accrued interest.

13.	RETIREMENT PLANS

The Company has defined benefit and defined contribution retirement plans for its employees. Also, the Company contributes to various multiemployer plans under collective bargaining agreements and provides certain health care benefits to eligible retirees and their dependents.

The components of net pension and other postretirement benefit costs for Company sponsored plans for the periods presented were as follows (in thousands):

	39-weeks Ended
	Pension Benefits		Other Postretirement Plans
	September 26, 2015	September 27, 2014	September 26, 2015	September 27, 2014
Service cost	$31,617	$20,490	$28	$59
Interest cost	30,016	27,974	198	239
Expected return on plan assets	(40,805)	(35,547)	—	—
Amortization of prior service cost (credit)	146	149	(47)	(251)
Amortization of net loss (gain)	9,053	1,721	11	(56)
Settlements	1,950	1,500	—	—

Net periodic benefit costs (credits)	$31,977	$16,287	$190	$(9)

The Company contributed $48 million and $39 million to its defined benefit and other postretirement plans during the 39-weeks ended September 26, 2015 and September 27, 2014, respectively. The Company plans to contribute a total of $49 million to its pension plans and other postretirement plans in fiscal year 2015.

On August 5, 2015, the Company announced a plan to freeze non-union participants’ benefits of a Company sponsored defined benefit pension plan effective September 30, 2015. The freeze and related plan remeasurement resulted in a reduction in the benefit obligation included in Other long term liabilities of approximately $91 million, with a corresponding decrease to Accumulated other comprehensive loss. At the remeasurement date, the plan’s net loss included in Accumulated other comprehensive loss exceeded the reduction in the plan’s benefit obligation and, accordingly, no net curtailment gain or loss was incurred. As a result of the plan freeze, actuarial gains and losses will be amortized over the average remaining life expectancy of inactive participants rather than the average remaining service lives of active participants. Settlements shown in the tables above which impact net periodic pension costs result from lump-sum payments to former employees participating in several Company sponsored pension plans.

14.	TEMPORARY EQUITY

Temporary equity is a security with redemption features that are outside the control of the issuer, is not classified as an asset or liability in conformity with GAAP, and is not mandatorily redeemable. In contrast to common stock owned by the Sponsors, common stock owned by management and key employees give the holder, via the management stockholder’s agreement, the right to require the Company to repurchase all of his or her restricted common stock in the event of a termination of employment due to death or disability. Since this redemption feature, or put option, is outside of the control of the Company, the value of the shares is shown outside of permanent equity as temporary equity. In addition to the value of the common stock held, stock-based awards with similar underlying common stock are also recorded in temporary equity. Temporary equity includes values for common stock issuances to key employees, vested restricted shares, vested restricted stock units and vested stock option awards. Temporary equity consisted of 7,472,846 shares as of September 26, 2015. Until the redemption feature becomes probable, the amount shown in Temporary equity is the intrinsic value of the applicable common stock at issuance and the intrinsic value of stock-based awards at grant date. Because the Company grants stock option awards at fair value, the intrinsic value related to vested stock option awards is zero. Once redemption is deemed probable, if the intrinsic value is different than the current redemption value, the amount shown in Temporary equity is adjusted to the current redemption value through a reclassification from/to Additional paid-in capital. As of the balance sheet dates presented, there is no value from vested stock option awards recorded in Temporary equity since the intrinsic value at the date of grant was zero and redemption is not probable.

15.	EARNINGS (LOSS) PER SHARE

The Company computes earnings (loss) per share (“EPS”) in accordance with ASC 260, Earnings per Share, which requires that non-vested restricted stock containing non-forfeitable dividend rights should be treated as participating securities pursuant to the two-class method. Under the two-class method, net income is reduced by the amount of dividends declared in the period for common stock and participating securities. The remaining undistributed earnings are then allocated to common stock and participating securities as if all of the net income for the period had been distributed. The amounts of distributed and undistributed earnings allocated to participating securities for the 39-week periods ended September 26, 2015 and September 27, 2014 were insignificant and did not materially impact the calculation of basic or diluted EPS.

Basic EPS is computed by dividing income or loss available to common stockholders by the weighted average number of shares of common stock, shares in temporary equity (including common stock issuances to key employees, vested restricted shares and vested restricted stock units) and non-vested restricted shares outstanding.

Diluted EPS is computed using the weighted average number of shares of common stock. shares in temporary equity and non-vested restricted shares outstanding for the period, plus the effect of potentially dilutive securities. Stock options and unvested restricted stock units are considered potentially dilutive securities. For the 39-week period ended September 27, 2014, potentially dilutive securities were not included in the computation because the effect would be antidilutive. The following table sets forth the computation of basic and diluted earnings per share:

	39-Weeks Ended
	September 26, 2015	September 27, 2014
Numerator:
Net income (loss) (in thousands)	$177,463	$(120,760)

Denominator:
Weighted-average common shares outstanding	457,874,522	457,543,950
Dilutive effect of Share-based awards	3,352,216	—

Weighted-average dilutive shares outstanding	461,226,738	457,543,950

Basic earnings (loss) per share	$0.39	$(0.26)

Diluted earnings (loss) per share	$0.38	$(0.26)

For the 39-weeks ended September 27, 2014, Share-based awards totaling 23,936,567 were not included in the computation of diluted earnings (loss) per share because their inclusion would be anti-dilutive.

16.	RECLASSIFICATIONS OUT OF ACCUMULATED OTHER COMPREHENSIVE LOSS

The following table presents amounts reclassified out of Accumulated other comprehensive loss by component for the periods presented as follows (in thousands):

	39-Weeks Ended
	September 26,	September 27,
	2015	2014
Accumulated Other Comprehensive Loss Components
Defined benefit retirement plans:
Accumulated Other Comprehensive Loss beginning of period(1)	$(158,041)	$(2,679)

Reclassifications:
Amortization of prior service cost (credit)(2)(3)	99	(102)
Amortization of net loss(3)(4)	9,064	1,665
Settlements(3)(4)	1,950	1,500
Pension remeasurement and curtailment(4)	90,649	—

Total before income tax	101,762	3,063
Income tax provision	—	1,194

Current period Comprehensive Income (Loss), net of tax	101,762	1,869

Accumulated Other Comprehensive Loss end of period(1)	$(56,279)	$(810)

(1)	Amounts are presented net of tax. See Note 17—Income Taxes.
(2)	Included in the computation of Net periodic benefit costs. See Note 13—Retirement Plans.
(3)	Included in Distribution, selling and administrative costs in the unaudited Consolidated Statements of Comprehensive Income (Loss).
(4)	Due to freeze of non-union participants’ benefits of a Company sponsored defined benefit pension plan announced in the fiscal third quarter of 2015; also recorded as a reduction of the pension benefit obligation included in Other long-term liabilities in the Company’s unaudited Consolidated Balance Sheet. See Note 13—Retirement Plans.

17.	INCOME TAXES

The determination of the Company’s overall effective tax rate requires the use of estimates. The effective tax rate reflects the income earned and taxed in various United States federal and state jurisdictions based on enacted tax law, permanent differences between book and tax items, tax credits and the Company’s change in relative contribution to income by each jurisdiction.

The Company estimated its annual effective tax rate for the full fiscal year and applied the annual effective tax rate to the results of the 39-weeks ended September 26, 2015 and September 27, 2014 for purposes of determining its year-to-date tax expense.

The valuation allowance against the net deferred tax assets was $232 million at December 27, 2014. The net deferred tax assets related to federal and state net operating losses decreased $83 million at September 26, 2015, which resulted in a $149 million total valuation allowance at September 26, 2015. The reduction to the total valuation allowance during the 39-weeks ended September 26, 2015 was primarily due to the $300 million termination fee received pursuant to the terminated Acquisition Agreement, and the gain in Other comprehensive income associated with the non-union benefits freeze of a Company sponsored defined benefit plan. The gain in Other comprehensive income provides sufficient evidence of current period taxable income to recognize continuing operating income tax benefit to the extent of taxable income generated by current year Other comprehensive income. A full valuation allowance on the net deferred tax assets will be maintained until sufficient positive evidence related to sources of future taxable income exists to support a reversal of the valuation allowance.

The effective tax rate for the 39-weeks ended September 26, 2015 and September 27, 2014 of 17% and 52%, respectively, varied from the 35% federal statutory rate primarily due to a change in the valuation allowance and deferred tax liabilities related to indefinite-lived intangibles which are generally not considered a source of support for realization of the net deferred tax asset. During the 39-weeks ended September 26, 2015 and September 27, 2014, the valuation allowance decreased $83 million and increased $66 million, respectively, as a result of a change in deferred tax assets associated with net operating losses and not covered by future reversals of deferred tax liabilities.

18.	COMMITMENTS AND CONTINGENCIES

Purchase Commitments—The Company enters into purchase orders with vendors and other parties in the ordinary course of business and has a limited number of purchase contracts with certain vendors that require it to buy a predetermined volume of products. As of September 26, 2015, the Company has $645 million of purchase orders and purchase contract commitments, all to be delivered in fiscal year 2015, which are not recorded in the unaudited Consolidated Balance Sheet.

To minimize fuel cost risk, the Company enters into forward purchase commitments for a portion of its projected diesel fuel requirements. At September 26, 2015, the Company had diesel fuel forward purchase commitments totaling $162 million through June 2017. The Company also enters into forward purchase agreements for electricity. At September 26, 2015, the Company had electricity forward purchase commitments totaling $16 million through March 2018. The Company does not measure its forward purchase commitments for diesel fuel and electricity at fair value as the amounts under contract meet the physical delivery criteria in the normal purchase exception under GAAP guidance.

Florida State Pricing Subpoena—In May 2011, the State of Florida Department of Financial Services issued a subpoena to the Company requesting a broad range of information regarding vendors, logistics/freight as well as pricing, allowances, and rebates that the Company obtained from the sale of products and services for the term of the contract. The subpoena focused on all pricing and rebates earned during this period relative to the Florida Department of Corrections. In 2011, the Company learned of two qui tam suits, filed in Florida state court, against the Company, one of which was filed by a former official in the Florida Department of Corrections. In April 2015, the Company and the State of Florida agreed in principle to a settlement under which the Company would pay $16 million, and the State of Florida would dismiss all complaints, including the two qui tam suits. In June 2015, the parties finalized the settlement agreement and payment was made to the Florida Department of Financial Services.

Eagan Labor Dispute—In 2008, the Company closed its Eagan, Minnesota and Fairfield, Ohio distribution centers, and recorded a liability of approximately $40 million for the related multiemployer pension withdrawal liability, which is payable in monthly installments through November 2023. During the fiscal third quarter of 2011, the Company was assessed an additional $17 million multiemployer pension withdrawal liability for the Eagan facility, the final payment of which was made on April 1, 2015. As further discussed in Note 20—Subsequent Events, the Company settled these items, among others, on December 30, 2015.

Other Legal Proceedings—The Company and its subsidiaries are parties to a number of other legal proceedings arising from the normal course of business. These legal proceedings—whether pending, threatened or unasserted, if decided adversely to or settled by the Company—may result in liabilities material to its financial position, results of operations, or cash flows. The Company recognized provisions with respect to the proceedings where appropriate. These are reflected in the unaudited Consolidated Balance Sheets. It is possible that the Company could be required to make expenditures, in excess of the established provisions, in amounts that cannot be reasonably estimated. However, the Company believes that the ultimate resolution of these proceedings will not have a material adverse effect on its consolidated financial position, results of operations, or cash flows. It is the Company’s policy to expense attorney fees as incurred.

Insurance Recoveries—Tornado Loss—On April 28, 2014, a tornado damaged a distribution facility and its contents, including building improvements, equipment and inventory. Business from the damaged facility was temporarily transferred to other Company distribution facilities until July 2015, when a new state-of-the-art distribution facility became operational. The Company has insurance coverage on the distribution facility and its contents, as well as business interruption insurance. Under its insurance programs, the Company received $25 million of insurance proceeds and recorded a net gain of $11 million in the 39-weeks ended September 26, 2015. The Company expects to reach a final settlement with its insurance carriers in early 2016; the timing of and amounts of ultimate insurance recoveries is not known at this time. The Company classified $3 million related to the damaged distribution facility as Cash Flows from Investing Activities, and the remaining $22 million related to damaged inventory and business interruption costs as Cash Flows from Operating Activities in its unaudited Consolidated Statements of Cash Flows.

19.	BUSINESS SEGMENT INFORMATION

The Company operates in one business segment based on how the Company’s chief operating decision maker—the Chief Executive Officer (the “CEO”)—views the business for purposes of evaluating performance and making operating decisions.

The Company markets and distributes fresh, frozen and dry food and non-food products to foodservice customers throughout the United States. The Company uses a centralized management structure, and its strategies and initiatives are implemented and executed consistently across the organization to maximize value to the organization as a whole. The Company uses shared resources for sales, procurement, and general and administrative activities across each of its distribution centers. The Company’s distribution centers form a single network to reach its customers; it is common for a single customer to make purchases from several different distribution centers. Capital projects—whether for cost savings or generating incremental revenue—are evaluated based on estimated economic returns to the organization as a whole—e.g. net present value, return on investment.

The measure used by the CEO to assess operating performance is Adjusted EBITDA. Adjusted EBITDA is defined as Net income (loss), plus Interest expense—net, Income tax provision, and Depreciation and amortization expense—collectively “EBITDA”—adjusted for: (1) Sponsor fees; (2) Restructuring and tangible asset impairment charges; (3) Share-based compensation; (4) the non-cash impact of net LIFO adjustments; (5) business transformation costs; (6) Acquisition-related costs; (7) Acquisition termination fees—net; and (8) Other, consisting of gains, losses or charges as specified under the Company’s debt agreements. Costs to optimize and transform the Company’s business are noted as business transformation costs in the table below and are added to EBITDA in arriving at Adjusted EBITDA. Business transformation costs include costs related to significant process and systems redesign in the Company’s replenishment and category management functions; cash & carry retail store strategy; and process and system redesign related to the Company’s sales model.

The aforementioned items are specified as items to add to EBITDA in arriving at Adjusted EBITDA per the Company’s debt agreements and, accordingly, the Company’s management includes such adjustments when assessing the operating performance of the business.

The following is a reconciliation of Adjusted EBITDA to the most directly comparable GAAP financial performance measure, which is Net income (loss) for the periods indicated (in thousands):

	39-Weeks Ended
	September 26,	September 27,
	2015	2014
Adjusted EBITDA
Adjustments:	$620,090	$626,166
Sponsor fees(1)	(7,571)	(7,911)
Restructuring and tangible asset impairment charges(2)	(81,697)	80
Share-based compensation expense(3)	(7,888)	(9,173)
Net LIFO reserve change(4)	41,999	(69,245)
Business transformation costs(5)	(30,969)	(40,439)
Acquisition related costs(6)	(78,616)	(27,037)
Acquisition termination fees—net(7)	287,500	—
Other(8)	(19,102)	(23,756)

EBITDA	723,746	448,685
Interest expense—net	(210,821)	(218,236)
Income tax provision	(36,761)	(41,151)
Depreciation and amortization expense	(298,701)	(310,058)

Net income (loss)	$177,463	$(120,760)

(1)	Consists of management fees paid to the Sponsors.
(2)	Consists primarily of facility related closing costs, including severance and related costs, tangible asset impairment charges, organizational realignment costs, and estimated multiemployer pension withdrawal liabilities.
(3)	Share-based compensation expense represents costs recorded for vesting of stock option awards, restricted stock and restricted stock units.
(4)	Represents the non-cash impact of net LIFO reserve adjustments.
(5)	Consists primarily of costs related to significant process and systems redesign.
(6)	Consists of direct and incremental costs related to the Acquisition.
(7)	Consists of net fees received in connection with the termination of the Acquisition Agreement.
(8)	Other includes gains, losses or charges as specified in the Company’s debt agreements. The 39-weeks ended September 26, 2015 balance consists primarily of a $16 million litigation settlement cost, and $9 million of brand re-launch and marketing costs, offset by a net insurance recovery gain of $11 million.

20.	SUBSEQUENT EVENTS

The Company evaluated subsequent events through February 8, 2016, the date its unaudited consolidated financial statements were available for issuance.

On October 19, 2015, the 2012 ABS Facility was amended whereby the maturity date was extended from August 5, 2016 to September 30, 2018. There were no other significant changes to the 2012 ABS Facility.

On October 20, 2015, the ABL Facility was amended. The maximum borrowing available was increased $200 million to $1,300 million—ABL Tranche A-1 increased from $75 million to $100 million, and the maximum borrowing available under the ABL Tranche A increased $175 million to $1,200 million. Additionally, under this amendment, the interest rate on outstanding borrowings and letter of credit fees was reduced by 25 basis points. The maturity date was extended from May 11, 2017 to the earlier of: (1) October 20, 2020, the amended ABL Facility maturity date; (2) April 1, 2019, if the Company’s Senior Notes have more than $300 million of principal outstanding at that date and the maturity date of the Senior Notes has not been extended to later than October 20, 2020; or (3) December 31, 2018, if the Company’s

Amended 2011 Term Loan has more than $300 million of principal outstanding at that date and the maturity date of the Amended 2011 Term Loan has not been extended to later than October 20, 2020.

On December 30, 2015, the Company reached a settlement with the Central States Teamsters Union Pension Plan (“Central States”) consisting of a $97 million cash payment made on December 30, 2015, and future annual minimum contribution payments through 2023 of no less than 90% of the current plan’s annual contribution under the related facilities’ union contracts. This Central States settlement relieves the Company of its participation in the “legacy” Central States Teamsters Southeast and Southwest Area Pension Fund (“Central States Plan”) and its associated $141.6 million estimated off balance sheet withdrawal liability estimated as of September, 2015. It also settled the residual withdrawal liability related to the Eagan, Minnesota and Fairfield, Ohio closed facilities, and resolved the outstanding litigation related to the Eagan Labor Dispute, as further discussed in Note 18—Commitments and Contingencies. The Settlement commences USF’s participation in the “Hybrid” Central States Plan, which adopted an alternative method for determining an employer’s unfunded obligation that would limit USF’s funding obligations to the pension fund in the future.

On December 31, 2015, the Company acquired a broadline foodservice distributor for cash of approximately $70 million. The acquisition, funded with cash from operations, will be integrated into the Company’s foodservice distribution network.

On January 8, 2016, the Company paid a $666.3 million one-time special cash distribution to its shareholders of record as of January 4, 2016. The distribution was funded with cash on hand and approximately $315 million of additional borrowings under the Company’s credit facilities.

             Shares

US FOODS HOLDING CORP.

Common Stock

PROSPECTUS

                    , 2016

Through and including          , 2016 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses payable by the Registrant expected to be incurred in connection with the issuance and distribution of common stock being registered hereby (other than underwriting discounts and commissions). All of such expenses are estimates, except for the Securities and Exchange Commission (the “SEC”) registration fee, the Financial Industry Regulatory Authority Inc. (“FINRA”) filing fee and the NYSE filing fee and listing fee.

SEC registration fee		$10,070
FINRA filing fee		$15,500
NYSE filing fee and listing fee	$	*
Printing fees and expenses	$	*
Legal fees and expenses	$	*
Blue sky fees and expenses
Registrar and transfer agent fees	$	*
Accounting fees and expenses	$	*
Miscellaneous expenses	$	*

Total	$	*

*	To be completed by amendment.

ITEM 14.	INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. Our amended and restated certificate of incorporation will provide for this limitation of liability.

Section 145 of the DGCL (“Section 145”), provides, among other things, that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A Delaware corporation may indemnify any persons who were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, provided further that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses (including attorneys’ fees) which such officer or director has actually and reasonably incurred. Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145.

Our amended and restated bylaws will provide that we must indemnify and advance expenses to our directors and officers to the full extent authorized by the DGCL.

The indemnification rights set forth above shall not be exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, any provision of our amended and restated certificate of incorporation, our amended and restated bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Notwithstanding the foregoing, we shall not be obligated to indemnify a director or officer in respect of a proceeding (or part thereof) instituted by such director or officer, unless such proceeding (or part thereof) has been authorized by the Board of Directors pursuant to the applicable procedure outlined in the amended and restated bylaws.

Section 174 of the DGCL provides, among other things, that a director, who willfully or negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption, may be held jointly and severally liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the Board of Directors at the time such action occurred or immediately after such absent director receives notice of the unlawful acts.

We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

The underwriting agreement provides for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise in connection with this offering.

ITEM 15.	RECENT SALES OF UNREGISTERED SECURITIES.

The following sets forth information regarding all unregistered securities sold by the Registrant since December 30, 2012. All of these shares were issued without registration in reliance on the exemptions afforded by Section 4(a)(2) of the Securities Act and/or Rule 701 promulgated thereunder.

Shares Granted

Between January 2, 2016 and                      , we granted an aggregate of 293,136 shares of our common stock to employees pursuant to our 2007 Stock Incentive Plan.

During the fiscal year ended December 28, 2013 we granted an aggregate of 125,000 shares of our common stock to employees pursuant to our 2007 Stock Incentive Plan.

Shares Sold

Between January 2, 2016 and                      , we sold to certain employees an aggregate of 527,782 shares of our common stock under our 2007 Stock Incentive Plan.

During the fiscal year ended January 2, 2016, we sold to certain employees an aggregate of 83,334 shares of our common stock under our 2007 Stock Incentive Plan.

During the fiscal year ended December 27, 2014, we did not sell any shares of our common stock.

During the fiscal year ended December 28, 2013, we sold to certain employees an aggregate of 295,834 shares of our common stock under our 2007 Stock Incentive Plan.

Options Granted2

Between January 2, 2016 and                      , we granted no stock options to employees pursuant to our 2007 Stock Incentive Plan.

During the fiscal year ended January 2, 2016, we granted 300,000 stock options to certain employees pursuant to our 2007 Stock Incentive Plan at an exercise price of $6.00 and 4,487,170 stock options to certain employees pursuant to our 2007 Stock Incentive Plan at an exercise price of $6.75.

During the fiscal year ended December 27, 2014, we granted no stock options to employees pursuant to our 2007 Stock Incentive Plan.

During the fiscal year ended December 28, 2013, we granted 6,976,432 stock options to certain employees pursuant to our 2007 Stock Incentive Plan at an exercise price of $6.00.

Common Stock Granted Upon Exercise of Options

Between January 2, 2016 and                      , we issued no shares of common stock to employees upon the exercise of stock options granted pursuant to our 2007 Stock Incentive Plan.

During the fiscal year ended January 2, 2016, we issued no shares of common stock to employees upon the exercise of stock options granted pursuant to our 2007 Stock Incentive Plan.

During the fiscal year ended December 27, 2014, we issued no shares of common stock to employees upon the exercise of stock options granted pursuant to our 2007 Stock Incentive Plan.

During the fiscal year ended December 28, 2013, we issued no shares of common stock to certain employees upon the exercise of stock options granted pursuant to our 2007 Stock Incentive Plan.

Restricted Stock Units (“RSUs”) Granted3

Between January 2, 2016 and                      , we granted no RSUs to be settled in shares of our common stock under our 2007 Stock Incentive Plan.

During the fiscal year ended January 2, 2016, we granted to certain employees an aggregate of 1,954,304 RSUs to be settled in shares of our common stock under our 2007 Stock Incentive Plan.

During the fiscal year ended December 27, 2014, we granted to certain employees an aggregate of 166,667 RSUs to be settled in shares of our common stock under our 2007 Stock Incentive Plan.

During the fiscal year ended December 28, 2013, we granted to certain employees an aggregate of 2,493,955 RSUs to be settled in shares of our common stock under our 2007 Stock Incentive Plan.

Restricted Shares Granted

During the fiscal year ended December 28, 2013, we granted to certain employees an aggregate of 250,001 restricted shares to be settled in shares of our common stock under our 2007 Stock Incentive Plan.

ITEM 16.	EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a) Exhibits. See the Exhibit Index immediately following the signature page hereto, which is incorporated by reference as if fully set forth herein.

[2]	On January 8, 2016, the Board reduced the exercise prices of each of the stock options by $1.35 to adjust for the January special cash distribution to shareholders.
[3]	On January 8, 2016, the Board granted an additional 729,952 RSUs to adjust for the January special cash distribution to shareholders.

(b) Financial Statement Schedules. All schedules are omitted because the required information is either not present, not present in material amounts or presented within the consolidated financial statements included in the prospectus and are incorporated herein by reference.

ITEM 17.	UNDERTAKINGS

(1) The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(2) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(3) The undersigned registrant hereby undertakes that:

(A)	For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(B)	For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Rosemont, Illinois, on the 9th day of February, 2016.

US FOODS HOLDING CORP.

By:	/s/ Pietro Satriano
	Name:	Pietro Satriano
	Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Pietro Satriano, Fareed Khan and Juliette W. Pryor, and each of them, his true and lawful attorneys-in-fact and agents, with full power to act separately and full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (including, without limitation, the capacities listed below), to sign any and all amendments (including post-effective amendments) to this registration statement and all additional registration statements pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-facts and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or either of them or his or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

This Power of Attorney shall not revoke any powers of attorney previously executed by the undersigned. This Power of Attorney shall not be revoked by any subsequent power of attorney that the undersigned may execute, unless such subsequent power of attorney specifically provides that it revokes this Power of Attorney by referring to the date of the undersigned’s execution of this Power of Attorney. For the avoidance of doubt, whenever two or more powers of attorney granting the powers specified herein are valid, the agents appointed on each shall act separately unless otherwise specified.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 9th day of February, 2016.

Signature	Title

/s/ Pietro Satriano Pietro Satriano	President, Chief Executive Officer and Director (Principal Executive Officer)

/s/ Fareed Khan Fareed Khan	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ John C. Compton John C. Compton	Chairman of the Board of Directors

/s/ Kenneth A. Giuriceo Kenneth A. Giuriceo	Director

Signature	Title

/s/ John A. Lederer John A. Lederer	Director

/s/ Vishal Patel Vishal Patel	Director

/s/ Richard J. Schnall Richard J. Schnall	Director

/s/ Nathaniel H. Taylor Nathaniel H. Taylor	Director

EXHIBIT INDEX

Exhibit No.	Description

1.1**	Form of Underwriting Agreement

3.1**	Form of Amended and Restated Certificate of Incorporation of the Registrant

3.2**	Form of Amended and Restated Bylaws of the Registrant

4.1.1	Indenture, dated as of May 11, 2011, among US Foods, Inc. (f/k/a U.S. Foodservice, Inc.), as Issuer, the Subsidiary Guarantors party thereto, and Wilmington Trust, National Association (f/k/a Wilmington FSB), as Trustee, incorporated herein by reference to Exhibit 4.1.1 to the Registration Statement on Form S-4 (File No. 333-185732) of US Foods, Inc. filed December 28, 2012.

4.1.2	First Supplemental Indenture, dated December 6, 2012, among US Foods, Inc. (f/k/a U.S. Foodservice, Inc.), as Issuer, the Subsidiary Guarantors party thereto, and Wilmington Trust, National Association (f/k/a Wilmington FSB), as Trustee, incorporated herein by reference to Exhibit 4.1.2 to the Registration Statement on Form S-4 (File No. 333-185732) of US Foods, Inc. filed December 28, 2012.

4.1.3	Second Supplemental Indenture, dated December 27, 2012, among US Foods, Inc. (f/k/a U.S. Foodservice, Inc.), as Issuer, the Subsidiary Guarantors party thereto, and Wilmington Trust, National Association (f/k/a Wilmington FSB), as Trustee, incorporated herein by reference to Exhibit 4.1.3 to the Registration Statement on Form S-4 (File No. 333-185732) of US Foods, Inc. filed December 28, 2012.

4.1.4	Third Supplemental Indenture, dated January 16, 2013, among US Foods, Inc. (f/k/a U.S. Foodservice, Inc.), as Issuer, the Subsidiary Guarantors party thereto, and Wilmington Trust, National Association (f/k/a Wilmington FSB), as Trustee, incorporated herein by reference to Exhibit 4.1.4 to Amendment No. 1 to the Registration Statement on Form S-4 (File No. 333-185732) of US Foods, Inc. filed February 8, 2013.

4.1.5	Fourth Supplemental Indenture, dated as of December 19, 2013, among US Foods, Inc. (f/k/a U.S. Foodservice, Inc.), as Issuer, the Subsidiary Guarantors party thereto, and Wilmington Trust, National Association (f/k/a Wilmington FSB), as Trustee, incorporated herein by reference to Exhibit 4.1 to the Current Report on Form 8-K (File No. 333-185732) of US Foods, Inc. filed December 19, 2013.

4.2	Exchange and Registration Rights Agreement, dated as of May 11, 2011, by and among US Foods, Inc., the Guarantors party thereto, and Deutsche Bank Securities Inc., as the representative of the initial purchasers, incorporated herein by reference to Exhibit 4.2 to the Registration Statement on Form S-4 (File No. 333-185732) of US Foods, Inc. filed December 28, 2012.

4.3	Form of 8.5% Senior Notes due 2019 (included in Exhibit 4.1.1).

5.1**	Opinion of Jenner & Block LLP

10.1**	Form of Amended and Restated Stockholders’ Agreement, to be effective upon the closing of this offering.

10.2**	Form of Management Stockholders’ Agreement.

10.3**	Form of Sale and Participation Agreement.

10.4**	Form of Indemnification Agreement between the Company and its directors and executive officers, to be effective upon the closing of this offering.

Exhibit No.	Description

10.5**	Form of Amended and Restated Registration Rights Agreement, to be effective upon the closing of this offering.

10.6§	Letter Agreement, dated as of November 23, 2009, amending and restating Original Consulting Agreement among US Foods, Inc. (f/k/a U.S. Foodservice, Inc.) and Kohlberg Kravis Roberts & Co. L.P., incorporated herein by reference to Exhibit 10.2 to the Registration Statement on Form S-4 (File No. 333-185732) of US Foods, Inc. filed December 28, 2012.

10.7§	Letter Agreement, dated as of November 23, 2009, amending and restating Original Consulting Agreement among US Foods, Inc. (f/k/a U.S. Foodservice, Inc.) and Clayton, Dubilier & Rice, LLC (successor in interest to Clayton, Dubilier & Rice, Inc.), incorporated herein by reference to Exhibit 10.3 to the Registration Statement on Form S-4 (File No. 333-185732) of US Foods, Inc. filed December 28, 2012.

10.8	Amended and Restated Indemnification Agreement, dated as of November 23, 2009, by and among USF Holding Corp., US Foods, Inc. (f/k/a U.S. Foodservice, Inc.), KKR 2006 Fund, L.P., KKR PEI Investments, L.P., KKR Partners III L.P., OPERF Co-Investment LLC, and Kohlberg Kravis Roberts & Co. L.P., incorporated herein by reference to Exhibit 10.4 to the Registration Statement on Form S-4 (File No. 333-185732) of US Foods, Inc. filed December 28, 2012.

10.9	Amended and Restated Indemnification Agreement, dated as of November 23, 2009, by and among USF Holding Corp., US Foods, Inc. (f/k/a U.S. Foodservice, Inc.), Clayton, Dubilier & Rice Fund VII, L.P., Clayton, Dubilier & Rice Fund VII (Co-Investment), L.P., CD&R Parallel Fund VII, L.P., CDR USF Co-Investor No. 2, L.P., Clayton, Dubilier & Rice, Inc., Clayton, Dubilier & Rice, LLC and Clayton, Dubilier & Rice Holdings, L.P., incorporated herein by reference to Exhibit 10.5 to the Registration Statement on Form S-4 (File No. 333-185732) of US Foods, Inc. filed December 28, 2012.

10.10	Indemnification Priority and Information Sharing Agreement, dated as of April 15, 2010, among the funds managed by Clayton, Dubilier & Rice, LLC, set forth on Annex 1, Clayton, Dubilier & Rice Holdings, L.P., Clayton, Dubilier & Rice, Inc. and US Foods, Inc. (f/k/a U.S. Foodservice, Inc.), incorporated herein by reference to Exhibit 10.6 to the Registration Statement on Form S-4 (File No. 333-185732) of US Foods, Inc. filed December 28, 2012.

10.11	Indemnification Priority and Information Sharing Agreement, dated as of April 15, 2010, among the funds managed by Kohlberg Kravis Roberts & Co. L.P., KKR, and US Foods, Inc. (f/k/a U.S. Foodservice Inc.), incorporated herein by reference to Exhibit 10.7 to the Registration Statement on Form S-4 (File No. 333-185732) of US Foods, Inc. filed December 28, 2012.

10.12§	Form of Management Stockholder’s Agreement, incorporated herein by reference to Exhibit 10.8 to the Registration Statement on Form S-4 (File No. 333-185732) of US Foods, Inc. filed December 28, 2012.

10.13	Form of Sale Participation Agreement, incorporated herein by reference to Exhibit 10.9 to the Registration Statement on Form S-4 (File No. 333-185732) of US Foods, Inc. filed December 28, 2012.

10.14§	Form of Subscription Agreement, incorporated herein by reference to Exhibit 10.10 to the Registration Statement on Form S-4 (File No. 333-185732) of US Foods, Inc. filed December 28, 2012.

10.15§	Annual Incentive Plan of US Foods, Inc. (f/k/a U.S. Foodservice, Inc.), incorporated herein by reference to Exhibit 10.11 to Amendment No. 2 to the Registration Statement on Form S-4 (File No. 333-185732) of US Foods, Inc. filed March 15, 2013.

10.16§	2007 Stock Incentive Plan of US Foods, Inc. (f/k/a U.S. Foodservice, Inc.), incorporated herein by reference to Exhibit 10.12 to the Registration Statement on Form S-4 (File No. 333-185732) of US Foods, Inc. filed December 28, 2012.

Exhibit No.	Description

10.17§	Form of Stock Option Agreement, incorporated herein by reference to Exhibit 10.13 to Amendment No. 2 to the Registration Statement on Form S-4 (File No. 333-185732) of US Foods, Inc. filed March 15, 2013.

10.18§	Form of 2012 Restricted Stock Unit Agreement, incorporated herein by reference to Exhibit 10.14 to Amendment No. 2 to the Registration Statement on Form S-4 (File No. 333-185732) of US Foods, Inc. filed March 15, 2013.

10.19§	Form of Restricted Stock Award Agreement, incorporated herein by reference to Exhibit 10.15 to Amendment No. 2 to the Registration Statement on Form S-4 (File No. 333-185732) of US Foods, Inc. filed March 15, 2013.

10.20§	2013 Annual Incentive Plan of US Foods, Inc., incorporated herein by reference to Exhibit 10.16 to Amendment No. 2 to the Registration Statement on Form S-4 (File No. 333-185732) of US Foods, Inc. filed March 15, 2013.

10.21§	Severance Agreement, dated September 21, 2010, by and between US Foods, Inc. (f/k/a U.S. Foodservice Inc.) and John A. Lederer, incorporated herein by reference to Exhibit 10.17 to the Registration Statement on Form S-4 (File No. 333-185732) of US Foods, Inc. filed December 28, 2012.

10.22.1§	Severance Agreement, dated August 10, 2009, by and between and between US Foods, Inc. (f/k/a U.S. Foodservice Inc.) and Stuart Schuette, incorporated herein by reference to Exhibit 10.19 to the Registration Statement on Form S-4 (File No. 333-185732) of US Foods, Inc. filed December 28, 2012.

10.22.2§	Severance Agreement, dated April 1, 2011, by and between and between US Foods, Inc. (f/k/a U.S. Foodservice Inc.) and Pietro Satriano, incorporated herein by reference to Exhibit 10.20 to the Registration Statement on Form S-4 (File No. 333-185732) of US Foods, Inc. filed December 28, 2012.

10.22.3§	Second Amendment to Severance Agreement, effective July 13, 2015 by and between US Foods, Inc. and Pietro Satriano, incorporated herein by reference to Exhibit 10.57 to the Quarterly Report on Form 10-Q (File No. 333-185732) of US Foods, Inc. filed August 11, 2015.

10.23§

Severance Agreement, dated June 12, 2009, by and between and between US Foods, Inc. (f/k/a U.S. Foodservice Inc.) and David Esler, incorporated herein by reference to Exhibit 10.21 to the Registration Statement on Form S-4 (File No. 333-185732) of US Foods, Inc. filed December 28, 2012.

10.24	ABL Credit Agreement (Senior ABL Facility), dated October 20, 2015, among US Foods, Inc. as the Parent Borrower, the several Lenders from time to time party thereto, CitiBank, N.A. as Administrative Agent and Collateral Lender, and Citicorp North America, Inc., as ABL Collateral Agent, incorporated herein by reference to Exhibit 10 to the Current Report on Form 8-K (File No. 333-185732) of US Foods, Inc. filed October 26, 2015.

10.25.1	ABL Guarantee and Collateral Agreement, dated as of July 3, 2007, made by US Foods, Inc. (f/k/a U.S. Foodservice, Inc.), as the Parent Borrower and the several Subsidiary Borrowers signatory thereto, in favor of Citicorp North America, Inc., as Administrative Agent and as ABL Collateral Agent, incorporated herein by reference to Exhibit 10.27 to the Registration Statement on Form S-4 (File No. 333-185732) of US Foods, Inc. filed December 28, 2012.

10.25.2	Credit Agreement (2011 Term Facility), dated May 11, 2011, among US Foods, Inc. (f/k/a/ U.S. Foodservice, Inc.), as the Borrower, the several Lenders from time to time party thereto, and Citicorp North America, Inc., as Administrative Agent and Collateral Agent, incorporated herein by reference to Exhibit 10.28 to the Registration Statement on Form S-4 (File No. 333-185732) of US Foods, Inc. filed December 28, 2012.

Exhibit No.	Description

10.25.3	First Amendment, dated as of June 7, 2013, to the 2011 Term Facility, among US Foods, Inc., as the Borrower, the other Loan Parties thereto, Citicorp North America, Inc., as administrative agent and collateral agent and the Lenders and other financial institutions party thereto, incorporated by reference to Exhibit 28.2 to Amendment No. 1 to the Registration Statement on Form S-1 (File No. 333-189142) of US Foods, Inc. filed July 12, 2013.

10.26	Guarantee and Collateral Agreement, dated as of May 11, 2011, among U.S. Foods, Inc. (f/k/a/ U.S. Foodservice, Inc.), as Borrower and certain of its Subsidiaries in favor of Citicorp North America, Inc., as Administrative Agent and as Term Collateral Agent, incorporated herein by reference to Exhibit 10.29 to the Registration Statement on Form S-4 (File No. 333-185732) of US Foods, Inc. filed December 28, 2012.

10.27§	2007 Stock Incentive Plan for Key Employees of USF Holdings Corp. as amended, incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 333-185732) of US Foods, Inc. filed May 30, 2013.

10.28§	Form of Management Stockholder’s Agreement, incorporated herein by reference to Exhibit 10.2 to the Current Report on Form 8-K (File No. 333-185732) of US Foods, Inc. filed May 30, 2013.

10.29§	Form of Sale Participation Agreement, incorporated herein by reference to Exhibit 10.3 to the Current Report on Form 8-K (File No. 333-185732) of US Foods, Inc. filed May 30, 2013.

10.30§	Form of Stock Option Agreement, incorporated herein by reference to Exhibit 10.4 to the Current Report on Form 8-K (File No. 333-185732) of US Foods, Inc. filed May 30, 2013.

10.31§	Form of Restricted Stock Unit Agreement, incorporated herein by reference to Exhibit 10.5 to the Current Report on Form 8-K (File No. 333-185732) of US Foods, Inc. filed May 30, 2013.

10.32§	Form of Restricted Stock Award Agreement, incorporated herein by reference to Exhibit 10.6 to the Current Report on Form 8-K (File No. 333-185732) of US Foods, Inc. filed May 30, 2013.

10.33§	Offer letter, dated August 15, 2013, by and between Fareed A. Kahn and US Foods, Inc., incorporated herein by reference to Exhibit 10.1 to the Current Report on Form 8-K (File No. 333-185732) of US Foods, Inc. filed November 7, 2013.

10.34§	Restricted Stock Unit Agreement, dated as of October 1, 2013, by and between John A. Lederer and US Foods, Inc., incorporated herein by reference to Exhibit 10.37 to the Annual Report on Form 10-K (File No. 333-185732) of US Foods, Inc. filed March 20, 2014.

10.35§	Severance Agreement, dated September 26, by and between US Foods, Inc. and Fareed A. Khan, incorporated herein by reference to Exhibit 10.38 to the Annual Report on Form 10-K (File No. 333-185732) of US Foods, Inc. filed March 20, 2014.

10.36§	Severance Agreement, dated April 5, 2013, by and between US Foods, Inc. and Mark Scharbo, incorporated herein by reference to Exhibit 10.39 to the Annual Report on Form 10-K (File No. 333-185732) of US Foods, Inc. filed March 20, 2014.

10.37§	Form of Amendment to Severance Agreement, December 20, 2013 by and between US Foods, Inc. and each of Fareed A. Khan, Petro Satriano, Stuart S. Schuette and Mark Scharbo, incorporated herein by reference to Exhibit 10.40 to the Annual Report on Form 10-K (File No. 333-185732) of US Foods, Inc. filed March 20, 2014.

10.38§	Retention Award Agreement, dated February 24, 2014 by and between US Foods, Inc. and Fareed Khan, incorporated herein by reference to Exhibit 10.43 to the Quarterly Report on Form 10-Q (File No. 333-185732) of US Foods, Inc. filed May 12, 2014.

10.39§	Retention Award Agreement, dated February 24, 2014 by and between US Foods, Inc. and Pietro Satriano, incorporated herein by reference to Exhibit 10.47 to the Quarterly Report on Form 10-Q (File No. 333-185732) of US Foods, Inc. filed May 12, 2014.

Exhibit No.	Description

10.40§	Retention Award Agreement, dated February 24, 2014 by and between US Foods, Inc. and Mark W. Scharbo, incorporated herein by reference to Exhibit 10.49 to the Quarterly Report on Form 10-Q (File No. 333-185732) of US Foods, Inc. filed May 12, 2014.

10.41§	Restricted Stock Unit Agreement, dated as of December 10, 2014, by and between John A. Lederer and US Foods, Inc., incorporated herein by reference to Exhibit 10.51 to the Annual Report on Form 10-K (File No. 333-185732) of US Foods, Inc. filed on March 20, 2015.

10.42§	Form 2015 Retention Award Agreement, dated March 19, 2015 by and between US Foods, Inc. and each of Fareed Khan, Petro Satriano, Stuart S. Schuette and Keith Roland, incorporated herein by reference to Exhibit 10.52 to the Quarterly Report on Form 10-Q (File No. 333-185732) of US Foods, Inc. filed May 11, 2015.

10.43§	Offer Letter, dated July 13, 2015, by and between Pietro Satriano and US Foods, Inc., incorporated herein by reference to Exhibit 10.56 to the Quarterly Report on Form 10-Q (File No. 333-185732) of US Foods, Inc. filed August 11, 2015.

10.44§	Non-Solicitation and Non-Disclosure Agreement, dated July 21, 2015, by and between US Foods, Inc. and Pietro Satriano, incorporated herein by reference to Exhibit 10.57 to the Quarterly Report on Form 10-Q (File
No. 333-185732) of US Foods, Inc. filed August 11, 2015.

21.1*	Subsidiaries of the Registrant

23.1*	Consent of Deloitte & Touche LLP

23.2**	Consent of Jenner & Block LLP (included as part of Exhibit 5.1)

23.3*	Consent of Technomic, Inc.

23.4*	Consent of Datassential, Inc.

24.1*	Power of Attorney (included on signature pages to this Registration Statement)

*	Filed herewith.
**	To be filed by amendment.
§	Identifies exhibits that consist of a management contract or compensatory plan or arrangement.